EXECUTION VERSION

Exhibit 10.4

GATEWAY CASINOS & ENTERTAINMENT LIMITED

“VENDOR”

– and –

7588674 CANADA INC.

“VENDOR NOMINEE”

– and –

MESIROW REALTY SALE-LEASEBACK, INC.

“PURCHASER”

AGREEMENT OF PURCHASE AND SALE

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2

ARTICLE 2 AGREEMENT OF PURCHASE AND SALE		12

2.1	Agreement of Purchase and Sale/Allocation of Purchase Price	12
2.2	Grand Villa Easement	13
2.3	Initial Deliveries by Vendor	13
2.4	Access to Property	13
2.5	Purchaser’s Conditions	15
2.6	Confidentiality	16
2.7	Subsequent Deliveries	16
2.8	Non-Refundable Sum	17

ARTICLE 3 PURCHASE PRICE		18

3.1	Deposit	18
3.2	Method of Payment of Purchase Price	19
3.3	No Adjustments	19

ARTICLE 4 CONDITIONS		20

4.1	Conditions for Vendor	20
4.2	Conditions for Purchaser	21
4.3	Non-Satisfaction of Conditions	22
4.4	Efforts to Satisfy Conditions	23
4.5	Competition Act	24

ARTICLE 5 CLOSING DOCUMENTS		25

5.1	Closing Arrangements	25
5.2	Vendor’s Closing Documents	25
5.3	Purchaser’s Closing Documents	29
5.4	Forms of Closing Documents	30
5.5	Registration and Other Costs	30
5.6	Transfer Closing Procedure	31

ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS		32

6.1	Vendor’s Representations	32
6.2	Purchaser’s Representations	36
6.3	Survival of Representations and Covenants	38
6.4	“As-Is” Purchase	40
6.5	Third Party Claims	41
6.6	Letters of Reliance	42
6.7	Estoppel Certificates and Subordination Agreements.	42

ARTICLE 7 OPERATION UNTIL CLOSING		43

7.1	Operation Before Closing	43
7.2	Damage or Expropriation Before Closing	43

-i-

7.3	Leasing and Contracts	43

ARTICLE 8 GENERAL		44

8.1	Interpretation	44
8.2	Schedules	44
8.3	Gender and Number	45
8.4	Captions	45
8.5	Obligations as Covenants	45
8.6	Applicable Law	45
8.7	Currency	45
8.8	Invalidity	46
8.9	Amendment of Agreement	46
8.10	Time	46
8.11	Further Assurances	46
8.12	Entire Agreement	46
8.13	Waiver	47
8.14	Solicitors as Agents and Tender	47
8.15	Survival	47
8.16	Successors and Assigns	47
8.17	Assignment	47
8.18	Real Estate Commissions	48
8.19	Notice	48
8.20	Effect of Termination of Agreement	50
8.21	No Registration of Agreement	50
8.22	Counterparts	50
8.23	Site Profile Waiver	50
8.24	Fees, Costs and Expenses	50
8.25	Vendor’s Obligations Limited	50

                Schedule “A” Legal Descriptions

                Schedule “B” GST Declaration and indemnity

                Schedule “C” Waiver Notice

                Schedule “D” Permitted Encumbrances

                Schedule “E” Specific Excluded Property

                Schedule “F” Purchase Price Allocation and Initial Master Lease Rent Allocation

                Schedule “G” Data Room Index

                Schedule “H” Off Title Search Results

                Schedule “I” Master Lease Form

                Schedule “J” Existing Leases

                Schedule “K” Master Lease Beneficial Covenants Form

                Schedule “L” Landlord BCLC Agreement Form

-ii-

THIS AGREEMENT OF PURCHASE AND SALE made as of December 15, 2017,

BETWEEN:

GATEWAY CASINOS & ENTERTAINMENT LIMITED
(hereinafter referred to as the “Vendor”)
OF THE FIRST PART,
- and -
7588674 CANADA INC.
(hereinafter referred to as the “Vendor Nominee”)
OF THE SECOND PART,
- and -
MESIROW REALTY SALE-LEASEBACK, INC.
(hereinafter referred to as the “Purchaser”)
OF THE THIRD PART.

WHEREAS:

A.	The Vendor is the beneficial owner of the Subject Assets;

B.	The Vendor Nominee is the registered owner of the Cascades Strata Property, the Grand Villa Property and the Starlight Property;

C.	The Cascades Freehold Nominee is the registered owner of the Cascades Freehold Property;

D.

Each of the Cascades Strata Property, the Cascades Freehold Property, the Grand Villa Property and the Starlight Property are subject to a lease between the Vendor Nominee (and, with respect to the Cascades Strata Property and the Cascades Freehold Property, the Cascades Freehold Nominee), as landlord, and the applicable Master Lease Tenant, as tenant (the “Nominee Ground Leases”), a notice of which has been registered in the applicable LTO; and

E.

The Vendor and Vendor Nominee have agreed to sell, transfer, assign, set over and convey the Subject Assets to the Purchaser and the Purchaser has agreed to purchase, acquire and assume the Subject Assets from the Vendor and Vendor Nominee on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the sum of Ten Dollars ($10.00) paid by each of the Vendor, the Vendor Nominee and the Purchaser to each other and for good and other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

The terms defined in this Section 1.1 shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

“Agreement” means this agreement of purchase and sale and the schedules hereto, as amended from time to time in writing.

“Anti-Corruption Laws” has the meaning ascribed thereto in Subsection 6.2(e)(ii).

“Applicable Laws” means all federal, provincial, municipal and local statutes, laws, by-laws, regulations, ordinances and orders, directives and decisions of Governmental Authorities having jurisdiction (in each case having the force of law), including Gaming Laws.

“ARC Request” has the meaning ascribed thereto in Subsection 4.5(b).

“Article”, “Section”, “Subsection” and “Paragraph” mean and refer to the specified article, section, subsection and paragraph of this Agreement.

“Balance” has the meaning ascribed thereto in Subsection 3.2(b).

“BCLC” means British Columbia Lottery Corporation, and its successors and assigns.

“BCLS” or “British Columbia Land Surveyor”, is a professional land surveyor licensed to practice within the Province of British Columbia and is governed by the Association of British Columbia Land Surveyors.

“Buildings” means, collectively, all buildings, building systems, structures and fixed improvements located on, in or under the applicable Lands and all fixed equipment, improvements and fixtures owned by the Vendor and contained in or on such buildings, structures and fixed improvements, but excluding Excluded Tenant Property and Excluded Master Tenant Property.

“Business” means, collectively, the business(es) carried on by the Vendor and its affiliates and by its Tenants at the Property, including without limitation, their operations and businesses in respect of a Gaming Facility, hospitality, conference centers, as a landlord under Leases, and all related and ancillary businesses and operations.

“Business Day” means any day other than a Saturday, Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia.

“Cascades Freehold Nominee” means 1144801 B.C. LTD., the registered title holder of the Cascades Lands Freehold Lot.

“Cascades Freehold Property” means the Cascades Lands Freehold Lot and the Buildings located thereon.

“Cascades Lands Freehold Lot” means the lands and premises known municipally as 20389 Fraser Highway, Langley, British Columbia and as more particularly described in Part C-3 of Schedule “A” hereto, and all easements and other rights appurtenant thereto.

“Cascades Lands Strata Lots” means the lands and premises known municipally as #1-20393 and #2-20393 Fraser Highway, Langley, British Columbia each as more particularly described in Parts C-1 and C-2 of Schedule “A” hereto, and all easements and other rights appurtenant thereto.

“Cascades Lands Strata Lots Landlord’s Assignment” means the assignment by the Purchaser, as landlord under the Cascades Master Lease and owner of the Cascades Lands Strata Lots, to the Master Lease Tenant under the Cascades Master Lease of all of the Purchaser’s powers and duties under the Strata Property Act (British Columbia), applicable regulations, bylaws and rules in connection with the Cascades Lands Strata Lots, excluding the Purchaser’s responsibility under section 131 of the Strata Property Act (British Columbia) for fines or the costs of remedying a contravention of the bylaws or rules, but incorporating any limitations or other specifications provided for under Article 16 of the Cascades Master Lease as to be settled in accordance with Article 4.

“Cascades Lands Strata Lots Notice of Landlord’s Assignment” means the written notice to the applicable strata corporation of the Cascades Lands Strata Lots Landlord’s Assignment.

“Cascades Master Lease” means an amendment and restatement of the Nominee Ground Lease of the Cascades Strata Property and the Cascades Freehold Property in the form attached hereto as Schedule “I”, subject to settlement of the forms of Landlord Lender Agreement, Subordination/Non-Disturbance Agreement, Sublease Acknowledgment and Article 16 thereof as provided for in Article 4.

“Cascades Master Lease Beneficial Covenant” means an agreement by the Vendor in favour of the Purchaser, in its capacity as landlord under the Cascades Master Lease in the form attached hereto as Schedule “K”.

“Cascades Nominee Agreement” means the nominee agreement to be entered into on Closing between the Vendor and the Master Lease Tenant, pursuant to which the Master Lease Tenant agrees to hold all rights and benefits pursuant to the Cascades Master Lease as nominee and bare trustee for the Vendor, as the beneficial owner thereof.

“Cascades Strata Property” means the Cascades Lands Strata Lots and all Buildings thereon.

“Chattels” means the equipment, machinery, inventory, supplies and other chattels or moveables (including computer equipment) which are owned by the Vendor or leased by the Vendor, whether in connection with the Subject Assets or the Business.

“Claiming Party” has the meaning ascribed thereto in Subsection 6.5(a).

“Claims” means any claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees, interest, demands and actions of any nature or any kind whatsoever.

“Closing” means the closing of the Transaction contemplated by this Agreement, including without limitation the payment of the Purchase Price and the delivery of the Closing Documents.

“Closing Date” means, subject to the provisions of this Agreement, January 31, 2018, provided that the Purchaser shall have a one-time election to extend the Closing Date to February 14, 2018 by delivering written notice of such election to the Vendor prior to January 31, 2018.

“Closing Documents” means the agreements, instruments and other deliveries to be delivered to the Purchaser or the Purchaser’s Solicitors pursuant to Section 5.2 and the agreements, instruments and other deliveries to be delivered to the Vendor or the Vendor’s Solicitors pursuant to Section 5.3.

“Comfort Letter” has the meaning ascribed thereto in Subsection 4.2(k).

“Commissioner” means the Commissioner of Competition appointed under the Competition Act (Canada).

“Competition Act Approval” means:

(a)	the issuance to the Purchaser of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act (Canada); or

(b)

both of (i) the waiting period, including any extension thereof, under Section 123 of the Competition Act (Canada) shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act (Canada) shall have been waived in accordance with paragraph 113(c) of the Competition Act (Canada), and (ii) the Purchaser shall have received a No-Action Letter and such letter shall not have been rescinded.

“Confidential Information Memorandum” means the confidential information memorandum prepared by the Vendor’s Real Estate Broker and provided by or on behalf of the Vendor to the Purchaser relating to the Subject Assets.

“Confidentiality Agreement” means the agreement between the Vendor and the Purchaser dated August 23, 2017, relating to confidentiality and other related matters, as amended or supplemented in writing.

“Contracts” means, collectively:

(a)

any and all contracts and agreements (other than Encumbrances which will be discharged by the Vendor on or before Closing and Leases), including all policies of insurance, property management contracts, asset management agreements and any contracts and agreements relating to the Property to which the Vendor or the previous owners are a party or by which the Vendor or the Property is bound in respect of the Business or the maintenance, operation, leasing, cleaning, security, fire protection or servicing of the Property.

(b)	the Warranties relating to the Excluded Assets; and

(c)	all contracts and agreements relating to any Chattels leased by the Vendor and located on the Property;

in each case as amended, supplemented, renewed or otherwise varied.

“Corporate Certificate re: Purchaser” means a corporate certificate by the Purchaser, repeating on Closing the representations and warranties of the Purchaser set out herein, in the form to be agreed upon by the Vendor and the Purchaser each acting reasonably, provided that if a representation or warranty is herein stated to be made as of a specified date or time, the certificate shall be subject to the same limitation.

“Corporate Certificate re: Vendor” means a corporate certificate by the Vendor, repeating on Closing the representations and warranties of the Vendor set out herein, in the form to be agreed upon by the Vendor and the Purchaser each acting reasonably, provided that if a representation or warranty is herein stated to be made as of a specified date or time, the certificate shall be subject to the same limitation.

“Data Room” means the electronic data room(s) set up by the Vendor or the Vendor’s Real Estate Broker.

“Deposit” has the meaning ascribed thereto in Subsection 3.1(b).

“Designee” has the meaning ascribed thereto in Section 8.17.

“Disclosed to the Purchaser” means information which has been or is made available for the Purchaser’s or the Purchaser’s Solicitors’ review as follows: (a) the information contained in, or supplied in connection with, the Confidential Information Memorandum, (b) all information in the Data Room from time to time and any documentation contained on any CD-Rom, DVD, flash drive or other computer disk(s) delivered to Purchaser as provided herein, (c) all information as is provided to the Purchaser or the Purchaser’s Solicitors electronically, (d) all information reviewed by the Purchaser or the Purchaser’s Solicitors at the offices of the Vendor or at a Property, and (e) all information which is sent to the Purchaser or the Purchaser’s Solicitors as provided herein, in each case, not later than 5:00 p.m. central time on the day which is two (2) Business Days prior to the Purchaser’s Condition Date.

“Due Diligence” has the meaning ascribed thereto in Subsection 2.5(a).

“Easement” has the meaning ascribed thereto in Section 2.2.

“Encumbrances” means, in the case of any of the Subject Assets, all registered or unregistered mortgages, pledges, charges, liens, debentures, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, such Subject Assets or any part thereof or interest therein, and any agreements, leases, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to the Subject Assets or any part thereof or interest therein.

“Environmental Laws” means all Applicable Laws, including any obligations or requirements arising under common law, in each case, relating to the protection of the environment, human health and safety or the manufacture, processing, distribution, use, treatment, storage, presence, disposal, packaging, labeling, recycling, transport, handling, containment, clean-up or other remediation of or corrective action in respect of any Hazardous Substance.

“Excluded Assets” means the Excluded Master Tenant Property and the Excluded Tenant Property.

“Excluded Master Tenant Property” means:

(a)	the Business;

(b)	all Chattels;

(c)	all Leases;

(d)	insurance policies related to the Subject Assets and to the Excluded Assets and all proceeds thereof;

(e)	all bank accounts and marketable securities with respect to the Business;

(f)	all Contracts;

(g)	all Intellectual Property;

(h)	the property particularly listed in Schedule “E” hereto; and

(i)

all leasehold improvements, trade fixtures and equipment, systems and services owned or leased by the Master Lease Tenant and removable by the Master Lease Tenant pursuant to the terms of any of the Grand Villa Master Lease, the Starlight Master Lease or the Cascades Master Lease.

“Excluded Tenant Property” means all improvements, fixtures and equipment, systems and services owned or leased by any Tenant and which is removable by such Tenant pursuant to the terms of its Lease.

“Execution Date” means the date of execution of this Agreement by all parties hereto.

“Existing Leases” means all Leases in existence as of the Execution Date, as set forth on Schedule “J”.

“First Deposit” has the meaning ascribed thereto in Subsection 3.1(a).

“Freehold Mortgagee” has the meaning ascribed thereto in the form of Master Lease attached hereto as Schedule “I”.

“Gaming Authority” means any Governmental Authority (including crown corporations), with regulatory, licensing or permitting authority or jurisdiction over any Gaming Facility (including the BCLC and GPEB).

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino, and other property or assets related, ancillary or complementary thereto located at the Property.

“Gaming Law” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities and rules, regulations, codes and ordinances of Gaming Authorities and all administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gambling, gaming or Gaming Facility activities conducted at the Property, including without limitation, the GCA; and (b) orders, decisions, determinations, judgments, awards, decrees, approvals, consents and waivers of any Gaming Authority.

“Gaming Lessor” means a gaming service provider that, as a lessor, provides to other gaming services providers premises to be used as facilities for gaming, as set out in Section 29(1)(q) of the Gaming Control Regulation.

“GCA” means the Gaming Control Act, SBC 2002 Chapter 14.

“GCR” means the Gaming Control Regulation, B.C. Reg. 208/2002, as amended from time to time, made pursuant to the GCA.

“Governmental Authority” means any government, regulatory authority, government department, agency, commission, board, tribunal or court having jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“GPEB” means Gaming Policy and Enforcement Branch, a division of British Columbia Ministry of Attorney General and its successors and assigns.

“Grand Villa Lands” means the lands and premises known municipally as 4331 Dominion Street, 4320/4350 Dominion Street, Burnaby, British Columbia, each as more particularly described in Parts A-1 and A-2 of Schedule “A” hereto, and all easements and other rights appurtenant thereto.

“Grand Villa Master Lease” means an amendment and restatement of the Nominee Ground Lease of the Grand Villa Property in the form attached hereto as Schedule “I”, subject to settlement of the forms of Landlord Lender Agreement, Subordination/Non-Disturbance Agreement, and Sublease Acknowledgment as provided for in Article 4.

“Grand Villa Master Lease Beneficial Covenant” means an agreement by the Vendor in favour of the Purchaser, in its capacity as landlord under the Grand Villa Master Lease, in the form attached hereto as Schedule “K”.

“Grand Villa Nominee Agreement” means the nominee agreement to be entered into on Closing between the Vendor and the Master Lease Tenant, pursuant to which the Master Lease Tenant agrees to hold all rights and benefits pursuant to the Grand Villa Master Lease as nominee and bare trustee for the Vendor, as the beneficial owner thereof.

“Grand Villa Property” means the Grand Villa Lands and all Buildings thereon.

“GST” means goods and services tax payable pursuant to the Excise Tax Act (Canada).

“GST Declaration and Indemnity” means the GST declaration and indemnity attached as Schedule “B” hereto.

“Hazardous Substance” means, as defined by Environmental Laws, any pollutant, contaminant, chemical, waste (including, liquid industrial waste, other industrial waste, toxic waste and hazardous waste) and deleterious substance (“deleterious substance” having the meaning ascribed thereto in the Fisheries Act (Canada)) and any substance, condition or chemical, biological or physical agent of any nature or kind which is prohibited, controlled, monitored or regulated pursuant to Environmental Laws.

“Initial Master Lease Rent” means the aggregate amount of basic rent that shall be payable in the first year of the terms of the Grand Villa Master Lease, the Cascades Master Lease, and the Starlight Master Lease, being $35,000,000.

“Intellectual Property” means any goodwill, trade-marks, trade names, business or building names, internet domain names, logos and designs, commercial symbols, and other intellectual property of any kind owned by the Vendor and/or related to the Property.

“Landlord” means Purchaser, or its nominee or Designee, in its capacity as landlord under the Cascades Master Lease, the Grand Villa Master Lease and/or the Starlight Master Lease, as applicable.

“Landlord BCLC Agreement” means a written agreement, by and among Landlord, the applicable Master Lease Tenant, Vendor and BCLC, substantially in the form attached hereto as Schedule “L”, with respect to each Master Lease.

“Landlord Lender Agreement” means, as may be applicable, an agreement between the Landlord, the Master Lease Tenant and the mortgagee of the Master Lease Tenant’s leasehold interest in the form attached to the applicable Master Lease.

“Lands” means collectively, the Grand Villa Lands, the Starlight Lands, the Cascades Lands Freehold Lot and the Cascades Lands Strata Lots.

“Leases” means all agreements to lease or sublease, leases, subleases, renewals of leases or subleases and all other rights, licenses and agreements granted by or on behalf of the Vendor or its predecessors in interest as owner of the Property, which entitle any Person to possess or occupy any portion of the Property, as applicable, together with all security, guarantees and indemnities of the tenants’, subtenants’, licensees’, or occupants’ obligations thereunder, in each case as amended, renewed, supplemented or otherwise varied, and including without limitation any parking agreements and storage space leases with respect to space on the Property; and “Lease” means any one of the Leases, but specifically excludes the Nominee Ground Leases and each of the Grand Villa Master Lease, the Cascades Master Lease and the Starlight Master Lease.

“Letter of Intent” means the offer letter dated September 25, 2017, issued by the Purchaser and accepted by the Vendor on September 26, 2017, providing for the Transaction and contemplating the execution and delivery of this Agreement.

“LTO” means the Land Title Office, situate in British Columbia.

“Master Lease” means each of the Cascades Master Lease, the Grand Villa Master Lease and the Starlight Master Lease.

“Master Lease Beneficial Covenant” means each of the Cascades Master Lease Beneficial Covenant, the Grand Villa Master Lease Beneficial Covenant and the Starlight Master Lease Beneficial Covenant.

“Master Lease Tenant” means 1144803 B.C. LTD. in respect of the Cascades Strata Property and the Cascades Freehold Property, 1144808 B.C. LTD. in respect of the Grand Villa Property and 1144809 B.C. LTD. in respect of the Starlight Property, each of which is a wholly-owned (directly or indirectly) subsidiary of the Vendor.

“Material Value Reduction” has the meaning ascribed thereto in Subsection 6.3(c)(iv).

“No-Action Letter” means a letter from the Commissioner indicating that he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act (Canada) in respect of the Transaction.

“Nominee Ground Leases” has the meaning ascribed thereto in Recital D.

“Nominee Shares” means all of the issued and outstanding shares in the capital of the Cascades Freehold Nominee.

“Norfolk Lot” means the lands and premises legally described as Parcel Identifier 000 847 054, Lot 51, Except Part in Plan BCP21070 District Lot 70 Group 1 NWD Plan 62993.

“Notice” has the meaning ascribed thereto in Section 8.19.

“Option Agreement” means an agreement between the Purchaser and, with respect to the Cascades Freehold Property and the Cascades Strata Property, the Cascades Freehold Nominee, on the one hand, and the Vendor or the applicable Master Lease Tenant, on the other hand, pursuant to which the Purchaser (and, if applicable, the Cascades Freehold Nominee) grants the Vendor or the applicable Master Lease Tenant one (1) option to lease the Cascades Strata Property, the Cascades Freehold Property, the Starlight Property and the Grand Villa Property, for two (2) consecutive terms of ten (10) years each and one (1) consecutive term of ten (10) years less one (1) day, in form and substance reasonably satisfactory to the parties (the “Option Agreements”).

“Permitted Encumbrances” means those Encumbrances and other items which are listed in Schedule “D” hereto (and for clarity, does not include any Master Leases).

“Person” means an individual, partnership, corporation, trust, unincorporated organization, government, or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Proceeding” means any civil action or proceeding, whether insured or uninsured, (including any claim, demand, order, directive, suit, inquiry, hearing, discovery, investigation or other proceeding of whatever nature), whether threatened, commenced, pending, continuing or completed, and any appeal thereof.

“Property” means, collectively, the Grand Villa Property, the Starlight Property, the Cascades Strata Property and the Cascades Freehold Property.

“Property Information” has the meaning ascribed thereto in Section 2.2.

“Purchase Price” means Five Hundred Three Million Five Hundred and Ninety-Five Thousand Dollars ($503,595,000) in lawful money of Canada subject to any applicable GST in accordance with Section 5.5.

“Purchaser’s Condition Date” means January 24, 2018.

“Purchaser’s Conditions” means those conditions set forth in Section 4.2.

“Purchaser’s Expenses” has the meaning ascribed thereto in Subsection 6.3(c)(iii).

“Purchaser’s Solicitors” means Goldberg Kohn Ltd. and Boughton Law or such other firm or firms of solicitors as are appointed by the Purchaser from time to time and Notice of which is provided to the Vendor or the Vendor’s Solicitors.

“Rent” means and includes all rent and all other amounts payable by a Tenant pursuant to its Lease.

“Responding Party” has the meaning ascribed thereto in Subsection 6.5(a).

“Responsible Party” has the meaning ascribed thereto in Subsection 6.3(b).

“Second Deposit” has the meaning ascribed thereto in Subsection 3.1(b).

“Starlight Lands” means the lands and premises known municipally as 350 Gifford Street, New Westminster, British Columbia and 3811 Boundary Road, Richmond, British Columbia each as more particularly described in Parts B-1 and B-2 of Schedule “A” hereto, and all easements and other rights appurtenant thereto.

“Starlight Master Lease” means an amendment and restatement of the Nominee Ground Lease of the Starlight Property in the form attached hereto as Schedule “I”, subject to settlement of the forms of Landlord Lender Agreement, Subordination/Non-Disturbance Agreement, and Sublease Acknowledgment as provided for in Article 4.

“Starlight Master Lease Beneficial Covenant” means an agreement by the Vendor in favour of the Purchaser, in its capacity as landlord under the Starlight Master Lease, substantially in the form attached hereto as Schedule “K”.

“Starlight Nominee Agreement” means the nominee agreement to be entered into on Closing between the Vendor and the Master Lease Tenant, pursuant to which the Master Lease Tenant agrees to hold all rights and benefits pursuant to the Starlight Master Lease as nominee and bare trustee for the Vendor, as the beneficial owner thereof.

“Starlight Property” means the Starlight Lands and all Buildings thereon.

“Subject Assets” means all of the Vendor’s right, title, interest and estate in and to:

(a)	the Lands;

(b)	the Buildings;

(c)	the landlord’s interest under the Nominee Ground Leases; and

(d)	the Nominee Shares,

in each case, subject to Permitted Encumbrances (including, for greater certainty, the Grand Villa Master Lease, the Cascades Master Lease, and the Starlight Master Lease), but excluding the Excluded Assets.

“Subsequent Property Information” has the meaning ascribed thereto in Section 2.6.

“Survey Certificate” means a survey certificate or certificates prepared by a BCLS depicting the locations of improvements, structures and Buildings on the Lands, registered charges, dimension of the improvements, structures and Buildings, encroachments on the Lands, and other property information typical of survey certificates.

“Survival Period” has the meaning ascribed thereto in Subsection 6.3(a).

“Surviving Covenants” means those covenants of the parties which, in accordance with the express provisions of this Agreement, shall survive the Closing.

“Tenants” means Persons having a right to possess or occupy any portion of the Property, now or hereafter, pursuant to a Lease.

“Third Party Claim” has the meaning ascribed thereto in Subsection 6.5(a).

“Title Insurer” means First American Title Insurance Company, FCT Insurance Company Ltd., or such other title insurance companies as are reasonably acceptable to the Purchaser.

“Title Policies” has the meaning ascribed thereto in Section 4.2(g).

“Transaction” means the purchase and sale of the Subject Assets provided for in this Agreement.

“Transfer Documents” has the meaning ascribed thereto in Subsection 5.2(a).

“Unsatisfied Condition” has the meaning ascribed thereto in Subsection 4.3(a).

“Vendor Nominee” means 7588674 Canada Inc.

“Vendor’s Conditions” means those conditions set forth in Section 4.1.

“Vendor’s Real Estate Broker” means Colliers Macaulay Nicolls Inc. and Colliers Capital Markets Canada.

“Vendor’s Solicitors” means Bennett Jones LLP.

“Waiver Notice” has the meaning ascribed thereto in Subsection 2.5(b).

“Warranties” means the warranties and guarantees, if any, in connection with the Excluded Assets or warranties and guarantees, if any, in connection with the Subject Assets, as the context applies.

ARTICLE 2

AGREEMENT OF PURCHASE AND SALE

2.1	Agreement of Purchase and Sale/Allocation of Purchase Price

(a)

The Vendor hereby agrees to sell, transfer, assign, set over and convey the Subject Assets and all Warranties relating to the Subject Assets to the Purchaser and the Purchaser hereby agrees to purchase, acquire and assume the Subject Assets from the Vendor for the Purchase Price, on and subject to the terms and conditions of this Agreement.

(b)

The Purchase Price shall be allocated as between the Starlight Property, the Cascades Strata Property, the beneficial interest in the Cascades Freehold Property and the Grand Villa Property as more particularly set out in Schedule “F” hereto, and for the purposes of the Starlight Master Lease, the Cascades Master Lease and the Grand Villa Master Lease, the Initial Master Lease Rent shall be allocated as more particularly set out in Schedule “F” hereto.

Any further allocation of the Purchase Price, among the components of the Subject Assets, will be, subject to the following, on a basis agreed between the Vendor and the Purchaser by the Purchaser’s Condition Date and the Vendor and the Purchaser shall adopt such allocations for the purposes of all tax returns and filings respectively made by them or on their behalf. The Vendor and the Purchaser, each acting reasonably, shall use reasonable efforts to reach agreement on such further allocations of the Purchase Price, but failing such agreement, each of the Vendor and the Purchaser shall be entitled to make their own allocation.

2.2	Grand Villa Easement

To the extent that the Norfolk Lot is required for the Grand Villa Property to be in compliance with all Applicable Laws, the Vendor shall on Closing grant for the benefit of the Grand Villa Property such easements or restrictive covenants as may be required to effect compliance with Applicable Laws, in form and substance reasonably satisfactory to the parties (the “Easement”). The parties shall use good faith and diligent efforts to agree on the form of the Easement prior to the Purchaser’s Condition Date.

2.3	Initial Deliveries by Vendor

The Vendor shall make available to the Purchaser, either electronically, by computer disk or in hard copy form, in one or more Data Rooms or by delivery in accordance with Section 8.19, not later than three (3) Business Days following the Execution Date, the documents listed in Schedule “G” hereto, to the extent in the possession or control of the Vendor (collectively, the “Property Information”).

The Vendor shall continue to make the Property Information and Subsequent Property Information available until Closing or the termination of this Agreement. It is agreed the Property Information does not include all information registered on title to the Lands. It is the Purchaser’s obligation to obtain and review anything registered on title to the Lands.

2.4	Access to Property

(a)

Subject to the Purchaser complying with each of its obligations herein and to Gaming Authorities and subject to any limitations imposed by the Vendor’s reasonable security requirements, and observing the rights of the Tenants under the Leases, from and after the execution of this Agreement until the Closing or earlier termination of this Agreement, the Purchaser and its agents, advisors, consultants, employees and lenders shall have access to the Property during the Vendor’s normal business hours upon reasonable notice to the Vendor (which notice shall not be less than two (2) Business Days’ prior written notice) at the Purchaser’s sole risk and expense, for the purpose of inspecting the Property including, without limitation, performing physical and structural inspections, soil tests and environmental audits provided that such inspections, tests and audits are conducted in accordance with Applicable Law and any limitations or requirements imposed by Gaming Authorities or the Vendor’s reasonable security requirements, and shall not unreasonably interfere with the normal operation of the Property and do not unreasonably interfere with any of the Tenants. The Purchaser and its agents, advisors, consultants, employees and lenders shall not have any communications with Tenants or any on-site employees of the Vendor or of Tenants in the course of such inspections. The Vendor shall have the right to accompany the Purchaser and its agents, advisors, consultants, employees and lenders on any inspections and shall have the right to approve invasive or intrusive inspections, tests and audits, if any are proposed by the Purchaser, prior to such inspections, tests and audits being undertaken, such approval not to be unreasonably withheld or delayed. No such inspections, tests or audits shall occur unless the Purchaser has given the Vendor at least two (2) Business Days’ prior written notice and complies with the foregoing requirements.

(b)

The Purchaser shall repair any damage caused by inspections, tests and audits performed by the Purchaser or its agents, advisors, consultants, employees or lenders and fully indemnify the Vendor from all costs of repairing any damage or any loss caused by such inspections, tests or audits and all Claims relating to any such inspections, tests and audits and from all Claims incurred by the Vendor as a result thereof including, without limitation, any construction liens (or certificates of pending litigation) registered against the Property as a result thereof. For greater certainty, the Purchaser hereby agrees that the Deposit shall stand as security for such indemnity and shall be held by the Vendor’s Solicitors for a period of ten (10) Business Days after termination of this Agreement (if applicable), but not the Closing, during which time the Vendor may submit Notice of any Claims or potential Claims to the Purchaser and the Vendor’s Solicitors and if the Purchaser agrees in writing within a further five (5) Business Days with the Claim then the Vendor’s Solicitors shall forthwith pay the amount of the agreed upon Claim to the Vendor from the Deposit and remit the balance (if any) to the Purchaser, or if the Purchaser does not agree in writing with the Claim or does not respond in writing within such five (5) Business Day period, then the Vendor’s Solicitors shall pay the Deposit into court and thereupon shall be relieved of all responsibilities and liabilities with respect thereto. Provided the transaction herein is not completed, this indemnity shall survive termination of this Agreement regardless of the cause of such termination. Notwithstanding anything to the contrary, if the Transaction is completed, the Deposit shall be credited against the Purchase Price due on the Closing pursuant to and in accordance with Section 3.2.

(c)

From and after the execution of this Agreement, the Vendor shall permit the Purchaser, at the Purchaser’s sole expense, to have reasonable access to and use reasonable commercial efforts to cause the Vendor’s third party architects, engineers, property, construction or leasing managers, consultants and contractors to be available to meet with the Purchaser and its agents, advisors, consultants, employees and lenders for the purpose of conducting information interviews relating to the management, operation, maintenance, condition, state of repair, construction or leasing of the Property, provided that the Vendor and its representatives shall be entitled to be present at and participate in such discussions. Save only as set out in Section 6.6, all updates of reports (and any related reliance letters) shall be obtained by the Purchaser or the Purchaser’s Solicitors at the expense of the Purchaser.

(d)

The Vendor hereby expressly authorizes the Purchaser and its agents, consultants and advisors to correspond with the appropriate Governmental Authority for the purpose of obtaining information which such Governmental Authorities have on record regarding the Property, including but not limited to information regarding the Property’s compliance with laws, bylaws, regulations and assessments; provided that, the Purchaser shall not correspond with any Gaming Authority with respect to the Vendor (other than for the sole purpose of satisfying the conditions in Section 4.1(a), 4.1(b) and 4.1(c) and Section 4.2(b), 4.2(c) and 4.2(d) or correspond with the Canada Revenue Agency regarding the income tax payment status of the Vendor or its affiliates; the Vendor shall promptly, within three (3) Business Days of the Purchaser’s request, execute and deliver any authorizations reasonably required by the Purchaser in the Purchaser’s form to authorize the appropriate Governmental Authority to release such information to the Purchaser, save for the release of information specifically excluded in this Agreement. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that the Vendor will deliver to the Purchaser in the Data Room those responses from Governmental Authorities received by the Vendor in 2017, and listed in Schedule “H” hereto and any updates thereto received by Vendor or Vendor’s Solicitors.

2.5	Purchaser’s Conditions

(a)

On or before 5:00 p.m. on the Purchaser’s Condition Date the Purchaser may conduct (subject to compliance with other relevant provisions of this Agreement) any investigations, inspections, reviews, tests and audits relating to the Subject Assets (including, without limitation, title to the Subject Assets and compliance with Applicable Laws) (collectively referred to herein as the “Due Diligence”) which the Purchaser deems necessary or desirable in its sole discretion.

(b)

Notwithstanding any other provisions of this Agreement, the obligation of the Purchaser to complete the Transaction pursuant to this Agreement is subject to the condition that the Purchaser is satisfied with the Due Diligence in its sole, absolute and unfettered discretion on or before 5:00 p.m. on the Purchaser’s Condition Date. The Purchaser shall be deemed not to be satisfied with the results of its Due Diligence unless it delivers to the Vendor on or before 5:00 p.m. on the Purchaser’s Condition Date a written notice in the form attached hereto (with the relevant details inserted therein) as Schedule “C” (the “Waiver Notice”) stating that it irrevocably waives the condition contained in this Subsection 2.5(b). In giving the Waiver Notice, the Purchaser waives any right to make requisitions as to title to, or the condition of, the Subject Assets and agrees to purchase the Subject Assets on an “as is, where is” basis pursuant to Section 6.4. If the Purchaser fails to give the Vendor the Waiver Notice prior to 5:00 p.m. on the Purchaser’s Condition Date, then this Agreement shall automatically terminate at such time and, upon such termination, the Purchaser and the Vendor shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the First Deposit and all interest earned thereon shall be returned to the Purchaser, subject to Section 2.4(b). This provision shall survive the termination of this Agreement.

(c)

For greater certainty, the Purchaser acknowledges and agrees that, in entering into this Agreement, the Purchaser has relied or will rely entirely upon its own inspections and investigations with respect to all aspects of the Subject Assets and the Transaction and, except for the representations and warranties expressly set out herein, the Purchaser is not relying on any information, written or oral, furnished by the Vendor or any other Persons on behalf of or at the direction of the Vendor.

2.6	Confidentiality

(a)

The Purchaser agrees that until Closing (and in the event this Agreement is terminated for any reason other than its completion, also from and after such termination), the Purchaser shall comply with its obligations under the Confidentiality Agreement. For greater certainty, notwithstanding any provisions of the Confidentiality Agreement which provided for termination thereof upon the execution of this Agreement, each of the Vendor and the Purchaser agree that the provisions of the Confidentiality Agreement shall remain in full force and effect and survive the execution of this Agreement.

(b)

The Purchaser shall not issue any press release or other public announcement or release information with respect to this Agreement to the press or the public unless the same has been approved both as to timing of release and content by the Vendor, which approval shall not be unreasonably withheld or unduly delayed. If such disclosure is required in order to comply with any Applicable Laws or the rules, orders or regulations of any stock exchange, the Vendor and Purchaser shall coordinate their disclosures so as to comply with Applicable Laws. The provisions of this Section 2.6 are supplementary to the provisions of the Confidentiality Agreement and do not in any way derogate from the obligations of the Purchaser pursuant to the Confidentiality Agreement except to the extent required for the Purchaser to comply with Applicable Laws. In the case of any conflict between the provisions of this Section 2.6 and the provisions of the Confidentiality Agreement, the former shall prevail.

2.7	Subsequent Deliveries

In the event that the Vendor (i) receives additional documents or information in the nature of the Property Information or receives documents that would amend or supplement the Property Information which, in each case, existed prior to the Purchaser’s Condition Date, or (ii) becomes aware of an inadvertent failure by the Vendor to provide any Property Information in accordance with Section 2.2, the Vendor shall promptly (but in no event more than two (2) Business Days after receipt or knowledge thereof) deliver the same to the Purchaser as provided in Section 2.2 (“Subsequent Property Information”) from time to time until and including up to the Purchaser’s Condition Date. In the event that any Subsequent Property Information is delivered to Purchaser after 5:00 p.m. central time on the day that is two (2) Business Days prior to Purchaser’s Condition Date, Purchaser’s Condition Date shall be extended by two (2) Business Days. In the event that any Subsequent Property Information is delivered prior to the Purchaser’s Condition Date, then the Purchaser’s sole remedy shall be to terminate this Agreement on or prior to the Purchaser’s Condition Date. If, following the Purchaser’s Condition Date, the Vendor delivers to the Purchaser any Subsequent Property Information, and such Subsequent Property Information discloses to the Purchaser information that the Purchaser was not previously aware of (“New Information”), and such New Information results in a Material Value Reduction (such New Information being “Material Adverse New Information”), then the Purchaser shall have the right to terminate this Agreement no later than three (3) full Business Days after the delivery of any such Material Adverse New Information to the Purchaser by Notice to the Vendor, in which event, if the Purchaser gives the Vendor Notice that the Purchaser exercises its right to terminate, this Agreement shall terminate, the Purchaser and the Vendor shall be released from all obligations under this Agreement (except those obligations which are stated to survive the termination of this Agreement), the Deposit and the interest earned thereon shall be returned to the Purchaser, subject to Section 2.4(b), and the Vendor shall reimburse the Purchaser for Purchaser’s Expenses, which obligations of the Vendor shall survive the termination of this Agreement. If, following the Purchaser’s Condition Date, the Vendor delivers New Information to the Purchaser which New Information does not result in a Material Value Reduction, the Purchaser shall not have the right to terminate this Agreement due to such New Information, but shall have the right (if any) to make a Claim pursuant to Section 6.3 of this Agreement. If any Subsequent Property Information is delivered by posting to the Data Site, the Vendor shall deliver notice thereof to the Purchaser and the Purchaser’s Solicitors on the date such Subsequent Property Information is posted, which notice may be sent by e-mail or overnight courier.

2.8	Non-Refundable Sum

In consideration of the sum of ten dollars ($10.00) now paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged by both the Vendor and the Purchaser) the Vendor and the Purchaser acknowledge and agree that, although the obligations of the other party contemplated by this Agreement are subject to the satisfaction or waiver of the Purchaser’s Conditions or the Vendor’s Conditions, as the case may be:

(a)	such conditions are not a condition to there being a binding agreement constituted by this Agreement; and

(b)	this Agreement is not void, voidable, revocable, or otherwise capable of being terminated by any of the parties hereto until the time limited for the fulfillment of such conditions has expired.

ARTICLE 3

PURCHASE PRICE

3.1	Deposit

(a)

Prior to 11:00 a.m. on the third (3rd) Business Day following the Execution Date, the Purchaser shall deliver the amount of $5,000,000 (the “First Deposit”) by wire transfer to the Vendor’s Solicitors or the Title Insurer, at Purchaser’s option, to be invested by the Vendor’s Solicitors, or the Title Insurer, as applicable, in an interest-bearing trust account with a Canadian Schedule I bank pursuant to the Bank Act (Canada).

(b)

Prior to 11:00 a.m. on the third (3rd) Business Day following receipt of the Waiver Notice, the Purchaser shall deliver the amount of $10,000,000 (the “Second Deposit”) by wire transfer to the Vendor’s Solicitors or the Title Insurer, as applicable, to be invested by the Vendor’s Solicitors or the Title Insurer, as applicable, in an interest-bearing trust account with a Canadian Schedule I bank pursuant to the Bank Act (Canada). The First Deposit and the Second Deposit if paid are collectively referred to as the “Deposit”.

(c)

Except as otherwise provided herein, the Deposit, together with all interest earned thereon, is non-refundable and shall be forfeited to the Vendor if the Transaction fails to close due to a default by the Purchaser. Vendor acknowledges and agrees that its sole and exclusive remedy in the event of a default by the Purchaser hereunder shall be to terminate this Agreement and receive the Deposit, together with all interest accrued thereon, said disbursement to the Vendor representing the payment of liquidated damages representing a genuine pre-estimate of the loss resulting from such default and upon such termination of this Agreement all of the parties’ respective rights and obligations hereunder (except those obligations which are expressly stated to survive the termination of this Agreement) shall terminate. Purchaser and Vendor acknowledge and agree that the actual damages suffered by the Vendor resulting from such a breach would be difficult or impossible to measure and that the Deposit represents the parties’ good faith estimate of such damages. In further consideration thereof, the Vendor waives any right to specifically enforce the actual purchase of the Subject Assets by the Purchaser under this Agreement.

If this Agreement is terminated other than as the result of a default by Purchaser or failure by the Purchaser to give the Vendor the Waiver Notice prior to 5:00 p.m. on the Purchaser’s Condition Date in accordance with Section 2.4, the Deposit, together with all interest earned thereon, shall, subject to Subsection 2.4(b), be thereupon returned to the Purchaser, without prejudice to all other rights and remedies which the Purchaser may have against the Vendor at law or in equity.

(d)

If the Transaction is completed, the Deposit shall be credited against the Purchase Price due on Closing and the interest accrued thereon shall be paid by the Vendor’s Solicitors or the Title Insurer, as applicable, directly to the Purchaser within a reasonable period of time following the Closing.

(e)

In holding and dealing with the Deposit and interest pursuant to this Agreement, the Vendor’s Solicitors are not bound in any way by any agreement other than this Agreement, and the Vendor’s Solicitors shall not be considered to assume any duty, liability or responsibility other than to hold the Deposit and interest in accordance with the provisions of this Agreement as stakeholder and not as agent for any party and to pay the Deposit and interest to the Person becoming entitled thereto in accordance with the terms of this Agreement. In the event of a dispute between the parties as to entitlement to the Deposit and interest, the Vendor’s Solicitors may, in their discretion, pay the Deposit and interest in dispute into court, whereupon the Vendor’s Solicitors shall have no further obligations relating to the Deposit and interest earned thereon. The Vendor’s Solicitors shall not, under any circumstances, be required to verify or determine the validity of any notice or other document whatsoever delivered to the Vendor’s Solicitors and the Vendor’s Solicitors are hereby relieved of any liability or responsibility for any loss or damage which may arise as the result of the acceptance by the Vendor’s Solicitors of any such notice or other document in good faith. The parties hereto acknowledge that the Vendor’s Solicitors may rely upon the provisions of this Section 3.1(e) and that such provisions shall only be effective in the event that the Deposit is held by the Vendor’s Solicitors.

(f)

In the event that the Purchaser elects to have the Title Insurer hold the Deposit, prior to delivery thereof, the Purchaser, the Vendor and the Title Insurer shall enter into an escrow agreement consistent with the terms of this Section 3.1 and otherwise reasonably acceptable to the parties thereto.

(g)	The provisions of this Section 3.1 shall survive the termination of this Agreement.

3.2	Method of Payment of Purchase Price

On Closing the Purchase Price shall be satisfied as follows:

(a)	by application of the Deposit held by the Vendor’s Solicitors; and

(b)

by payment to the Vendor or as the Vendor shall direct in writing, of an amount (the “Balance”) equal to the Purchase Price adjusted in accordance with Section 5.5 less the Deposit; the Balance shall be paid on Closing by the Purchaser by wire transfer to the trust account of the Purchaser’s Solicitors.

3.3	No Adjustments

(a)

For the avoidance of doubt, the Vendor and the Purchaser acknowledge and agree that this Transaction constitutes a sale by the Vendor to the Purchaser of the Subject Assets, and a lease-back by the Vendor from the Purchaser of the Subject Assets on and subject to the terms set out in each of the Grand Villa Master Lease, the Cascades Master Lease, and the Starlight Master Lease. In connection therewith: with the exception of the specific expenses referred to in Section 5.5, (i) all Contracts in existence on Closing are not being assigned to the Purchaser, and remain the property of the Vendor on Closing; (ii) as no Leases existing as of Closing are being assigned to the Purchaser, there will be no adjustments for Rents and deposits of Tenants under Leases on Closing, (iii) there shall be no adjustment of rent or any other amounts under the Nominee Ground Leases and (iv) all operational expenses, including property taxes, that would otherwise be the matter of a customary adjustment on the sale of land and buildings in British Columbia, are not to be adjusted, as they continue to be the responsibility of the Vendor, in its capacity as tenant under and in accordance with the terms of the Grand Villa Master Lease, the Cascades Master Lease, and the Starlight Master Lease, as applicable. From and after Closing, the Purchaser’s entitlement to revenues to the Property is governed by the terms of the Grand Villa Master Lease, the Cascades Master Lease, and the Starlight Master Lease, as applicable.

(b)	The provisions of this Section 3.3 shall survive the Closing.

ARTICLE 4

CONDITIONS

4.1	Conditions for Vendor

The obligation of the Vendor to complete the Transaction shall be subject to fulfillment of each of the following conditions on or before the dates set out below:

(a)	by the Closing Date, the Purchaser or its Designee shall be registered as a Gaming Lessor in accordance with the Gaming Laws in British Columbia;

(b)

by the Closing Date, each of the Freehold Mortgagees, security agreements and related agreements shall, if requested by GPEB, be registered or approved in accordance with the Gaming Laws of British Columbia;

(c)	by the Closing date, the Purchaser obtaining Competition Act Approval;

(d)

on the Closing Date all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects; and

(e)

on the Closing Date, all of the representations and warranties of the Purchaser set out in Section 6.2 shall be true and accurate in all material respects as if made as of the Closing Date provided that, for greater certainty, it is confirmed that if a representation and warranty is stated in Section 6.2 to be made only with reference to a specified date or time, it shall not be required to be true and accurate on the Closing Date except with reference to such date and time; and

(f)

by that day which is ten (10) days after the Execution Date, the Vendor and the Purchaser shall have settled, each acting in good faith and using reasonable commercial efforts, the terms of the Landlord Lender Agreement, the

Subordination/Non-Disturbance Agreement, the form of Sublease Acknowledgment, as each such term is defined in the Master Lease, and with respect to the Cascades Master Lease only, the provision of Article 16 regarding the Cascades Lands Strata Lots, and to replace the forms attached thereto (or included therein) as of the Execution Date.

The conditions set forth in this Section 4.1 are for the benefit of the Vendor and may be waived in whole or in part by the Vendor (subject to Section 4.3(a)) by Notice to the Purchaser by the date and time set forth above for the satisfaction of each such condition.

4.2	Conditions for Purchaser

The obligations of the Purchaser to complete the Transaction shall be subject to fulfillment of each of the following conditions on or before the dates set out below:

(a)	by the Purchaser’s Condition Date, delivery by the Purchaser to the Vendor of the Waiver Notice pursuant to Section 2.4(b);

(b)	by the Closing date, the Purchaser obtaining Competition Act Approval;

(c)	by the Closing Date, the Purchaser or its Designee shall be registered as a Gaming Lessor in accordance with the Gaming Laws in British Columbia;

(d)	by the Closing Date, each of the Freehold Mortgagees, security agreements and related documents shall, if requested by GPEB or BCLC, be approved in accordance with the Gaming Laws of British Columbia;

(e)	on the Closing Date, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects;

(f)

on the Closing Date, all of the representations and warranties of the Vendor set out in Section 6.1 shall be true and accurate in all material respects, subject to the restriction set forth in Section 6.3 of this Agreement on the right of the Purchaser to terminate this Agreement where the breach of such representations and warranties does not result in a Material Value Reduction;

(g)

on or prior to the Closing Date, the Purchaser shall receive one or more title policies in the aggregate amount of the Purchase Price, in the forms approved by the Purchaser by the Purchaser’s Condition Date (the “Title Policies”);

(h)	on or prior to the Closing Date, all parties thereto shall have executed and delivered a BCLC Agreement for each of the Cascades Strata Property, the Grand Villa Property and the Starlight Property;

(i)

the Subject Assets shall be in the same or better condition as they are on the Execution Date, subject to ordinary wear and tear and, subject to Section 7.2 hereof, damage and expropriation, including without limitation the Subject Assets’ compliance with Applicable Laws;

(j)

on or prior to the Closing Date, Vendor shall have entered into an operating services agreement (or multi-casino operating services agreement) with the BCLC for each of the Cascades Strata Property, the Grand Villa Property and the Starlight Property, which agreements shall have an initial term expiring no earlier than the expiration date of the applicable Master Lease;

(k)

on or prior to the Closing Date, each of the franchisor under the franchise agreement for the hotel located at the Cascades Strata Property and the property manager for the hotel located at the Grand Villa Property shall, where such consent is required, have consented to the Transaction and shall have entered into a “comfort letter” or similar agreement, in form and substance reasonably acceptable to the Purchaser, pursuant to which such franchisor or property manager, as applicable, acknowledges and agrees that upon a termination of the applicable Master Lease, the Purchaser or its designee may succeed to the interest of the Vendor under the franchise agreement or hotel management agreement, as applicable (each, a “Comfort Letter”). The Purchaser and the Vendor shall use good faith and diligent efforts to cause the forms of each Comfort Letter to be negotiated and approved by the Purchaser, the Vendor and the franchisor or hotel property manager, as applicable, prior to the Purchaser’s Condition Date; and

(l)

by that day which is ten (10) days after the Execution Date, the Vendor and the Purchaser shall have settled, each acting in good faith and using reasonable commercial efforts, the terms of the Landlord Lender Agreement, the Subordination/Non-Disturbance Agreement, the form of Sublease Acknowledgment, as each such term is defined in the Master Lease, and with respect to the Cascades Master Lease only, the provision of Article 16 regarding the Cascades Lands Strata Lots, and to replace the forms attached thereto (or included therein) as of the Execution Date.

The conditions set forth in this Section 4.2 are for the benefit of the Purchaser and may be waived in whole or in part by the Purchaser (subject to Section 4.3(a)) by Notice to the Vendor by the date and time set forth above for the satisfaction of each such condition.

4.3	Non-Satisfaction of Conditions

(a)

In the event any conditions set forth in Sections 4.1 and 4.2 are not satisfied or waived as therein provided on or before the applicable date or time referred to in Section 4.1 or 4.2, as the case may be (such condition being referred to as the “Unsatisfied Condition”), the Closing Date shall be automatically extended for a period of sixty (60) days to allow for the satisfaction of any Unsatisfied Condition. If the Closing Date is extended and the condition subsequently satisfied or waived, then the Closing Date shall be automatically accelerated to the fifth (5th) Business Day following such a waiver or satisfaction. If any such condition remains unsatisfied after such sixty (60) day period, this Agreement shall, upon Notice by the party having the benefit of the Unsatisfied Condition to the other party, be terminated and both parties hereto shall be released from all of their liabilities and obligations under this Agreement (other than those obligations which are expressly stated to survive termination of this Agreement) unless the sole reason for the Unsatisfied Condition not being satisfied is the breach by a party hereto of an obligation under this Agreement, in which case, subject to the other relevant provisions of this Agreement, a Claim may be made against the Vendor, and the Deposit, together with all interest earned thereon shall be returned to Purchaser without prejudice to all other rights and remedies which the Purchaser may have against the Vendor at law or in equity, in the case of breach by the Vendor; or the Deposit shall be forfeited, in the case of breach by the Purchaser.

(b)

If, on the Closing Date, all of the conditions in Section 4.1 have been satisfied or waived and the Purchaser is not in default under any provision of this Agreement and the Vendor is in default under any provision of this Agreement then the Purchaser, at its option, may elect either (i) if there has been a Material Value Reduction, to terminate this Agreement by Notice to the Vendor and, subject to Section 6.3 and, if applicable, Section 6.5, bring an action for damages against the Vendor, or (ii) to proceed to Closing (or require specific performance) of this Agreement and, subject to Section 6.3 and, if applicable, Section 6.5, bring an action for damages against the Vendor with respect to the Vendor’s default. In the event of a termination of this Agreement under this Section 4.3(b), the Deposit, together with all interest earned thereon shall be returned to Purchaser without prejudice to the Purchaser’s right to bring an action for damages caused by any a Material Value Reduction under this Section 4.3(b).

(c)	Notwithstanding the foregoing, the Purchaser shall not be entitled to claim from the Vendor indirect, consequential, punitive or special damages.

(d)	The provisions of this Section 4.3 shall survive the termination of this Agreement.

4.4	Efforts to Satisfy Conditions

(a)	Without derogating from any party’s rights or obligations under this Agreement and subject to Section 4.5, it is agreed that:

(i)

the Vendor shall act in good faith and use reasonable commercial efforts to satisfy, or cause to be satisfied, all of the conditions set forth in Sections 4.1 and 4.2 (as applicable) and shall promptly and diligently respond to requests for information, either from the Purchaser or from any applicable Gaming Authority or Governmental Authority; and

(ii)

the Purchaser shall act in good faith and use reasonable commercial efforts to satisfy, or cause to be satisfied, all of the conditions set forth in Sections 4.1 and 4.2 (as applicable) and shall promptly and diligently respond to requests for information, either from the Vendor or from any applicable Gaming Authority or Governmental Authority.

(b)

Each party shall fully cooperate with the other party and provide the other party with information in its possession or control, and not otherwise available to the other party, necessary to seek the approvals or waivers referred to in Section 4.1 and 4.2. Each of the Purchaser and the Vendor shall act in good faith in determining whether or not a condition in its favour has been satisfied.

4.5	Competition Act

(a)

Notwithstanding any other provision of this Agreement, the obligation of each of the Vendor and the Purchaser to complete the Transaction on Closing shall be subject to the condition that the Purchaser shall have, obtained the Competition Act Approval on or before one (1) Business Day prior to the Closing Date. The condition contained in this Section 4.5 cannot be waived by either party to this Agreement.

(b)

Within seven (7) Business Days after the Execution Date or as soon thereafter as commercially reasonably possible, the Purchaser shall, with the cooperation of the Vendor, file with the Commissioner a detailed competition submission (an “ARC Request”) requesting that the Commissioner issue an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) or a No-Action Letter.

(c)

Notwithstanding any other provision of this Agreement, the Purchaser will use reasonable commercial efforts to obtain Competition Act Approval and each of the Purchaser and the Vendor will use their reasonable commercial efforts to satisfy all requests for additional information received pursuant to any filings and submissions and any orders or requests made by the Commissioner as promptly as practical.

(d)

The Purchaser and the Vendor will keep each other fully informed as to all communications with the Commissioner regarding the Transaction, including providing each other with drafts of any filings, requests or correspondence submitted to the Commissioner and will provide the Vendor final copies thereof, as well as copies of any requests or correspondence received from the Commissioner. The Purchaser shall provide the Vendor or the Vendor’s Solicitors with reasonable opportunity (not to exceed two (2) Business Days) to comment on any filings, submissions or correspondence with the Commissioner and to attend all meetings and participate in all telephonic and electronic communications with the Commissioner regarding this Transaction. The Purchaser and the Vendor shall co-operate with each other with respect to all communications with the Commissioner regarding the Transaction and provide each other with information in their possession that is reasonably necessary in respect of dealings with the Commissioner. Notwithstanding the provisions of this Section 4.5, the Purchaser and the Vendor are not required to share competitively sensitive or confidential information with each other, provided that such information is provided to counsel for the other party on an outside-counsel-only basis, which disclosure may redact confidential information. Notwithstanding the foregoing, the Vendor need not disclose the value of other offers for the Subject Assets, even to outside counsel.

(e)

In the event the condition set forth in Section 4.5(a) is not satisfied as therein provided on or before the applicable date or time referred to in Section 4.5(a), this Agreement shall automatically be terminated and both parties hereto shall be released from all of their liabilities and obligations under this Agreement (other than those obligations which are expressly stated to survive termination of this Agreement) unless the sole reason for such condition not being satisfied is the breach by a party hereto of an obligation under this Section 4.5, in which case, subject to the other relevant provisions of this Agreement, a Claim may be made against the Vendor and the Deposit, together with all interest earned thereon, shall be returned to Purchaser, without prejudice to all other rights and remedies which the Purchaser may have against the Vendor at law or in equity, in the case of breach by the Vendor; or the Deposit shall be forfeited, in the case of breach by the Purchaser.

(f)	In this Section 4.5, for greater certainty the term Purchaser also includes any Designee.

(g)	The provisions of this Section 4.5 shall survive the termination of this Agreement.

ARTICLE 5

CLOSING DOCUMENTS

5.1	Closing Arrangements

The Closing shall commence at 10:00 a.m. on the Closing Date at the office of the Purchaser’s Solicitors or at such other time or place as the parties shall mutually agree upon in writing and shall continue until the Closing is completed or this Agreement is validly terminated, in each case, in accordance with the terms hereof.

5.2	Vendor’s Closing Documents

At least two (2) Business Days prior to the Closing Date, subject to the provisions of this Agreement, the Vendor shall deliver, or cause to be delivered, to the Purchaser’s Solicitors the following, duly executed by the Vendor, the Vendor Nominee or the Master Lease Tenant, in each case where it is to be a party thereto:

(a)

registrable Form A freehold transfers (the “Transfer Documents”) of all of the Lands but for the Cascades Lands Freehold Lot in favour of the Purchaser, Designee or nominee as directed by the Purchaser, subject only to Permitted Encumbrances;

(b)	transfer of beneficial interest agreement of the Subject Assets in favour of the Purchaser or Designee

(c)	the Grand Villa Master Lease;

(d)	the Grand Villa Master Lease Beneficial Covenant;

(e)	the Grand Villa Nominee Agreement;

(f)	the Starlight Master Lease;

(g)	the Starlight Master Lease Beneficial Covenant;

(h)	the Starlight Nominee Agreement;

(i)	the Cascades Master Lease;

(j)	the Cascades Master Lease Beneficial Covenant;

(k)	the Cascades Nominee Agreement;

(l)	the Landlord BCLC Agreement(s);

(m)

an assignment and assumption of Permitted Encumbrances, in form and substance reasonably acceptable to the Vendor and the Purchaser, with respect to all applicable contractual Permitted Encumbrances, for which the applicable Permitted Encumbrances shall be agreed upon by the Vendor and the Purchaser prior to the Purchaser’s Condition Date;

(n)

any specific assignment and/or assumption and/or non-disturbance or landlord acknowledgement agreements or replacement agreements which may be required under any of the Permitted Encumbrances or any hotel management or hotel license agreement governing a Property or by any Gaming Authority in respect of the Transaction;

(o)

an assignment of the Vendor’s interest in all Warranties, licenses and permits (to the extent that such licenses and permits are assignable) to the extent that they relate to the Subject Assets and not to the operation of the Business;

(p)	a statement of adjustments;

(q)	a mutual undertaking to readjust;

(r)	the Corporate Certificate re: Vendor;

(s)	a direction as to the payee or payees of the Balance;

(t)	a certificate of an officer of the Vendor confirming that the Vendor is not a “non-resident” of Canada within the meaning of the Income Tax Act (Canada);

(u)	any documents or deliveries contemplated to be delivered by the Master Lease Tenant to the Purchaser, as landlord, pursuant to any of the Grand Villa Master

Lease, the Cascades Master Lease, and the Starlight Master Lease, including without limitation, evidence of insurance as required thereby, estoppel certificates and a subordination, non-disturbance and attornment agreement to the Purchaser’s mortgagee as contemplated thereby, or other documents specifically contemplated thereby that may be required in connection with the Purchaser’s financing, provided that, in each case, the Purchaser provides written Notice to the Vendor specifically requiring same, no later than ten (10) Business Days prior to Closing;

(v)

estoppel certificates for the Nominee Ground Leases, executed by the landlord and the tenant thereunder, confirming that such Nominee Ground Leases are in full force and effect and that there are no defaults by either party thereunder;

(w)

estoppel certificates for all the Leases (each, an “Existing Lease Estoppel Certificate”), in the Purchaser’s form or such form as may be prescribed by the Leases. To the extent that the Vendor is unable to obtain and deliver to the Purchaser on or before the Closing Date Existing Lease Estoppel Certificates from those tenants not referred to in the preceding sentence despite using all reasonable commercial efforts to obtain the same, the Vendor will execute and deliver to the Purchaser and the Purchaser’s lender or lenders on the Closing Date a certificate of the Vendor for all such tenants (the “Replacement Estoppel Certificate”) certifying the information contemplated in the Purchaser’s form of Existing Lease Estoppel Certificate. The Replacement Estoppel Certificate will be deemed for all purposes to be a representation and warranty by the Vendor, subject to the limitations in Article 6, of the truth and accuracy of the matters set out in the Replacement Estoppel Certificate;

(x)

registrable discharges of all Encumbrances registered against the Lands in the LTO which are not Permitted Encumbrances. However, if discharges of such Encumbrances are not available on the Closing Date, the Vendor shall be entitled to register a discharge of same within sixty (60) days after the Closing Date so long as the Encumbrance is in favour of a Canadian Schedule I chartered bank pursuant to the Bank Act (Canada), other British Columbia credit union, BNY Trust Company of Canada or Computershare Company of Canada (the “Existing Chargees”) and commercially reasonable undertakings regarding the discharge of such Encumbrances post-closing are complied with, including the provision to the Purchaser prior to the Closing Date of a payout statement for discharge purposes in respect of the Encumbrances to be paid out and an undertaking of the Vendor’s Solicitors satisfactory to the Purchaser’s Solicitors to pay the balance due under the Encumbrances out of the Balance once received by the Vendor’s Solicitors and provided that the Title Insurer has agreed to “insure over” and remove such Encumbrance as an exception on Purchaser’s Title Policies. For clarity, on or before the Closing Date, the Vendor shall deliver to the Purchaser registrable discharges for any financial Encumbrances and financing statements registered under personal property security legislation affecting the Subject Assets in favour of any entity that is not a Canadian Schedule I chartered bank pursuant to the Bank Act (Canada), other British Columbia credit union, BNY Trust Company of Canada or Computershare Company of Canada;

(y)

where applicable, registrable discharges in respect of all financing statements registered under personal property security legislation affecting the Subject Assets which are in respect of Encumbrances other than Permitted Encumbrances (subject to any provisions as to the release and registration of such discharges otherwise set out herein) or, alternatively, provided that such financing statements registered under personal property security legislation affecting the Subject Assets are in favor of a Canadian Schedule I bank pursuant to the Bank Act (Canada) or other British Columbia credit union, a certificate or “no interest” letter from such bank or credit union as the secured party in respect of such financing statement (which shall survive Closing) certifying that none of the financing statement(s) registered under personal property security legislation against the Vendor, the Cascades Freehold Nominee or the Vendor Nominee, affect the Subject Assets, such certificate or letter to be satisfactory to the Purchaser, acting reasonably;

(z)	the Cascades Lands Strata Lots Landlord’s Assignment;

(aa)	the Cascades Lands Strata Lots Notice of Landlord’s Assignment;

(bb)	the Comfort Letters, executed by Vendor and the applicable property manager or franchisor;

(cc)

legal opinions as to the due authorization, execution and delivery of the Master Leases and the Master Lease Beneficial Covenants and as to matters of Gaming Law in a form settled by the Purchaser’s Condition Date (which opinions shall be addressed to the Purchaser and the Purchaser’s lenders), as may be requested by the Purchaser or the Purchaser’s lenders, acting reasonably, or as requested by the Title Insurer in order to issue the Title Policies;

(dd)	certified copies of resolutions of the directors or shareholders, as applicable, of the Cascades Freehold Nominee authorizing the transfer of the Nominee Shares to the Purchaser;

(ee)

an assignment of the Nominee Shares to Purchaser, which assignment shall include an indemnity from the Vendor to the Purchaser and the Cascades Freehold Nominee against all losses, claims, actions, damages, liabilities and expenses arising from the existence or occurrence of any facts or circumstances whatsoever relating to the Nominee Shares or the Cascades Freehold Nominee that existed or occurred prior to the Closing Date, including without limitation, any known or unknown liabilities of the Cascades Freehold Nominee existing on or before the Closing Date;

(ff)	registration of the Nominee Shares in the name of the Purchaser and issuance of a new share certificate to the Purchaser in respect of the Nominee Shares;

(gg)	resignations executed by all persons holding positions as directors or officers of the Cascades Freehold Nominee and indemnities from the Purchaser in favour of such directors and officers;

(hh)	all minute books and other corporate records of the Nominees in the possession of the Cascades Freehold Nominee or the Vendor;

(ii)	an assignment and assumption of the Nominee Ground Leases;

(jj)	the Option Agreements;

(kk)	the Easement;

(ll)

such other documents and certificates, including without limitation an officer’s certificate as to the continued accuracy of the surveys provided in the Property Information, as may be reasonably requested by the Title Insurer in order to issue the Title Policies; and

(mm)

any other closing documents, certificates and assurances as may be requisite in the reasonable opinion of the Purchaser’s solicitors for more perfectly and absolutely assigning, transferring, conveying and assuring to and vesting in the Purchaser, title to the Subject Assets free and clear of any lien, charge, encumbrance or legal notation other than the Permitted Encumbrances as contemplated herein.

5.3	Purchaser’s Closing Documents

Except where expressly provided otherwise, at least two (2) Business Days before the Closing Date, subject to the terms and conditions of this Agreement, the Purchaser shall deliver or cause to be delivered to the Vendor’s Solicitors (except where expressly provided otherwise) the following, duly executed by the Purchaser where it is a party thereto:

(a)	the adjusted Balance (to be delivered on the Closing Date to the Title Insurer or Vendor’s Solicitors, at Purchaser’s option);

(b)	those documents and agreements described in Section 5.2 to which the Purchaser is a party;

(c)	a purchaser’s statement of adjustments;

(d)	the Landlord BCLC Agreement(s);

(e)

any documents or deliveries contemplated to be delivered by the Purchaser as landlord to the Master Lease Tenant as tenant pursuant to any of the Grand Villa Master Lease, the Cascades Master Lease, and the Starlight Master Lease, including without limitation any documents specifically contemplated thereby that may be required in connection with the Master Lease Tenant’s financing of its leasehold interest, including a Landlord Lender Agreement, provided that, in each case, the Vendor provides written Notice to the Purchaser specifically requiring same, no later than ten (10) Business Days prior to Closing;

(f)	any assumptions or notices specifically required of the Purchaser by the terms of the Permitted Encumbrances;

(g)	the Corporate Certificate re: Purchaser;

(h)	the GST Declaration and Indemnity;

(i)	the Comfort Letters executed by the applicable Landlord;

(j)

an assignment and assumption of Permitted Encumbrances, in form and substance reasonably acceptable to the Vendor and the Purchaser, with respect to all applicable contractual Permitted Encumbrances, for which the applicable Permitted Encumbrances shall be agreed upon by the Vendor and the Purchaser prior to the Purchaser’s Condition Date;

(k)

a notice and direction to the applicable Governmental Authority directing that payment of all property tax vacancy credits or rebates for the period prior to or after Closing to be continued to be made to the Vendor (or the Master Lease Tenant as applicable);

(l)	an assignment and assumption of the Nominee Ground Leases;

(m)	the Option Agreements;

(n)	the Easement; and

(o)

all other documents which the Vendor reasonably requests to give effect to the Transaction and to result in the proper assumption of the Subject Assets by the Purchaser; and such other closing documents as may be requested by the Vendor, acting reasonably, whether or not similar to the foregoing.

5.4	Forms of Closing Documents

Except where expressly provided otherwise in this Agreement, or where it is provided that an agreement is to be satisfactory to a party in its sole and absolute discretion, the form and substance of all agreements to be delivered by the Purchaser and the Vendor on Closing shall be acceptable to both parties, each acting reasonably, provided that none of such documents shall contain covenants, representations or warranties which are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

5.5	Registration and Other Costs

(a)	The Vendor and the Purchaser shall be responsible for the costs of the Vendor’s Solicitors and the Purchaser’s Solicitors, respectively, in respect of the Transaction.

(b)

Except as otherwise provided in this Section 5.5, the Purchaser and the Vendor shall each be responsible for and pay one-half (1⁄2) of all taxes, fees and other costs payable in connection with the conveyance or transfer of the Subject Assets, including without limitation, costs of registering the Transfer Documents by the Purchaser, all provincial and municipal land transfer taxes payable upon registration of the Transfer Documents (but excluding all provincial and municipal land transfer taxes payable upon registration of the Master Lease (or notices thereof) for which the Vendor shall be solely responsible), costs of the Title Policies, fees for obtaining the Competition Act Approval and fees for obtaining GPEB and BCLC approval.

The Vendor and Purchaser shall make all adjustments in their respective statements of adjustments in accordance with this Section 5.5(b). The parties shall make readjustments after Closing as necessary. Each party will pay to the other promptly such net amounts as are shown to be owed by it to the other on the readjustment statements.

(c)

The Purchaser shall be responsible for the cost of any title insurance for its lenders. The Vendor shall be responsible for the costs of preparing and registering any discharges of Encumbrances with respect to the Subject Assets which are not Permitted Encumbrances.

(d)

The Purchaser shall indemnify and save harmless the Vendor and its shareholders, directors, officers, employees and agents from all Claims incurred, suffered or sustained as a result of a failure by the Purchaser to file any returns, certificates, filings, elections, notices or other documents required to be filed by the Purchaser with any federal, provincial or other taxing authorities in connection with the conveyance or transfer of the Subject Assets.

(e)

The Purchaser and the Vendor agree that if GST is exigible on this Transaction then it is the Vendor’s obligation to collect GST, and the Purchaser’s obligation to pay GST on Closing. The Purchaser confirms that it will be registered with CRA or any successor thereto in compliance with subdivision d of Division V of Part IX of the Excise Tax Act (Canada) relating to GST on the Closing Date. The Purchase Price does not include GST and the Purchaser confirms that it will be responsible for the GST payable with respect to the Transaction and will account directly to Canada Revenue Agency (“CRA”) with respect thereto in accordance with Schedule “B”. The Purchaser covenants and agrees that on Closing it shall either: (i) confirm its GST registration number to the Vendor on the Closing Date by providing a signed GST Declaration and Indemnity pursuant to Section 5.3 or (ii) pay, in addition to the Purchase Price, GST on the Purchase Price.

(f)	The provisions of this Section 5.5 shall survive the Closing.

5.6	Transfer Closing Procedure

The Closing will be conducted in accordance with the following provisions:

(a)	all Closing Documents will be delivered in escrow to the offices of Boughton Law Corporation in accordance with this Agreement;

(b)	the parties obtain confirmation from the Title Insurer that it is irrevocably committed to issue the Title Policies;

(c)

the Purchaser will pay to the Vendor’s Solicitors or the Title Insurer, at Purchaser’s option, in trust the Balance, and thereupon the Closing Documents and closing funds shall be released from escrow; and

(d)

Forthwith following receipt by the Vendor’s Solicitors or the Title Insurer, as applicable, of the payment pursuant to Section 5.6(b) and by the Purchaser’s Solicitors and the Vendor’s Solicitors the documents and items referred to in Section 5.2, the Purchaser will cause the Purchaser’s Solicitors to file the Transfer Documents in the appropriate LTO on the Closing Date concurrently with any security documents applicable to any mortgage financing arranged by the Purchaser in connection with the purchase of the Subject Assets.

After receipt by the Purchaser’s Solicitor of satisfactory post-filing registration searches of the Lands in the LTO, the Vendor’s Solicitors shall register the Master Leases.

In the event that any of the Transfer Documents, the security documents, or any other documents being registered in connection with the Transaction are rejected by the LTO for filing, the parties hereto shall cooperate as may be reasonably necessary to cause the proper registration of such documents. The provisions of this grammatical paragraph shall survive the Closing.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Vendor’s Representations

The Vendor and the Vendor Nominee, hereby represents and warrants to and in favour of the Purchaser that as of the date of this Agreement and (except as otherwise provided in this Section 6.1) as of the Closing Date:

(a)

the Vendor is the beneficial owner of the Subject Assets and has good and marketable title to the Subject Assets free and clear of all liens, claims, charges and encumbrances other than Permitted Encumbrances;

(b)

the Vendor Nominee is the registered owner of legal title to the all of the Cascades Lands Strata Lots, the Grand Villa Lands and the Starlight Lands as nominee, agent and bare trustee for and on behalf of the Vendor; Cascades Freehold Nominee is the registered owner of the legal title to the Cascades Freehold Property;

(c)	each of the Vendor Nominee and the Cascades Freehold Nominee is duly incorporated and validly subsisting under the laws of the province of British

Columbia, neither the Vendor Nominee nor the Cascades Freehold Nominee is a reporting or public company and each of the Vendor Nominee and the Cascades Freehold Nominee is in good standing with all appropriate governmental offices of British Columbia;

(d)

neither the Vendor Nominee nor the Cascades Freehold Nominee owns any assets of any kind, has no beneficial interest in the Subject Assets and has carried on no business or activity of any kind other than holding legal title to the Lands or the Cascades Lands Freehold Lots, as applicable, in trust for the Vendor and dealing with the Lands or the Cascades Lands Freehold Lots, as applicable, on behalf of and as directed by the Vendor;

(e)	neither the Vendor Nominee nor the Cascades Freehold Nominee has any liabilities or indebtedness whatsoever, contingent or otherwise;

(f)	neither the Vendor Nominee nor the Cascades Freehold Nominee has any employees;

(g)

the Vendor is a corporation duly incorporated and subsisting under the laws of its place of incorporation, and has the necessary corporate authority, power and capacity to own its interest in the Subject Assets and to enter into this Agreement and all agreements, transfers, assignments and other documents to be delivered by it pursuant hereto and to complete the Transaction and perform its obligations under the documents to be entered into by it pursuant hereto in respect of the Transaction on the terms and conditions herein contained, all of which have been duly and validly authorized by all requisite proceedings and that this Agreement constitutes a legal, valid, and binding obligation of the Vendor in accordance with its terms;

(h)

the obligations of the Vendor and Vendor Nominee under this Agreement and of Vendor and each Master Lease Tenant under each of the agreements, transfers, assignments and other documents entered into by it pursuant hereto (including without limitation, the Closing Documents), and the Transaction contemplated herein, have been duly and validly authorized by all requisite corporate proceedings and constitute (or will constitute on Closing, in the case of Closing Documents) legal, valid and binding obligations, enforceable against it in accordance with their terms;

(i)

neither the entering into nor delivery of this Agreement nor the completion by the Vendor Nominee, the Cascades Freehold Nominee and Vendor of the Transaction will conflict with or constitute a default under any Applicable Laws; and no approval or consent is required of (i) any Governmental Authority or (ii) a party to any Permitted Encumbrance, in connection with the execution and delivery of this Agreement by the Vendor and the consummation of the Transaction, save and except for the Competition Act Approval, and as set out in each of Section 4.1(a), 4.1(b) and 4.1(c) and Section 4.2(b), 4.2(c) and 4.2(d), and as may be set out in the Permitted Encumbrances;

(j)	the execution, delivery and performance of this Agreement by the Vendor does not result in the violation of any of the provisions of its constating documents or by-laws;

(k)

except as will be Disclosed to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date, none of the Vendor, the Vendor Nominee or the Cascades Freehold Nominee has received written notice of any, and to the best of Vendor’s knowledge there are no, pending or threatened expropriation or rezoning proceedings relating to the Property;

(l)

except as will be Disclosed to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date, none of the Vendor, the Vendor Nominee or the Cascades Freehold Nominee has received written notice which remains outstanding from any Governmental Authority or other Person with respect to any actual or threatened complaint, claim, citation, order (including any pollution control order, stop order, pollution abatement order, pollution prevention order or remediation order), directive, request for information, statement of claim or notice of investigation concerning any alleged violation of, liability or potential liability under any Applicable Laws relating to environmental matters with respect to the Property (each, a “Hazardous Material Claim”) and Vendor has no knowledge of any actual or threatened Hazardous Material Claim;

(m)

to the best knowledge of the Vendor, except as will be Disclosed to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date, there is no Proceeding relating to the Vendor, the Vendor Nominee or the Cascades Freehold Nominee or affecting the Subject Assets or the Cascades Freehold Property, which could reasonably be expected to materially adversely affect the Subject Assets or the Cascades Freehold Nominee, and there is not, outstanding against the Vendor or the Cascades Freehold Nominee any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator which could reasonably be expected to materially adversely affect the Subject Assets or the Cascades Freehold Nominee;

(n)	the Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(o)	the Vendor is duly registered under Subdivision D of Division V of the Excise Tax Act (Canada) and the registration number assigned to the Vendor by CRA is 81098 3262 RT0001;

(p)

as of the Execution Date, there are no collective bargaining agreements or proceedings under the British Columbia Labour Relations Code which are or will affect the Property on Closing other than as shall be Disclosed to the Purchaser prior to 5:00 p.m. central time on the third (3rd) Business Day prior to the Purchaser’s Condition Date;

(q)

except as will be Disclosed to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date, the Vendor has not received any notice from any Governmental Authority (other than a Gaming Authority) of zoning, building, fire, water, use or other Applicable Law violations (other than Gaming Laws violations) issued in respect of the Property which remain uncorrected;

(r)

except as will be Disclosed to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date, the Vendor has not received (i) any notice from any Gaming Authority of any Gaming Laws violations issued in respect of the Property which remain uncorrected, or (ii) any notice of investigations from any Gaming Authority in respect of any gaming operations and/or the Property and which, in either case, if uncorrected could reasonably be expected to materially adversely affect the Property or the Business;

(s)

there will be no tenancies affecting the Subject Assets at the time of Closing other than the Existing Leases and other Leases delivered to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date;

(t)

The Property Information, including all Leases, and the Subsequent Property Information Disclosed to Purchaser are complete copies of such materials. To the knowledge of the Vendor, the Property Information and Subsequent Property Information includes all site plans, surveys, plans and specifications, Phase I and Phase II environmental reports, property condition reports, the most recent title commitments, all unregistered documents that would affect title to the Subject Assets or bind Purchaser, after Closing, in each case, affecting the Subject Assets and in Vendor’s possession or control;

(u)

except as will be Disclosed to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date, at the time of Closing, the Vendor and the Cascades Freehold Nominee shall have prepared and filed all tax returns and other documents required to be filed by it and such returns and documents are complete and correct; the Vendor and the Cascades Freehold Nominee shall have paid all taxes which are due and payable by it on or before the Closing Date; and the Vendor shall have made adequate provision for taxes payable for each current period for which tax returns are not yet required to be filed and withheld from each amount paid or credited to any person the amount of taxes required to be withheld therefrom and has remitted such taxes to the proper tax or other receiving authorities within the time required under applicable legislation;

(v)

to the best knowledge of the Vendor, except as will be Disclosed to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date, at the time of Closing, the Vendor shall not have any indebtedness to any person, firm, corporation or governmental authority which might now or hereafter by operation of law or otherwise constitute a lien, charge or encumbrance on the Subject Assets, or any part thereof, or which could affect the right of the Purchaser to own, occupy and obtain revenue from the Subject Assets, or any part thereof; and

(w)

to the best knowledge of the Vendor, except as will be Disclosed to the Purchaser prior to 5:00 p.m. central time on the fifth (5th) Business Day prior to the Purchaser’s Condition Date, there is no claim or litigation pending, threatened with respect to the Vendor, the Vendor Nominee, or the occupancy or use of the Subject Assets by the Vendor which could affect the right of the Purchaser to own, occupy, and obtain revenue from the Subject Assets or the ability of the Vendor or Vendor Nominee to perform its obligations under this Agreement.

For the foregoing purposes of this Section 6.1, “to the best knowledge of the Vendor” or similar words mean to the Vendor’s actual knowledge after inquiry of the head of operations for the Property and any third-party property managers for the Property. This Section 6.1 shall survive the Closing, subject to Section 6.3 and, if applicable, Section 6.5.

If before the Closing either party acquires knowledge of any condition which would make any of the representations and warranties set forth in Section 6.1 not true, such party shall promptly notify the other party of such condition. If the Vendor is not able to cure any such condition prior to the Closing Date, and if such condition results in a Material Value Reduction, the Purchaser may terminate this Agreement by delivering written notice to the Vendor within ten (10) days after the date that the Vendor notifies the Purchaser that the Vendor is unable to cure such condition. If such condition was the result of the Vendor’s misrepresentation in any material respect or default hereunder (any such condition arising by the Vendor’s misrepresentation in any material respect or default hereunder, being a “Material Condition”), in addition to the termination right set forth in the preceding sentence, the Vendor shall reimburse the Purchaser for the Purchaser’s Expenses, which obligation of the Vendor shall survive the termination of this Agreement. Upon such termination, the Deposit, together with all interest earned thereon, shall be refunded to the Purchaser and both parties hereto shall be released from all of their liabilities and obligations under this Agreement (other than those obligations which are expressly stated to survive termination of this Agreement). If the Purchaser fails to terminate this Agreement within such ten (10) day period, the Purchaser shall be deemed to waive its right of termination with respect to any such condition. In the event of such a waiver or in the event that the Purchaser does not have the right to terminate this Agreement as a result of such condition, the Purchaser shall retain its right to make a Claim under Section 6.3 with respect to such condition.

6.2	Purchaser’s Representations

The Purchaser hereby represents and warrants to and in favour of the Vendor that as of the date of this Agreement and as of the Closing Date:

(a)

the Purchaser is a corporation duly incorporated and subsisting under the laws of its place of incorporation (and is or will be extra-provincially registered in British Columbia if necessary), and has the necessary corporate authority, power and capacity to own the Subject Assets and to enter into this Agreement and all agreements, transfers, assignments and other documents to be delivered by it pursuant hereto and to complete the Transaction and perform its obligations under the documents to be entered into by it pursuant hereto in respect of the Transaction on the terms and conditions herein contained;

(b)

this Agreement and the obligations of the Purchaser hereunder and each of the agreements, transfers, assignments and other documents entered into by the Purchaser pursuant hereto (including, without limitation, the Closing Documents) and the Transaction contemplated herein will have been duly and validly authorized by all requisite corporate proceedings of the Purchaser and constitute (or will constitute on Closing, in the case of the Closing Documents) legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its and their terms;

(c)

neither the entering into nor delivery of this Agreement nor the completion by the Purchaser of the Transaction will conflict with or constitute a default under any Applicable Laws; and no approval or consent of any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Purchaser and the consummation of the Transaction, save and except for the Competition Act Approval and as set out in each of Section 4.1(a), 4.1(b) and 4.1(c) and Section 4.2(b), 4.2(c) and 4.2(d);

(d)	the execution, delivery and performance of this Agreement by the Purchaser does not result in the violation of any of the provisions of the constating documents or by-laws of the Purchaser;

(e)	in respect of the following matters:

(i)

the Purchaser has not offered, promised, given or agreed to give and shall not during the term of this Agreement offer, promise, give or agree to give to any Person any bribe on behalf of the Vendor or otherwise with the object of obtaining a business advantage for the Vendor or otherwise;

(ii)

the Purchaser has not engaged in any activity or practice which would constitute an offence under the Foreign Corrupt Practices Act of the United States and the applicable anti-bribery and/or anti-corruption laws of Canada (“The Anti-Corruption Laws”);

(iii)	the Purchaser has in place, its own policies and procedures to ensure compliance with the Anti-Corruption Laws;

(iv)

the Purchaser has in place, effective accounting procedures and internal controls necessary to record all expenditures in connection with this Agreement, which enable the Vendor and the Purchaser to readily identify the Purchaser’s financial and related records in connection with this Agreement;

(v)

from time to time during the term of this Agreement including without limitation, on Closing, at the reasonable request of the Vendor, the Purchaser shall confirm in writing that it has complied with its representations under this Sections 6.2(e)(ii) through 6.2(e)(iv), inclusive and shall provide any information reasonably requested by the Vendor in support of such compliance; and

(vi)	the Purchaser shall notify the Vendor as soon as practicable of any breach of any of the representations contained in this Sections 6.2(e)(ii) through 6.2(e)(iv), inclusive of which it becomes aware.

(f)	As of the Closing Date, the Purchaser shall not have engaged any asset or property manager in respect of the Subject Assets.

This Section 6.2 shall survive the Closing, subject to Section 6.3 and, if applicable, Section 6.5.

6.3	Survival of Representations and Covenants

(a)

The representations, warranties, and certifications contained in this Agreement shall not merge on Closing and, shall survive until the expiry of one (1) year following the Closing Date (the “Survival Period”). The party which has received a representation, warranty or certification in this Agreement shall give Notice to the other party of each breach of the representation, warranty, or certification, together with details thereof, within a reasonable time after becoming aware of the breach and in any event not later than the last day of the Survival Period. Notwithstanding any other provision of this Agreement, no Claim may be asserted or pursued against any party hereto, or any action, suit or other proceeding commenced or pursued, for or in respect of any breach of any representation, warranty or certification made by such party in this Agreement unless Notice of such Claim is received by such party describing in detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the last day of the Survival Period, irrespective of whether the subject matter of such Claim shall have occurred before or after such date; and upon the expiry of the Survival Period all such representations, warranties, and certifications shall cease to have any effect except to the extent a written Claim has been previously given in respect thereof in accordance with this Subsection 6.3(a) and Subsection 6.3(b). Neither the Vendor nor the Purchaser shall be entitled to make any Claim in respect of a breach of a representation, warranty or indemnity from the other party that it had actual knowledge was false or untrue as of the Closing Date.

(b)	Notwithstanding the foregoing provisions of this Section or any other provisions of this Agreement or any Closing Documents, the liability of any party to this

Agreement (herein referred to as the “Responsible Party”) after Closing in respect of any representation, warranty, or certification made by such Responsible Party in or pursuant to this Agreement or in any Closing Document made by such Responsible Party shall be subject to and limited by the following:

(i)	the time limits contained in Subsection 6.3(a) as applicable;

(ii)

no Claim shall be brought against the Vendor by the Purchaser until the aggregate of all the amounts claimed pursuant to such Claim or Claims that have then been made by the Initiating Party against the Vendor exceed Five Hundred Thousand dollars ($500,000) provided that if the aggregate of all such Claims exceeds Five Hundred Thousand dollars ($500,000), the Purchaser shall be entitled to recover the full amount of the Claim or Claims including the initial Five Hundred Thousand dollars ($500,000) and only if such Claim or Claims are successful;

(iii)

if any breach of any such representation, warranty or certification or Surviving Covenant can be remedied within a reasonable period of time (not to exceed one hundred eighty (180) days after Notice thereof is given) the Responsible Party shall be given a reasonable opportunity to remedy any such breach, provided such breach is capable of being remedied and granting such opportunity does not, in the opinion of the Initiating Party, acting reasonably, adversely affect the Initiating Party; and

(iv)	the provisions of Subsection 6.3(a) and Section 6.5 if applicable.

(c)	It is agreed that, notwithstanding any other provision of this Agreement:

(i)

the Purchaser shall not have the right to terminate this Agreement as a result of the breach by the Vendor of one or more representations and warranties made by the Vendor in this Agreement, unless it results in a Material Value Reduction;

(ii)

if there is any breach by the Vendor of one or more representations and warranties made by the Vendor in this Agreement that does not result in a Material Value Reduction, then the Purchaser shall not have any right to terminate this Agreement as a result of such breach, but the Purchaser shall have the right to bring an action for damages, if any, which may otherwise be asserted subject to the provisions of this Section 6.3 and, if applicable, Section 6.5;

(iii)

if there is any breach by the Vendor of one or more representations and warranties made by the Vendor in this Agreement as a result of a Material Condition that results in a Material Value Reduction, then the Purchaser shall have the right to terminate this Agreement as a result of such breach as set out in Section 6.1, and in such event the Deposit and all interest earned thereon shall be returned to the Purchaser, and the Vendor shall reimburse the Purchaser for its reasonable and customary third-party out of pocket costs and expenses incurred in connection with its negotiation of this Agreement, due diligence and obtaining financing for the transactions contemplated in this Agreement, including without limitation, all commitment fees, lenders’ rate lock expenses and legal fees incurred to its acquisition lenders following the Purchaser’s Condition Date (collectively, “Purchaser’s Expenses”) up to the amount of the Deposit; and

(iv)

for greater certainty, it is confirmed that reference to a breach of any representation and warranty means such representation and warranty is not true and accurate. “Material Value Reduction” means that, in the Purchaser’s reasonable determination, the fair market value of the Subject Assets is at least two percent (2%) of the Purchase Price less than what the value of the Subject Assets would be if such representation and warranty were true and accurate.

(d)	This Section shall survive the Closing or the termination of this Agreement.

6.4	“As-Is” Purchase

The Purchaser acknowledges and agrees that:

(a)

except for the representations, warranties and covenants of the Vendor expressly set out in Section 6.1 or in the Closing Documents, in entering into this Agreement and closing the Transaction, the Purchaser has relied and will continue to rely entirely and solely upon its own inspections and investigations with respect to the Subject Assets;

(b)

except as otherwise expressly provided for in this Agreement or in the Closing Documents (including, for clarity, the Grand Villa Master Lease, the Cascades Master Lease and the Starlight Master Lease), the Subject Assets are being purchased and assumed by the Purchaser on an “as is, where is” basis as of the date of this Agreement and without any express or implied agreement or representation and warranty of any kind whatsoever or any liability or obligation of the Vendor as to the physical or financial condition, suitability for development, fitness for a particular purpose, merchantability, title, physical characteristics, profitability, use or zoning, environmental condition, existence of latent defects, quality, or any other aspect or characteristic thereof;

(c)

except as otherwise expressly provided for in this Agreement, the Vendor makes no agreements or representations and warranties concerning any statements made or other information delivered or made available to the Purchaser (whether by the Vendor, the Vendor’s Real Estate Broker, the Vendor’s Solicitors, or any other agents, representatives or advisors of the Vendor or any of each such Person’s respective affiliates, or any other Person) with respect to the Subject Assets, whether as part of the information Disclosed to the Purchaser or otherwise;

(d)

except as otherwise expressly provided for in this Agreement, the Property Information is provided to the Purchaser without representation or warranty and the Purchaser shall rely entirely and solely upon its own investigations and inspections; and

(e)

except as otherwise expressly provided for in this Agreement or in the Closing Documents (including, for clarity, the Master Leases and the Master Lease Beneficial Covenants), the Vendor shall have no obligations or responsibility to the Purchaser after Closing with respect to any matter relating to the Subject Assets or the condition thereof.

The provisions of this Section 6.4 shall survive Closing or the termination of this Agreement.

6.5	Third Party Claims

(a)

In the case of any Claim (a “Third Party Claim”) made by any third party (which shall not include affiliates or related parties to the Purchaser or the Vendor) after the Closing against either the Vendor or the Purchaser (such party hereto against whom such Third Party Claim is made being referred to herein as the “Claiming Party”) with respect to which the Claiming Party seeks to make a Claim against the other party to this Agreement (the “Responding Party”) as a result of the breach by the Responding Party of any representation, warranty or certification made by such Responding Party in or pursuant to this Agreement or any Closing Document or the breach by such Responding Party of any Surviving Covenant made by such Responding Party, or pursuant to any indemnity made by such Responding Party in this Agreement which survives Closing, the Claiming Party shall give Notice to the Responding Party of any such Third Party Claim forthwith after receiving notice thereof. If the Claiming Party fails to give such Notice to the Responding Party, such failure shall not preclude the Claiming Party from making such claim against the Responding Party, but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Third Party Claim or increased the amount of liability or the cost of the defence.

(b)

The Responding Party shall have the right, by Notice to the Claiming Party given not later than thirty (30) days after receipt of the Notice referred to in Subsection 6.5(a), to assume the control of the defence, compromise or settlement of the Third Party Claim, so long as there is no conflict between the position of the Claiming Party and the Responding Party.

(c)

Upon the assumption of control of any Third Party Claim by the Responding Party as contemplated by Subsection 6.5(b), the Responding Party shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Claiming Party and, in connection therewith, the Claiming Party shall co-operate fully (but at the expense of the Responding Party) to make available to the Responding Party all pertinent information and witnesses under the Claiming Party’s control, make such assignment and take such other steps as in the opinion of counsel for the Responding Party, acting reasonably, are reasonably necessary to enable the Responding Party to conduct such defence. The Claiming Party shall have the right to participate in the negotiation, settlement or defence of any Third Party Claim at its own expense and no Third Party Claim shall be settled, compromised or otherwise disposed of without the prior written consent of the Claiming Party, such consent not to be unreasonably withheld or delayed. The parties acknowledge and agree that it shall not be unreasonable for the Claiming Party to withhold approval of a settlement or compromise of a Third Party Claim if such settlement or compromise imposes any obligations or liabilities on the Claiming Party or the Subject Assets unless such liabilities and obligations are assumed by the Responding Party. If the Responding Party elects to assume control of the Third Party Claim as contemplated by Subsection 6.5(b), the Claiming Party shall not pay, or permit to be paid, any part of the Third Party Claim unless the Responding Party consents in writing to such payment, such consent not to be unreasonably withheld or delayed, or unless the Responding Party, subject to the last sentence of Subsection 6.5(d), withdraws from the defence of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Responding Party is entered against the Claiming Party in respect of such Third Party Claim.

(d)

If the Responding Party fails to give Notice to the Claiming Party as contemplated by Subsection 6.5(b) or fails to defend or, if after commencing or undertaking such defence, fails to prosecute or withdraws from such defence, the Claiming Party shall have the right to undertake the defence or settlement thereof. If the Claiming Party assumes the defence of any Third Party Claim and proposes to settle it prior to a final judgment thereon or to forego any appeal with respect thereto, then the Claiming Party shall give the Responding Party prompt Notice thereof, and the Responding Party shall have the right to participate in the settlement or assume or reassume the defence of such Third Party Claim.

(e)	This Section 6.5 shall survive the Closing.

6.6	Letters of Reliance

The Vendor agrees to provide the Purchaser and the Purchaser’s lenders, at the Purchaser’s request, with letters of reliance from Keystone Environmental Ltd. with respect to its Environmental Site Investigations for each Property, which letters of reliance shall be on the consultant’s standard form.

6.7	Estoppel Certificates and Subordination Agreements.

The Vendor shall use good faith and commercially reasonable efforts to obtain estoppel certificates and/or subordination agreements for any Existing Leases or Leases entered into after the Execution Date requested by the Purchaser in form and substance reasonably acceptable to the Purchaser.

ARTICLE 7

OPERATION UNTIL CLOSING

7.1	Operation Before Closing

From the date hereof until Closing, the Vendor shall insure, repair, and maintain the Property in accordance with the management practices of a reasonably prudent owner of lands and buildings of a similar quality, type and size as the Property in British Columbia.

7.2	Damage or Expropriation Before Closing

The interest of the Vendor in and to the Property shall be at the risk of the Vendor until Closing. If loss, damage or expropriation of the Property occurs prior to Closing, Vendor shall promptly notify the Purchaser of such loss, damage or expropriation. If the cost to repair such damage, or the value of the property taken, in the case of an expropriation, exceeds Five Million Dollars ($5,000,000) or cannot be repaired within one hundred and eighty (180) days, then the Vendor or the Purchaser shall have a period of five (5) Business Days following such occurrence (or notice thereof) to terminate this Agreement by giving Notice to the other party. In the event of such termination, the Deposit shall be returned to the Purchaser, together with interest accrued thereon, and both parties hereto shall be released from all of their liabilities and obligations under this Agreement (other than those obligations which are expressly stated to survive termination of this Agreement). If neither the Purchaser nor the Vendor terminates this Agreement as aforesaid, then notwithstanding the extent of such damage or destruction, (a) the Transaction shall be completed and the Master Lease Tenant shall pay all rent required to be paid under each of the Grand Villa Master Lease, the Cascades Master Lease and the Starlight Master Lease, as and when due in accordance with the terms thereof, without abatement, as if such damage or destruction had not occurred, (b) the Master Lease Tenant shall repair and/or rebuild such damage following Closing as required by the terms of the Grand Villa Master Lease, the Cascades Master Lease or the Starlight Master Lease, as applicable and (c) all proceeds of insurance and awards for expropriation shall be held and disbursed as provided in the applicable Master Lease and the Vendor shall execute such documents as are reasonable necessary to assign such proceeds or awards over to the Purchaser as and to the extent provided in the applicable Master Lease.

If the damage, or destruction or expropriation occurs at such time that there is insufficient time for the Vendor or Purchaser to make its election to terminate hereunder, the Closing Date shall be postponed to a date which is five (5) Business Days after the earlier of the date such election is made or the period for making such election has expired. This Section 7.2 shall survive the Closing.

7.3	Leasing and Contracts

From and after the Execution Date, the Vendor shall not enter into any Lease unless such lease has the landlord protections included in the Sublease Acknowledgment. From and after the Purchaser’s Condition Date, the Vendor shall not enter into any Lease or

Contract or any amendment of any Lease or Contract that would bind the Purchaser after Closing or bind the Purchaser or the Subject Assets following a termination of the applicable Master Lease. The Vendor shall provide the Purchaser with copies of all Leases promptly following the execution thereof. This Section 7.3 shall survive the Closing.

ARTICLE 8

GENERAL

8.1	Interpretation

Unless the context otherwise requires (i) “or” is not exclusive; (ii) “this Agreement”, “hereof”, “herein”, “hereto” and similar expressions mean this Agreement together with all schedules to this Agreement and all amendments and supplements that may be made to this Agreement from time to time in writing; (iii) references to Articles, sections, subsections and schedules are references to Articles, sections, subsections and schedules of this Agreement; and (iv) wherever any provision of any schedule to this Agreement conflicts with the body of this Agreement, the body of this Agreement shall prevail.

Whenever a statement or provision in this Agreement is followed by words denoting inclusion or example (such as “including”) and then a list of, or reference to, specific matters or items, such list or reference shall not be read so as to limit or restrict the generality of such statement or provision, even though words such as “without limitation” or “without limiting the generality of the foregoing” or “but not limited to” do not precede such list or reference. If any provision of this Agreement is illegal or unenforceable, such provision shall be considered severable (and automatically severed) from the remaining provisions of this Agreement, which shall remain in force. There shall be no inference, presumption or conclusion drawn whatsoever by virtue of: (a) any one or more of the Vendor, the Vendor’s Solicitors, the Vendor’s Real Estate Broker, the Purchaser or the Purchaser’s Solicitors having drafted this Agreement or any portion thereof; or, (b) this Agreement being drawn using the standard or preferred form of the Vendor, the Vendor’s Solicitors or the Vendor’s Real Estate Broker; or, (c) the deletion of language or wording from this Agreement prior to execution by the Vendor or the Purchaser; or, (d) the selection or use of the words “not applicable” or “intentionally left blank” in any provision of this Agreement and, in this regard, the use of such words is for the convenience of the parties hereto only to preserve the numbering system of this Agreement; or (e) the particular words chosen and used to label or identify the defined terms of this Agreement; or (f) the selection or use of any bold, italicized, underlined or coloured print in this Agreement.

8.2	Schedules

The following schedules attached to and incorporated into this Agreement by reference shall form part of this Agreement:

Schedule “A”	Legal Descriptions
Schedule “B”	GST Declaration and Indemnity

Schedule “C”	Waiver Notice
Schedule “D”	Permitted Encumbrances
Schedule “E”	Specific Excluded Property
Schedule “F”	Purchase Price Allocation and Initial Master Lease Rent Allocation
Schedule “G”	Data Room Index
Schedule “H”	Off Title Search Results
Schedule “I”	Master Lease Form
Schedule “J”	Existing Leases
Schedule “K”	Master Lease Beneficial Covenant Form
Schedule “L”	Form of Landlord BCLC Agreement

8.3	Gender and Number

Words importing the singular include the plural and vice versa. Words importing gender include all genders.

8.4	Captions

The caption, headings and table of contents contained herein are for reference only and in no way affect this Agreement or its interpretation.

8.5	Obligations as Covenants

Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

8.6	Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable thereto therein, without giving effect to choice of law principles established or enacted in accordance with such laws, and shall be treated in all respects as a British Columbia contract for all purposes. The parties hereto hereby irrevocably attorn to the courts of the Province of British Columbia and irrevocably select the appropriate courthouse in Vancouver, British Columbia (given the nature of the legal proceeding and the jurisdiction of the particular court) to be the venue for all legal proceedings in respect of this Agreement, the Closing and any matter related thereto.

8.7	Currency

All references to currency in this Agreement shall be deemed to be references to Canadian dollars. Unless otherwise expressed, any amount set out in or contemplated by this Agreement excludes any GST or retail sales taxes which are required to be remitted or paid with respect to such amount.

8.8	Invalidity

If any immaterial covenant, obligation, agreement or part thereof or the application thereof to any Person or circumstance, to any extent, shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any Person, party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby. Each covenant, obligation and agreement in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

8.9	Amendment of Agreement

No supplement, modification, waiver or termination (other than an automatic termination pursuant to the terms of this Agreement) of this Agreement shall be binding unless executed in writing by the parties hereto in the same manner as the execution of this Agreement.

8.10	Time

Time shall be of the essence of this Agreement. If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day. Unless otherwise provided hereto, all references to time herein shall mean local time in Vancouver, British Columbia.

8.11	Further Assurances

Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement, without receiving additional consideration therefor, and without imposing any additional liabilities or obligations on such party.

8.12	Entire Agreement

This Agreement and any agreements, instruments and other documents herein contemplated to be entered into between, by or including the parties hereto constitute the entire agreement between the parties hereto pertaining to the Transaction provided for herein and supersede the Letter of Intent and all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, excluding the Confidentiality Agreement which shall continue in full force and effect, and there are no other warranties or representations and no other agreements between the parties hereto in connection with the Transaction provided for herein except as specifically set forth in this Agreement or the Schedules hereto.

8.13	Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.

8.14	Solicitors as Agents and Tender

Any notice, Notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated in this Agreement may be given or delivered and accepted or received by the Purchaser’s Solicitors on behalf of the Purchaser and by the Vendor’s Solicitors on behalf of the Vendor and any tender of Closing Documents and the Balance may be made upon the Vendor’s Solicitors and the Purchaser’s Solicitors, as the case may be.

8.15	Survival

Except as otherwise expressly provided in this Agreement, no representations, warranties, covenants or agreements of the Vendor and Purchaser in this Agreement shall survive the Closing.

8.16	Successors and Assigns

All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement.

8.17	Assignment

The Purchaser shall not assign its rights and/or obligations hereunder without the prior written consent of the Vendor, which consent may be withheld by the Vendor in its sole and absolute discretion. Notwithstanding the foregoing, the Purchaser shall be entitled, without the prior written consent of the Vendor but by prior Notice given to the Vendor on or before the day which is five (5) Business Days after the Execution Date, to assign this Agreement to a Person that is an affiliate of the Purchaser (within the meaning of the Business Corporations Act (British Columbia)) (a “Designee”) and/or direct a nominee or nominees to take legal title to the Subject Assets as bare trustee for and on behalf of the Purchaser or Designee, provided that: (a) such assignment is to a Person in respect of which Section 4.1(a), 4.1(b) and 4.1(c) and Section 4.2(b), 4.2(c) and 4.2(d) have been satisfied, and such assignment shall not release the original Purchaser from its obligations and liabilities under this Agreement, and (b) prior to such assignment taking effect, the Purchaser and the Designee shall enter into an agreement with the Vendor which is satisfactory to the Vendor, acting reasonably, pursuant to which the Purchaser and the Designee agree to be jointly and severally liable for the obligations and liabilities of the Purchaser under this Agreement. The Vendor shall not assign its rights and/or obligations under this Agreement without the prior written consent of the Purchaser.

8.18	Real Estate Commissions

The Vendor shall pay the commission or fee payable to the Vendor’s Real Estate Broker, which the Vendor represents and warrants are the only real estate agents, brokers or sales people that the Vendor have used in connection with the Transaction. The Purchaser represents and warrants to the Vendor that the Purchaser has not used the services of any real estate agent or broker in connection with the purchase and sale of the Subject Assets contemplated hereby. Each of the Purchaser and the Vendor indemnifies the other party from any Claims by any real estate agent or broker claiming otherwise. This Section 8.18 shall survive the Closing or termination of this Agreement.

8.19	Notice

Any notice, demand, approval, consent, information, agreement, offer, payment, request or other communication (hereinafter referred to as a “Notice”) to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery, reputable overnight courier or e-mail addressed or sent as set out below or to such other address as may from time to time be the subject of a Notice:

(a) Vendor
Attention:	Tolek M. Strukoff, Chief Legal Officer & Corporate Secretary and Brad Bardua, Chief Financial Officer
E-mail:	tstrukoff@gatewaycasinos.com bbardua@gatewaycasinos.com
with a copy to the Vendor’s Solicitors:

Bennett Jones LLP Suite 3400 One First Canadian Place Toronto, ON M5X 1A4

Attention:	S. Paul Mantini and Simon P. Crawford
Email:	mantinisp@bennettjones.com crawfords@bennettjones.com

(b) Purchaser:
Mesirow Realty Sale-Leaseback, Inc. 353 North Clark Street Chicago, Illinois 60654
Attention:	Garry W. Cohen Douglas Barker

E-mail:	gcohen@mesirowfinancial.com
dbarker@mesirowfinancial.com

with a copy to the Purchaser’s Solicitors:

Goldberg Kohn Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603

Attention:	Jami L. Brodey
Gary N. Ruben
E-mail:	jami.brodey@goldbergkohn.com
gary.ruben@goldbergkohn.com

and to:

Boughton Law Corporation
Suite 700 – 595 Burrard Street
Vancouver, British Columbia V7X 1S8
Attention:	George Cadman
Hugh Claxton
E-mail:	gcadman@boughtonlaw.com
hclaxton@boughtonlaw.com

Any Notice, personally delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery unless delivered after 5:00 p.m. of the recipient’s local time or on a non-Business Day, in which case it shall be deemed to have been effectively given on the Business Day next following the day it was delivered.

Any notice delivered by overnight courier shall be deemed to have been validly and effectively given and received on the date of such delivery unless delivered after 5:00 p.m. of the recipient’s local time or on a non-Business Day, in which case it shall be deemed to have been effectively given on the Business Day next following the day it was delivered.

Notices shall be permitted to be given by email and shall be deemed to have been validly and effectively given and received on the date of delivery unless delivered after 5:00 p.m. of the recipient’s local time or on a non-Business Day, in which case it shall be deemed to have been effectively given on the Business Day next following the day it was delivered, so long as a duplicate notice is delivered by personal delivery or overnight courier.

It is agreed that any Property Information may be delivered to the Purchaser by (i) adding it to the Data Room so long as notice is given by email to the Purchaser or the Purchaser’s Solicitors at each time additional information is posted to the Data Room or (ii) by transmitting it to the Purchaser or the Purchaser’s Solicitors by e-mail transmission at the e-mail addresses set out above.

8.20	Effect of Termination of Agreement

Notwithstanding the termination of this Agreement for any reason, the following provisions shall survive and shall remain in full force and effect: (a) the confidentiality provisions contained in the Confidentiality Agreement and Section 2.6 including, without limitation, the Purchaser’s obligations to return documents to the Vendor; (b) Subsection 2.4(b); (c) this Section 8.20 and (d) such other provisions (such as those in Section 3.1 relating to the forfeiture or return of the Deposit following termination) the survival of which following termination are necessary to give practical effect thereto and such other provisions as stated to survive herein. For greater certainty, it is confirmed that termination of this Agreement does not, for the purposes of this Section 8.20, include the Closing of this Agreement and that Section 8.15 governs the survival of provisions of this Agreement after the Closing.

8.21	No Registration of Agreement

The Purchaser shall not register this Agreement or any notice of this Agreement on title to the Lands.

8.22	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and which, taken together, shall constitute one and the same instrument. This Agreement may be delivered by emailed pdf and the parties adopt any signature received by emailed pdf as original signatures of the parties. In the case of email pdf transmission, the transmitting party shall forthwith deliver an originally executed copy of this Agreement to the other parties.

8.23	Site Profile Waiver

The Purchaser hereby waives any right it has to be provided with a site profile relating to the Subject Assets pursuant to the provisions of the Environmental Management Act (British Columbia) and the regulations promulgated thereunder.

8.24	Fees, Costs and Expenses

Notwithstanding any other provision in this Agreement, unless otherwise expressly provided herein, each of the Vendor and the Purchaser shall be solely responsible for its own accounting and other professional advisory fees, costs and expenses incurred in connection with this Agreement and the Transaction.

8.25	Vendor’s Obligations Limited

Prior to Closing, the liabilities, obligations and covenants of the Vendor under this Agreement shall be limited in aggregate to the amount equal to the actual amount of the Deposit.

(Signature Page Follows)

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their properly authorized officers in that behalf as of the day and year first above written.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

Per:
Name: Anthony Santo
Title: Chief Executive Officer

I have authority to bind the Corporation.

Per:
Name: Brad Bardua
Title: Chief Financial Officer

I have authority to bind the Corporation.

7588674 CANADA INC.

Per:
Name: Anthony Santo
Title: Director

I have authority to bind the Corporation.

Per:
Name:
Title:

I have authority to bind the Corporation.

MESIROW REALTY SALE-LEASEBACK, INC.

Per:
Name: M. Douglas Barker
Senior Managing Director

I/We have authority to bind the Corporation.

SCHEDULE “A”

LEGAL DESCRIPTIONS

Part A

A-1	Grand Villa Casino / Hotel - 4331 Dominion Street, Burnaby, BC

Parcel Identifier: 026-658-038

Lot 1 District Lot 70 Group 1 NWD Plan BCP21069

A-2	Grand Villa Casino Parking Structure – 4320/4350 Dominion Street, Burnaby, BC

Parcel Identifier: 003-517-918

Lot A, Except: Firstly; The East 569.25 feet, Secondly; Portions in Plan LMP32853, Thirdly; Part in Plan BCP21070 District Lot 70 Group 1 NWD Plan 9892

Part B

B-1	Star Light Casino - 350 Gifford Street, New Westminster, BC

Parcel Identifier: 026-069-903

Lot 1 District Lot 758 Group 1 NWD Plan BCP13760 Except Part Subdivided by Plan BCP35830

B-2	Vacant Lot Next To Starlight Casino – 3811 Boundary Road, Richmond, BC

Parcel Identifier: 001-109-022

Parcel 61 District Lot 757, 758 and 6883 Group 1 NWD Plan 64783, Except: Firstly; Part Highway on Plan 74380, Secondly; Part shown as 0.0802 hectares on Plan 74467, Thirdly; Part Highway on Plan LMP23314, Fourthly: Part shown as 0.4163 hectares on Plan 74467, Fifthly; Part in Plan BCP13760; Sixthly; Part Subdivided by Plan BCP43137

Part C

C-1	Cascades Casino - #1 – 20393 Fraser Highway, Langley, BC

Parcel Identifier: 026-507-552

Strata Lot 1 District Lots 36, 308 and 309 Group 2 NWD Strata Plan BCS1615, Together with an interest in the common property in proportion to the unit entitlement of the strata lots as shown on Form V.

C-2	Cascades Casino Hotel #2 – 20393 Fraser Highway, Langley, BC

Parcel Identifier: 026-507-561

Strata Lot 2 District Lots 36, 308 and 309 Group 2 NWD Strata Plan BCS1615, Together with an interest in the common property in proportion to the unit entitlement of the strata lots as shown on Form V.

C-3	Office Building next to Cascade Casino/Hotel – 20389 Fraser Highway, Langley, BC

Parcel Identifier: 024-760-579

Parcel A District Lot 309 Group 2 NWD Plan LMP45619

A - 2

SCHEDULE “B”

GST DECLARATION AND INDEMNITY

TO:	Gateway Casinos & Entertainment Limited (the “Vendor”)

RE:

Sale by the Vendor to the undersigned of the Vendor’s interest in the property known as 4331 Dominion Street and 4320/4350 Dominion Street and Burnaby BC, 350 Gifford Street, New Westminster, BC and 3811 Boundary Road, Richmond, BC and as 20393 and 20389 Fraser Highway, Langley, BC, British Columbia (the “Property”)

The undersigned (the “Purchaser”) hereby declares, certifies and agrees as follows:

(a)	it is purchasing the Property as principal for its own account and same is not being purchased by the Purchaser as an agent, trustee or otherwise on behalf of or for another person;

(b)

it is registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) (the “Act”) for the collection and remittance of goods and services tax (“GST”); its registration number is R●; and such registration is in good standing and has not been revoked;

(c)

it shall be liable, shall self-assess and remit to the appropriate governmental authority all GST which is payable under the Act in connection with the transfer of the Property, all in accordance with the Act; and

(d)

it shall indemnify and save harmless the Vendor from and against GST, penalties, costs and/or interest which may become payable by or assessed against the Vendor as a result of any failure by the Purchaser to comply with the provisions of this GST Declaration and Indemnity.

The undersigned acknowledges and agrees that the foregoing GST Declaration and Indemnity shall survive and not merge upon closing of the above-noted transaction. Capitalized terms unless otherwise defined herein have the same meanings as in the purchase agreement between the Vendor and the Purchaser with respect to the Property.

Dated as of ● day of ●, 2017.

[PURCHASER]
Per:
Name:
Title:
Per:
Name:
Title:
I/We have authority to bind the Corporation.

SCHEDULE “C”

WAIVER NOTICE

TO:	Gateway Casinos & Entertainment Limited

RE:	4331 Dominion Street and 4320/4350 Dominion Street, Burnaby BC, 350 Gifford Street, New Westminster, BC and 3811 Boundary Road, Richmond, BC and as 20393 and 20389 Fraser Highway, Langley, BC

We refer to the Agreement of Purchase and Sale made between Gateway Casinos & Entertainment Limited. and ● dated as of ●, 2017 (the “Purchase Agreement”). Pursuant to Section ● of the Purchase Agreement, we hereby irrevocably waive the condition in Subsection ● of the Purchase Agreement.

DATED as of the ● day of ●, 2017.

● [PURCHASER]
Per:
Name:
Title:
Per:
Name:
Title:
I/We have authority to bind the Corporation.

SCHEDULE “D”

PERMITTED ENCUMBRANCES

A.	GENERAL

1.

Any subsisting reservations, limitations, provisos, conditions or exceptions, including royalties, contained in the original grant from the Crown of any land or interests therein, reservations of under surface rights to mines and minerals of any kind such as, rights to coal, petroleum and minerals of any kind and rights to enter, prospect and remove the same whether or not such subsisting reservations, limitations, provisos, conditions or exceptions are reserved to or vested in any Governmental Authority by any Applicable Laws.

2.	The Nominee Ground Leases and registered notices thereof.

B.	SPECIFIC ENCUMBRANCES

1.	As to PID 026-658-038 (Grand Villa Casino / Hotel – 4331 Dominion Street, Burnaby)

Legal Notations

1.	Hereto is annexed Easement BA68143 over part of Parcel B (Bylaw Plan BCP21071) shown on Plan BCP21072

2.	Hereto is annexed Easement BA68144 over part of Parcel C (Bylaw Plan BCP21071) shown on Plan BCP21072

3.	Hereto is annexed Easement BX395145 over part of Parcel A (Bylaw Plan BCP21071) shown on Plan BCP21072

Charges, Liens and Interests

1.	Statutory Right of Way C46474 in favour of District of Burnaby, Plan 31634, Ancillary Rights over Part Formerly West 1⁄2 of Lot 10

2.	Lease BN251714 in favour of Clearnet PCS Inc., Part on Plan LMP43340

3.	Restrictive Covenant BN251715, as to part formerly West 1⁄2 of Lot 10, appurtenant to Lease BN251714

4.	Statutory Right of Way BX395147 in favour of City of Burnaby, Part on Plan BCP21073

5.	Statutory Right of Way BX395150 in favour of City of Burnaby, Part on Plan BCP21074

6.	Covenant BX395153 in favour of City of Burnaby

7.	Covenant BX395156 in favour of City of Burnaby

8.	Covenant BX395158 in favour of City of Burnaby

9.	Covenant BX395160 in favour of City of Burnaby

10.	Covenant BX395162 in favour of City of Burnaby

11.	Covenant BX395164 in favour of City of Burnaby

12.	Covenant BB512427 in favour of City of Burnaby

13.	Statutory Right of Way BB1067466 in favour of British Columbia Hydro and Power Authority

14.	Covenant CA4986787 in favour of City of Burnaby

2.	As to PID 003-517-918 (Grand Villa Casino / Parking Structure – 4320/4350 Dominion Street, Burnaby)

Legal Notations

1.	Hereto is annexed Easement BA68143 over part of Parcel B (Bylaw Plan BCP21071) shown on Plan BCP21072

2.	Hereto is annexed Easement BA68144 over part of Parcel C (Bylaw Plan BCP21071) shown on Plan BCP21072

3.	Hereto is annexed Easement BX395145 over part of Parcel A (Bylaw Plan BCP21071) shown on Plan BCP21072

Charges, Liens and Interests

1.	Covenant BN28240 in favour of City of Burnaby

2.	Covenant BW507131in favour of City of Burnaby

3.	Covenant BX395170 in favour of City of Burnaby

4.	Covenant BB512427 in favour of City of Burnaby

3.	As to PID 026-069-903 (Star Light Casino – 350 Gifford Street, New Westminster)

Legal Notations

1.	Hereto is annexed Easement K35635 over Plan 45762 of Parcel “B” (25-207- 16362F) and Parcel “A” (25-207-16363F) of Block 34 and Parcel “B” (Reference

Plan 1109) of Lot 35 All of District Lots 757 and 758 Group 1 Plan 2620. Partial Release BT432443 as to all except portions in Plan BCP1713. Partial Release BA115633 as to all that portion dedicated road on Plan BCP21095. Part derived from Lot 2 Plan 83367

2.

Hereto is annexed Easement P7339 over Plan 45162 of Parcel “A” (Reference Plan 1454) of Block 35 District Lot 757 Group 1 Plan 2620. Partial Release BT432444 as to all except portions in Plan BCP1713. Part derived from Lot 2 Plan 83367

3.

Hereto is annexed Restrictive Covenant K35637 over Parcel “B” (25-207-16362F) and Parcel “A” (25-207-16363F) of Block 34 and Parcel “B” (Reference Plan 1109) of Lot 35 all of District Lost 757 and 758 Group 1 Plan 2620. Part derived from Lot 2 Plan 83367

4.	Hereto is annexed Restrictive Covenant P7341 over Parcel “A” (Reference Plan 1454) of District Lot 757 Group 1 Plan 2620. Part derived from Lot 2 Plan 83367

5.	This title may be affected by a permit under Part 26 of the Local Government Act, See BX415334

6.	This title may be affected by a permit under Part 26 of the Local Government Act, See CA3943189

7.	This title may be affected by a permit under Part 26 of the Local Government Act, See CA4985149

8.	Hereto is annexed Restrictive Covenant CA5077208 over Lot 1 Plan BCP48311

9.	Hereto is annexed Restrictive Covenant CA5469717 over Lots 13 & 14 Plan 26780, North Half of Lot 3 Plan 7213, North 331.70 feet Lot 4 Except: Part on SRW Plan 25810 Plan 7213

10.	Zoning Regulation and Plan under The Aeronautics Act (Canada) Filed 10.2.1981 under No. T17084 Plan No. 61216

Charges, Liens and Interests

1.	Undersurface Rights 91801C, Part Formerly Parcel “K” (Explanatory Plan 22476) See 171517E

2.	Statutory Right of Way 212086C in favour of City of New Westminster, Explanatory Plan 15264

3.	Statutory Right of Way W8849 in favour of City of New Westminster, Plan 55922

4.	Statutory Right of Way AC272535 in favour of City of New Westminster , ancillary rights, Part derived from Lot 2 Plan 83367

5.	Covenant AC272536 in favour of Her Majesty the Queen in Right of the Province of British Columbia and the City of New Westminster, Part derived from Lot 2 Plan 83367

6.	Covenant BW314959 in favour of the Corporation of the City of New Westminster, Part derived from Parcel 61 Plan 64783

4.	As to PID 001-109-022 (Star Light Casino / Vacant Lot 3811 Boundary Road, Richmond and Boundary Road, Westminster)

Legal Notations

1.	This title may be affected by a Permit under Part 26 of the Local Government Act, See BB567783

2.	Hereto is annexed Restrictive Covenant CA5077208 over Lot 1 Plan BCP48311

3.	Hereto is annexed Restrictive Covenant CA5469717 over Lots 13 & 14 Plan 26780, North Half of Lot 3 Plan 7213, North 331.70 feet Lot 4 Except: Part on SRW Plan 25810 Plan 7213

4.	Zoning Regulation and Plan under The Aeronautics Act (Canada) Filed 10.2.1981 under No. T17084 Plan No. 61216

Charges, Liens and Interests

1.	Statutory Right of Way W8849 in favour of City of New Westminster, Plan 55922

2.	Covenant BW314959 in favour of the Corporation of the City of New Westminster

3.	Covenant BB121236 in favour of the Corporation of the City of New Westminster

4.	Covenant BB121237 in favour of the Corporation of the City of New Westminster

5.	As to PID 026-507-552 (Cascades Casino, #1-20393 Fraser Highway, Langley)

Legal Notations

1.	This title may be affected by a Permit under Part 26 of the Local Government Act, See BB832468

2.	Subject to Provisos, See BP83218, Land Act, Section 50, As to part formerly Parcel 1 (Bylaw Plan LMP24694)

3.	Subject to Provisos, See BP83219, Land Act, Section 50, As to part formerly Parcel 2 (Bylaw Plan LMP24694)

4.	Subject to Provisos, See BP83220, Land Act, Section 50, As to part formerly Parcel 3 (Bylaw Plan LMP24694)

5.	Subject to Provisos, See BP83221, Land Act, Section 50, As to part formerly Parcel 4 (Bylaw Plan LMP24694)

6.	This title may be affected by a Permit under Part 26 of the Local Government Act, See BW181711

7.	This title may be affected by a Permit under Part 26 of the Local Government Act, See BX191962

8.	Hereto is annexed Restrictive Covenant CA5077208 over Lot 1 Plan BCP48311

9.	Hereto is annexed Restrictive Covenant CA5469717 over Lots 13 & 14 Plan 26780, North Half of Lot 3 Plan 7213, North 331.70 feet Lot 4 Except: Part on SRW Plan 25810 Plan 7213

10.	Zoning Regulation and Plan under The Aeronautics Act (Canada) Filed 31 03 1976 under No. M26464 Plan No. 49871

11.	This title may be affected by a Permit under Part 29 of the Municipal Act, See DF BF21601

Charges, Liens and Interests

1.	Statutory Right of Way BP83245 in favour of British Columbia Hydro and Power Authority, as to parts formerly

2.	Covenant BW106580 in favour of the City of Langley

3.	Statutory Right of Way BW363637 in favour of Terasen Gas Inc.

4.	Statutory Right of Way BX381008 in favour of British Columbia Hydro and Power Authority

5.	Statutory Right of Way BX381009 in favour of Telus Communications Inc.

6.	Modification BA579621A, being a Modification of Covenant BW106580

6.	As to PID 026-507-561 (Cascades Hotel, #2-20393 Fraser Highway, Langley)

Legal Notations

1.	Subject to Provisos, See BP83218, Land Act, Section 50, As to part formerly Parcel 1 (Bylaw Plan LMP24694)

2.	Subject to Provisos, See BP83219, Land Act, Section 50, As to part formerly Parcel 2 (Bylaw Plan LMP24694)

3.	Subject to Provisos, See BP83220, Land Act, Section 50, As to part formerly Parcel 3 (Bylaw Plan LMP24694)

4.	Subject to Provisos, See BP83221, Land Act, Section 50, As to part formerly Parcel 4 (Bylaw Plan LMP24694)

5.	This title may be affected by a Permit under Part 26 of the Local Government Act, See BW181711

6.	This title may be affected by a Permit under Part 26 of the Local Government Act, See BX191962

7.	Hereto is annexed Restrictive Covenant CA5077208 over Lot 1 Plan BCP48311

8.	Hereto is annexed Restrictive Covenant CA5469717 over Lots 13 & 14 Plan 26780, North Half of Lot 3 Plan 7213, North 331.70 feet Lot 4 Except: Part on SRW Plan 25810 Plan 7213

9.	Zoning Regulation and Plan under The Aeronautics Act (Canada) Filed 31 03 1976 under No. M26464 Plan No. 49871

10.	This title may be affected by a Permit under Part 29 of the Municipal Act, See DF BF21601

Charges, Liens and Interests

1.	Statutory Right of Way BP83245 in favour of British Columbia Hydro and Power Authority, as to parts formerly

2.	Covenant BW106580 in favour of the City of Langley

3.	Statutory Right of Way BW363637 in favour of Terasen Gas Inc.

4.	Statutory Right of Way BX381008 in favour of British Columbia Hydro and Power Authority

5.	Statutory Right of Way BX381009 in favour of Telus Communications Inc.

6.	Modification BA579623A, being a Modification of Covenant BW106580

7.	As to PID 024-760-579 (Office Building next to Cascades Casino/Hotel 20389 Fraser Highway, Langley)

Legal Notations

1.	Hereto is annexed Easement BP83217 over Part (Plan LMP45619) Lot 1 Plan LMP24094

2.	Hereto is annexed Easement BP83243 over Part (Plan LMP45622) Lot 9 Plan LMP45621

3.	Zoning Regulation and Plan under The Aeronautics Act (Canada) Filed 31.03.1976 under No. M26464 Plan No. 49871

Charges, Liens and Interests

1.	None

SCHEDULE “E”

SPECIFIC EXCLUDED PROPERTY

The following items located at the Property:

1.	Specialty light fixtures

2.	Office cubicles and fixtures

3.	Telecommunications antennas, servers and related equipment owned by a third party including such items owned by Telus, Rogers, Wind Mobile, Shaw Cablesystems and Netcetera.

4.	Garbage compactors leased from third parties (including Envirowaste Solutions)

5.	Table games and systems, slot machines, servers and systems, signage and all other property owned by BCLC as set out in the relevant casino operating agreement from time to time

6.	ATMs and similar cash dispensing machines, including, without limitation, ticket redemption machines, change machines and similar

7.

Leased food services equipment, quick service food equipment, dishwashers, ice machines, glass washers, vending machines, beverage dispensing or other equipment that are owned by third parties or is subject to proprietary rights (including license or franchise rights) of third parties (such as Starbucks)

8.

Computers, key cabinets, data and server racks and cabling infrastructure, data switching equipment, AV Equipment, AV production equipment, and servers, including without limitation, those that constitute a part of the security/surveillance systems

9.	Exterior signage

SCHEDULE “F”

PURCHASE PRICE ALLOCATION AND

INITIAL MASTER LEASE RENT ALLOCATION

Allocation	Grand Villa Property	Starlight Property	Cascades Strata Property	Cascades Freehold Property (beneficial interest)
Initial Master Lease Rent	$17,452,475	$7,114,851	$10,086,139	Included in rent for Cascades Property
Purchase Price	$253,624,830	$103,395,248	$143,860,922	$2,714,000

SCHEDULE “G”

DATA ROOM INDEX

See attached.

Printable Index	Page 1 of 46

Index for Data Room as of 12/14/2017 10:02:07 AM

    Data Room

    19 - Sale leaseback - Mesirow

    19.1 - Marketing Materials

    19.1.1 - Gateway CIM- August 2017(med res).pdf

    19.1.2 - Gateway Portfolio_Investment Summary.pdf

    19.2 - Form of Lease

    19.2.1 - Form of Lease - Dataroom V1.docx

    19.3 - LOI

    19.3.1 - Executed LOI (Mesirow _And_ Gateway) 09.26.2017.pdf

    19.4 - APS

    19.4.1 - Data Room APS-April 24th Version.docx

    19.5 - Tripartite Agreement

    19.5.1 - Draft Landlord BCLC Agreement (Tripartite Agreement).docx

    19.6 - MCOSA

    19.6.1 - CAL - MCOSA Extension Term BCLC May 4, 2015.pdf

    19.6.2 - GHO-MCOSA-Assignment dated 14 Sep 10.pdf

    19.6.3 - GHO-BCLC-MCOSA Agr(U)-10 Jun 09_Redacted.pdf

    19.7 - OSA

    19.7.1 - 2017 11 21 OSA draft for final approval.docx

    19.8 - Gaming Industry Context

    19.8.1 - BC GPEB landlord-disclosure form.pdf

    19.9 - Gateway Corporate Information

    19.9.1 - Economic and Community Contribution Report_Mar2017FINALv1.pdf

    19.9.2 - Gateway Casinos and Entertainment Limited YE 2016 -Financial Statements.pdf

    19.9.3 - Gateway Casinos and Entertainment Ltd YE 2016-MDA.PDF

    19.10 - Property _And_ Financial Information

    19.10.1 - a) Surveys

    19.10.1.1 - Burnaby

    19.10.1.1.1 - Grand Villa Survey completed Jan 11 2011.pdf

    19.10.1.1.2 - Plan BCP21069 - Subdivision Plan creating Lot 1 (Grand Villa Casino site).PDF

    19.10.1.1.3 - Plan BCP21070 shows Remainder of Grand Villa Parking Structure Lands.PDF

    19.10.1.1.4 - Plan BCP21070 shows Remainder of Paved Parking Lands.PDF

Printable Index	Page 2 of 46

    19.10.1.1.5 - Plan BCP21072 - Pedestrian Overpass Volumetric Easement Plan over Dominion Street.pdf

    19.10.1.1.6 - Plan LMP32853 - Road Dedication Plan out of Grand Villa Parking Structure lands.pdf

    19.10.1.1.7 - Plan NWP9892 - Creating Lot A (Grand Villa Parking Structure before further subdivisions).pdf

    19.10.1.2 - Langley

    19.10.1.2.1 - Cascades Langely Survey completed Jan 11 2011.pdf

    19.10.1.2.2 - LMP45619 - Subdivision Plan showing Lot A (office bldg).PDF

    19.10.1.2.3 - Strata Plan BCS1615 (Cascades Casino, Hotel).PDF

    19.10.1.3 - New Westminster

    19.10.1.3.1 - Bcp13760.pdf Registered Survey Plan.pdf

    19.10.1.3.2 - Bennett survey Lot _Hash_3.pdf

    19.10.1.3.3 - Plan BCP13760 - Scenery in this plan shows the location of 3811 Boundary Road (adjacent to Star Light lands) .PDF

    19.10.1.3.4 - Plan BCP13760 - Subdivision Plan creating Lot 1 (Star Light Casino lands).PDF

    19.10.1.3.5 - Plan BCP1713 - Easement Plan for K35635 to K35640 and P7339 to P7344.PDF

    19.10.1.3.6 - Plan BCP35830 - Exception Plan subdividing portion and showing remainder of Star Light Casino lands.PDF

    19.10.1.3.7 - Plan BCP43137 (showing Rem Lot 61 Plan 64783 3811 Boundary Rd).PDF

    19.10.1.3.8 - Plan NWP64783 showing original boundary of Lot 61 which created Lot 1 and Rem Lot 61.pdf

    19.10.1.3.9 - Site Survey.pdf

    19.10.1.3.10 - SurveyStarlight completed Jan 11 2011 (1).pdf

    19.10.2 - b) Floor Plans

    19.10.2.1 - Burnaby

    19.10.2.1.1 - 0406 A-3.1.4.pdf

    19.10.2.1.2 - 0406 A-3.1.5.pdf

    19.10.2.1.3 - 0406 A-3.1.6.pdf

    19.10.2.1.4 - 0406 A-3.1.7.pdf

    19.10.2.1.5 - 0406 A-3.1.8.pdf

    19.10.2.1.6 - 0406 A-3.1.9.pdf

    19.10.2.1.7 - 0406 A-3.2.2.pdf

    19.10.2.1.8 - 0406 A-3.2.3.pdf

    19.10.2.1.9 - 0406 A-3.2.4.pdf

    19.10.2.1.10 - 30571-44_Signed CE.PDF

    19.10.2.1.11 - A-3.1.1 N-S Elevations.pdf

    19.10.2.1.12 - A-3.1.2 E-W Elevations.pdf

Printable Index	Page 3 of 46

    19.10.2.1.13 - Burnaby, Grand Villa - Floor Plans and Area Calculations.pdf

    19.10.2.2 - Langley

    19.10.2.2.1 - 0511_A0.1 SITE.pdf

    19.10.2.2.2 - 0511_A0.2 SITE.pdf

    19.10.2.2.3 - 0511_A0.3 SITE.pdf

    19.10.2.2.4 - 0511_A1.1 LEVEL 1.pdf

    19.10.2.2.5 - 0511_A1.2 LEVEL 2.pdf

    19.10.2.2.6 - 0511_A1.3 LEVEL 3.pdf

    19.10.2.2.7 - 0511_A1.4 LEVEL 4.pdf

    19.10.2.2.8 - 0511_A2.1 ELEVATION.pdf

    19.10.2.2.9 - 0511_A2.2 ELEVATION.pdf

    19.10.2.2.10 - 0511_A3.1 SECTIONS.pdf

    19.10.2.2.11 - 0511_A3.2 SECTIONS.pdf

    19.10.2.2.12 - 0511_A4.1 STAIR DETAIL.pdf

    19.10.2.2.13 - 0511_A4.2 CANOPY DETAIL.pdf

    19.10.2.2.14 - 0511_A4.3 CANOPY DETAIL.pdf

    19.10.2.2.15 - 0511_A4.4 CANOPY DETAIL.pdf

    19.10.2.2.16 - 0511_A5.1 Win WALL SCHL.pdf

    19.10.2.2.17 - Langley, Cascades - Area Calculations.pdf

    19.10.2.3 - New Westminster

    19.10.2.3.1 - 0511_A0.1 SITE.pdf

    19.10.2.3.2 - New West, Starlight - Floor Plans and Area Calculations.pdf

    19.10.3 - c) Architectural Plans

    19.10.3.1 - i. Burnaby Architectural

    19.10.3.1.1 - SK_00.pdf

    19.10.3.1.2 - SK_01.pdf

    19.10.3.1.3 - SK_02.pdf

    19.10.3.1.4 - sk_03.pdf

    19.10.3.1.5 - SK_04.pdf

    19.10.3.1.6 - SK_05.pdf

    19.10.3.1.7 - SK_06.pdf

    19.10.3.1.8 - SK_07.pdf

    19.10.3.1.9 - SK_08.pdf

    19.10.3.1.10 - SK_09.pdf

    19.10.3.1.11 - SK_10.pdf

Printable Index	Page 4 of 46

    19.10.3.1.12 - SK_11.pdf

    19.10.3.1.13 - SK_12.pdf

    19.10.3.1.14 - SK_13.pdf

    19.10.3.1.15 - SK_14.pdf

    19.10.3.1.16 - SK_15.pdf

    19.10.3.1.17 - SK_16.pdf

    19.10.3.1.18 - SK_17.pdf

    19.10.3.1.19 - sk_18.pdf

    19.10.3.1.20 - SK_19.pdf

    19.10.3.1.21 - SK_20.pdf

    19.10.3.1.22 - SK_21.pdf

    19.10.3.1.23 - SK_22.pdf

    19.10.3.1.24 - SK_23.pdf

    19.10.3.1.25 - SK_24.pdf

    19.10.3.1.26 - SK_25.pdf

    19.10.3.1.27 - SK_26.pdf

    19.10.3.1.28 - SK_27.pdf

    19.10.3.1.29 - SK_28.pdf

    19.10.3.1.30 - SK_29.pdf

    19.10.4 - d) Parking Information

    19.10.4.1 - Parking Stalls Count - 3 Sites.xlsx

    19.10.5 - e) Offering Memorandum and Financial Statements

    19.10.5.1 - Gateway Casinos and Entertainment Ltd YE 2016-MDA.PDF

    19.10.5.2 - Gateway - Final Offering Memorandum.pdf

    19.10.5.3 - Gateway Casinos and Entertainment Limited Q3 2016 FINAL.pdf

    19.10.5.4 - Gateway Casinos and Entertainment Limited Q1 2016.pdf

    19.10.5.5 - Gateway Casinos and Entertainment Limited Q1 2017.pdf

    19.10.5.6 - Gateway Casinos and Entertainment Limited Q2 2016 FINAL.pdf

    19.10.5.7 - Gateway - Final Canadian Wrap.pdf

    19.10.5.8 - Gateway Casinos and Entertainment Limited Q2 2017_Final.pdf

    19.10.5.9 - Gateway Casinos and Entertainment Limited Q3 2017 Financial Statements_Final.pdf

    19.10.6 - f) Capital Expenditures

    19.10.6.1 - Langley Hotel-Convention Capex Plan.xlsx

    19.10.7 - g) Expenses and Operating Statements

    19.10.7.1 - 2017 04 28 Hotel stats table.pdf

Printable Index	Page 5 of 46

    19.10.7.2 - Delta Burnaby Hotel Financials 2014-2016.pdf

    19.10.7.3 - Selected Financial Statements for Coast Hotel Cascades (2014-2016) - Revised.xlsx

    19.10.8 - h) Tax Bills

    19.10.8.1 - 2015 Property Tax Support.pdf

    19.10.8.2 - 2016 Property Tax Support.pdf

    19.10.8.3 - 2017 Property Tax Support.pdf

    19.11 - Title Documents

    19.11.1 - a) Burnaby

    19.11.1.1 - Encumbrances

    19.11.1.1.1 - BA68143, BA68144 and BX395145 (Pedestrian Overpass Easement between casino and parkade).PDF

    19.11.1.1.2 - BB512427 - City of Burnaby Covenant (expansion of casino on Lot A pending relocation to Lot 1) (2).PDF

    19.11.1.1.3 - BB1067466 - BC Hydro SRW.PDF

    19.11.1.1.4 - BC Hydro Standard Charge Terms ST20102 filed with BB1067466.PDF

    19.11.1.1.5 - BN28240 - City of Burnaby Covenant (off-site parking).PDF

    19.11.1.1.6 - BN251714 and BN251715 - Lease and RC in favour of Clearnet PCS Part on Plan LMP43340.PDF

    19.11.1.1.7 - BW507131 - City of Burnaby Covenant (expansion and liquor licence).PDF

    19.11.1.1.8 - BX395147 - City of Burnaby Covenant (storm sewers and drains).PDF

    19.11.1.1.9 - BX395150 - City of Burnaby Covenant (storm and sewer utilities).PDF

    19.11.1.1.10 - BX395153 - City of Burnaby Covenant (riparian area Sumner Creek).PDF

    19.11.1.1.11 - BX395156 - City of Burnaby Covenant (Sequoia Trees).PDF

    19.11.1.1.12 - BX395158 - City of Burnaby Covenant (storm water management system).PDF

    19.11.1.1.13 - BX395160 - City of Burnaby Covenant (Soil Settlement).PDF

    19.11.1.1.14 - BX395162 - City of Burnaby Covenant (Flooding).PDF

    19.11.1.1.15 - BX395164 - City of Burnaby Covenant (Prohibit Long Term Occupancy).PDF

    19.11.1.1.16 - BX395170 - City of Burnaby Covenant (Parking Lots).PDF

    19.11.1.1.17 - BY47112 - City of Burnaby SRW (storm sewer and drains).PDF

    19.11.1.1.18 - BY64794 - City of Burnaby Covenant (Single Single Covenant with adjacent Lot 50 not owned by Gateway).PDF

    19.11.1.1.19 - BY64796 - City of Burnaby SRW (public walkway).PDF

Printable Index	Page 6 of 46

    19.11.1.1.20 - C46474 - City of Burnaby SRW (water mains and sewers).PDF

    19.11.1.1.21 - CA4986787 -City of Burnaby Covenant re Liquor Licence Amendment (2).PDF

    19.11.1.1.22 - Plan BCP21069 - Subdivision Plan creating Lot 1 (Grand Villa Casino site).PDF

    19.11.1.1.23 - Plan BCP21070 shows Remainder of Grand Villa Parking Structure Lands.PDF

    19.11.1.1.24 - Plan BCP21070 shows Remainder of Paved Parking Lands.PDF

    19.11.1.1.25 - Plan BCP21072 - Pedestrian Overpass Volumetric Easement Plan over Dominion Street.pdf

    19.11.1.1.26 - Plan LMP32853 - Road Dedication Plan out of Grand Villa Parking Structure lands.pdf

    19.11.1.1.27 - Plan NWP9892 - Creating Lot A (Grand Villa Parking Structure before further subdivisions).pdf

    19.11.1.2 - BC Assessment PID 000-847-054 (4405 Norfolk) (Dec 8-17).pdf

    19.11.1.3 - BC Assessment PID 003-517-918 (4320 Dominion) (Dec 8-17).pdf

    19.11.1.4 - BC Assessment PID 026-658-038 (4331 Dominion) (Dec 8-17).pdf

    19.11.1.5 - Site Registry PID 000-847-054 (4405 Norfolk) (Nov 26-17).PDF

    19.11.1.6 - Site Registry PID 003-517-918 (4320-4350 Dominion) (Nov 26-17).PDF

    19.11.1.7 - Site Registry PID 026-685-038 (4331 Dominion) (Nov 26-17).PDF

    19.11.1.8 - TaxCertificate PID 026-658-038 - 4331 Dominion (Dec 1-17).PDF

    19.11.1.9 - TaxCertificate PID 000-847-054 - 4405 Norfolk (Dec 1-17).PDF

    19.11.1.10 - TaxCertificate PID 003-517-918 - 4320 Dominion (Dec 1-17).PDF

    19.11.1.11 - TITLE-CA1734518-PID-003-517-918 (Grand Villa Parking Structure 4320 Dominion).PDF

    19.11.1.12 - TITLE-CA1734519-PID-000-847-054 (Grand Villa Parking Lot 4405 Norfolk).PDF

    19.11.1.13 - TITLE-CA4677698-PID-026-658-038 (Grand Villa Casino 4331 Dominion).PDF

    19.11.1.14 - Technical Safety BC Response - 4331 and 4320 Dominion (Grand Villa) .pdf

    19.11.2 - b) Langley

    19.11.2.1 - City of Langley Title

    19.11.2.1.1 - TITLE-BX78589-PID-026-507-579 (SL 3 owned by Langley).PDF

    19.11.2.2 - Encumbrances

    19.11.2.2.1 - BA579621A - City of Langley Modification of Dev Covenant.PDF

Printable Index	Page 7 of 46

    19.11.2.2.2 - BA579623A - City of Langley Modification of Dev Covenant.pdf

    19.11.2.2.3 - BB832468 - Notice of DP 02-07 re Strata Lot 1 issued November 26, 2007.pdf

    19.11.2.2.4 - BP83217 - Annexed Access Easement over CP BCS1615 (as to area on Plan LMP45620).PDF

    19.11.2.2.5 - BP83218 to BP83222 - Legal Notation - S 50 Land Act Provisos Road Closure.PDF

    19.11.2.2.6 - BP83243 - Annexed Building Encroachment Easement over CP BCS1615 (as to area on Plan LMP45621).PDF

    19.11.2.2.7 - BP83245 - BC Hydro SRW - Part in Plan LMP45623.PDF

    19.11.2.2.8 - BW106580 - City of Langley Development Covenant.PDF

    19.11.2.2.9 - BW181711 - Notice of DP 07-03 issued April 23, 2004 .pdf

    19.11.2.2.10 - BW363637 - Terasen Gas (Fortis) SRW.PDF

    19.11.2.2.11 - BX191962 - Notice of DP 10-05 issued August 31, 2005 re Office Building Lands.pdf

    19.11.2.2.12 - BX381008 and BX381009 - BC Hydro and Telus SRWs.PDF

    19.11.2.2.13 - CA5077208 - Restrictive Covenant (gaming) over other lands for Gateway benefit (2).PDF

    19.11.2.2.14 - CA5469717 - Restrictive Covenant (Gaming Restrictions on other lands) (2).PDF

    19.11.2.2.15 - LMP45619 - Subdivision Plan showing Lot A (office bldg).PDF

    19.11.2.2.16 - ST020105 Charge Terms filed with Hydro SRW BX381008 and Telus SRW BX3810_Dot_._Dot_.pdf

    19.11.2.3 - BC Assessment PID 024-760-579 (20389 Fraser HWY) (Dec 8-17).pdf

    19.11.2.4 - BC Assessment PID 026-507-552 (1-20393 Fraser Hwy) (Dec 8-17).pdf

    19.11.2.5 - BC Assessment PID 026-507-561 (2-20393 Fraser Hwy) (Dec 8-17).pdf

    19.11.2.6 - Certificate of Strata Corporation.pdf

    19.11.2.7 - Common Property Search for Strata Plan BCS1615 (Nov 22 2017).PDF

    19.11.2.8 - Schedule of Standard Bylaws from SPA.pdf

    19.11.2.9 - Site Registry PID 024760579 (20389 Fraser Hwy) (Nov 26-17).PDF

    19.11.2.10 - Site Registry PID 026507552 (20391 Fraser Hwy) (Nov 26-17).PDF

    19.11.2.11 - Site Registry PID 026507561 (20391 Fraser Hwy) (Nov 26-17).PDF

    19.11.2.12 - Strata Filing BB596851 - Designation of LCP for SL 1 and 2.PDF

    19.11.2.13 - Strata Filing BB596852 - Change in Allocation of Costs pursuant to S 100(1) of SPA.PDF

Printable Index	Page 8 of 46

    19.11.2.14 - Strata Filing BB596853 - Strata Bylaws amending and supplementing Standard Bylaws.PDF

    19.11.2.15 - Strata Filing BX589932 - Unit Entitlement.pdf

    19.11.2.16 - Strata Filing BX589933 - Voting Rights among 3 strata lots.PDF

    19.11.2.17 - Strata Plan BCS1615 (Cascades Casino, Hotel).PDF

    19.11.2.18 - Strata Plan BCS1615 General Index (Nov 22 2017).pdf

    19.11.2.19 - TaxCertificate PID 026-507-561 - 2-20393 Fraser Hwy (Dec 1-17).PDF

    19.11.2.20 - TaxCertificate - PID 026-507-552 - 1-20393 Fraser Hwy (Dec 1 -17).PDF

    19.11.2.21 - TaxCertificate PID 024-760-579 - 20389 Fraser Hwy (Dec 1-17).PDF

    19.11.2.22 - TITLE-CA1734520-PID-026-507-552 (Cascades SL 1 - 20393 Fraser).PDF

    19.11.2.23 - TITLE-CA1734521-PID-026-507-561 (Cascades SL 2 - 20393 Fraser).PDF

    19.11.2.24 - TITLE-CA5153322-PID-024-760-579 (Office next to Cascades 20389 Fraser).PDF

    19.11.2.25 - Technical Safety BC Response - 20389 Fraser Hwy Langley (Office beside C_Dot_._Dot_.pdf

    19.11.2.26 - Technical Safety BC Response - 20393 Frasery (Cascades Strata Building a_Dot_._Dot_.pdf

    19.11.2.27 - Owner Developers Notice of Different Bylaws.pdf

    19.11.2.28 - Amend to Strata Bylaws - November 14, 2007.pdf

    19.11.2.29 - Fraser Health Authority response for 20389 Fraser (office).pdf

    19.11.2.30 - Fraser Health Authority response for 20393 Fraser (casino_hotel strata lots).pdf

    19.11.3 - c) New Westminster

    19.11.3.1 - Encumbrances

    19.11.3.1.1 - 212086C - City of New West SRW (drainage purposes) part on Plan 15264.PDF

    19.11.3.1.2 - 91801C see 171517E - Undersurface Rights.PDF

    19.11.3.1.3 - AC272535 - City of New West SRW (Dyking _And_ Drainage purposes).PDF

    19.11.3.1.4 - AC272536 - City of New West and Province Covenant (Flooding).PDF

    19.11.3.1.5 - BB121236 - City of New West Covenant (Flooding).PDF

    19.11.3.1.6 - BB121237 - City of New West Covenant (subsidence and geotech report).PDF

    19.11.3.1.7 - BB189998 and BB189999 - Lease and RC appurtenant to Lease in favour of Schanks Queensborough Inc_Dot_.PDF

    19.11.3.1.8 - BB567783 - Notice of DVP 474 re 350 Gifford Street issued Oct 22, 2007.pdf

Printable Index	Page 9 of 46

    19.11.3.1.9 - BW314959 - City of New West Covenant (No Build No Occupancy).PDF

    19.11.3.1.10 - BX415334 - Notice of DP 016 Q re 350 Gifford Street Destination Casino .pdf

    19.11.3.1.11 - CA3943189 - Notice of DP Q00066 re 350 Gifford issued August 19 2014.pdf

    19.11.3.1.12 - CA4985149 - Notice of DP Q00107 (minor) for Outdoor Shelter re 350 Gifford issued Feb 3, 2016.pdf

    19.11.3.1.13 - CA5077208 - Restrictive Covenant (gaming) over other lands for Gateway benefit.PDF

    19.11.3.1.14 - CA5469717 - Restrictive Covenant (Gaming Restrictions on other lands).PDF

    19.11.3.1.15 - K35635 to K35640 - Annexed Easement and RC for access and utiltiies (as to part former Lot 2).PDF

    19.11.3.1.16 - P7339 to P7344 - Annexed Easement and RC (access and utilities as to part former Lot 2).PDF

    19.11.3.1.17 - Plan BCP13760 - Scenery in this plan shows the location of 3811 Boundary Road (adjacent to Star Light lands) .PDF

    19.11.3.1.18 - Plan BCP13760 - Subdivision Plan creating Lot 1 (Star Light Casino lands).PDF

    19.11.3.1.19 - Plan BCP1713 - Easement Plan for K35635 to K35640 and P7339 to P7344.PDF

    19.11.3.1.20 - Plan BCP35830 - Exception Plan subdividing portion and showing remainder of Star Light Casino lands.PDF

    19.11.3.1.21 - Plan BCP43137 (showing Rem Lot 61 Plan 64783 3811 Boundary Rd).PDF

    19.11.3.1.22 - Plan NWP64783 showing original boundary of Lot 61 which created Lot 1 and Rem Lot 61.pdf

    19.11.3.1.23 - W8849 - City of New West SRW (dyke and drainage purposes).PDF

    19.11.3.2 - BC Assessment PID 001-109-022 (3811 Boundary vacant Richmond side).pdf

    19.11.3.3 - BC Assessment PID 001-109-022 (Boundary vacant New West side).pdf

    19.11.3.4 - BC Assessment PID 026-069-903 (350 Gifford) (Dec 8-17).pdf

    19.11.3.5 - Site Registry PID 0011109022 (Starlight 350 Gifford Vacant Lot) Nov 26-17.PDF

    19.11.3.6 - Site Registry PID 026069903 (Starlight 350 Gifford) Nov 26-17.PDF

    19.11.3.7 - TaxCertificate PID 001-109-022 - 3811 Boundary (Starlight vacant) (Dec 1-17).PDF

    19.11.3.8 - TaxCertificate PID 001-109-022 (Starlight Boundary New West vacant) Dec 1-17.PDF

    19.11.3.9 - TaxCertificate PID 026-069-903 (Starlight 350 Gifford) Dec 1-17.PDF

    19.11.3.10 - TITLE-CA1734515-PID-001-109-022 (Starlight Casino vacant lot 3811 Boundary).PDF

    19.11.3.11 - TITLE-CA1734516-PID-026-069-903 (Starlight Casino 350 Gifford St).PDF

Printable Index	Page 10 of 46

    19.11.3.12 - Technical Safety BC Response - 350 Gifford (Starlight).pdf

    19.11.4 - d) Title Insurance

    19.11.4.1 - Loan CTI Cascades Casino.pdf

    19.11.4.2 - Loan CTI Grand Villa.pdf

    19.11.4.3 - Loan CTI Star Light Casino.pdf

    19.11.4.4 - Owner CTI - Grand Villa Casino Facilities - 170426002170 D1.pdf

    19.11.4.5 - Owner CTI - Cascades Casino Facilitites - 170426002177 D1.pdf

    19.11.4.6 - Owner CTI- Star Light Casino - 170426002175 D1.pdf

    19.11.5 - Brief Title Summary.pdf

    19.12 - Zoning _And_ Development Context

    19.12.1 - Planning Context _And_ Development Opportunities.pdf

    19.13 - Planning_Development Correspondence and By-Laws

    19.13.1 - Burnaby

    19.13.1.1 - 4320 Dominion St.2.pdf

    19.13.1.2 - 4331 Dominion St.2.pdf

    19.13.1.3 - 4405 Norfolk St.2.pdf

    19.13.1.4 - B2 District - Urban Office - Sch 4.pdf

    19.13.1.5 - Board of Variance for 4330 Dominion St 1968 Jan 04.pdf

    19.13.1.6 - C3 District - Gen Commercial - Sch 3.pdf

    19.13.1.7 - CD District - Sch 7.pdf

    19.13.1.8 - Occupancy Certifiate for 4330 Dominion St 1983 Jun 03.pdf

    19.13.1.9 - Occupancy Certificate for 4330 Dominon St 1963 Mar 18.pdf

    19.13.1.10 - P8 District - Parking District - Sch 5.pdf

    19.13.1.11 - Rezoning Reference 15-34 PH Report 20161212.pdf

    19.13.1.12 - Rezoning Report _Hash_13-27 4331 Dominion St.pdf

    19.13.1.13 - Section 6.23 SPEA.PDF

    19.13.2 - Langley

    19.13.2.1 - City of Langley Zoning Response for 20389 Fraser Hwy.pdf

    19.13.2.2 - City of Langley Zoning Response for Units 1 _And_ 2 20393 Fraser Hwy.pdf

    19.13.3 - New Westminster

    19.13.3.1 - City of New West Zoning _And_ Bylaw Response Letter - 350 Gifford Street.pdf

    19.13.3.2 - City of Richmond Zoning Response letter for 3811 Boundary vacant lot.pdf

    19.14 - Environmental

    19.14.1 - Grand Villa Phase 1 ESA Report.pdf

    19.14.2 - Cascades Phase 1 ESA Report_04.24.2017.pdf

Printable Index	Page 11 of 46

    19.14.3 - Starlight Phase 1 ESA Report_04.24.2017.pdf

    19.14.4 - Gateway Note re Tree Island Matter.pdf

    19.14.5 - Notification of Likely or Actual Migration_Tree Island-October 2017.pdf

    19.14.6 - Tree Island Protocol 12 - Risk Classification Oct 2017.pdf

    19.14.7 - Gateway Note re Tree Island Matter.DOC

    19.15 - Renovation and Expansion Projects

    19.15.1 - Burnaby

    19.15.1.1 - Head Office

    19.15.1.1.1 - Contracts

    19.15.1.1.1.1 - 14082 05-07-2015 EWA-01.pdf

    19.15.1.1.1.2 - 14082 07-02-2014 GWC HO.PDF

    19.15.1.1.2 - Permit Information

    19.15.1.1.2.1 - Building Permit - BLD14-00971.pdf

    19.15.1.1.3 - Drawings

    19.15.1.1.3.1 - MCW4192.02 Gateway Offices Mechanical IFC.PDF

    19.15.1.1.3.2 - 14082 08.21.14 IFC.PDF

    19.15.1.1.3.3 - 14082 08.21.14 IFC-1.pdf

    19.15.1.1.3.4 - MCW4192.02 Gateway Offices Electrical IFC.PDF

    19.15.1.1.3.5 - 14082 PPA 08.06.14.pdf

    19.15.1.1.3.6 - 14082 PPA-00 Overall Site Plan.pdf

    19.15.1.1.3.7 - 14082 PPA-01.pdf

    19.15.1.1.3.8 - 14082 PPA-02.pdf

    19.15.1.1.3.9 - 14082 G000 Cover.pdf

    19.15.1.1.3.10 - 14082 08.06.14 IFRBP.PDF

    19.15.1.2 - Personas Restaurant

    19.15.1.2.1 - Contracts

    19.15.1.2.1.1 - 15044 06-11-2015 Gateway Personas Seating.pdf

    19.15.1.2.1.2 - 15044 06-11-2015 Gateway Personas Sequins.pdf

    19.15.1.2.2 - Drawings

    .19.15.1.2.2.1 - 15044 2015-07-16 IFC.PDF

    19.15.1.3 - The Buffet and Chow Restaurant

    19.15.1.3.1 - Contracts

    19.15.1.3.1.1 - OEP16158e1.pdf

    19.15.1.3.1.2 - 15045 2016-07-20 Mech Fees BC Comfort.pdf

    19.15.1.3.1.3 - 15045 2016-07-20 Mech Fees Flow.pdf

    19.15.1.3.1.4 - 15045 2016-12-07 Fee Increase Request.pdf

Printable Index	Page 12 of 46

    19.15.1.3.1.5 - 15045-EWA-01-2017-05-02.pdf

    19.15.1.3.1.6 - 15045-EWA-01-approval.pdf

    19.15.1.3.1.7 - 15045 - Electrical Fees.pdf

    19.15.1.3.1.8 - 15045 - Mechanical Fees.pdf

    19.15.1.3.1.9 - 15045 2016-06-06 Electrical Fees.pdf

    19.15.1.3.1.10 - 15045 2016-06-08 Villa Buffet.pdf

    19.15.1.3.2 - Permit Information

    19.15.1.3.2.1 - 1251_001.pdf

    19.15.1.3.2.2 - DOC050817-05082017130228.pdf

    19.15.1.3.3 - Drawings

    19.15.1.3.3.1 - 15045 A104 Furniture & Millwork Floor Plan-A104.pdf

    19.15.1.3.3.2 - 15045 BP Documents.pdf

    19.15.1.3.3.3 - 15045 BP Receipts.pdf

    19.15.1.3.3.4 - 15045 ReIFBP Set 2016.10.31.pdf

    19.15.1.3.3.5 - 15045-2017-04-25-Arch.pdf

    19.15.1.3.3.6 - 15045-2017-05-05-IFC.PDF

    19.15.1.3.3.7 - GV BBY Chow Noodle Bar-K01 161031.pdf

    19.15.1.3.3.8 - GV BBY Chow Noodle Bar-K01 170421.pdf

    19.15.1.3.3.9 - GV BBY Chow Noodle Bar-K01 IFC 170505.pdf

    19.15.1.3.3.10 - GV BBY Chow Noodle Bar-K02 IFC 170505.pdf

    19.15.1.3.3.11 - MGB-31A Elec IFC.PDF

    19.15.1.3.3.12 - MGB-31A Elec ReBP.PDF

    19.15.1.3.3.13 - 16-134 Grandvilla Buffet Mech IFC (2017-05-05).pdf

    19.15.1.3.3.14 - 16-134 Mech DWG Re-issued For BP (2017-04-25).pdf

    19.15.1.3.3.15 - 15045 0C001 Cover-C001.pdf

    19.15.1.3.3.16 - 15045 2016.09.07 ARCH BP SET.PDF

    19.15.1.3.3.17 - 15045 2016.09.07 ELEC BP SET.PDF

    19.15.1.3.3.18 - 15045 2016.09.07 KITCHEN BP SET.PDF

    19.15.1.3.3.19 - 15045 2016.09.07 MECH BP SET.PDF

    19.15.1.3.3.20 - 15045-2017-05-05-IFC-ARCH.PDF

    19.15.1.4 - The Buffet Patio

    19.15.1.4.1 - Contracts

    19.15.1.4.1.1 - 15046 2017.04.26 Approved RJC Fee Proposal.pdf

    19.15.1.4.1.2 - 15046 2017-04-04 Fees - Structural.pdf

    19.15.1.4.1.3 - 15046-2017-04-05 Fees - Mechanical.pdf

Printable Index	Page 13 of 46

    19.15.1.4.1.4 - 15046-2017-04-19 Fees - Electrical (Gateway’s Invoice).pdf

    19.15.1.4.1.5 - 15046-2017-04-19 Fees - Electrical.pdf

    19.15.1.4.1.6 - Gateway_Grand Villa Casino_Proposal.pdf

    19.15.1.4.1.7 - P15-183_GrandVillaCasino_MGBA.PDF

    19.15.1.4.1.8 - 15045 2017-02-10 Fee Increase Request.pdf

    19.15.1.4.1.9 - 15046 2016-12-14 Gateway Grand Villa Patio Expansion.pdf

    19.15.1.4.1.10 - 15046 2017.04.25 Approved Flow Fee Proposal.pdf

    19.15.1.4.1.11 - 15046 2017.04.26 Approved Opal Fee Proposal.pdf

    19.15.1.4.2 - Permit Information

    19.15.1.4.2.1 - 15046 GV Buffet Patio - IFBP Application Forms.pdf

    19.15.1.4.2.2 - 15046 GV Buffet Patio - IFBP Full Set (002).pdf

    19.15.1.4.2.3 - CoB - 2012 BC Building Code Analysis Summary.pdf

    19.15.1.4.2.4 - CoB - Agent Authorization.pdf

    19.15.1.4.2.5 - CoB - Schedule F - Owner(s) Undertaking.pdf

    19.15.1.4.2.6 - Revised Letter of Intent.pdf

    19.15.1.4.2.7 - Rezoning Application.pdf

    19.15.1.4.2.8 - Sign Bylaw 1972.pdf

    19.15.1.4.2.9 - 2017.03.20 15046 - PPA Application Receipt.pdf

    19.15.1.4.2.10 - 2017.03.20 15046 - PPA Application.pdf

    19.15.1.4.2.11 - 2017.06.29 15046 - Rezoning Approval.pdf

    19.15.1.4.2.12 - 15046 - BP Application Receipt.pdf

    19.15.1.4.3 - Drawings

    19.15.1.4.3.1 - 2017.06.30 15046 - IFP - Electrical.pdf

    19.15.1.4.3.2 - 2017.06.30 15046 - IFP - ID.PDF

    19.15.1.4.3.3 - 2017.06.30 15046 - IFP - Landscape.pdf

    19.15.1.4.3.4 - 2017.06.30 15046 - IFP - Mechanical.pdf

    19.15.1.4.3.5 - 2017.06.30 15046 - IFP - Structural.pdf

    19.15.1.4.3.6 - 15046 2015-10-02 PPA REVIEW.PDF

    19.15.1.4.3.7 - 15046 ATLAS PATIO 2015-06-26.pdf

    19.15.1.4.3.8 - 15046 Full PPA Set 2017.03.20.pdf

    19.15.1.4.3.9 - 15046 GV Buffet Patio - Arch Sched B.PDF

    19.15.1.4.3.10 - 15046 GV Buffet Patio - IFBP Application Forms.pdf

    19.15.1.4.3.11 - 15046 GV Buffet Patio - IFBP Consultants CoI.PDF

    19.15.1.4.3.12 - 15046 GV Buffet Patio - IFBP Full Set.pdf

Printable Index	Page 14 of 46

    19.15.1.4.3.13 - 15046 GV Buffet Patio - IFBP Schedules Cont’d.pdf

    19.15.1.4.3.14 - 15046 GV Buffet Patio - IFBP Schedules.pdf

    19.15.1.4.3.15 - 15046 GV Buffet Patio - IFP.PDF

    19.15.1.4.3.16 - 15046 PPA-00 Cover PPA-00 2017.pdf

    19.15.1.4.3.17 - 15046-PPA Review Set.pdf

    19.15.1.4.3.18 - IMAGE.PDF

    19.15.1.4.3.19 - IMAGE2.pdf

    19.15.1.4.3.20 - IMAGE3.pdf

    19.15.1.4.3.21 - 2017.03.20 15046 - PPA Application Receipt.pdf

    19.15.1.4.3.22 - 2017.03.20 15046 - PPA Application.pdf

    19.15.1.4.3.23 - 2017.05.29 15046 IFBP - Electrical.pdf

    19.15.1.4.3.24 - 2017.05.29 15046 IFBP - Landcape.pdf

    19.15.1.4.3.25 - 2017.05.30 15046 IFBP - Architectural.pdf

    19.15.1.4.3.26 - 2017.05.30 15046 IFBP - Mechanical.pdf

    19.15.1.4.3.27 - 2017.05.31 15046 IFBP - Structural.pdf

    19.15.1.4.3.28 - 2017.06.30 15046 - IFP - Architectural.pdf

    19.15.1.5 - Alpina Bar

    19.15.1.5.1 - Contracts

    19.15.1.5.1.1 - Fee Proposal for Grand Villa Bar Renovations.pdf

    19.15.1.5.1.2 - Grand Villa Casino Alpina Bar Reno - Proposal.pdf

    19.15.1.5.1.3 - OEP15155.pdf

    19.15.1.5.1.4 - VAN.039195.0124-PROP-20150724-CM-Restaurant Renovation.pdf

    19.15.1.5.1.5 - 15047 06-11-2015 Gateway Alpina.pdf

    19.15.1.5.1.6 - 15047-2016-04-05 GWC Grand Villa Aplina Bar Renovation Tender Extras.pdf

    19.15.1.5.2 - Permit Information

    19.15.1.5.2.1 - Grand Villa Casino - Floor Plans with Operation Details - Liquor Service Application 05-28-15.pdf

    19.15.1.5.2.2 - List of Food Safe Certified Employees.docx

    19.15.1.5.2.3 - MAN_FSP_Manual_Grand_Villa_032814.pdf

    19.15.1.5.2.4 - Alpina Bar - 4331 Dominion.pdf

    19.15.1.5.2.5 - DOC092215-09222015153826.pdf

    19.15.1.5.3 - Drawings

    19.15.1.5.3.1 - 15047-2016-05-13-IFC-Arch.pdf

    19.15.1.5.3.2 - 15047-2016-05-13-IFC-Full.pdf

    19.15.1.5.3.3 - 15047-ARCH.PDF

Printable Index	Page 15 of 46

    19.15.1.5.3.4 - 150806 GWC Grand Villa Alpina - Bar - Mechanical Tender Set.pdf

    19.15.1.5.3.5 - 150806 GWC Grand Villa Alpina - Mechanical IFC Set.pdf

    19.15.1.5.3.6 - MGB-17 Elec IFC.PDF

    19.15.1.5.3.7 - MGB-17 Elec ReIFP.PDF

    19.15.1.5.3.8 - VAN.039195.0124 - Issued for Construction - May 31 2016.pdf

    19.15.1.5.3.9 - VAN.039195.0124 - Re-Issued for Pricing - April 06 2016.pdf

    19.15.1.5.3.10 - 15047-2015-09-11 IFBP.PDF

    19.15.1.5.3.11 - 15047-2015-10-26 Specifications.pdf

    19.15.1.5.3.12 - 15047-2016-04-06-ReIFP.PDF

    19.15.1.6 - Atlas Restaurant

    19.15.1.6.1 - Contracts

    19.15.1.6.1.1 - 15134 2016-06-23 Villa Atlas.pdf

    19.15.1.6.1.2 - 15134-EWA-01-2017-05-12.pdf

    19.15.1.6.1.3 - 15134-EWA-02-2017-06-07.pdf

    19.15.1.6.1.4 - CCDC 2 - GV Atlas Executed FINAL.PDF

    19.15.1.6.1.5 - 15134 2016-05-04 Villa Atlas.pdf

    19.15.1.6.2 - Permit Information

    19.15.1.6.2.1 - 15134 Schedule F.PDF

    19.15.1.6.2.2 - 15134-BP.PDF

    19.15.1.6.2.3 - Tenant Improvement Permit (including Fast Tracking).pdf

    19.15.1.6.2.4 - Tenant Improvement Permits.pdf

    19.15.1.6.2.5 - 15134 Agent Authorization copy.pdf

    19.15.1.6.2.6 - 15134 Building Permit Application.pdf

    19.15.1.6.2.7 - 15134 2016.07.28-BP Documents.pdf

    19.15.1.6.2.8 - 15134 2016.07.28-BP Receipt.pdf

    19.15.1.6.3 - Drawings

    19.15.1.6.3.1 - 15134 RePPA 2016.10.27.pdf

    19.15.1.6.3.2 - 15134_2017-01-27 Appendix B - Commissary Spec Manual.pdf

    19.15.1.6.3.3 - 15134_Atlas Commissary IFC_2017.06.26.pdf

    19.15.1.6.3.4 - 15134-Arch_dwgs_for_Tender_Set.pdf

    19.15.1.6.3.5 - 15134-Arch-Re-BP-2017-06-02.pdf

    19.15.1.6.3.6 - 15134-Commissary-Arch-IFC.PDF

    19.15.1.6.3.7 - 15134-Commissary-Arch-Specs.pdf

Printable Index	Page 16 of 46

    19.15.1.6.3.8 - 15134-Commissary-Elec-IFC.PDF

    19.15.1.6.3.9 - 15134-Commissary-Elec-ReIFC.PDF

    19.15.1.6.3.10 - 15134-Commissary-IFBP.PDF

    19.15.1.6.3.11 - 15134-Commissary-Kitchen-IFC.PDF

    19.15.1.6.3.12 - 15134-Kitchen-IFBP.PDF

    19.15.1.6.3.13 - 15134-Re-PPA-2017-06-06.pdf

    19.15.1.6.3.14 - 160701 Grand Villa Atlas Restaurant - Mechanical IFC’s.pdf

    19.15.1.6.3.15 - 160701 Grand Villa Ebo Restaurant M-1.1.pdf

    19.15.1.6.3.16 - 160701 Grand Villa Ebo Restaurant M-1.2.pdf

    19.15.1.6.3.17 - 160701 Grand Villa Ebo Restaurant M-2.4.pdf

    19.15.1.6.3.18 - 160701 Grand Villa Ebo Restaurant M-2.5.pdf

    19.15.1.6.3.19 - BBY GV Ebo Kitchen K01 - 170504.pdf

    19.15.1.6.3.20 - BBY GV Ebo Kitchen K02 - 170504.pdf

    19.15.1.6.3.21 - BBY GV Ebo Preliminary Hood PDF 170504.pdf

    19.15.1.6.3.22 - 2016.10.27- 15134 - Transmittal.pdf

    19.15.1.6.3.23 - 2016.11.03 PPA16-00215 Approval.pdf

    19.15.1.6.3.24 - 2017.06.01 MGB-31D Elec BP.PDF

    19.15.1.6.3.25 - 15134 2016.07.28 ARCH BP SET.PDF

    19.15.1.6.3.26 - 15134 2016.07.28 ARCH PPA SET.PDF

    19.15.1.6.3.27 - 15134 2016.07.28 ELEC BP SET.PDF

    19.15.1.6.3.28 - 15134 2016.07.28 KITCHEN BP SET.PDF

    19.15.1.6.3.29 - 15134 2016.07.28 MECH BP SET.PDF

    19.15.1.6.3.30 - 15134 2016.07.28-PPA Receipt.pdf

    19.15.1.6.3.31 - 15134 A103 PPA - Proposed Floor Plan-A103.pdf

    19.15.1.7 - VIP and Poker Room

    19.15.1.7.1 - Contracts

    19.15.1.7.1.1 - 16004-2017-03-20-Opal.pdf

    19.15.1.7.1.2 - 16004-2017-03-20-Zoom.pdf

    19.15.1.7.1.3 - 16004-EWA-01-2017-06-07.pdf

    19.15.1.7.1.4 - Approved- Zoom Eng - March 21 2017.pdf

    19.15.1.7.1.5 - VA17-10171 Gateway VIP Area, Grand Villa.pdf

    19.15.1.7.1.6 - 16004 2016-12-14 Gateway Grand Villa VIP.PDF

    19.15.1.7.1.7 - 16004 2017-02-10 PPA and Prelim ID Fee.pdf

    19.15.1.7.1.8 - 16004-2017-03-20-Fluid.pdf

    19.15.1.7.2 - Permit Information

    19.15.1.7.2.1 - 16004 GV VIP - Demo Permit Receipt.pdf

Printable Index	Page 17 of 46

    19.15.1.7.2.2 - 16004 GV VIP - Demo Permit.pdf

    19.15.1.7.2.3 - 99100.pdf

    19.15.1.7.2.4 - Agent Authorization Form.pdf

    19.15.1.7.2.5 - Approval Guide - PPA.PDF

    19.15.1.7.2.6 - Planning Application Fees.pdf

    19.15.1.7.2.7 - RP_scan.pdf

    19.15.1.7.2.8 - scan.pdf

    19.15.1.7.2.9 - SKM_364e17081610160.pdf

    19.15.1.7.2.10 - 2017.08.31 16004 PPA reApplication Fee.pdf

    19.15.1.7.2.11 - 16004 - Demo Permit Application Receipt.pdf

    19.15.1.7.3 - Drawings

    19.15.1.7.3.1 - 16004_Issue for Building Permit_Architectural_2017.03.31.pdf

    19.15.1.7.3.2 - 16004-2017-03-31-IBP.PDF

    19.15.1.7.3.3 - 16004-A001 Parking Tables A001 (1).pdf

    19.15.1.7.3.4 - 16004-A001 Parking Tables-A001.pdf

    19.15.1.7.3.5 - 16004-A002 Lower Gaming Plan-A002.pdf

    19.15.1.7.3.6 - 16004-A003 Upper Gaming Plan-A003.pdf

    19.15.1.7.3.7 - 16004-A101 Overall Plan-A101.pdf

    19.15.1.7.3.8 - 16004-A102 Existing Plan-A102.pdf

    19.15.1.7.3.9 - 16004-A103 Proposed Plan-A103.pdf

    19.15.1.7.3.10 - 16004-Gateway VIP - ReIssue for BP 2018.08.11.pdf

    19.15.1.7.3.11 - 16004-GV VIP-PPA Set.pdf

    19.15.1.7.3.12 - Electrical.pdf

    19.15.1.7.3.13 - Mechanical.pdf

    19.15.1.7.3.14 - 2017.05.30 16004 GV VIP - Issued for Int Demo Permit.pdf

    19.15.1.7.3.15 - 16004 0C001 Cover-C001.pdf

    19.15.1.7.3.16 - 16004 0G001 Project Index-G001.pdf

    19.15.1.7.3.17 - 16004 0SP101 Site Plan-A101.pdf

    19.15.1.7.3.18 - 16004 2017.08.25 PPA Amendment.pdf

    19.15.1.7.3.19 - 16004 GV VIP - Demolition Permit Application.pdf

    19.15.1.7.3.20 - 16004 PPA Area Review.pdf

    19.15.1.7.3.21 - 16004_Issue for BP Amendment_Architectural_2017.08.24.pdf

    19.15.1.8 - Atlas Kitchen

    19.15.1.8.1 - Contracts

    19.15.1.8.1.1 - 17041-Elec-Revised Fee.pdf

Printable Index	Page 18 of 46

    19.15.1.8.1.2 - 17041-EWA-01.pdf

    19.15.1.8.1.3 - 17041-EWA-01-approval.pdf

    19.15.1.8.1.4 - 17041-Mech-Revised Fee.pdf

    19.15.1.8.1.5 - MGBA PO 2718817 ADDL_EWA 1 2017 05 11.pdf

    19.15.1.8.1.6 - 17041 2017-04-04 Fees - Opal.pdf

    19.15.1.8.1.7 - 17041 2017-04-05 Fees - Fluid.pdf

    19.15.1.8.1.8 - 17041 2017-04-10 Villa Commissary Kitchen.pdf

    19.15.1.9 - As Built Drawings

    19.15.1.9.1 - 15046 Original Arch - Combined Set

    19.15.1.9.1.1 - 15046 Original Arch - Combined Set.pdf

    19.15.1.9.2 - 0406 A-4.2.2.pdf

    19.15.1.9.3 - 0406 A-2.1.1.pdf

    19.15.1.9.4 - 0406 A-2.1.2.pdf

    19.15.1.9.5 - 0406 A-2.1.3.pdf

    19.15.1.9.6 - 0406 A-2.1.4.pdf

    19.15.1.9.7 - 0406 A-2.1.5.pdf

    19.15.1.9.8 - 0406 A-2.1.6.pdf

    19.15.1.9.9 - 0406 A-2.2.1.pdf

    19.15.1.9.10 - 0406 A-2.2.2.pdf

    19.15.1.9.11 - 0406 A-2.2.3.pdf

    19.15.1.9.12 - 0406 A-2.2.4.pdf

    19.15.1.9.13 - 0406 A-4.1.1.pdf

    19.15.1.9.14 - 0406 A-4.2.1.pdf

    19.15.1.9.15 - 0406 A-5.1.0.pdf

    19.15.1.9.16 - 0406 A-5.1.1.pdf

    19.15.1.9.17 - 0406 A-5.1.2.pdf

    19.15.1.9.18 - 0406 A-5.1.3.pdf

    19.15.1.9.19 - 0406 A-5.1.4.pdf

    19.15.1.9.20 - 0406 A-5.1.5.pdf

    19.15.1.9.21 - 0406 A-5.1.6.pdf

    19.15.1.9.22 - 0406 A-6.1.1.pdf

    19.15.1.9.23 - 0406 A-6.1.2.pdf

    19.15.1.9.24 - 0406 A-6.1.3.pdf

    19.15.1.9.25 - 0406 A-6.1.4.pdf

    19.15.1.9.26 - 0406 A-6.1.5.pdf

    19.15.1.9.27 - 0406 A-6.1.6.pdf

Printable Index	Page 19 of 46

    19.15.1.9.28 - 0406 A-7.1.1.pdf

    19.15.1.9.29 - 0406 A-7.2.1.pdf

    19.15.1.9.30 - 0406 A-7.3.1.pdf

    19.15.1.9.31 - 0406 A-7.4.1.pdf

    19.15.1.9.32 - 0406 A-8.1.1.pdf

    19.15.1.9.33 - 0406 A-8.1.2.pdf

    19.15.1.9.34 - 0406 A-8.1.3.pdf

    19.15.1.9.35 - 0406 A-8.1.4.pdf

    19.15.1.9.36 - 0406 A-8.1.5.pdf

    19.15.1.9.37 - 0406 A-8.1.6.pdf

    19.15.1.9.38 - 0406 A-8.2.5.pdf

    19.15.1.9.39 - 0406 A-8.1.7.pdf

    19.15.1.9.40 - 0406 A-8.2.1.pdf

    19.15.1.9.41 - 0406 A-8.2.2.pdf

    19.15.1.9.42 - 0406 A-8.2.3.pdf

    19.15.1.9.43 - 0406 A-8.2.4.pdf

    19.15.1.9.44 - 0406 A-8.2.6.pdf

    19.15.1.9.45 - 0406 A-8.2.7.pdf

    19.15.1.9.46 - 0406 A-8.3.1.pdf

    19.15.1.9.47 - 0406 A-8.3.2.pdf

    19.15.1.9.48 - 0406 A-8.3.3.pdf

    19.15.1.9.49 - 0406 A-8.3.4.pdf

    19.15.1.9.50 - 0406 A-8.3.5.pdf

    19.15.1.9.51 - 0406 A-8.3.6.pdf

    19.15.1.9.52 - 0406 A-8.3.7.pdf

    19.15.1.9.53 - 0406 A-8.3.8.pdf

    19.15.1.9.54 - 0406 A-8.4.1.pdf

    19.15.1.9.55 - 0406 A-8.4.1A.pdf

    19.15.1.9.56 - 0406 A-9.1.1.pdf

    19.15.1.9.57 - 0406 A-9.1.2.pdf

    19.15.1.9.58 - 0406 A-9.1.3.pdf

    19.15.1.9.59 - 0406 A-9.1.4.pdf

    19.15.1.9.60 - 0406 A-9.1.5.pdf

    19.15.1.9.61 - 0406 A-9.1.6.pdf

    19.15.1.9.62 - 0406 A-9.1.7.pdf

    19.15.1.9.63 - 0406 A-9.1.8.pdf

    19.15.1.9.64 - 0406 A-9.1.9.pdf

Printable Index	Page 20 of 46

    19.15.1.9.65 - 0406 A-9.1.10.pdf

    19.15.1.9.66 - 0406 A-9.2.1.pdf

    19.15.1.9.67 - 0406 A-9.2.2.pdf

    19.15.1.9.68 - 0406 A-9.2.3.pdf

    19.15.1.9.69 - 0406 A-9.2.4.pdf

    19.15.1.9.70 - 0406 A-9.2.5.pdf

    19.15.1.9.71 - 0406 A-9.3.1.pdf

    19.15.1.9.72 - 0406 A-9.3.2.pdf

    19.15.1.9.73 - 32030 - E200 P1 LEVEL PLAN ELECTRICAL.pdf

    19.15.1.9.74 - 32030 - E201 Lighting Plan.pdf

    19.15.1.9.75 - 32030 - E202 Power & Low Tension Plan.pdf

    19.15.1.9.76 - 32030 - E203 Upper Floors Power & Low Tension.pdf

    19.15.1.9.77 - 32030 - E300 KITCHEN ELECTRICAL DETAIL PLAN 1.pdf

    19.15.1.9.78 - 32030 - E301 KITCHEN ELECTRICAL DETAIL PLAN 2.pdf

    19.15.1.9.79 - 32030 - E302 Foodservice Equipment Demolition Plan.pdf

    19.15.1.9.80 - 32030 - E400 Electrical Specification.pdf

    19.15.1.9.81 - 32030 - Grand Villa F & B Renovation - Combined Set.pdf

    19.15.1.9.82 - E100_ASB.pdf

    19.15.1.9.83 - E101_ASB.pdf

    19.15.1.9.84 - E102_ASB.pdf

    19.15.1.9.85 - E111_ASB.pdf

    19.15.1.9.86 - E112_ASB.pdf

    19.15.1.9.87 - E113_ASB.pdf

    19.15.1.9.88 - E116_ASB.pdf

    19.15.1.9.89 - E121_ASB.pdf

    19.15.1.9.90 - E131_ASB.pdf

    19.15.1.9.91 - E140_ASB.pdf

    19.15.1.9.92 - E141_ASB.pdf

    19.15.1.9.93 - E145_ASB.pdf

    19.15.1.9.94 - E211_ASB.pdf

    19.15.1.9.95 - E214_ASB.pdf

    19.15.1.9.96 - E215_ASB.pdf

    19.15.1.9.97 - E216_ASB.pdf

    19.15.1.9.98 - E223_ASB.pdf

Printable Index	Page 21 of 46

    19.15.1.9.99 - E224_ASB.pdf

    19.15.1.9.100 - E225_ASB.pdf

    19.15.1.9.101 - E227_ASB.pdf

    19.15.1.9.102 - E228_ASB.pdf

    19.15.1.9.103 - E230_ASB.pdf

    19.15.1.9.104 - E231_ASB.pdf

    19.15.1.9.105 - E240_ASB.pdf

    19.15.1.9.106 - E312-ASB.pdf

    19.15.1.9.107 - E313_ASB.pdf

    19.15.1.9.108 - E314_ASB.pdf

    19.15.1.9.109 - E322_ASB.pdf

    19.15.1.9.110 - E323-ASB.pdf

    19.15.1.9.111 - T111_ASB.pdf

    19.15.1.9.112 - T112_ASB.pdf

    19.15.1.9.113 - T211_ASB.pdf

    19.15.1.9.114 - T214_ASB.pdf

    19.15.1.9.115 - T215_ASB.pdf

    19.15.1.9.116 - T221_ASB.pdf

    19.15.1.9.117 - T233_ASB.pdf

    19.15.1.9.118 - T234_ASB.pdf

    19.15.1.9.119 - T300_ASB.pdf

    19.15.1.9.120 - 042527000 M-04.1.pdf

    19.15.1.9.121 - 042527000 M-04.2.pdf

    19.15.1.9.122 - 042527000 M-04.3.pdf

    19.15.1.9.123 - 042527000 M-05.1.pdf

    19.15.1.9.124 - 042527000 M-01.pdf

    19.15.1.9.125 - 042527000 M-03.pdf

    19.15.1.9.126 - 042527000 M-05.2.pdf

    19.15.1.9.127 - 042527000 M-05.3.pdf

    19.15.1.9.128 - 042527000 M-05.4.pdf

    19.15.1.9.129 - 042527000 M-06.1.pdf

    19.15.1.9.130 - 042527000 M-06.2.pdf

    19.15.1.9.131 - 042527000 M-06.3.pdf

    19.15.1.9.132 - 042527000 M-06.4.pdf

    19.15.1.9.133 - 042527000 M-06.5.pdf

    19.15.1.9.134 - 042527000 M-06.6.pdf

    19.15.1.9.135 - 042527000 M-07.1.pdf

Printable Index	Page 22 of 46

    19.15.1.9.136 - 042527000 M-07.2.pdf

    19.15.1.9.137 - 042527000 M-07.3.pdf

    19.15.1.9.138 - 042527000 M-07.4.pdf

    19.15.1.9.139 - 042527000 M-07.5.pdf

    19.15.1.9.140 - 042527000 M-07.6.pdf

    19.15.1.9.141 - 042527000 M-08.1.pdf

    19.15.1.9.142 - 042527000 M-08.2.pdf

    19.15.1.9.143 - 042527000 M-08.3.pdf

    19.15.1.9.144 - 042527000 M-08.4.pdf

    19.15.1.9.145 - 042527000 M-09.1.pdf

    19.15.1.9.146 - 042527000 M-09.2.pdf

    19.15.1.9.147 - 042527000 M-09.3.pdf

    19.15.1.9.148 - 042527000 M-09.4.pdf

    19.15.1.9.149 - 042527000 M-09.5.pdf

    19.15.1.9.150 - 042527000 M-09.6.pdf

    19.15.1.9.151 - 042527000 M-10.1.pdf

    19.15.1.9.152 - 042527000 M-10.2.pdf

    19.15.1.9.153 - 042527000 M-10.3.pdf

    19.15.1.9.154 - 042527000 M-10.4.pdf

    19.15.1.9.155 - 042527000 M-10.5.pdf

    19.15.1.9.156 - 042527000 M-11.1.pdf

    19.15.1.9.157 - 042527000 M-11.2.pdf

    19.15.1.9.158 - 042527000 M-11.3.pdf

    19.15.1.9.159 - 042527000 M-11.4.pdf

    19.15.1.9.160 - 042527000 M-11.5.pdf

    19.15.1.9.161 - 042527000 M-12.1.pdf

    19.15.1.9.162 - 042527000 M-12.2.pdf

    19.15.1.9.163 - 042527000 M-12.3.pdf

    19.15.1.9.164 - 39195 Combined Site.pdf

    19.15.1.9.165 - 39195-01 S1-01-36x52.pdf

    19.15.1.9.166 - 39195-01 S1-02-36x52.pdf

    19.15.1.9.167 - 39195-01 S1-03-36x52.pdf

    19.15.1.9.168 - 39195-01 S2-01-36x52.pdf

    19.15.1.9.169 - 39195-01 S2-02-36x52.pdf

    19.15.1.9.170 - 39195-01 S2-03-36x52.pdf

    19.15.1.9.171 - 39195-01 S2-04-36x52.pdf

Printable Index	Page 23 of 46

    19.15.1.9.172 - 39195-01 S2-05-36x52.pdf

    19.15.1.9.173 - 39195-01 S2-06-36x52.pdf

    19.15.1.9.174 - 39195-01 S2-07-36x52.pdf

    19.15.1.9.175 - 39195-01 S2-08-36x52.pdf

    19.15.1.9.176 - 39195-01 S2-09-36x52.pdf

    19.15.1.9.177 - 39195-01 S2-10-36x52.pdf

    19.15.1.9.178 - 39195-01 S2-11-36x52.pdf

    19.15.1.9.179 - 39195-01 S2-12-36x52.pdf

    19.15.1.9.180 - 39195-01 S2-13-36x52.pdf

    19.15.1.9.181 - 39195-01 S2-14-36x52.pdf

    19.15.1.9.182 - 39195-01 S3-01-36x52.pdf

    19.15.1.9.183 - 39195-01 S3-02-S3.02.pdf

    19.15.1.9.184 - 39195-01 S4.01-S4.01.pdf

    19.15.1.9.185 - 39195-01 S4.02-S4.02.pdf

    19.15.1.9.186 - 39195-01 S4.03-S4.03.pdf

    19.15.1.9.187 - 39195-01 S4.04-S4.04.pdf

    19.15.1.9.188 - 39195-01 S4.05-S4.05.pdf

    19.15.1.9.189 - 39195-01 S4.06-SHEET.pdf

    19.15.1.9.190 - 39195-01 S4.07-SHEET.pdf

    19.15.1.9.191 - 39195-01-S4.08-36x52.pdf

    19.15.1.9.192 - 39195-01-S4.09-36x52.pdf

    19.15.1.9.193 - 39195-01-S4.10-36x52.pdf

    19.15.1.9.194 - 39195-01-S4.11-36x52.pdf

    19.15.1.9.195 - 39195-01-S4.12-36x52.pdf

    19.15.1.9.196 - ID.1.2.3-183 AccFlr.pdf

    19.15.1.9.197 - ID.1.1.1-163 RCP.pdf

    19.15.1.9.198 - ID.1.1.2-163 FlrFin.pdf

    19.15.1.9.199 - ID.1.1.3-163 AccFlr.pdf

    19.15.1.9.200 - ID.1.1-163 Plan.pdf

    19.15.1.9.201 - ID.1.2.1-183 RCP.pdf

    19.15.1.9.202 - ID.1.2.1-183 RCP-2.pdf

    19.15.1.9.203 - ID.1.2.2-183 FlrFin.pdf

    19.15.1.9.204 - ID.1.2-183 Plan.pdf

    19.15.1.9.205 - ID.1.2-183 Plan-2.pdf

    19.15.1.9.206 - ID.1.3-195 Plans.pdf

    19.15.1.9.207 - ID.2.1-Sections Overall.pdf

Printable Index	Page 18 of 46

    19.15.1.9.208 - ID.3.1-163 WC E.pdf

    19.15.1.9.209 - ID.3.2-163 WC W.pdf

    19.15.1.9.210 - ID.3.3-183 WC E.pdf

    19.15.1.9.211 - ID.4.2-Atrium Sections02.pdf

    19.15.1.9.212 - ID.4.3-Atrium Sections03.pdf

    19.15.1.9.213 - ID.4.4-Atrium Fountain.pdf

    19.15.1.9.214 - ID.4.6-Central Bar Mlwrk.pdf

    19.15.1.9.215 - ID.4.7-Cetral Bar Mlwrk.pdf

    19.15.1.9.216 - ID.4.8-Central Bar Mlwrk.pdf

    19.15.1.9.217 - ID.5.1-Showbar-Sections.pdf

    19.15.1.9.218 - ID.5.5-Deli Mlwrk.pdf

    19.15.1.9.219 - ID.6.1-Poker Elev.pdf

    19.15.1.9.220 - ID.6.2-Poker Details.pdf

    19.15.1.9.221 - ID.8.2-183 SmkRm Details02.pdf

    19.15.1.9.222 - ID.8.3-183 Cashier.pdf

    19.15.1.9.223 - ID.8.4-Host Counter Mlwrk.pdf

    19.15.1.9.224 - ID.9.2-Cash Mlwrk01.pdf

    19.15.1.9.225 - ID.9.3-Cash Mlwrk02.pdf

    19.15.1.9.226 - ID.10.1-183 View Bar.pdf

    19.15.1.9.227 - ID.10.2-183 View Bar Mlwrk.pdf

    19.15.1.9.228 - ID.11.1-163 High Limit01.pdf

    19.15.1.9.229 - ID.11.2-163 High Limit02.pdf

    19.15.1.9.230 - ID.12.1-149 Grn Room.pdf

    19.15.1.9.231 - ID.12.2-Copy & Kitchen Mlwrk.pdf

    19.15.1.9.232 - ID.12.3-Freestanding Mlwrk.pdf

    19.15.1.9.233 - ID.13.1-183 Maple Room.pdf

    19.15.1.9.234 - ID.13.2-Maple Elevations.pdf

    19.15.1.9.235 - 16.10.12_ID1.1_COVER SHEET.pdf

    19.15.1.9.236 - 16.10.12_ID1.2_FURNITURE PLAN.pdf

    19.15.1.9.237 - 16.10.12_ID1.3_DEMOLITION PLAN.pdf

    19.15.1.9.238 - 16.10.12_ID1.4_DEMOLITION RCP.pdf

    19.15.1.9.239 - 16.10.12_ID1.5_PARTITION PLAN.pdf

    19.15.1.9.240 - 16.10.12_ID1.6_RCP.pdf

    19.15.1.9.241 - 16.10.12_ID1.6_RCP-2.pdf

    19.15.1.9.242 - 16.10.12_ID1.7_ELECTRICAL PLAN.pdf

    19.15.1.9.243 - 16.10.12_ID1.8_FLOOR FINISH PLAN.pdf

    19.15.1.9.244 - 16.10.12_ID2.1_ELEVATION 1.pdf

Printable Index	Page 25 of 46

    19.15.1.9.245 - 16.10.12_ID5.2_BUFFET BANQUETTE DETAIL.pdf

    19.15.1.9.246 - 16.10.12_ID2.2_ELEVATION 2.pdf

    19.15.1.9.247 - 16.10.12_ID3.1_DNB.pdf

    19.15.1.9.248 - 16.10.12_ID4.1_TAPAS BAR.pdf

    19.15.1.9.249 - 16.10.12_ID5.1_BUFFET DETAIL.pdf

    19.15.1.9.250 - 16.10.12_ID5.3_BEVERAGE & DESSERT STATION.pdf

    19.15.1.9.251 - 16.10.12_ID5.4_HOSTESS STAND.pdf

    19.15.1.9.252 - 16.10.12_ID6.1_PERSONA BANQUETTE DETAIL.pdf

    19.15.1.9.253 - 16.10.12_ID6.2_PERSONA BOOTH DETAIL.pdf

    19.15.1.9.254 - 16.10.12_ID7.1_FEATURE BAR.pdf

    19.15.1.9.255 - 16.10.12_ID8.1_FEATURE WALL & COLUMN DETAIL.pdf

    19.15.2 - Langley

    19.15.2.1 - Match and Patio

    19.15.2.1.1 - Contracts

    19.15.2.1.1.1 - 13122 Fees - Kitchen.pdf

    19.15.2.1.1.2 - 13122 Fees - Landscape.pdf

    19.15.2.1.1.3 - 13122 Fees - Mechanical.pdf

    19.15.2.1.1.4 - 13022 Fees - Electrical.pdf

    19.15.2.1.1.5 - 13122 01-15-2014 Gateway Langley Match Design BP and Construction.pdf

    19.15.2.1.2 - Permit Information

    19.15.2.1.2.1 - 13122 Schedule A Package C.PDF

    19.15.2.1.2.2 - 13122 Schedule B - Package A.PDF

    19.15.2.1.2.3 - 13122 Schedule B - Package C.PDF

    19.15.2.1.2.4 - 13122 Schedule c-a - Package A.PDF

    19.15.2.1.2.5 - 13122 Schedule c-a - Package C.PDF

    19.15.2.1.2.6 - 13122 Schedule c-b - Package A.PDF

    19.15.2.1.2.7 - 13122 Schedule c-b - Package C.PDF

    19.15.2.1.2.8 - BP001184-Review1.pdf

    19.15.2.1.2.9 - BP001185-Review1.pdf

    19.15.2.1.2.10 - 13122 01-02-2014 Sustainability Checklist.pdf

    19.15.2.1.2.11 - 13122 Cheques (not used).pdf

    19.15.2.1.2.12 - 13122 City of Langley Form 2 - Proof of Insurance.pdf

    19.15.2.1.2.13 - 13122 Langley Form 1 - Package A.PDF

    19.15.2.1.2.14 - 13122 Langley Form 1 - Package C.PDF

Printable Index	Page 26 of 46

    19.15.2.1.2.15 - 13122 Owners Authorization.pdf

    19.15.2.1.2.16 - 13122 Package A Application.pdf

    19.15.2.1.2.17 - 13122 Package A Letters of Assurance.pdf

    19.15.2.1.2.18 - 13122 Package C Application.pdf

    19.15.2.1.2.19 - 13122 Package C Letters of Assurance.pdf

    19.15.2.1.2.20 - 13122 Schedule A Package A.PDF

    19.15.2.1.2.21 - 13122 Gateway Langley_Development Application.pdf

    19.15.2.1.3 - Drawings

    19.15.2.1.3.1 - 13122 2014.02.28 Package A and C Specifications.pdf

    19.15.2.1.3.2 - 13122 Package A Architectural.pdf

    19.15.2.1.3.3 - 13122-AA001-CodePlan.pdf

    19.15.2.1.3.4 - 13122-AA100-Site Plan.pdf

    19.15.2.1.3.5 - 13122-AA101-Overall Plan.pdf

    19.15.2.1.3.6 - 13122-AA102-Demolition Plan.pdf

    19.15.2.1.3.7 - 13122-AA103-Construction Plan.pdf

    19.15.2.1.3.8 - 13122-AA104-Demo RCP.PDF

    19.15.2.1.3.9 - 13122-AA105-RCP.PDF

    19.15.2.1.3.10 - 13122-AA401-Sections.pdf

    19.15.2.1.3.11 - 13122-AA501-Millwork.pdf

    19.15.2.1.3.12 - 13122-AA502-Centre Bar.pdf

    19.15.2.1.3.13 - 13122-AA503-Washroom.pdf

    19.15.2.1.3.14 - 13122-AA504-Kitchen.pdf

    19.15.2.1.3.15 - 13122-AG000-Cover.pdf

    19.15.2.1.3.16 - 13122-AG001-General.pdf

    19.15.2.1.3.17 - 13122-Arch (interior renovation).pdf

    19.15.2.1.3.18 - 13122-Arch (patio).pdf

    19.15.2.1.3.19 - 13122-PackageA.PDF

    19.15.2.1.3.20 - 13122-PackageC.PDF

    19.15.2.1.3.21 - 14009 PACKAGE A STRUCTURAL FOR PERMIT.PDF

    19.15.2.1.3.22 - 14009 PACKAGE C STRUCTURAL FOR PERMIT.PDF

    19.15.2.1.3.23 - 14009 STRUCTURAL A.PDF

    19.15.2.1.3.24 - 14009 STRUCTURAL C.PDF

    19.15.2.1.3.25 - 33043 E1of1 Pkg C Electrical.pdf

    19.15.2.1.3.26 - 33043 E1of1 PkgC Electrical Plans.pdf

Printable Index	Page 27 of 46

    19.15.2.1.3.27 - 33043 E100A Single Line Diagram.pdf

    19.15.2.1.3.28 - 33043 E200A Electrical Plans.pdf

    19.15.2.1.3.29 - 33043 E201A Existing Electrical Plans.pdf

    19.15.2.1.3.30 - 33043 E300A Food Services Plans & Schedule .pdf

    19.15.2.1.3.31 - 33043 Pkg A Electrical IFC.PDF

    19.15.2.1.3.32 - 33043-E400A Electrical Specification.pdf

    19.15.2.1.3.33 - 131204 Gateway Langley M1-0.pdf

    19.15.2.1.3.34 - 131204 Gateway Langley M1-1.pdf

    19.15.2.1.3.35 - 131204 Gateway Langley M-1C.PDF

    19.15.2.1.3.36 - 131204 Gateway Langley M2-0.pdf

    19.15.2.1.3.37 - 131204 Gateway Langley M2-1.pdf

    19.15.2.1.3.38 - 131204 Gateway Langley M2-2.pdf

    19.15.2.1.3.39 - 131204 Gateway Langley M3-0 (24-02-2014).pdf

    19.15.2.1.3.40 - 131204 Gateway Langley M3-0.pdf

    19.15.2.1.3.41 - Phase C 131204 Gateway Langley M-1.pdf

    19.15.2.1.3.42 - 13-055 Cascades Langley-Landscape Pricing.pdf

    19.15.2.1.3.43 - 13122 2014.01.27 Package A Issued for BP.PDF

    19.15.2.1.3.44 - 13122 2014.01.27 Package C Issued for BP.PDF

    19.15.2.1.3.45 - 13122 01-13-2014 Gateway Langley DP Submission.pdf

    19.15.2.1.3.46 - GAT-4_FIN SPEC IFC_140228.pdf

    19.15.2.1.3.47 - GAT-4_FURN SPECS IFC_140226.pdf

    19.15.2.1.3.48 - GAT-4_HW SPEC IFC_140228.pdf

    19.15.2.1.3.49 - GAT-4_LT SPEC IFC_140228.pdf

    19.15.2.1.3.50 - GAT-4_PL SPEC IFC_140228.pdf

    19.15.2.1.3.51 - GAT-4_WA SPEC IFC_140228.pdf

    19.15.2.2 - Theatre Bar

    19.15.2.2.1 - Contracts

    19.15.2.2.1.1 - 14013 07-28-2014 Gateway Langley Cafe and Theatre Bar Design BP and Construction Extras.pdf

    19.15.2.2.1.2 - 14013 11-19-2014 Gateway Langley Cafe and Theatre Bar Design BP and Construction Extras.pdf

    19.15.2.2.1.3 - Cascades Langley Part 2 Renos MGB Architects Fee Letter.pdf

    19.15.2.2.1.4 - 14013 01-15-2014 Gateway Langley Cafe and Theatre Bar Design BP and Construction.pdf

    19.15.2.2.1.5 - 14013 02-05-2014 MGBA - Cascades Buffet and Theatre Bar - 24-14-00234.pdf

    19.15.2.2.2 - Permit Information

    19.15.2.2.2.1 - AHJ.PDF

Printable Index	Page 28 of 46

    19.15.2.2.2.2 - BP001215 - Letter1.pdf

    19.15.2.2.2.3 - BP001215-Review1.pdf

    19.15.2.2.2.4 - City of Langley Form 2 - Proof of Insurance.pdf

    19.15.2.2.2.5 - Schedule A - Package B.PDF

    19.15.2.2.2.6 - Schedule B - Package B.PDF

    19.15.2.2.2.7 - Seig - Building Permit Application (990020.01) R1.pdf

    19.15.2.2.2.8 - 13122 01-02-2014 Sustainability Checklist.pdf

    19.15.2.2.2.9 - 13122 City of Langley Form 2 - Proof of Insurance.pdf

    19.15.2.2.2.10 - 13122 Langley Form 1 - Package A.PDF

    19.15.2.2.2.11 - 14013 09.05.14 Letter of Occupancy.pdf

    19.15.2.2.2.12 - 14013 09.0514 Viking Protection Letter.pdf

    19.15.2.2.3 - Drawings

    19.15.2.2.3.1 - 14013B-A001-Code Plan (6).pdf

    19.15.2.2.3.2 - 14013B-A100-Site Plan (1).pdf

    19.15.2.2.3.3 - 14013B-A100-Site Plan (4).pdf

    19.15.2.2.3.4 - 14013B-A101-Overall Demo Plan (5).pdf

    19.15.2.2.3.5 - 14013B-A101-Overall Demolition Plan (1).pdf

    19.15.2.2.3.6 - 14013B-A102-Overall Construction Plan (1).pdf

    19.15.2.2.3.7 - 14013B-A102-Overall Construction Plan (5).pdf

    19.15.2.2.3.8 - 14013B-A103-Overall Demolition RCP (1).PDF

    19.15.2.2.3.9 - 14013B-A103-Overall Demolition RCP (5).PDF

    19.15.2.2.3.10 - 14013B-A104-Overall RCP (5).PDF

    19.15.2.2.3.11 - 14013B-A104-Overall Reflected Ceiling (1).pdf

    19.15.2.2.3.12 - 14013B-A201-Enlarged Plans (1).pdf

    19.15.2.2.3.13 - 14013B-A201-Enlarged Plans (5) .pdf

    19.15.2.2.3.14 - 14013B-A202-Enlarged Plans (1).pdf

    19.15.2.2.3.15 - 14013B-A202-Enlarged Plans (7) .pdf

    19.15.2.2.3.16 - 14013B-A203-Enlarged Plans (1).pdf

    19.15.2.2.3.17 - 14013B-A203-Enlarged Plans (4) .pdf

    19.15.2.2.3.18 - 14013B-A204-Enlarged Finish.pdf

    19.15.2.2.3.19 - 14013B-A205-Enlarged Furnit.pdf

    19.15.2.2.3.20 - 14013B-A206-Enlarged Plans .pdf

    19.15.2.2.3.21 - 14013B-A301 IntElevs.pdf

    19.15.2.2.3.22 - 14013B-A301-Sections.pdf

    19.15.2.2.3.23 - 14013B-A302 IntElevs.pdf

Printable Index	Page 29 of 46

    19.15.2.2.3.24 - 14013B-A401-Schedules & Details.pdf

    19.15.2.2.3.25 - 14013B-A401-Sections.pdf

    19.15.2.2.3.26 - 14013B-A501 Millwork Plans (5).pdf

    19.15.2.2.3.27 - 14013B-A501 Millwork Plans.pdf

    19.15.2.2.3.28 - 14013B-A502 Millwork Plans (5).pdf

    19.15.2.2.3.29 - 14013B-A502 Millwork Plans.pdf

    19.15.2.2.3.30 - 14013B-A503 Millwork Plans (6).pdf

    19.15.2.2.3.31 - 14013B-A503 Millwork Plans.pdf

    19.15.2.2.3.32 - 14013B-A601-Schedule.pdf

    19.15.2.2.3.33 - 14013B-G000-Cover (July 19, 2014).pdf

    19.15.2.2.3.34 - 14013B-G000-Cover (March 18, 2014).pdf

    19.15.2.2.3.35 - 14013B-G001-General.pdf

    19.15.2.2.3.36 - 14013D-G001-General.pdf

    19.15.2.2.3.37 - 14013-G002.pdf

    19.15.2.2.3.38 - 14013-G003.pdf

    19.15.2.2.3.39 - 34010 Langley Pkg B&D Electrical - BP Issue .pdf

    19.15.2.2.3.40 - 131204 Gateway Langley Phase B M-1.pdf

    19.15.2.2.3.41 - 131204 Gateway Langley Phase B M-2.pdf

    19.15.2.2.3.42 - 131204 Gateway Langley Phase B M-3.pdf

    19.15.2.2.3.43 - 14013 03.18.14 IFBP.PDF

    19.15.2.2.3.44 - 14013 04.30.14 RE-ISSUED FOR CONSTRUCTION (002).pdf

    19.15.2.2.3.45 - 14013 07.24.14 Re-Issued For DP.PDF

    19.15.2.2.3.46 - 14013B-A001-Code Plan (1).pdf

    19.15.2.3 - Atlas Expansion (prelim)

    19.15.2.3.1 - Contracts

    19.15.2.3.1.1 - Fee Proposal-Landscape-Enns Gauthier-Mike Enns.pdf

    19.15.2.3.1.2 - Fee Proposal-Landscape-ETA-Gerry.pdf

    19.15.2.3.1.3 - Fee Proposal-Security-Liahona.pdf

    19.15.2.3.1.4 - Fee Proposal-Structural-RJC-Damien Stoneham.pdf

    19.15.2.3.1.5 - Fee Proposal-Survey-Butler Sundvick [For ROW Registration].pdf

    19.15.2.3.1.6 - Fee Proposal-Survey-Butler Sundvick.pdf

    19.15.2.3.1.7 - Fee Proposal-Survey-McElhanney [For ROW Registration].pdf

    19.15.2.3.1.8 - Fee Proposal-Survey-McElhanney.pdf

    19.15.2.3.1.9 - Invoice Processing Checklist - updated April 7 2016.pdf

Printable Index	Page 30 of 46

    19.15.2.3.1.10 - LIAHONA (Security) Atlas CL - PO 2718559 Sep 21 2016.pdf

    19.15.2.3.1.11 - 15049 06-23-2015-Fees.pdf

    19.15.2.3.1.12 - 15049 2016-05-20 Fees - Survey.pdf

    19.15.2.3.1.13 - 15049 2016-11-29 Fee Increase Request.pdf

    19.15.2.3.1.14 -16097_RAF01_LangleyGatewayCasino_MGBA.PDF

    19.15.2.3.1.15 - Civil - Wedler - Proposal - MGBA.PDF

    19.15.2.3.1.16 - Civil - Wedler - Proposal Scope 1-4 - MGBA.PDF

    19.15.2.3.1.17 - Civil - Wedler - Proposal Scope 5-10 - MGBA.PDF

    19.15.2.3.1.18 - CPTED 0309.pdf

    19.15.2.3.1.19 - Fee Proposal-Civil-Wedler.pdf

    19.15.2.3.1.20 - Fee Proposal-Code-GHL.PDF

    19.15.2.3.1.21 - Fee Proposal-Electrical-Gary Rhode.pdf

    19.15.2.3.1.22 - Fee Proposal-Geotechnical-WSP- Off site Pavement Testing.pdf

    19.15.2.3.1.23 - Fee Proposal-Landscape-Durante-Dylan Chernoff.pdf

    19.15.2.3.2 - Permit Information

    19.15.2.3.2.1 - Agent’s Authorization Form.pdf

    19.15.2.3.2.2 - Atlas Addition CPTED Review Report.pdf

    19.15.2.3.2.3 - CPTED Development Checklist .pdf

    19.15.2.3.2.4 - Development_Application - Signed.pdf

    19.15.2.3.2.5 - Development_Application.pdf

    19.15.2.3.2.6 - Gateway Langley-Atlas Addition Spine Option 1.pdf

    19.15.2.3.2.7 - Gateway Langley-Atlas Addition Spine Option 2.pdf

    19.15.2.3.2.8 - Gateway Langley-Atlas Addition Spine Option 3.pdf

    19.15.2.3.2.9 - Langley Atlas-Interdepartmental Review 16.08.26.pdf

    19.15.2.3.2.10 - Sustainability_Checklist GW Langley Atlas (filled in).pdf

    19.15.2.3.2.11 - Sustainability_Checklist GW Langley Atlas.pdf

    19.15.2.3.2.12 - ZONING_BYLAW_2100_-_CONSOLIDATED AS OF NOVEMBER 1 2017.pdf

    19.15.2.3.2.13 - 2017.11.15 15049 - rIFDP.PDF

    19.15.2.3.2.14 - 3956_001 Staff Report.pdf

    19.15.2.3.2.15 - 15049 2016-09-29 Design Rationale.pdf

    19.15.2.3.2.16 - 15049 2017-10-18 Design Rationale.pdf

    19.15.2.3.2.17 - 15049 Langley Atlas CPTED Response.pdf

    19.15.2.3.2.18 - Agent_Authorization_Form GW Langley Atlas.pdf

Printable Index	Page 31 of 46

    19.15.2.3.3 - Drawings

    19.15.2.3.3.1 - 2017.11.15 15049 - rIFDP - City Council Presentation.pdf

    19.15.2.3.3.2 - 15049 Gateway Langley Expansion - rIFDP.PDF

    19.15.2.3.3.3 - 17111 Gateway Langley Atlas & Gaming Expansion - rIFDP r1.pdf

    19.15.2.3.3.4 - Gateway Atlas 0G000 Cover IFDP 16.08.26.pdf

    19.15.2.3.3.5 - Gateway Atlas 0G001 Notes IFDP 16.10.04.pdf

    19.15.2.3.3.6 - Gateway Atlas 0SP101 Site-Demo IFDP 16.10.04.pdf

    19.15.2.3.3.7 - Gateway Atlas 0SP102 Site-Prop IFDP 16.10.04.pdf

    19.15.2.3.3.8 - Gateway Atlas A101 Occ Loads IFDP 16.08.26.pdf

    19.15.2.3.3.9 - Gateway Atlas A102 Main Floor-Demo IFDP 16.08.26.pdf

    19.15.2.3.3.10 - Gateway Atlas A103 Main Floor-Prop IFDP 16.10.04.pdf

    19.15.2.3.3.11 - Gateway Atlas A104 Upper Floor-Demo IFDP 16.08.26.pdf

    19.15.2.3.3.12 - Gateway Atlas A105 Upper Floor-Prop IFDP 16.08.26.pdf

    19.15.2.3.3.13 - Gateway Atlas A200 3D Renderings IFDP 16.10.04.pdf

    19.15.2.3.3.14 - Gateway Atlas A201 Exterior Elevations IFDP 16.08.26.pdf

    19.15.2.3.3.15 - Gateway Atlas A202 Exterior Elevations IFDP 16.08.26.pdf

    19.15.2.3.3.16 - Gateway Atlas A203 Exterior Elevations IFDP 16.08.26.pdf

    19.15.2.3.3.17 - Gateway Atlas IFDP 16.10.17.pdf

    19.15.2.3.3.18 - Gateway Atlas L01 IFDP 2016.10.04.pdf

    19.15.2.3.3.19 - Gateway Langley - Atlas Expansion 16.10.04.pdf

    19.15.2.3.3.20 - Gateway Langley - Atlas Expansion 16.10.17.pdf

    19.15.2.3.3.21 - Signage Atlas_Expansion_DP_rev.pdf

    19.15.2.4 - Match Patio Expansion

    19.15.2.4.1 - Contracts

    19.15.2.4.1.1 - 15127 2016-12-14 Fee Increase Request.pdf

    19.15.2.4.1.2 - 15127 2017-02-10 Fee Increase Request.pdf

    19.15.2.4.1.3 - 15127 2017-10-30 EWA O2.pdf

    19.15.2.4.1.4 - 15127 2017-11-20 EWA O3.pdf

    19.15.2.4.1.5 - 15127 Fees - Mechanical.pdf

    19.15.2.4.1.6 - 15127 Fees - Structural.pdf

    19.15.2.4.1.7 - 15127 - Electrical.pdf

    19.15.2.4.1.8 - 15127 2016-05-13 CPTED Fees.pdf

Printable Index	Page 32 of 46

    19.15.2.4.1.9 - 15127 2016-05-13 Landscape Fees.pdf

    19.15.2.4.1.10 - 15127 2016-05-18 Fees - Survey.pdf

    19.15.2.4.1.11 - 15127 2016-05-20 Match Patio.pdf

    19.15.2.4.1.12 - 15127 2016-06-23 Match Patio.pdf

    19.15.2.4.2 - Permit Information

    19.15.2.4.2.1 - 15127 CofL 17.01.20.doc

    19.15.2.4.2.2 - 15127 Health Approval.pdf

    19.15.2.4.2.3 - 15127 Langley Form 1.pdf

    19.15.2.4.2.4 - 15127 Langley Form 2 - Proof of Insurance.pdf

    19.15.2.4.2.5 - 15127 Langley Match BP Response.pdf

    19.15.2.4.2.6 - 15127 Match Langley - Application for Health Approval.pdf

    19.15.2.4.2.7 - 15127 Owners Authorization.pdf

    19.15.2.4.2.8 - 15127 Schedule A.PDF

    19.15.2.4.2.9 - 15127 Schedule B.PDF

    19.15.2.4.2.10 - 15127 Signed BP Application.pdf

    19.15.2.4.2.11 - 15127 Sustainability_Checklist GW Langley Match.pdf

    19.15.2.4.2.12 - 16182_20170208_Letter for City_JD.PDF

    19.15.2.4.2.13 - 307715_Health Approval Application_Nov2013.pdf

    19.15.2.4.2.14 - A001.pdf

    19.15.2.4.2.15 - BP Fee Slip.pdf

    19.15.2.4.2.16 - BP001970-Review1.pdf

    19.15.2.4.2.17 - BP001970-Review2.pdf

    19.15.2.4.2.18 - BP001970-Review3.pdf

    19.15.2.4.2.19 - CFSP - 20393 Fraser Highway, Langley, BC -18OCT17.pdf

    19.15.2.4.2.20 - City of Langley Norson Business License.pdf

    19.15.2.4.2.21 - Food Service Establishment Application Package - Rev Octob.pdf

    19.15.2.4.2.22 - GeoTech Letter-Schedules.pdf

    19.15.2.4.2.23 - 4454_001.pdf

    19.15.2.4.2.24 - 4455_001.pdf

    19.15.2.4.2.25 - 4456_001.pdf

    19.15.2.4.2.26 - 4457_001.pdf

    19.15.2.4.2.27 - 13122-CA100-Site Plan A101.pdf

    19.15.2.4.2.28 - 13122-CA103-Demo and Main Floor Plan A103.pdf

    19.15.2.4.2.29 - 13122-CA104-Demo and Roof Plan A203.pdf

Printable Index	Page 33 of 46

    19.15.2.4.2.30 - 13122-CA301-Building Sections A301.pdf

    19.15.2.4.2.31 - 15127 Building_Permit Application Langley.pdf

    19.15.2.4.2.32 - 15127 CofL 16.11.17.doc

    19.15.2.4.2.33 - 15127 CofL 16.12.19.doc

    19.15.2.4.2.34 - Applic_for_HealthApproval-revFebruary2012.pdf

     19.15.2.4.3 - Drawings

     19.15.2.4.3.1 - 15127 A601 Details-A603.pdf

    19.15.2.4.3.2 - 15127 A601r1 Cooler Details Re-BP 16.11.09.pdf

    19.15.2.4.3.3 - 15127 ID100-ID200-ID300 ID Set-ID201.pdf

    19.15.2.4.3.4 - 15127 ID100-ID200-ID300 ID Set-ID202.pdf

    19.15.2.4.3.5 - 15127 ID100-ID200-ID300 ID Set-ID203.pdf

    19.15.2.4.3.6 - 15127 ID100-ID200-ID300 ID Set-ID301.pdf

    19.15.2.4.3.7 - 15127 ID100-ID200-ID300 ID Set-ID302.pdf

    19.15.2.4.3.8 - 15127 Match Expansion Re-BP 16.11.09.pdf

    19.15.2.4.3.9 - 20161004_Review_TJV.PDF

    19.15.2.4.3.10 - Gateway Langley Match K01 BP 160915.pdf

    19.15.2.4.3.11 - MGB-31B Elec BP.PDF

    19.15.2.4.3.12 - 8816 GATEWAY LANGLEY - MECH IBP - 2016-09-16.pdf

    19.15.2.4.3.13 - 15127 0G000 Cover IFBP.PDF

    19.15.2.4.3.14 - 15127 0G000 Cover IFC (1).pdf

    19.15.2.4.3.15 - 15127 0G001 General Note IFBP.PDF

    19.15.2.4.3.16 - 15127 0G001 General Notes-0G001-IFC.PDF

    19.15.2.4.3.17 - 15127 0SP101 Site Plan IFBP.PDF

    19.15.2.4.3.18 - 15127 0SP101 Site Plan-A101.pdf

    19.15.2.4.3.19 - 15127 0SP102 Site Plan IFBP.PDF

    19.15.2.4.3.20 - 15127 0SP102 Site Plan Enlarged-A102.pdf

    19.15.2.4.3.21 - 15127 A001-Code Analysis IFBP.PDF

    19.15.2.4.3.22 - 15127 A001-Code Analysis-A001.pdf

    19.15.2.4.3.23 - 15127 A001r2 Code Plan Re-BP 16.11.09.pdf

    19.15.2.4.3.24 - 15127 A002 Specs IFBP.PDF

    19.15.2.4.3.25 - 15127 A003 Specs IFBP.PDF

    19.15.2.4.3.26 - 15127 A004 Specs IFBP.PDF

    19.15.2.4.3.27 - 15127 A004r2 Spec Re-BP 16.11.09.pdf

    19.15.2.4.3.28 - 15127 A101 Edge of Slab Plan IFBP.PDF

    19.15.2.4.3.29 - 15127 A101-A103 Demo & Main Floor Plan-A101.pdf

Printable Index	Page 34 of 46

    19.15.2.4.3.30 - 15127 A101-A103 Demo & Main Floor Plan-A103.pdf

    19.15.2.4.3.31 - 15127 A102 Demo Floor Plan IFBP.PDF

    19.15.2.4.3.32 - 15127 A102 Edge of Slab Plan-A102.pdf

    19.15.2.4.3.33 - 15127 A103 Main Floor Plan IFBP.PDF

    19.15.2.4.3.34 - 15127 A103r2 Floor Plan Re-BP 16.11.09.pdf

    19.15.2.4.3.35 - 15127 A104 RCP IFBP.PDF

    19.15.2.4.3.36 - 15127 A104 Roof Plan IFBP.PDF

    19.15.2.4.3.37 - 15127 A104-Demo and Roof Plan-A104.pdf

    19.15.2.4.3.38 - 15127 A105 Demo RCP - A106 RCP-A105.pdf

    19.15.2.4.3.39 - 15127 A105 Demo RCP - A106 RCP-A106.pdf

    19.15.2.4.3.40 - 15127 A107 Enlarged Main Floor Plan - A108 Finish Plan-A107.pdf

    19.15.2.4.3.41 - 15127 A107 Enlarged Main Floor Plan - A108 Finish Plan-A108.pdf

    19.15.2.4.3.42 - 15127 A200 3D Renderings IFBP.PDF

    19.15.2.4.3.43 - 15127 A201 Elevations IFBP.PDF

    19.15.2.4.3.44 - 15127 A201-A203 Elevations-A201.pdf

    19.15.2.4.3.45 - 15127 A201-A203 Elevations-A202.pdf

    19.15.2.4.3.46 - 15127 A201-A203 Elevations-A203.pdf

    19.15.2.4.3.47 - 15127 A202 Elevations IFBP.PDF

    19.15.2.4.3.48 - 15127 A202r2 North Elevation Re-BP 16.11.09.pdf

    19.15.2.4.3.49 - 15127 A203 Elevations IFBP.PDF

    19.15.2.4.3.50 - 15127 A301 Building Sections IFBP.PDF

    19.15.2.4.3.51 - 15127 A301 Building Sections-A301.pdf

    19.15.2.4.3.52 - 15127 A501 Millwork IFBP.PDF

    19.15.2.4.3.53 - 15127 A502 Millwork IFBP.PDF

    19.15.2.4.3.54 - 15127 A601 Details-A601.pdf

    19.15.2.4.3.55 - 15127 A601 Details-A602.pdf

    19.15.2.4.3.56 - 15127 Open Air Patio Plan.pdf

    19.15.2.4.3.57 - 15127 Patio Interior Elevation 2 Elevation 2.pdf

    19.15.2.4.3.58 - 15127 Patio Interior Elevation 2 Elevation.pdf

    19.15.2.4.3.59 - 15127 Patio Interior Elevation.pdf

    19.15.2.4.3.60 - 15127 South Elevation.pdf

    19.15.2.4.3.61 - 15127 West Patio Elevation.pdf

    19.15.2.4.3.62 - 20171106_Issued For Construction_TJV.PDF

    19.15.2.4.3.63 - Gateway Langley Match Kitchen IFC 171106.pdf

Printable Index	Page 35 of 46

    19.15.2.4.3.64 - Langley Match Patio Expansion & Kitchen Reno Nov 16.pdf

    19.15.2.4.3.65 - Match Patio Expansion_Landscape IFC_2017_Nov_06.pdf

    19.15.2.4.3.66 - Match Patio Phasing Plan.pdf

    19.15.2.4.3.67 - 2017.11.06 MGB-31B Elec IFC.PDF

    19.15.2.4.3.68 - 8816 GATEWAY LANGLEY - MECH IFC - 2017-11-06.pdf

    19.15.2.4.3.69 - 15127 - Gateway Match Arch. IFC.PDF

    19.15.2.4.3.70 - 15127 - ID Specification.pdf

    19.15.2.4.3.71 - 15127 2017-11-17 Match Patio Page-Turn.pdf

    19.15.2.4.3.72 - 15127 Floor Plan.pdf

    19.15.2.4.3.73 - 15127 Kitchen Plan.pdf

    19.15.2.4.3.74 - 15127 New Enclosure Plan.pdf

    19.15.2.4.3.75 - 15127 North Elevation.pdf

    19.15.2.5 - Chow Restaurant

    19.15.2.5.1 - Contracts

    19.15.2.5.1.1 - 17107 2017-09-22 Gateway Chow Langley.pdf

    19.15.2.5.2 - Drawings

    19.15.2.5.2.1 - 17107 Chow Langley - Coordination.pdf

    19.15.2.6 - Atlas Expansion (in-progress)

    19.15.2.6.1 - Contracts

    19.15.2.6.1.1 - 17111 2017-10-11 Gateway Langley Expansion Architectural Fee.pdf

    19.15.2.6.2 - Drawings

    19.15.2.6.2.1 - GC_Langley_Expansion-27_11_2017.pdf

    19.15.2.7 - As Built Drawings

    19.15.2.7.1 - Cascades Langley As-Built Arch.pdf

    19.15.2.7.2 - Cascades Expansion - Architectural.pdf

    19.15.2.7.3 - Cascades A 2.2 S&N Elev.pdf

    19.15.2.7.4 - Cascades A 0.0 site.pdf

    19.15.2.7.5 - Cascades A 0.1 roof.pdf

    19.15.2.7.6 - Cascades A 1.0R.pdf

    19.15.2.7.7 - Cascades A 1.1RCP.pdf

    19.15.2.7.8 - Cascades A 1.2_FLR.pdf

    19.15.2.7.9 - Cascades A 1.3 data.pdf

    19.15.2.7.10 - Cascades A 2.1West Elev.pdf

    19.15.2.7.11 - Cascades A 3.1 sections A.pdf

Printable Index	Page 36 of 46

    19.15.2.7.12 - Cascades A 3.2 sections B.pdf

    19.15.2.7.13 - Cascades A 3.3 Int elev.pdf

    19.15.2.7.14 - Cascades A 3.4 Int elev.pdf

    19.15.2.7.15 - Cascades A 3.5 Int Elev_Dot_.pdf

    19.15.2.7.16 - Cascades A 4.0 canopy.pdf

    19.15.2.7.17 - Cascades A 5.0 cash.pdf

    19.15.2.7.18 - Cascades A 6.0 WC.pdf

    19.15.2.7.19 - 6410E2.00-ASB.pdf

    19.15.2.7.20 - 6410E1.10-ASB.pdf

    19.15.2.7.21 - 6410E1.20-ASB.pdf

    19.15.2.7.22 - 6410E1.30-ASB.pdf

    19.15.2.7.23 - 6410E1.40-ASB.pdf

    19.15.2.7.24 - 6410E2.10-ASB.pdf

    19.15.2.7.25 - 6410E3.00-ASB.pdf

    19.15.2.7.26 - 6410E4.00-ASB.pdf

    19.15.2.7.27 - 6410T1.00-ASB.pdf

    19.15.2.7.28 - 6410T2.00-ASB.pdf

    19.15.2.7.29 - 6410T2.01-ASB.pdf

    19.15.2.7.30 - 6410T3.00-ASB.pdf

    19.15.2.7.31 - Cascades Expansion - Electrical.pdf

    19.15.2.7.32 - 6903P03_GROUND FL Model (1).pdf

    19.15.2.7.33 - 6903M01_GROUND FL Model (1).pdf

    19.15.2.7.34 - 6903M02_ROOF FL Model (1).pdf

    19.15.2.7.35 - 6903M03_SCHEDULE Model (1).pdf

    19.15.2.7.36 - 6903P01_SITE PLAN Model (1).pdf

    19.15.2.7.37 - 6903P02_FOUNDATION Model (1).pdf

    19.15.2.7.38 - 6903P04_ROOF FL Model (1).pdf

    19.15.2.7.39 - 6903P05_BASEMENT & LEVEL 1 FL_EXIST HOTEL Model (1).pdf

    19.15.2.7.40 - 6903P06_LEVEL 3 FL_EXIST CASINO Model (1).pdf

    19.15.2.7.41 - Cascades Expansion - Mechanical.pdf

    19.15.2.7.42 - Cascades Expansion - Structural.pdf

    19.15.2.7.43 - 06528S1.1.pdf

    19.15.2.7.44 - 06528S2.1.pdf

    19.15.2.7.45 - 06528S2.1A.pdf

    19.15.2.7.46 - 06528S3.1.pdf

    19.15.2.7.47 - 06528S4.1.pdf

Printable Index	Page 37 of 46

    19.15.2.7.48 - 06528S4.2.pdf

    19.15.2.7.49 - 06528S4.3.pdf

    19.15.2.7.50 - M 3.3.pdf

    19.15.2.7.51 - M 4.1.pdf

    19.15.2.7.52 - M 4.2.pdf

    19.15.2.7.53 - M 4.3.pdf

    19.15.2.7.54 - M 5.1.pdf

    19.15.2.7.55 - M 5.2.pdf

    19.15.2.7.56 - M 5.3.pdf

    19.15.2.7.57 - M 6.1.pdf

    19.15.2.7.58 - M 7.1.pdf

    19.15.2.7.59 - M 8.1A.pdf

    19.15.2.7.60 - M 1.1.pdf

    19.15.2.7.61 - M 2.1.pdf

    19.15.2.7.62 - M 3.1.pdf

    19.15.2.7.63 - M 3.2.pdf

    19.15.2.7.64 - M 8.1B.pdf

    19.15.2.7.65 - M 8.2.pdf

    19.15.2.7.66 - M 8.3.pdf

    19.15.2.7.67 - M 8.4.pdf

    19.15.2.7.68 - M 9.1.pdf

    19.15.2.7.69 - M 10.1.pdf

    19.15.2.7.70 - M 10.2.pdf

    19.15.2.7.71 - M 11.1.pdf

    19.15.2.7.72 - M 12.1.pdf

    19.15.2.7.73 - M 12.2.pdf

    19.15.2.7.74 - M 12.3.pdf

    19.15.2.7.75 - M 13.1.pdf

    19.15.3 - Coast Hotel (Langley)

    19.15.3.1 - Site Photos

    19.15.3.1.1 - Accessible 1.jpg

    19.15.3.1.2 - Accessible 2.jpg

    19.15.3.1.3 - Accessible 3.jpg

    19.15.3.1.4 - Accessible 4.jpg

    19.15.3.1.5 - Accessible 5.jpg

    19.15.3.1.6 - Accessible 6.jpg

    19.15.3.1.7 - Accessible 7.jpg

Printable Index	Page 38 of 46

    19.15.3.1.8 - Accessible 8.jpg

    19.15.3.1.9 - Coast existing 3.jpg

    19.15.3.1.10 - Guestroom 1.jpg

    19.15.3.1.11 - Guestroom 2.jpg

    19.15.3.1.12 - Guestroom 3.jpg

    19.15.3.1.13 - Guestroom 4.jpg

    19.15.3.1.14 - Guestroom 5.jpg

    19.15.3.1.15 - Guestroom 6.jpg

    19.15.3.1.16 - Guestroom 7.jpg

    19.15.3.1.17 - Guestroom 8.jpg

    19.15.3.1.18 - Guestroom 9.jpg

    19.15.3.1.19 - Guestroom 10.jpg

    19.15.3.1.20 - Guestroom 11.jpg

    19.15.3.1.21 - Guestroom 15.jpg

    19.15.3.1.22 - Guestroom 16.jpg

    19.15.3.1.23 - Guestroom 17.jpg

    19.15.3.1.24 - Guestroom 18.jpg

    19.15.3.1.25 - Guestroom 19.jpg

    19.15.3.1.26 - Guestroom 20.jpg

    19.15.3.1.27 - Guestroom 21.jpg

    19.15.3.1.28 - Guestroom 22.jpg

    19.15.3.1.29 - Guestroom 23.jpg

    19.15.3.1.30 - Guestroom 24.jpg

    19.15.3.1.31 - Guestroom 25.jpg

    19.15.3.1.32 - Guestroom 26.jpg

    19.15.3.1.33 - Guestroom 27.jpg

    19.15.3.1.34 - Guestroom 28.jpg

    19.15.3.1.35 - Guestroom 29.jpg

    19.15.3.1.36 - Guestroom 30.jpg

    19.15.3.1.37 - Guestroom 31.jpg

    19.15.3.1.38 - Lobby Level Corridor.jpg

    19.15.3.1.39 - Lobby 1.jpg

    19.15.3.1.40 - Lobby 2.jpg

    19.15.3.1.41 - Lobby 3.jpg

    19.15.3.1.42 - Lobby 4.jpg

    19.15.3.1.43 - Lobby 5.jpg

Printable Index	Page 39 of 46

    19.15.3.1.44 - Lobby 6.jpg

    19.15.3.1.45 - Lobby 7.jpg

    19.15.3.1.46 - Lobby 8.jpg

    19.15.3.1.47 - Lobby 9.jpg

    19.15.3.1.48 - Lobby 10.jpg

    19.15.3.1.49 - Lobby 11.jpg

    19.15.3.1.50 - Lobby 12.jpg

    19.15.3.1.51 - Lobby 13.jpg

    19.15.3.1.52 - Lobby 14.jpg

    19.15.3.1.53 - Lobby 15.jpg

    19.15.3.1.54 - Lobby 16.jpg

    19.15.3.1.55 - Lobby 17.jpg

    19.15.3.1.56 - Lobby 18.jpg

    19.15.3.1.57 - Lobby 19.jpg

    19.15.3.1.58 - Lobby 20.jpg

    19.15.3.1.59 - Lobby 21.jpg

    19.15.3.1.60 - Lobby 22.jpg

    19.15.3.1.61 - Lobby 23.jpg

    19.15.3.1.62 - Lobby 24.jpg

    19.15.3.1.63 - Lobby 25.jpg

    19.15.3.1.64 - Lobby 26.jpg

    19.15.3.1.65 - Lobby 27.jpg

    19.15.3.1.66 - Lobby 28.jpg

    19.15.3.1.67 - Lobby 29.jpg

    19.15.3.1.68 - Lobby 30.jpg

    19.15.3.1.69 - Lobby 31.jpg

    19.15.3.1.70 - Lobby 32.jpg

    19.15.3.1.71 - Lobby 33.jpg

    19.15.3.1.72 - Lobby 34.jpg

    19.15.3.1.73 - Lobby 35.jpg

    19.15.3.1.74 - Lobby 36.jpg

    19.15.3.1.75 - PreFunction 1.jpg

    19.15.3.1.76 - PreFunction 2.jpg

    19.15.3.1.77 - PreFunction 4.jpg

    19.15.3.1.78 - PreFunction 5.jpg

    19.15.3.1.79 - PreFunction 6.jpg

Printable Index	Page 40 of 46

    19.15.3.1.80 - PreFunction 7.jpg

    19.15.3.1.81 - PreFunction 8.jpg

    19.15.3.1.82 - PreFunction 9.jpg

    19.15.3.1.83 - PreFunction 10.jpg

    19.15.3.1.84 - PreFunction 11.jpg

    19.15.3.1.85 - Ballroom 1.jpg

    19.15.3.1.86 - Ballroom 2.jpg

    19.15.3.1.87 - Ballroom 3.jpg

    19.15.3.1.88 - Ballroom 4.jpg

    19.15.3.1.89 - Ballroom 5.jpg

    19.15.3.1.90 - Ballroom 6.jpg

    19.15.3.1.91 - Ballroom 8.jpg

    19.15.3.1.92 - Ballroom 9.jpg

    19.15.3.1.93 - Ballroom 10.jpg

    19.15.3.1.94 - Exec Boardroom.jpg

    19.15.3.1.95 - MeetRm.jpg

    19.15.3.1.96 - MR2.jpg

    19.15.3.1.97 - MR3.jpg

    19.15.3.2 - Guest Rooms FF and E Specs

    19.15.3.2.1 - Coast Hotel Langley FF&E Specs 30Nov2017.pdf

    19.15.3.2.2 - Coast Hotel Langley FF&E Takeoffs.xlsx

    19.15.3.2.3 - Coast Hotel Langley Guestrooms Finishes Schedule.docx

    19.15.3.2.4 - Coast Hotel Langley Guestrooms Finishes.jpg

    19.15.3.3 - Guest Room ID Drawings

    19.15.3.3.1 - Coast Hotel Langley Guestrooms ID Drawings 2017-12-04.pdf

    19.15.3.4 - Public Areas FF and E Specs

    19.15.3.4.1 - WIP Coast Hotel Langley Public Areas FF&E Specs 11Dec2017.pdf

    19.15.3.4.2 - WIP Coast Hotel Langley Public Areas Finishes Schedule.docx

    19.15.3.5 - Public Areas ID Drawings

    19.15.3.5.1 - Coast Hotel Langley Public Areas 2017-12-04 WIP.pdf

    19.15.4 - New Westminster

    19.15.4.1 - Match Restaurant

    19.15.4.1.1 - Contracts

    19.15.4.1.1.1 - p-match restaurant at starlight casino.pdf

Printable Index	Page 41 of 46

    19.15.4.1.1.2 - 14029 02-18-2014 Gateway Match Restaurant Starlight New Westminster WDs & CA.pdf

    19.15.4.1.1.3 - 14029-2015-03-23 Extra Work Authorization (EWA01).pdf

    19.15.4.1.2 - Permit Information

    19.15.4.1.2.1 - 14029 2014-07-25 BP 009404.pdf

    19.15.4.1.2.2 - 14029 06.12.14 RE-ISSUED FOR CONSTRUCTION.pdf

    19.15.4.1.3 - Drawings

    19.15.4.1.3.1 - 14029 2014.05.23 Issued for Construction

    19.15.4.1.3.1.1 - 14029 2014.05.22 Issued for Construction.pdf

    19.15.4.1.3.1.2 - 14083 - ISSUED FOR IFC - STRUCTURAL MAY 21 2014.pdf

    19.15.4.1.3.1.3 - 34012 Starlight Reno - Elec IFC Review.pdf

    19.15.4.1.3.1.4 - 14029 2014.05.22 ASME Issued for Construction.pdf

    19.15.4.1.3.1.5 - GAT-5_04_Transmittal_140521.pdf

    19.15.4.1.3.1.6 - 140404 Starlight NWM - M1.pdf

    19.15.4.1.3.1.7 - 140404 Starlight NWM - M2.pdf

    19.15.4.1.3.1.8 - 140404 Starlight NWM - M3.pdf

    19.15.4.1.3.1.9 - 140404 Starlight NWM - M4.pdf

    19.15.4.1.3.1.10 - GAT-5_HW SPEC_IFC_140521.pdf

    19.15.4.1.3.1.11 - GAT-5_LT SPEC_IFC_140521.pdf

    19.15.4.1.3.1.12 - GAT-5_PL SPEC_IFC_140521.pdf

    19.15.4.1.3.1.13 - GAT-5_WA SPEC_IFC_140521.pdf

    19.15.4.1.3.1.14 - GAT-5_FIN SPEC_IFC_140521.pdf

    19.15.4.1.3.1.15 - GAT-5_FURN SPEC_IFC_140521.pdf

    19.15.4.1.3.2 - 14029 2014.10.21 Re-Issued for Building Permit

    19.15.4.1.3.2.1 - 14029 2014.10.21 A202 Floor Plan.pdf

    19.15.4.1.3.3 - 14029 2015.01.23 Issued for LL

    19.15.4.1.3.3.1 - 14029 G012 Liquor Licensing_Revised-G012 (Match).pdf

    19.15.4.1.3.4 - 14029 2015.03.23 Re-Issued for LL

    19.15.4.1.3.4.1 - 14029 G012 2015-03-23 Liquor Licensing_Revised.pdf

    19.15.4.1.3.4.2 - 14029 A101 Site Plan.pdf

    19.15.4.1.3.4.3 - 14029 A102 Floor Plan.pdf

    19.15.4.1.3.5 - 14029 2014.03.19 Issued for Development Permit

    19.15.4.1.3.5.1 - 14029 2014.03.19 Issued for Development Permit Reduced.pdf

Printable Index	Page 42 of 46

    19.15.4.1.3.5.2 - 14029 2014.03.19 Issued for Development Permit.pdf

    19.15.4.1.3.6 - 14029 2014.04.28 Issued For BP

    19.15.4.1.3.6.1 - Architectural.pdf

    19.15.4.1.3.6.2 - 14029 2014.04.28 Issued for Building Permit.pdf

    19.15.4.1.3.6.3 - 34012 Starlight elec Issue for BP.pdf

    19.15.4.1.3.6.4 - 140404 Starlight Casino M-1.pdf

    19.15.4.1.3.6.5 - 140404 Starlight Casino M-2.pdf

    19.15.4.1.3.6.6 - 140404 Starlight Casino M-3.pdf

    19.15.4.1.3.6.7 - 140404 Starlight Casino M-4.pdf

    19.15.4.1.3.6.8 - Schedule A&B.pdf

    19.15.4.1.3.6.9 - Application Permit.pdf

    19.15.4.1.3.6.10 - Letter of Authorization.pdf

    19.15.4.1.3.6.11 - Permit Receipt.pdf

    19.15.4.1.3.7 - 14029 2014.05.06 Issued for Health Approval

    19.15.4.1.3.7.1 - OLC drawings.pdf

    19.15.4.1.3.7.2 - 14013 2014.05.06 FH REVIEW.pdf

    19.15.4.1.3.7.3 - 14029-Health.pdf

    19.15.4.1.3.7.4 - Brunch Menu.pdf

    19.15.4.1.3.7.5 - FSP_Manual_-_Cascades_02-12-14.pdf

    19.15.4.1.3.7.6 - FSP_Manual_-_Starlight_06-17-12.pdf

    19.15.4.1.3.7.7 - Kids menu.pdf

    19.15.4.1.3.7.8 - Main menu Match.pdf

    19.15.4.1.3.7.9 - Fraser Health Approval Application.pdf

    19.15.4.2 - The Buffet

    19.15.4.2.1 - Contracts

    19.15.4.2.1.1 - 14048 04-28-2014 Gateway Buffet Finishes Boards Fee Proposal.pdf

    19.15.4.3 - Private Room

    19.15.4.3.1 - Contracts

    19.15.4.3.1.1 - 14105 08-19-2014 Gateway Private Room Architectural Services.pdf

    19.15.4.3.2 - Drawings

    19.15.4.3.2.1 - 34012-B E4 Existing Electrical Plan & Dimmer Diagram.pdf

    19.15.4.3.2.2 - 34012-B E5 Electrical Specifications.pdf

    19.15.4.3.2.3 - GAT-5B_45_Transmittal_141202.pdf

    19.15.4.3.2.4 - GAT-5B_FIN SPEC-IFC_141204.pdf

Printable Index	Page 43 of 46

    19.15.4.3.2.5 - GAT-5B_FURN SPEC-IFC_141204.pdf

    19.15.4.3.2.6 - GAT-5B_HW SPEC-IFC_141204.pdf

    19.15.4.3.2.7 - GAT-5B_LT SPEC-IFC_141204.pdf

    19.15.4.3.2.8 - USB Location Electrical Plans.pdf

    19.15.4.3.2.9 - 14104 11.06.14 IFC (002).pdf

    19.15.4.3.2.10 - 14104 11.06.14 IFC R.PDF

    19.15.4.3.2.11 - 14104 2015-03-09 Record Drawings.pdf

    19.15.4.3.2.12 - 14104 A101 Site Plan z e (2) (1).pdf

    19.15.4.3.2.13 - 14104 A301 Details A102 PPV.PDF

    19.15.4.3.2.14 - 14104 A301 Details A301.pdf

    19.15.4.3.2.15 - 14104 IFBP 13-11-14 (002).pdf

    19.15.4.3.2.16 - 14104 IFC 12.19.15 (2).pdf

    19.15.4.3.2.17 - 14104 IFC 12.19.15 DWG.pdf

    19.15.4.3.2.18 - 34012-B E1 Electrical Plans.pdf

    19.15.4.3.2.19 - 34012-B E1 Key Plan & Schedules.pdf

    19.15.4.3.2.20 - 34012-B E2 Lighting Plan.pdf

    19.15.4.3.2.21 - 34012-B E2 Specification & Existing Electrical Plan.pdf

    19.15.4.3.2.22 - 34012-B E3 Power & LT Plan.pdf

    19.15.4.4 - BCLC

    19.15.4.4.1 - Contracts

    19.15.4.4.1.1 - 14105 08-19-2014 Gateway BCLC Betting Room Architectural Service.pdf

    19.15.4.4.1.2 - SBE.34012A FP.PDF

    19.15.4.4.2 - Permit Information

    19.15.4.4.2.1 - Letter of Authorization-oct7.pdf

    19.15.4.4.2.2 - Letter of Authorization.pdf

    19.15.4.4.3 - Drawings

    19.15.4.4.3.1 - GAT-5A_35_Transmittal_141103.pdf

    19.15.4.4.3.2 - GAT-5A_FIN SPEC-IFC_141103.pdf

    19.15.4.4.3.3 - GAT-5A_FURN SPEC-IFC_141103.pdf

    19.15.4.4.3.4 - GAT-5A_LT SPEC-IFC_141103.pdf

    19.15.4.4.3.5 - GAT-5A-IFC_141103.pdf

    19.15.4.5 - Pay-Per-View

    19.15.4.5.1 - Contracts

    19.15.4.5.1.1 - 14105 08-19-2014 Gateway Private Room Architectural Services.pdf

    19.15.4.5.2 - Drawings

Printable Index	Page 44 of 46

    19.15.4.5.2.1 - 14104 G001 General Notes G101 General Notes PPV (1).pdf

    19.15.4.5.2.2 - 14163 2014-11-14 IFP.pdf

    19.15.4.5.2.3 - 14163 2014-11-14 Pricing.pdf

    19.15.4.5.2.4 - 14163 2015-03-10 Record Dwg.pdf

    19.15.4.5.2.5 - 14163 A101 Site Plan A101 PPV (1).pdf

    19.15.4.5.2.6 - 14163 A102 Demo and Floor Plan A102 (1).pdf

    19.15.4.5.2.7 - 14163 G000 Cover-Pricing.pdf

    19.15.4.5.2.8 - 34012-B E1 Electrical Plans.pdf

    19.15.4.5.2.9 - 34012-B E2 Specification & Existing Electrical Plan.pdf

    19.15.4.5.2.10 - USB Location Electrical Plans.pdf

    19.15.4.5.2.11 - 14104 11.06.14 IFC R.pdf

    19.15.4.5.2.12 - 14104 11.06.14 IFC.PDF

    19.15.4.5.2.13 - 14104 A101 Site Plan z e (2) (1).pdf

    19.15.4.5.2.14 - 14104 A301 Details A102 PPV.PDF

    19.15.4.5.2.15 - 14104 A301 Details A301.pdf

    19.15.4.5.2.16 - 14104 C001 Code Plan C001 PPV (1).pdf

    19.15.4.5.2.17 - 14104 C002 Code Review C002-PPV (1).pdf

    19.15.4.6 - Smoking Patio

    19.15.4.6.1 - Permit Information

    19.15.4.6.1.1 - 15111-Owners Auth.pdf

    19.15.4.6.2 - Drawings

    19.15.4.6.2.1 - BP and receipt.pdf

    19.15.4.6.2.2 - BP Application Fee Receipt.pdf

    19.15.4.6.2.3 - BP Application Form.pdf

    19.15.4.6.2.4 - DP Application Fee Receipt.pdf

    19.15.4.6.2.5 - Schedule C-A C-B.PDF

    19.15.4.6.2.6 - 01_ScheduleA_effective Dec 19_2014.pdf

    19.15.4.6.2.7 - 01_ScheduleB_effective Dec 19_2014.pdf

    19.15.4.6.2.8 - 15111 Gateway Startlight - Outdoor Shelter.pdf

    19.15.4.6.2.9 - 15111 Letters.pdf

    19.15.4.6.2.10 - 15111 Starlight Casino Smoking Lounge + Bus Shelter.pdf

    19.16 - Third Party Agreements

    19.16.1 - Burnaby

    19.16.1.1 - GV-Starbucks-IN-28 Oct 08.pdf

Printable Index	Page 45 of 46

    19.16.1.2 - GV-0870328 and Tropika-Amending Agreement-14 Jan 2011.pdf

    19.16.1.3 - GV-0870328 and Tropika-Lease, IN-6 Jan 10.pdf

    19.16.1.4 - GV-Delta-IN-Dec 7 2006.pdf

    19.16.1.5 - GV-Starbucks-Assignment-14 Jan 2011.pdf

    19.16.1.6 - GV-0870328 and Tropika Fully Executed Lease Extension and Amending Agreement effective Oct. 12, 2017.pdf

    19.16.1.7 - Correspondence (Rogers relocation).pdf

    19.16.1.8 - Revolution Resource (Waste Collection_GVB) 04.20.2015.pdf

    19.16.1.9 - GV-Clearnet-IN-Sept. 97.pdf

    19.16.1.10 - Rogers lease.pdf

    19.16.1.11 - Net-Conex.pdf

    19.16.1.12 - GV-Globalive-IS-July 6 2009.pdf

    19.16.1.13 - SL-Globalive-IN-13 Nov 09.pdf

    19.16.2 - Langley

    19.16.2.1 - Outdated - 20389 Fraser Highway - Langley Health Unit.pdf

    19.16.2.2 - Starbucks Second Amendment (Cascades).pdf

    19.16.2.3 - GHO-Coast Hotels - Franchise Agreement-23 June 2013_redacted.pdf

    19.16.2.4 - GHO-Coast Hotels-Franchise Agreement-Renewal term 5 years-19 Oct 2015.pdf

    19.16.2.5 - GHO-Spa Tru Holdings Inc-Lease Agreement-01 Aug 2016 (expires Jul 31, 2021).pdf

    19.16.3 - New Westminster

    19.16.3.1 - Lease - Kirin.pdf

    19.16.3.2 - SL-IVS Holdings Ltd.-Gift Shop Lease-01-01-2016.pdf

    19.17 - Collective Agreements

    19.17.1 - Grand Villa Surveillance & Unifor (2015-2019).pdf

    19.17.2 - Starlight Casinos (to 2018).pdf

    19.17.3 - Grand Villa Casinos (to 2017).pdf

    19.18 - Credit Agreement

    19.18.1 - 07. Gateway - Credit and Guaranty Agreement (No Schedules or Exhibits).pdf

    19.18.2 - 08. Appendices, Schedules and Exhibits.pdf

    19.19 - Real Property Registrations

    19.19.1 - Pending Form C Burnaby Lease CA6505845.pdf

    19.19.2 - Pending Form C Langley Lease CA6505844.pdf

    19.19.3 - Pending Form C New West Lease CA6505846.pdf

    19.19.4 - Pending Form 17 Change of Name Application CA6505842 (Langley office par_Dot_._Dot_.pdf

Printable Index	Page 46 of 46

    19.19.5 - Pending Form A Transfer CA6505843 (Langley office parcel).pdf

SCHEDULE “H”

OFF TITLE SEARCH RESULTS

SEARCHES		DATE OF RESPONSE
1.	BC Assessment Authority	December 8, 2017
• Cascades Lands (Langley)
• Cascades Casino - #1 – 20393 Fraser Highway
• Cascades Casino Hotel #2 – 20393 Fraser Highway
• Office Building next to Cascades Casino/Hotel – 20389 Fraser Highway
• Grand Villa Lands (Burnaby)
• Grand Villa Casino / Hotel - 4331 Dominion Street
• Grand Villa Casino Parking Structure - 4320/4350 Dominion Street
• Grand Villa Casino / Parking Lot 4405 Norfolk Street
• Starlight Lands (New Westminster)
• Star Light Casino - 350 Gifford Street, New Westminster, BC
• Vacant Lot Next to Starlight Casino – 3811 Boundary Road, Richmond (straddles New West/Richmond Boundary)
2.	Real Property Tax Levies	All searches as of December 1, 2017
• Cascades Lands (Langley)
• Cascades Casino - #1 – 20393 Fraser Highway
• Cascades Casino Hotel #2 – 20393 Fraser Highway
• Office Building next to Cascades Casino/Hotel – 20389 Fraser Highway
• Grand Villa Lands (Burnaby)
• Grand Villa Casino / Hotel - 4331 Dominion Street
• Grand Villa Casino Parking Structure - 4320/4350 Dominion Street
• Grand Villa Casino / Parking Lot 4405 Norfolk Street

SEARCHES		DATE OF RESPONSE
• Starlight Lands (New Westminster)
• Star Light Casino - 350 Gifford Street, New Westminster, BC
• Vacant Lot Next to Starlight Casino – 3811 Boundary Road, Richmond (straddles New West/Richmond Boundary)
3.	Zoning and Land Use
	• Cascades Lands (Langley)	Response outstanding
• Cascades Casino - #1 – 20393 Fraser Highway
• Cascades Casino Hotel #2 – 20393 Fraser Highway
• Office Building next to Cascades Casino/Hotel – 20389 Fraser Highway
• Grand Villa Lands (Burnaby)
	• Grand Villa Casino / Hotel - 4331 Dominion Street	Response outstanding
• Grand Villa Casino Parking Structure - 4320/4350 Dominion Street
• Grand Villa Casino / Parking Lot 4405 Norfolk Street
• Starlight Lands (New Westminster)
	• Star Light Casino - 350 Gifford Street, New Westminster, BC	Response outstanding
	• Vacant Lot Next to Starlight Casino – 3811 Boundary Road, Richmond (straddles New West/Richmond Boundary)	December 7, 2017
4.	(Contaminated) Site Registry	All searches as of December 1, 2017 with a currency date of November 26, 2017
• Cascades Lands (Langley)
• Cascades Casino - #1 – 20393 Fraser Highway
• Cascades Casino Hotel #2 – 20393 Fraser Highway
• Office Building next to Cascades Casino/Hotel – 20389 Fraser Highway
• Grand Villa Lands (Burnaby)
• Grand Villa Casino / Hotel - 4331 Dominion Street
• Grand Villa Casino Parking Structure - 4320/4350 Dominion Street

SEARCHES		DATE OF RESPONSE
• Grand Villa Casino / Parking Lot 4405 Norfolk Street
• Starlight Lands (New Westminster)
• Star Light Casino - 350 Gifford Street, New Westminster, BC
• Vacant Lot Next to Starlight Casino – 3811 Boundary Road, Richmond (straddles New West/Richmond Boundary)
5.	Technical Safety BC (boilers, elevators, electrical, gas)
	• Cascades Lands (Langley)	December 8, 2017
• Cascades Casino - #1 – 20393 Fraser Highway
• Cascades Casino Hotel #2 – 20393 Fraser Highway
• Office Building next to Cascades Casino/Hotel – 20389 Fraser Highway
• Grand Villa Lands (Burnaby)
	• Grand Villa Casino / Hotel - 4331 Dominion Street	December 7, 2017
• Grand Villa Casino Parking Structure - 4320/4350 Dominion Street
• Grand Villa Casino / Parking Lot 4405 Norfolk Street
• Starlight Lands (New Westminster)
	• Star Light Casino - 350 Gifford Street, New Westminster, BC	December 7, 2017
• Vacant Lot Next to Starlight Casino – 3811 Boundary Road, Richmond (straddles New West/Richmond Boundary)
6.	Local Health Authority
• Cascades Lands (Langley)
	• Cascades Casino - #1 – 20393 Fraser Highway	December 11, 2017
	• Cascades Casino Hotel #2 – 20393 Fraser Highway	December 11, 2017
	• Office Building next to Cascades Casino/Hotel – 20389 Fraser Highway	December 11, 2017

SEARCHES	DATE OF RESPONSE
• Grand Villa Lands (Burnaby)	Will not be provided by local health authority for Burnaby location
• Grand Villa Casino / Hotel - 4331 Dominion Street
• Grand Villa Casino Parking Structure - 4320/4350 Dominion Street
• Grand Villa Casino / Parking Lot 4405 Norfolk Street
• Starlight Lands (New Westminster	Will not be provided by local health authority for New Westminster location
• Star Light Casino - 350 Gifford Street, New Westminster, BC
• Vacant Lot Next to Starlight Casino – 3811 Boundary Road, Richmond (straddles New West/Richmond Boundary)

SCHEDULE “I”

MASTER LEASE FORM

A M E N D E D    A N D    R E S T A  T E D    L E A S E

B E T W E E N

[●NTD: Purchaser]

(LANDLORD)

[● NTD: : PARTIES TO LEASE TO BE DISCUSSED]

- AND -

[●NTD: NEWCO]

(TENANT)

ADDRESS:

●

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1
1.1	Schedules	16

ARTICLE 2 DEMISE, EXPANSION OPTION AND TERM		17

2.1	Net Lease	17
2.2	Demise and Expansion Option	17
2.3	Development by Tenant of an Amenity	19
2.4	Development Applications	20
2.5	Options to Extend	21

ARTICLE 3 RENT PROVISIONS		21

3.1	Annual Rent	21

ARTICLE 4 OPERATING PROVISIONS		22

4.1	Use and Operation	22
4.2	Care of Demised Premises	22
4.3	Compliance with Laws	22

ARTICLE 5 TAXES		23

5.1	Taxes Payable by Tenant	23
5.2	Apportionment	24
5.3	Contest Taxes	24
5.4	Utilities and Business Tax	25
5.5	Other Taxes	25
5.6	Sales Taxes	26

ARTICLE 6 REPAIRS AND MAINTENANCE		26

6.1	Repairs and Maintenance	26
6.2	Tenant’s Acknowledgement	29

ARTICLE 7 ALTERATIONS		29

7.1	Alterations	29
7.2	Emergency Alterations	32
7.3	Ownership and Removal	32
7.4	Vacating of Possession	32

ARTICLE 8 TRANSFER/ASSIGNMENT/SUBLEASE		33

8.1	Change of Control	33
8.2	Transfer	33
8.3	Charge of Leasehold Interest	35
8.4	Subleases	35
8.5	Effect of Transfer	36
8.6	Corporate Books	36
8.7	Transfer by way of Sublease	36

- i -

8.8	Transfer by Landlord	36
8.9	Landlord’s Expenses	37

ARTICLE 9 INSURANCE		37

9.1	Tenant’s Insurance	37
9.2	Evidence of Tenant’s Insurance	40
9.3	Cancellation of Insurance	40
9.4	Landlord’s Right to Place Tenant’s Insurance	40
9.5	Subrogation	41
9.6	Insurance Proceeds	41
9.7	Indemnification of Landlord	41
9.8	Indemnification of the Tenant	41
9.9	Mortgages Act	42
9.10	Blanket Policies/Deductibles	42
9.11	Tenant’s Effect On Insurance	42

ARTICLE 10 DESTRUCTION AND DAMAGE		43

10.1	Damage to Demised Premises	43
10.2	Rights and Obligations Respecting Damage to the Demised Premises	43
10.3	Tenant Right to Terminate	43

ARTICLE 11 QUIET ENJOYMENT		44

11.1	Quiet Enjoyment	44

ARTICLE 12 DEFAULT		44

12.1	Default	44
12.2	Allocation	45
12.3	Landlord Repairs	45
12.4	Distress	45
12.5	Condoning	46
12.6	Landlord’s Right to Cure Tenant’s Defaults	46
12.7	Arrears of Rent	46
12.8	Bankruptcy and Insolvency	47

ARTICLE 13 MISCELLANEOUS		47

13.1	Access to Demised Premises	47
13.2	Short Form of Lease	48
13.3	Notices	48
13.4	Liens	49
13.5	Title	49
13.6	Subordination/Non-Disturbance	49
13.7	Estoppel Certificates	50
13.8	Registration and Property Transfer Tax	51
13.9	GST Registration	51
13.10	Expropriation	51
13.11	Overholding	52
13.12	Relationship	52

- ii -

13.13	Delays	52
13.14	Captions	53
13.15	Confidentiality	53
13.16	Arbitration	54
13.17	OFAC	56
13.18	Financial Reporting	57
13.19	Financial Covenant	58
13.20	Existing Leases	66

ARTICLE 14 ENVIRONMENTAL MATTERS		66

14.1	Environmental Contaminants	66
14.2	Notification of Environmental Contaminants	67
14.3	Ownership of Environmental Contamination	67
14.4	Environmental Indemnity	68

ARTICLE 15 INTERPRETATION		68

15.1	Governing Law	68
15.2	Time of Essence	68
15.3	Net Lease	68
15.4	Severability	69
15.5	Modifications	69
15.6	Set-Off	69
15.7	Currency	69
15.8	Entire Agreement	69
15.9	Further Assurances	69
15.10	Successors	69

ARTICLE 16 STRATA PROPERTY PROVISIONS		69

16.1	Cascades Lands Strata Lots	70
16.2	Cascades Lands Strata Lots Landlord’s Assignment	70
16.3	Common Property	71
16.4	Strata Fees and Special Levies	71
16.5	Expansion Facility	71
16.6	Repairs and Maintenance	71
16.7	Alterations	72
16.8	Insurance	72
16.9	Destruction and Damage	72
16.10	Paramountcy	73

- iii -

SCHEDULES

Schedule “A”	-	Legal Description for Demised Premises
Schedule “B”	-	Fixtures to be Excluded from Leasehold Improvements
Schedule “C”		Major Supplier, Major Customer or Competitor of the Tenant
Schedule “D”	-	Form of Landlord Lender Agreement
Schedule “E”	-	Permitted Encumbrances
Schedule “F”		Alterations
Schedule “G”	-	Form of Subordination/Non-Disturbance Agreement
Schedule “H”	-	Form of Sublease Acknowledgment
Schedule “I”	-	Existing Leases
Schedule “J”	-	Landlord BCLC Agreement
Schedule “K”		Excluded Lands
Schedule “L”		Form of Compliance Certificate

- iv -

THIS AMENDED AND RESTATED LEASE made as of the ● day of ●, 2017.

B E T W E E N:

●

(hereinafter called the “Landlord”)
OF THE FIRST PART

- and -

●

(hereinafter called the “Tenant”)
OF THE SECOND PART

W I T N E S S E T H:

[ADD: AMENDED AND RESTATED INTRODUCTORY PARAGRAPH.]

ARTICLE 1

DEFINITIONS

1.1	Definitions

In this Lease (including this Article 1 and the Schedules annexed hereto), unless there is something in the context inconsistent therewith, the parties agree that:

“Additional Rent” means any and all sums of money or charges required to be paid by the Tenant to the Landlord (other than any payments in respect of Sales Taxes) in addition to the Annual Rent, including, without limitation the Management Expense Recovery, all of which shall be deemed to accrue on a per diem basis whether or not described as Additional Rent.

“Adjusted EBITDA” has the meaning ascribed thereto in Section 13.18.

“Adjusted Property EBITDA” has the meaning ascribed thereto in Section 13.18.

“Affiliate” of any Person means, at the time this determination is being made, any other Person controlling, controlled by or under common control with such Person in each case, whether directly or indirectly, and “control” and any derivation thereof, means in possession, directly or indirectly, of the powers to direct the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Alterations” means any repairs, replacements, changes, additions, improvements, decorations or alterations to the Demised Premises installed by the Tenant other than a Tenant Amenity Development.

“Amenity” means a hotel or any other entertainment amenity ancillary to or complementary with the existing operations on the Property, including without limitation, any food and beverage business, spa or liquor store.

“Annual Rent” means the basic annual rent determined in accordance with Section 3.1 hereof.

“Applicable Interest” has the meaning ascribed thereto in Section 12.7.

“Applicable Laws” means all federal, provincial, municipal and local statutes, laws, by-laws, regulations, ordinances and orders, directives and decisions of Governmental Authorities having jurisdiction (in each case having the force of law), including Gaming Laws and Environmental Laws.

“Architect” means any independent, professional architect appointed by the Tenant or the Landlord that the Tenant and the Landlord have each approved, acting reasonably.

“Assumption Agreement” has the meaning ascribed thereto in Section 0;

“BCLC” means British Columbia Lottery Corporation and its successors and assigns.

“Building Standard” means, subject to Gaming Authority Requirements as a minimum, the standard and conditions that the Demised Premises are improved to as at the Lease Commencement Date, or in the case of an Expansion Facility or material Alterations, at the date of construction, in each case, maintained to a standard as would a prudent owner of a property of similar value, age and use, provided that the Building Standard shall be no less than maintaining the Buildings in good working order and in accordance with the requirements of the applicable Hotel Agreements in effect from time to time, and provided that the Tenant shall, at all times be obligated to comply with Article 6.

“Building Systems” include, but are not limited to, all mechanical, electrical, drainage, lighting, heating, ventilation, air-conditioning, security and alarm, plumbing, utilities and other mechanical and electrical systems installed in or used in the operation of the Buildings. [Cascades only: but excludes any Common Property (including any Limited Common Property).][NTD: Here and elsewhere, as concerns Cascade and the specific provisions hereof pertaining thereto and the Strata ownership regime, subject to Landlord’s review of all Strata documents/statutes during the due diligence period.]

“Buildings” mean: (i) all buildings situated on the Cascades Office Building Lands from time to time; and (ii) that part of the building(s) being within the boundaries of the Cascades Lands Strata Lots as determined in accordance with the Strata Property Laws. [● NTD: Cascades only.]

“Buildings” means all buildings and fixed improvements situate on the Lands from time to time, including without limitation, all Building Systems and other Leasehold Improvements. [NTD: Properties other than Cascades]

“Business Day” means any day which is not a Saturday or a Sunday or a statutory holiday in the Province of British Columbia or the State of New York.

“By-laws” means the by-laws of the Strata Corporation as amended, supplemented or replaced from time to time, together with any rules, regulations, guidelines, directions or resolutions of the Strata Corporation from time to time. [●NTD: Cascades only.]

“Canadian Governmental Authority” means any government, regulatory authority, government department, agency, commission, board, tribunal or court having jurisdiction in Canada or a province or other subdivision thereof or any municipality, district or other subdivision thereof in Canada.

“Canadian Withholding Tax” means any tax or taxes, including any interest and penalties thereon, Charged under Part XIII of the Income Tax Act (Canada) (Tax on Non-Resident’s Income from Canada) or pursuant to Section 105 of the Regulations to the Income Tax Act (Canada).

“Capital Repair Notice” has the meaning ascribed thereto in Section 6.1(e).

“Capital Taxes” means any tax or taxes, including any interest and penalties thereon, Charged upon the Landlord under Part I.3 of the Income Tax Act (Canada) (Tax on Large Corporations), or any similar or successor statute, based upon or computed by reference to the actual or deemed capital, taxable capital, taxable capital employed in Canada, paid-up capital, taxable paid-up capital, taxable paid-up capital employed in Canada, capital stock, members’ contributions, retained earnings, contributed capital or other surplus, reserves, indebtedness or other similar amounts, as such amounts may be determined for purposes thereof, as well as any tax or levy Charged by any Governmental Authority that is similar to, in lieu of, in substitution for any such tax or taxes.

“Cascades Lands Strata Lots” means the lands and premises known municipally as #1-20393 and #2-20393 Fraser Highway, Langley, British Columbia each as more particularly described in Part A-1 and A-2 of 0 hereto. [●NTD: Cascades only.]

“Cascades Lands Strata Lots Landlord’s Assignment” means the assignment dated [●] by the Landlord, as owner of the Cascades Lands Strata Lots1, to the Tenant of (i) pursuant to section 147 of the SPA, all of the Landlord’s powers and duties under the Strata Property Laws, By-laws and rules in connection with the Cascades Lands Strata Lots [will drop exclusion if legal to do so][, excluding the Landlord’s responsibility under Section 131 of the SPA for fines or the costs of remedying a contravention of the By-laws]; and (ii) the Landlord’s voting rights pursuant to section 54 of the SPA. [●NTD: Cascades only.]

“Cascades Office Building Lands” means the lands and premises known municipally as 20389 Fraser Highway, Langley, British Columbia each as more particularly described in Part A-3 of 0 hereto. [●NTD: Cascades only.]

“Change of Control” in respect of Covenantor means the acquisition by any Person, or group of Persons acting jointly or in concert, in one or more than one related transactions, of control (as defined in the definition of Affiliate) or direct or indirect beneficial ownership of more than 50% of the votes attaching to the shares, units or other securities, as applicable (“Voting Interests”),

[1]	Note: This would only be “effective” immediately upon the Purchaser acquiring title to the Cascades Lands Strata Lots.

that ordinarily have voting power for the election of directors (or the governing body or entity performing equivalent functions as directors) of Covenantor, but excludes an acquisition, merger, reorganization, amalgamation, arrangement, combination or other similar transaction (or related transactions), if the holders of Voting Interests in Covenantor representing at least 50% of the voting control or direction immediately prior to such transaction(s) continue to hold Voting Interests in Covenantor representing at least 50% of the voting control or direction in the successor entity; notwithstanding anything else contained herein, an initial public offering, going public transaction, or any trade of capital stock of the Covenantor on any Canadian or United States stock exchange shall not constitute a “Change of Control” in respect of the Covenantor.

“Charged” means levied, confirmed, charged, assessed or imposed.

“Comfort Letter” means a “comfort letter” or similar documents pursuant to which the franchisor or hotel manager, as applicable, under a Hotel Agreement acknowledges and agrees that upon a termination of the Lease, the Landlord may succeed to the interest of the Tenant under such Hotel Agreement, each in a form reasonably acceptable to Landlord and the other parties thereto.

“Common Expenses” has the meaning given to it in the Strata Property Laws. [●NTD: Cascades only.]

“Common Property” has the meaning given to it in the Strata Property Laws, including common property as set out in Strata Plan BCS1615. [●NTD: Cascades only.]

“Cosmetic Alterations” means any Alterations that are solely cosmetic or decorative including, without limitation, painting, carpeting, flooring, light fixtures and other finishes.

“Covenant Agreement” means an agreement dated as of even date herewith by the Covenantor in favour of the Landlord pursuant to which the Covenantor agrees that it is bound by the Tenant’s obligations hereunder, as same may be amended, modified, replaced or restated in accordance with its terms.

“Covenantor” means Gateway Casinos & Entertainment Limited, and any successor or assign permitted hereby.

“Damaged Premises” has the meaning ascribed thereto in Section 10.2.

“Demised Premises” means those lands and premises leased to the Tenant by this Lease, being composed of the Lands and Buildings.

“Disposition” means any sale, transfer, assignment or other disposition (other than the grant of a security interest as collateral for borrowed funds) of any asset or interests therein, including without limitation (i) any assignment or grant of any leasehold interests, licenses or other interests in real property, (ii) any distribution of any asset, dividend of any asset or spin off of any asset and (iii) any issuance of equity interests in any entity whose Adjusted EBITDA is taken into account in computing consolidated Adjusted EBITDA of Original Covenantor; and for the sake of clarity, references to “assets” herein includes, without limitation, tangible and intangible assets, including without limitation, entities in which the Person in question has an equity interest.

“EBITDA” means earnings before interest, tax, depreciation and amortization, all as defined by and determined, on a consolidated basis with any subsidiaries of the entity in question, in accordance with IFRS.

“Emergency Event” means:

(a)	the occurrence of any event that will, or would reasonably be expected to, imminently give rise to material damage to property, harm to human health or loss of human life; or

(b)	the issuance of any order under Environmental Laws or other Applicable Laws by a Governmental Authority which order requires immediate action by the Tenant or Landlord.

“Environmental Contaminant” means any contaminant, pollutant, dangerous or potentially dangerous substance, noxious substance, toxic substance, hazardous waste or material, flammable or explosive substance, radioactive material, PCB’s, UFFI, friable materials including asbestos and also includes mold, mildew, microbial growths and associated mycotoxins and any other waste, substance or material whatsoever, the presence of which is regulated pursuant to Environmental Laws.

“Environmental Laws” means all statutes, laws, by-laws, codes, rules, regulations, orders, notices and directives, now or at any time hereafter in effect and having the force of law and applicable to the Demised Premises, regulating or concerning any matter which may be relevant to Environmental Contaminants in connection with the Demised Premises or any part thereof, or the use or occupancy thereof, or the conduct of any business or activity in, on, under or about the Demised Premises or any part thereof.

“Event of Default” means the occurrence of any one of the following:

(a)	the Tenant fails to make any payment of Rent or Sales Taxes when due and such default continues for three (3) Business Days after Notice of default that such payment was due;

(b)

the Tenant fails to observe or perform any obligation of the Tenant pursuant to this Lease, other than the payment of any Rent or Sales Taxes, or any other specific default addressed in clauses (iii) through (xv) of this definition, and such default continues for thirty (30) days after Notice thereof to the Tenant or such longer period, not to exceed one hundred and eighty (180) days, as may reasonably be required to cure such failure, so long as there is no material adverse effect on the Landlord or the Demised Premises and the Tenant commences to cure such failure within such thirty (30) day period and thereafter continues to cure same in a diligent and timely manner;

(c)

the Tenant fails to maintain any insurance which is its obligation to maintain hereunder or any of the Tenant’s insurance policies on the Demised Premises are actually or threatened to be cancelled or adversely changed and the Tenant has not cured such breach or obtained similar insurance coverage in replacement thereof within two (2) Business Days after the Tenant receives notice thereof (or such longer period of time as may be granted by the insurers before implementing an actual cancellation or adverse change);

(d)

the Tenant or the Covenantor shall make or permit to occur a Change of Control, Transfer or if the Demised Premises shall be used by any Person or for any purpose, in each case other than in compliance with this Lease;

(e)

the Tenant or the Covenantor makes an assignment for the benefit of creditors or becomes bankrupt or insolvent or makes an application for relief from creditors or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal or arrangement with creditors, or admits in writing its inability to pay its debts as they come due or steps are taken for the winding up or other termination of the Tenant’s or the Covenantor’s existence or the liquidation of the Tenant’s or Covenantor’s assets;

(f)	a trustee, receiver, receiver-manager, or similar person is appointed in respect of the assets or business of the Tenant or the Covenantor;

(g)	this Lease or any other property of the Tenant at or on the Demised Premises is at any time seized or taken in any execution which remains unsatisfied for a period of five (5) days or more;

(h)	a breach of Section 13.17 occurs;

(i)	Covenantor or Tenant fails to maintain all Gaming Authority Requirements necessary for the gaming operations as currently or subsequently conducted at the Demised Premises;

(j)

the Landlord BCLC Agreement with respect to the OSA, this Lease and the gaming operations at the Demised Premises terminates or expires and is not, concurrently or prior thereto, replaced by a new Landlord BCLC Agreement on terms and conditions satisfactory to the Landlord, acting reasonably, provided that such new Landlord BCLC Agreement is on terms no less favourable to the Landlord in all material respects as the original Landlord BCLC Agreement;

(k)

the OSA with respect to the gaming operations at the Demised Premises terminates or expires; provided, however, it shall not be an Event of Default under this clause (k) if, concurrently or prior to such expiration or termination, both (i) such OSA is replaced by a new OSA on terms and conditions satisfactory to the Landlord, acting reasonably (provided that the Landlord shall be deemed to be satisfied with any OSA that is on the form then used by BCLC generally), and such replacement OSA is for a term that extends at least until the then scheduled end of the Term of this Lease, and (ii) Landlord receives either a new Landlord

BCLC Agreement with respect to such replacement OSA (on terms and conditions satisfactory to the Landlord, acting reasonably, provided that such new Landlord BCLC Agreement is on terms no less favourable to the Landlord in all material respects as the original Landlord BCLC Agreement) or Landlord receives a written acknowledgment (on terms satisfactory to Landlord, acting reasonably) from BCLC, Covenantor and Tenant that such replacement OSA shall constitute the “Tenant OSA” (as defined in the Existing Landlord BCLC Agreement) and that the existing Landlord BCLC Agreement shall continue in full force and effect as to such replacement OSA, this Lease, the Tenant and Covenantor;

(l)

the OSA with respect to the gaming operations at the Demised Premises is amended in a manner that is materially adverse to Covenantor (or Tenant), or could reasonably be expected to have a material adverse effect upon Covenantor (or Tenant) or Covenantor’s ability to perform its obligations under the Covenant Agreement or Tenant’s ability to perform its obligations under this Lease;

(m)

there is a cessation of all or substantially all of the gaming operations at the Demised Premises (other than as a result of a material casualty, renovations or eminent domain or due to a change in Gaming Law or to Force Majeure), and such cessation continues for more than ten (10) days;

(n)

there is a cessation of all or substantially all of the hotel operations at any hotel on the Property (other than as a result of a material casualty, renovations or eminent domain or due to a change in Gaming Law or to Force Majeure), and such cessation continues for more than ten (10) days;

(o)

any required financial reporting under this Lease by Tenant or Covenantor is not delivered to Landlord on time, and such default continues uncured for more than ten (10) Business Days after Notice thereof, or such longer period as is reasonable in order to cure such default, provided that the Tenant is pursuing such cure;

(p)

a breach of Section 13.19 is determined to have occurred with respect to an applicable period as a result of a Change of Control or a Transfer (or any related transactions, such as financing transactions, entered into in connection therewith); or

(q)

a breach of Section 13.19 is determined to have occurred other than as described in clause (p) above in this definition of Event of Default; provided, however, such breach shall not be an Event of Default if either (i) Tenant, Covenantor and their Affiliates take such actions as may be required so that no later than ten (10) Business Days after the date (the “Financial Reporting Date”) the financial reporting is due under this Lease pursuant to Section 13.18 with respect to the last Fiscal Quarter of the four (4) consecutive Fiscal Quarter period with respect to which the Financial Covenant has been breached, the Financial Covenant with respect to such Fiscal Quarter would have been satisfied had such actions been taken on the first day of such Fiscal Quarter, or (ii) no later than the end of said ten (10) Business Day period, Tenant has presented a reasonably detailed plan of correction (that is, a plan which if it had been fully implemented on the first day of the Fiscal Quarter in which such breach has occurred, the Financial Covenant with respect to such Fiscal Quarter would have been satisfied) that is reasonably acceptable to Landlord, and Tenant causes such plan to be diligently pursued to completion no later than sixty (60) days after the Financial Reporting Period; and in either event of clauses (i) or (ii), Tenant provides Landlord with all financial reporting reasonably requested by Landlord to evidence that, taking into account the actual actions taken to cure such breach, the Financial Covenant with respect to the Fiscal Quarter in question would have been satisfied had such actions been taken on the first day of the Fiscal Quarter; provided, further however, that Tenant’s right to cure a breach of Section 13.19 pursuant to either clauses (i) or (ii) shall not apply to a breach of Section 13.19 (x) as to any two (2) consecutive Fiscal Quarters (unless and except only two (2) consecutive Fiscal Quarters where Tenant cures the breach as provided in clause (ii) hereof, but such cure is not effectuated soon enough to prevent the breach during the second consecutive Fiscal Quarter, and such cure, if it had been fully implemented on the first day of such second consecutive Fiscal Quarter, the Financial Covenant with respect to such Fiscal Quarter would have been satisfied), (y) with respect to more than two (2) Fiscal Quarters in any twenty four (24) consecutive month period, or (z) with respect to more than four (4) Fiscal Quarters during the initial Term of this Lease or during any extension Term pursuant to Section 2.5 of this Lease;

(r)

any Disposition by any of the Original Covenantor Group results in the Pro Forma Adjusted EBITDA of Original Covenantor, when determined with respect to the trailing four (4) Fiscal Quarters (taken as a single period) ending with the last full Fiscal Quarter then ended immediately prior to the Disposition, being less than $125,000,000 CDN; or

(s)

any Disposition by Original Covenantor Group, if the consolidated Adjusted EBITDA of Original Covenantor, when determined with respect to the trailing four (4) Fiscal Quarters (taken as a single period) ending with the last full Fiscal Quarter then ended immediately prior to the Disposition, is less than or equal to $125,000,000 CDN, and the Disposition results in the Pro Forma Adjusted EBITDA of Original Covenantor with respect to the trailing four (4) Fiscal Quarters (taken as a single period) ending with the last full Fiscal Quarter then ended immediately prior to the Disposition, being reduced from what it would have been if such Disposition had not occurred.

“Excluded Lands” means the lands legally described in Schedule “K”.

“Existing Leases” has the meaning ascribed thereto in Section 13.9.

“Expansion Facility” means one or more additions to, or extensions or enlargements of, any existing Buildings on the Lands including, without limitation, ancillary improvements and build-outs of or on existing Buildings, but shall not include any of the foregoing which are only tangentially connected to a Building, such as, for illustration purposes, a skywalk or a bridge if no material leasable area is included therein and no gaming operations are conducted thereon; and for the sake of clarity, Expansion Facility shall not include a new Building, even if such new Building is physically connected to an existing Building.

“Expropriation” and “Expropriated” means any taking, expropriation, confiscation, seizure, requisition or sale of the use, access, occupancy, easement rights or title to the Demised Premises or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, the Demised Premises, or alter the pedestrian or vehicular traffic flow to the Demised Premises so as to result in a change in access to such Demised Premises.

“Financial Covenant” has the meaning ascribed thereto in Section 13.19.

“fiscal year” means a fiscal year of the Tenant and/or, as applicable, any other Person.

“Force Majeure” means acts of God, extraordinary weather conditions, strikes, lockouts or labor disputes, inability to obtain adequate supply of materials, fuel, water, electricity or other supplies after exercising reasonable diligence to obtain the same, or other conditions, matters or events not within the control of Tenant or Covenantor or their Affiliates and not attributable to the acts or omissions of Tenant or Covenantor or their Affiliates; provided, however, lack of funds shall not constitute Force Majeure.

“Freehold Mortgage” means any bona fide Mortgage granted by the Landlord to a Freehold Mortgagee.

“Freehold Mortgagee” means any bank, trust company, loan company, insurance company, pension fund or other Person holding a Freehold Mortgage from time to time.

“Gaming Authority” means any Governmental Authority (including crown corporations), with regulatory, licensing or permitting authority or jurisdiction over any Gaming Facility (including the BCLC and GPEB).

“Gaming Authority Requirements” means requirements, approvals, and consents lawfully required by any Gaming Authority or any Gaming Law.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino, and other property or assets related, ancillary or complementary thereto located at the Demised Premises.

“Gaming Law” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities and rules, regulations, codes and ordinances of Gaming Authorities and all administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gambling, gaming or Gaming Facility activities conducted at the Demised Premises, including without limitation, the GCA; and (b) orders, decisions, determinations, judgments, awards, decrees, approvals, consents and waivers of any Gaming Authority.

“Governmental Authority” means any government, regulatory authority, government department, agency, commission, board, tribunal or court having jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“GCA” means the Gaming Control Act, SBC 2002 Chapter 14.

“GPEB” means Gaming Policy and Enforcement Branch, a division of British Columbia Ministry of Attorney General and its successors and assigns.

“Gross Negligence” means a conscious and voluntary act or omission which exhibits an entire want of care and a conscious indifference to the rights and welfare of affected persons, reflecting a manifestly smaller amount of watchfulness and circumspection than the circumstances require of a person of ordinary prudence.

“GST” means the goods and services tax, including any interest and penalties thereon, imposed under Part IX of the Excise Tax Act (Canada).

“Hotel Agreement” means, [the hotel management agreement dated December 7, 2006 between Delta Hotels Limited, as operator, and Gateway Casinos Limited Partnership, as owner, as amended and assigned from time to time] [insert for Grand Villa property] OR [the franchise agreement dated June 23, 2013 between Coast Hotels Limited and Gateway Casinos & Entertainment Limited, as renewed by letter agreement dated October 19, 2015, as amended and assigned from time to time] [insert for Cascades property], [●NTD: appropriate agreement to be referenced] or a subsequent sublease, management agreement, franchise agreement or license agreement entered into with respect to the portion of the Demised Premises being operated as a hotel, which subsequent sublease or agreement (i) is not with an Affiliate of Tenant or Covenantor, (ii) is on commercially reasonable terms as determined by Covenantor in good faith, (iii) is acceptable in form and substance to BCLC (to the extent BCLC has a right to approve such agreement pursuant to the OSA or Applicable Laws or otherwise), and (iv) is reasonably acceptable in form and substance to Landlord.

“IFRS” means International Financial Reporting Standards in effect from time to time, as adopted by the Canadian Accounting Standards Board of the Canadian Institute of Chartered Accountants or any successor institute.

“Insolvency Proceedings” has the meaning ascribed thereto in Section 12.8.

“Landlord BCLC Agreement” means a written agreement among Covenantor, Landlord and BCLC, in the form attached hereto as Schedule “J”.

“Landlord Lender Agreement” means, as may be applicable, an agreement between the Landlord, the Tenant and the Mortgagee of the Tenant’s leasehold interest substantially in the form attached hereto as Schedule “D” or such other form as the Leasehold Mortgagee and the Landlord may agree to, each acting reasonably, provided however it will not be unreasonable for Landlord to refuse to enter into a form which requires it to have materially increased obligations or liabilities or materially decreased rights or benefits.

“Landlord Parties” means the Landlord and its Mortgagee, as well as their respective servants, agents, employees, contractors, invitees, licensees or other Persons for whom the Landlord is responsible for in law, but excludes the Tenant Parties.

“Lands” means the lands legally described in Schedule “A”. [NTD: Starlight only]

“Lands” means the lands legally described in Schedule “A”, [which lands, for greater certainty, do not include the Excluded Lands.] [●NTD: Grand Villa only.]

“Lands” means collectively the Cascades Lands Strata Lots and the Cascade Office Building Lands. [●NTD: Cascades only.]

“Lease”, “hereof”, “herein”, “hereunder” and similar expressions mean or refer to this Lease and all Schedules annexed hereto.

“Lease Commencement Date” means ●.

“Lease Year” means a period of time, the first Lease Year commencing on the Lease Commencement Date and ending on the day preceding the first anniversary of the Lease Commencement Date; provided, if the Lease Commencement Date is not the first day of a calendar month, then the first Lease Year shall end on the last day of the twelfth (12th) full calendar month thereafter; and subsequent Lease Years shall consist of consecutive periods of twelve (12) calendar months. The last Lease Year of the Term shall terminate upon the expiration or earlier termination of this Lease as the case may be.

“Leasehold Improvements” means all Building Systems, fixtures (but not, for greater certainty, those fixtures described in 0), installations, improvements and additions from time to time made or installed, in or about the Demised Premises by or on behalf of the Tenant (including any of the foregoing in existence on the Lease Commencement Date). “Leasehold Improvements” shall not include free-standing furniture and partitions and equipment not in any way permanently connected to the Demised Premises or to any Building Systems.

“Leasehold Mortgage” means any bona fide Mortgage granted by the Tenant to a Person not an Affiliate of Tenant or Covenantor.

“Limited Common Property” has the meaning given to it in the Strata Property Laws. [●NTD: Cascades only.]

“Major Alterations” means any Alteration, other than a Cosmetic Alteration, costing Five Million Dollars ($5,000,000) or more in the aggregate to complete.

“Management Expense Recovery” means an amount equal to one (1%) percent of the Annual Rent payable in such calendar year.

“MCOSA” means the amended and restated multiple casino operational services agreement dated June 10, 2009 between British Columbia Lottery Corporation and Gateway Casinos & Entertainment Inc., as amended and assigned to Gateway Casinos & Entertainment Limited by an assignment, amendment and consent dated September 14, 2010, as amended by a letter agreement dated May 4, 2015, [as further amended by a letter agreement dated ●, 2017,] as further amended, extended, renewed and assigned from time to time.

“Mortgage” means any mortgage, security interest, lien, hypothec, encumbrance or charge securing the indebtedness or obligations of a Party and affecting, in the case of the Landlord, the Demised Premises or any part thereof and, in the case of the Tenant, the Tenant’s interest in the Lease and includes all renewals, extensions, modifications and replacements thereof from time to time.

“Mortgagee” means the holder of any Mortgage.

“Net Worth” when applied to: (i) a corporation formed under the laws of Canada or a province thereof, means shareholders equity as determined in accordance with IFRS, and as based on its financial statements and, if required, other appropriate data; (ii) a pension fund, means the current market value of the assets of the pension fund, net of all other liabilities thereof (other than present or future liabilities to the beneficiaries of the pension fund), all as determined by the actuary or the trustee of the pension fund on the basis of its financial statements and, if required, other appropriate data; and (iii) any other Person, means the current market value of the assets of such Person, net of all liabilities of such Person (in Canada or elsewhere), all as determined on the basis of its financial statements, and if required by Landlord, other appropriate data; provided, however, in each case under clauses (i), (ii) or (iii) of this definition, there shall be excluded from any such calculation any amount for goodwill.

“Notice” means a notice or other instrument to be given under this Lease, all of which shall be in writing and delivered in accordance with Section 13.3.

“OFAC” has the meaning ascribed thereto in Section 13.7.

“Order” has the meaning ascribed thereto in Section 13.17.

“Orders” has the meaning ascribed thereto in Section 13.17.

“Original Covenantor” means the Tenant and Covenantor originally named hereunder as at the Commencement Date, as well any successors or assigns, from time to time, of such original Covenantor that result from any Change of Control.

“Original Covenantor Group” means the Original Covenantor (and any other Person whose EBITDA would be taken into account in the calculation of the Pro Forma Adjusted EBITDA of the Original Covenantor for the period being tested), until such time, if ever, as such Original Covenantor is released from its ongoing obligations and liabilities under the Covenant Agreement and this Lease pursuant to Section 8.2 hereof; provided, Original Covenantor Group expressly excludes any Transferee(s) and their successors and assigns hereunder (except Transferee(s) resulting from a Change of Control). For greater certainty, if the Original Covenantor has not been released from its ongoing obligations and liabilities under the Covenant Agreement and this Lease pursuant to Section 8.2 hereof, then notwithstanding the occurrence of a Transfer, it shall still be an Event of Default under this Lease if the circumstances described in clause (r) or in clause (s) of the definition of Event of Default occur in respect of the Original Covenantor Group.

“OSA” means (i) the MCOSA, [(ii) specify the replacement agreement which will be entered into before signing, but with a commencement date in the spring of 2018], and (iii) any replacement operational services agreement between British Columbia Lottery Corporation and the Tenant or Covenantor in respect of services pertaining to the conduct, management and operation of gaming at the Property; in each case as the same may be amended, supplemented, restated or modified from time to time, but only to the extent permitted under this Lease.

“Party” means any party to this Lease and “Parties” means all of the parties to this Lease.

“Permitted Covenantor Successor or Assign” means a Person that has (i) either (x) a Net Worth of not less than $400,000,000 CDN or (y) not less than $1,000,000,000 CDN of revenue for the then most recent twelve (12) calendar months then ended (determined in accordance with IFRS or U.S. generally accepted accounting principles), and (ii) EBITDA for the then most recent twelve (12) calendar months then ended of not less than $150,000,000 CDN; measured immediately following the transaction (or substantially concurrent transactions) by which such Person became a successor or assign of the Covenantor or Tenant.

“Permitted Encumbrance” means any encumbrances registered against the Demised Premises or otherwise affecting the Demised Premises as of the Lease Commencement Date, to the extent set forth on Landlord’s policy of title insurance with coverage effective as of the date hereof and any Permitted Encumbrances created after the Commencement Date that are described in 0, and any Leasehold Mortgage entered into in compliance with this Lease.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Prime Rate” has the meaning provided in Section 12.7.

“Pro Forma Adjusted EBITDA” means the consolidated Adjusted EBITDA of Original Covenantor for four (4) trailing Fiscal Quarters (taken as a single period), computed on a pro forma basis as though the Disposition or Dispositions in question (and all other Dispositions that have occurred during or after such four (4) Fiscal Quarter period at the time of determination) had occurred immediately prior to the first day of such four (4) Fiscal Quarter period

“Prohibited Excess Lands Use” means:

Adult entertainment

Competitive gaming (excluding lottery)

Pubs and night clubs

Free standing restaurants

Clean needle injection sites

Pay day loans/check cashing sites

Pawn shops

Private personal care services (excluding those performed in a medical facility, day-care facility or seniors care facility)

Gas station

Automobile Dealerships

“Rent” means Additional Rent and Annual Rent as set out herein.

“Sales Taxes” means all business transfer, multi-stage sales, sales, use, consumption, value-added or other similar taxes Charged by any Canadian Governmental Authority upon the Landlord, the Tenant, or in respect of this Lease, or the payments made by the Tenant hereunder or the goods and services provided by the Landlord hereunder, including the rental of the Demised Premises and the provision of administrative services to the Tenant hereunder, including without limitation, GST on or in respect of any such amounts.

“Services” includes sanitary and storm sewers, water, hydro, gas, electricity, cable, internet, heat, telecommunications and other services supplied to or benefiting the Demised Premises.

“SPA” means the Strata Property Act, S.B.C. 1998, c.43. [NTD: Cascades only]

“Special Levy” means any special levy duly approved and assessed by the Strata Corporation in accordance with Strata Property Laws. [●NTD: Cascades only.]

“Strata Corporation” means The Owners, Strata Plan BCS1615. [●NTD: Cascades only.]

“Strata Fees” means the strata fees to be paid by the Landlord, as owner of the Cascades Lands Strata Lots, to the Strata Corporation as the Landlord’s share of the annual approved budget, as determined by the Strata Corporation in accordance with Strata Property Laws and the Bylaws. [●NTD: Cascades only.]

“Strata Property Laws” means the SPA and any and all regulations promulgated thereunder, all as amended, supplemented, or substituted from time to time. [●NTD: Cascades only.]

“Structural Alterations” means Alterations which affect or might materially affect: (i) the structure of the Demised Premises including the structural components of the roof; or (ii) the support for the Building; or (iii) any Building System or any equipment, conduit, pipe or other means by which the Services are delivered to the Building.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Taxes” means all taxes, rates, duties, levies, fees, charges, local improvement rates, commercial concentration taxes, levies and assessments including penalties for late payment whatever Charged by any Canadian Governmental Authority against or in respect of the Demised Premises or any part thereof or against the Landlord in respect of any of the same or in respect of any rental or other compensation receivable by the Landlord in respect of the same, and including all taxes which may be Charged by any Canadian Governmental Authority upon the Landlord or the Demised Premises in lieu of or in addition to the foregoing including, without limitation, any taxes on real property rents or receipts as such, any taxes based in whole or in part on the value of the Demised Premises and any license fee measured by rents or other charges payable by occupants of space in the Demised Premises, but in any event excluding (a) any net income tax or Capital Taxes unless levied in lieu of any of the foregoing, and (b) Canadian Withholding Tax.

“Tenant Amenity Development” has the meaning ascribed thereto in Section 2.3.

“Tenant Parties” means Tenant, Covenantor, any sublessee or other occupant of any portion of the Demised Premises, as well as any of their respective servants, agents, employees, contractors, invitees, licensees or other Persons for whom Tenant, Covenantor or any such sublessee or occupant are responsible for in law.

“Tenant’s Trade Fixtures” means the Tenant’s trade fixtures (other than those forming part of the fire safety systems (unless expressly included in Schedule “B”)), that are not permanently connected to the Building Systems (unless expressly included in Schedule “B”) and other related equipment installed in the Building by or on behalf of the Tenant from time to time.

“Term” means the initial twenty (20) year term of this Lease, together with all extensions, as set out in Section 2.5 hereof, that have been exercised, unless sooner terminated in accordance with this Lease.

“Transfer” means (i) any assignment, sale, transfer or other disposition of any portion of the Tenant’s or Covenantor’s interest in this Lease, the Demised Premises or the Covenantor Agreement, as applicable, excluding by way of security or a Mortgage (but including any foreclosure thereof), (ii) any issuance or any sale, transfer or other disposition of any equity interests in Tenant, and in either event described in clause (i) or (ii), the Covenantor no longer controls (as such term is defined in the definition of Affiliate) the Tenant under this Lease following such transaction(s) or the Covenantor no longer owns, directly or indirectly, at least fifty percent (50%) of the issued and outstanding equity interests of Tenant under this Lease following such transaction(s), (iii) any sublease or license of any area of the Demised Premises used or to be used for gaming operations or (iv) any sublease or license of all or substantially all of the Tenant’s interest in the Lease or the Demised Premises; a party making a Transfer is referred to as a “Transferor” and a party taking or receiving a Transfer is referred to as a “Transferee”. “Transfer” does not include a Change of Control generally, but it does include any circumstance where the Covenantor no longer controls (as such term is defined in the definition of Affiliate) the Tenant or no longer owns, directly or indirectly, at least fifty percent (50%) of the issued and outstanding equity interests of the Tenant under this Lease following such transaction(s) (and in such circumstances, the “Transferee” shall mean an entity (and it shall be a condition to permit any such Transfer that there be such an entity) that owns, directly or indirectly, more than fifty (50%) of the issued and outstanding equity interests of the Tenant under this Lease following such transaction(s) and controls (as such term is defined in the definition of Affiliate) the Tenant under this Lease following such transaction(s).

“Unavoidable Delay” means any delay in the performance of an act (except for the obligation to pay Rent or Additional Rent or any other moneys hereunder) or compliance with a covenant caused by fire, strike, lockout, union or labor difficulties or negotiations, inability to procure material, restrictive laws or governmental regulations or any act of God or other cause of any kind beyond the reasonable control of the party obliged to perform or comply, excepting a delay caused by insolvency, lack of funds or other financial reason or through the negligence of the party obliged to perform or comply.

“untenantable” has the meaning ascribed thereto in Section 10.3.

“Utilities” has the meaning ascribed thereto in Section 5.4.

1.1	Schedules

The Schedules to this Lease comprise part hereof and are identified as follows:

Schedule “A”	-	Legal Description for Demised Premises
Schedule “B”	-	Fixtures to be Excluded from Leasehold Improvements
Schedule “C”		Major Supplier, Major Customer or Competitor of the Tenant
Schedule “D”	-	Form of Landlord Lender Agreement
Schedule “E”	-	Permitted Encumbrances
Schedule “F”		Alterations
Schedule “G”	-	Form of Subordination/Non-Disturbance Agreement
Schedule “H”	-	Form of Sublease Acknowledgment
Schedule “I”	-	Existing Leases
Schedule “J”	-	Landlord BCLC Agreement
Schedule “K”		Excluded Lands
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ARTICLE 2

DEMISE, EXPANSION OPTION AND TERM

2.1	Net Lease

It is the intent of the Parties hereto that this Lease be absolutely net to the Landlord and the Landlord shall not be responsible for any expense, charge, payment, cost, claim, liability or obligation of any kind whatsoever in respect of the Demised Premises, except as herein expressly provided. Except as herein expressly provided, the Tenant will pay all charges, Taxes, impositions, costs and expenses of every kind relative to the Demised Premises, and the Tenant covenants with the Landlord accordingly. Notwithstanding the foregoing, the Landlord shall be responsible for and the Tenant shall have no obligation to pay:

(a)

compensation, wages, benefits, workers’ compensation insurance premiums and payroll taxes for employees of the Landlord or for officers, directors or partners of the Landlord, or any other overhead expenses of the Landlord;

(b)	costs or expenses incurred by the Landlord with respect to the acquisition or any transfer of the Lands (other than as expressly provided herein with respect to this Lease);

(c)	the amount of any GST paid or payable by the Landlord, to the extent the Landlord is otherwise entitled to a credit in determining the Landlord’s net tax liability or refund on account of GST;

(d)	any payments under or costs relating to any Freehold Mortgage;

(e)	any Capital Tax;

(f)

corporate, income, profits, excess profits or other taxes assessed upon the net income of the Landlord or any of its shareholders, partners, members or unit holders, including any Canadian Withholding Tax (but excluding, for the avoidance of doubt, any Taxes as defined herein); or

(g)	any amount in respect of those matters which are expressly the responsibility of the Landlord pursuant to the terms of this Lease.

2.2	Demise and Expansion Option

(a)

The Landlord hereby demises and leases unto the Tenant for the Term, subject to the rights of tenants under Existing Leases, the Demised Premises, to have and to hold. [NTD: For the Cascades Lands Strata Lots, the parking currently appears to be either Common Property or Limited Common Property – see, for instance, By-laws and references to “Parking Facility”, “Parking Facility LCP’’ and Section 24 of no. BB596853 (Form 1 Amendment to Bylaws Strata Plan BCS1615) dealing with “Parking Facilities”.] [●NTD: Cascades only: For the purposes of this Lease, the Demised Premises excludes the Common Property and the Limited Common Property.] [For Grand Villa only: For greater certainty, the Demised Premises do not include the Excluded Lands]

(b)

Subject to compliance by the Tenant with the provisions of Section 7.1 [● and Article 16], the Tenant shall be permitted to construct one or more Expansion Facilities at any time provided that: (i) an Event of Default has not occurred that is continuing; and (ii) such Expansion Facility shall, once completed, not reduce the value or impair the use or operation of the Demised Premises. For the sake of clarity, any Expansion Facility shall be part of the Demised Premises and subject to the terms of this Lease in all respects.

(c)

The Expansion Facility shall be of an area, dimensions and design designated by the Tenant, with the design to be approved by the Landlord, in accordance with Section 7.1, provided that the area and dimensions shall comply (subject to obtaining such rezoning, minor variances or site plan approvals to do so) with the applicable zoning, coverage and other Governmental Authority laws, rules and regulations. The Expansion Facility shall be constructed by the Tenant at the Tenant’s sole cost and expense and shall be of a design, construction, quality and appearance to be compatible, complimentary and aesthetically similar to the building and improvements then constructed on the Demised Premises and shall include Leasehold Improvements similar to and/or of a similar value to the Leasehold Improvements then in the Demised Premises.

(d)

The Landlord and Tenant shall co-operate to finalize detailed plans and specifications for the Expansion Facility within twenty (20) Business Days after receiving draft plans and specifications from the Tenant. The Landlord and Tenant shall agree to co-operate respecting amendments and revisions to the plans and specifications made at the request of the Tenant, within a time frame of approximately five (5) days after the particular requests of the Tenant, or such longer period as may be necessary taking into consideration the scope of the amendments and revisions requested.

(e)

The Tenant shall, prior to the commencement of construction of any Expansion Facility, furnish to the Landlord at the Tenant’s expense such evidence as reasonably required by the Landlord of the projected cost of such Expansion Facility and Tenant’s ability to pay therefor on a timely basis. For greater certainty, the Landlord shall be determined to be acting reasonably where it requests evidence as required by its lender.

(f)	The Tenant shall be responsible for satisfying all Gaming Authority Requirements and for complying with any applicable Hotel Agreement in connection with the development of any Expansion Facility.

(g)	The Tenant shall pay all reasonable out of pocket costs and expenses of the Landlord and of its lenders in connection with development of any Expansion Facility, including reasonable legal costs.

2.3	Development by Tenant of an Amenity

The Tenant shall have the right, from time to time, to send written Notice to the Landlord that it intends to develop, or to permit another Person (including any subtenant) to develop, one or more new buildings within the boundaries of the Lands to be used for an Amenity, and/or demolish and/or redevelop and rebuild all or any existing structures within the Lands in connection therewith (that is not an Expansion Facility) (the “Tenant Amenity Development”), provided that:

(a)

upon substantial completion of the Tenant Amenity Development, the Tenant shall pay, or cause to be paid to the Landlord, an administrative fee equal to Five Dollars ($5.00) per square foot of any new Building constituting a Tenant Amenity Development, provided that no such fee shall be payable in respect of any portion of the Tenant Amenity Development that is used as a parking structure:

(b)	the Tenant shall be permitted, in connection therewith to relocate its parking elsewhere within the Demised Premises at its sole cost and expense;

(c)	such Tenant Amenity Development must comply with all standards and requirements of BCLC and any applicable Hotel Agreement;

(d)	such Tenant Amenity Development cannot be used for a Prohibited Excess Lands Use;

(e)	the Tenant shall comply, at its sole cost and expense with all requirements of Applicable Laws and all Permitted Encumbrances, with respect to such Tenant Amenity Development;

(f)	the Tenant shall be responsible for satisfying all Gaming Authority Requirements and for complying with any applicable Hotel Agreement in connection with the Tenant Amenity Development;

(g)	to the extent that there are any taxes, including any property transfer tax payable in connection with such Tenant Amenity Development, they shall be for the sole account of the Tenant;

(h)

the Tenant Amenity Development shall be of an area, dimensions and design designated by the Tenant, with the design to be approved by the Landlord, acting reasonably, provided that the area and dimensions shall comply (subject to obtaining such rezoning, minor variances or site plan approvals to do so) with the applicable zoning, coverage and other Governmental Authority laws, rules and regulations. The Tenant Amenity Development shall be constructed by the Tenant at the Tenant’s sole cost and expense and shall be of a design, construction, quality and appearance to be compatible, complimentary and aesthetically consistent to and with the buildings and improvements then constructed on the Demised Premises;

(i)

such Tenant Amenity Development, and the lands necessarily ancillary thereto shall continue to be part of the Demised Premises under this Lease, and the Tenant shall continue to have sole operational control over, and responsibility for, such Amenity in such same manner as the balance of the Demised Premises;

(j)

at no time shall such Tenant Amenity Development be included in (or be considered in connection with) the calculation of Annual Rent, including in connection with any Annual Rent being determined for any extension period of the Term, and for greater certainty, at no time shall Annual Rent increase to account for, or as a consequence of, the Tenant Amenity Development;

(k)

all reasonable out of pocket costs and expenses of the Landlord and of its lenders in connection with development of the Tenant Amenity Development, including its reasonable legal costs, shall be borne by the Tenant;

(l)

the Tenant shall, prior to the commencement of construction of any Tenant Amenity Development (and from time to time thereafter upon Landlord’s request), furnish to the Landlord at the Tenant’s expense such evidence as reasonably required by the Landlord of the projected cost of such Tenant Amenity Development and Tenant’s ability to pay therefor on a timely basis. For greater certainty, the Landlord shall be determined to be acting reasonably where it requests evidence as required by its lender;

(m)	any Tenant Amenity Development shall be subject to compliance by the Tenant with the provisions of Section 7.1 and Article 16; and

(n)	with respect to any Tenant Amenity Development which includes a hotel, Landlord shall have received a Comfort Letter.

2.4	Development Applications

The Tenant, at the Tenant’s expense, may apply for and have approved any rezoning, subdivision and similar applications and approvals required in relation to any Tenant Amenity Development and any Expansion Facility (each, an “Application”, and collectively, the “Applications”), and the Landlord agrees that it shall, at the sole cost of the Tenant, use commercially reasonable efforts to facilitate any such Applications. If, in order to obtain approval of the Applications or to develop such Expansion Facility or Tenant Amenity Development: (i) new Permitted Encumbrances described in paragraphs (a) or (b) of Schedule “E”; (ii) portions of the Lands are required to be conveyed to a Governmental Authority for road widenings or intersections, then, in each case, the Landlord covenants to use commercially reasonable efforts to do so, without cost to the Landlord, and within a reasonable period of time following request. In addition, to the extent required by the Tenant in connection with the foregoing, the Landlord agrees to use commercially reasonable efforts to obtain postponements from its Mortgagees of the Mortgages to any such Permitted Encumbrances, and, where required, use commercially reasonable efforts to obtain partial discharges thereof, to the extent of such conveyances of land to Governmental Authorities. Notwithstanding the foregoing to the contrary,

Landlord has the right to approve each Application, Permitted Encumbrance and Land conveyance, each as to form and substance, such approvals not to be unreasonably withheld.

2.5	Options to Extend

Provided that no Event of Default has occurred and is continuing, the Tenant shall be entitled to extend the term of this Lease for one (1) additional successive term of ten (10) years less one (1) day, on the same terms and conditions herein, except for Annual Rent which shall be in accordance with Section 3.1(c). Such right of extension shall be exercised by not less than twenty-four (24) months’ Notice in writing given by the Tenant to the Landlord prior to the expiration of the initial Term. This Lease will be extended on a then “as is” basis and the Landlord will not be required to provide a leasehold improvement allowance or perform any work on the Demised Premises. If the Tenant fails to give the notice of its intention to exercise a right of extension, the Tenant shall be deemed to have waived its right of extension.

ARTICLE 3

RENT PROVISIONS

3.1	Annual Rent

(a)	The Tenant shall pay to the Landlord Annual Rent during the Term without set-off, abatement or deduction, Annual Rent of ● ($●) Dollars per annum plus the Management Expense Recovery.

(b)

The Annual Rent shall be automatically increased on each annual anniversary of the Lease Commencement Date (excluding during any extension of the Term) by an amount equal to 2.25% of the Annual Rent payable by the Tenant under this Lease immediately prior to such rental reset.

(c)

During any extension term, if exercised, annual rent for the first year of such extension term shall be the then current fair market rental for similar premises in similar vicinities at the commencement of the extension term in question as agreed upon between the parties by no later than six (6) months prior to what would have been the expiry of the Term but for such extension, and failing agreement by that date then the Annual Rent for the extension term in question will be determined by arbitration in accordance with the Arbitration Act (British Columbia) and the provisions of this Lease. Notwithstanding the foregoing, in no event will the sum of the Annual Rent plus the Management Expense Recovery for the first year of any extension term be greater than 110% of, or less than 90% of, the sum of the Annual Rent plus the Management Expense Recovery charged in the final year of the Term prior to such extension. Each year after the first year of any extended Term, the Annual Rent shall be automatically increased by an amount equal to 1.25% of the Annual Rent payable by the Tenant under this Lease immediately prior to such rental reset.

(d)

The parties agree that Annual Rent is not now, nor will it in the future be, calculated or determined based upon the leaseable area of the Buildings, and for the purposes of calculating fair market rental for the purposes of Section 3.1(c) at no time shall any Tenant Amenity Development (constructed pursuant to Section 2.3) be considered or included.

(e)

The Annual Rent and the Management Expense Recovery shall be paid in twelve (12) equal monthly installments, in advance, on the first day of each month of each Lease Year, pro-rated for any part of a month in which the Term commences or expires.

(f)	The Tenant shall pay to the Landlord the Additional Rent and Sales Taxes due under this Lease when due pursuant to the terms of this Lease.

(g)	If requested by the Landlord, Tenant shall pay Rent and Sales Taxes by automated clearing house or wire transfer as directed by Landlord or its Mortgage lenders.

ARTICLE 4

OPERATING PROVISIONS

4.1	Use and Operation

The Tenant may use the Demised Premises for all purposes and uses that the Demised Premises was being used for immediately prior to the Lease Commencement Date (including without limitation, casino, hotel, hospitality, convention and meeting, office, restaurant and food and beverage and other uses ancillary thereto) or any other use permitted under Applicable Laws; provided, however, the Demised Premises shall not be used for any Prohibited Excess Lands Use. The Tenant shall operate, maintain and replace the Demised Premises in accordance with the Building Standard. Other than as provided in the definition of “Event of Default” in Article 1 hereof, the Tenant shall have no obligation to open, operate, conduct or to remain open for the conduct of any business in all or any part of the Demised Premises or use the Demised Premises for any period of time or purpose and no such obligation shall be implied hereunder, notwithstanding any other provision of this Lease. The Tenant further covenants and agrees that if it enters into a Hotel Agreement, Landlord shall receive a Comfort Letter with respect thereto.

4.2	Care of Demised Premises

The Tenant shall not perform any acts or carry on any practices which might materially damage the Demised Premises and shall keep the Demised Premises clean, safe and orderly and otherwise in accordance with the Building Standard. The Tenant shall not use or permit the use of any portion of the Demised Premises for any unlawful purpose or purposes or in any manner which violates the OSA or any Applicable Law.

4.3	Compliance with Laws

The Tenant shall carry on and conduct its business in the Demised Premises in such a manner so as to comply with all Applicable Laws, and in such a manner so as not to cause a nuisance. The Tenant shall be solely responsible for obtaining from all Governmental Authorities having jurisdiction all necessary permits, licenses and approvals as may be necessary to permit the Tenant to conduct its business in or on the Demised Premises including all Gaming Authority Requirements imposed on it or Covenantor. The Landlord covenants and agrees, at Landlord’s sole expense, to be solely responsible for obtaining from Gaming Authorities all Gaming Authority Requirements applicable to the Landlord, its lenders and its managers, agents, and service providers. The Tenant shall comply at its own expense with all Applicable Laws respecting the use, condition and occupation of the Demised Premises, and all Leasehold Improvements, fixtures, equipment (including without limitation, Tenant’s Trade Fixtures) and contents thereof (whether or not any non-compliance with Applicable Laws existed on or prior to the Lease Commencement Date) [and to the extent that compliance with Applicable Laws (including without limitation, parking or zoning requirements) requires that the owner of the Excluded Lands enter into an easement with Landlord for the use of the Excluded Lands in order that the Demised Premises and the use thereof continue to comply with Applicable Laws, the Tenant agrees to cause such owner to do so effective as of the Commencement Date; provided, however, such easement may be terminated when no longer required by Applicable Law] [●NTD: Grand Villa Property only]. If the Tenant fails to do so such that an Event of Default is continuing (or where no such Event of Default is continuing but an Emergency Event has occurred and is continuing), in addition to the Landlord’s other rights and remedies, the Landlord may, on reasonable Notice to the Tenant, but shall not be obligated to do all things so that the Tenant is in compliance with all Applicable Laws, and the costs thereof, plus an administrative fee equal to fifteen (15%) percent thereof, shall be payable forthwith by the Tenant upon demand by Notice as Additional Rent.

ARTICLE 5

TAXES

5.1	Taxes Payable by Tenant

The Tenant shall pay directly to the relevant Governmental Authority all Taxes Charged against the Demised Premises in respect of any period during the Term and any period prior thereto. The Tenant shall provide to the Landlord, upon request, satisfactory evidence that Taxes have been paid on or before their due date, failing which Landlord may pay the same and Tenant shall reimburse Landlord for the amount so paid, plus an administrative fee equal to fifteen percent (15%) thereof, upon demand by Notice as Additional Rent. In the event the Tenant defaults in paying Taxes when due, the Landlord may, by Notice to the Tenant, require that all future Taxes be paid by the Tenant to the Landlord in monthly installments as Additional Rent and not directly to the relevant Governmental Authority, in which case the Landlord shall provide to the Tenant, upon request, satisfactory evidence that such Taxes have been paid on or before their due date. Penalties for late payment of Taxes shall be payable by the Party responsible for the payment of Taxes as provided above, except that the Landlord shall not be responsible for such penalties if the Landlord has failed to timely pay Taxes as a result of the Tenant’s failure to timely deliver Additional Rent installments payable to the Landlord for purposes of the Landlord’s payment of such Taxes.

5.2	Apportionment

In the event that this Lease expires or is terminated on any day other than December 31, any amount payable by the Tenant pursuant to Section 5.1 hereof shall be apportioned.

5.3	Contest Taxes

The Landlord covenants and agrees that, upon prior Notice to the Landlord, the Tenant shall have the right, at its expense, to contest the amount and/or legality of any Taxes, business taxes (of the Tenant), assessments and/or any other rates and charges which the Tenant is obligated under the terms of this Lease to pay to a Governmental Authority, either in whole or in part and/or to make application for cancellation or reduction of same or any assessment upon which the same may be based, and the Landlord agrees at the request of the Tenant to consent to or authorize such action by the execution of any document necessary in connection with such contest or application at no cost to the Landlord, and the prosecution of any such contest or application should be without obligation or cost to the Landlord unless the Landlord chooses to be a party thereto. If the Tenant shall contest the amount and/or legality of any such Taxes, business taxes, assessments and/or any other rates and charges which the Tenant is obligated under the terms of this Lease to pay either in whole or in part and/or make application for cancellation or reduction thereof or any assessment upon which the same may be based, the time within which the Tenant shall be required to pay the same either in whole or in part shall, if permitted by law, be extended until such contest or application shall have been finally determined, provided such Taxes and/or assessments are bona fide contested and such contestation is promptly prosecuted and does not subject the Demised Premises to forfeiture or sale or otherwise cause the Landlord to be in default for the payment of Taxes or incur penalties, interest charges or fines with respect thereto. The Tenant agrees that it will prosecute any such contest and/or application with due diligence and at its own expense on its own behalf without obligation of the Landlord, and the benefit of such contest and/or application shall be applied to the Demised Premises. If the Tenant is not contesting or appealing Taxes, the Landlord may, at its own expense (provided Landlord may in any year, including later years, recover from Tenant Landlord’s reasonable expenses in connection therewith to the extent of the lesser of (i) any reduction in Taxes in such year resulting from Landlord’s actions, and (ii) the total of Landlord’s reasonable expenses less any amount recovered by Landlord from the Tenant in respect of such expenses in a preceding year) and with the prior written consent of the Tenant, not to be unreasonably withheld or delayed, contest any Taxes with respect to the Demised Premises and appeal any assessments related thereto. The Tenant and the Landlord shall co-operate and consult with each other in respect of any such contest or appeal and each shall provide to the other Party such information and execute such documents and authorizations as requested to give full effect to the foregoing. The Tenant’s Taxes shall remain payable regardless of any deferral of payment permitted by the local Governmental Authority or contestation or appeal of Taxes by the Landlord provided, however, that in the event the Tenant shall have paid any amount in respect of Taxes in excess of the amount ultimately found payable as a result of the disposition of any such contest or appeal, and the Landlord receives a refund in respect thereof, the amount of such refund shall be refunded forthwith to the Tenant (net of any reasonable expenses of the Landlord with respect to such contest or appeal permitted under this Section 5.3). In the event that as a result of the disposition of any such contest additional Taxes are due, the Tenant shall pay such Taxes when due in the manner provided herein, together with any late fees, interest, penalties or fines then due the applicable Governmental Authority with respect thereto.

5.4	Utilities and Business Tax

The Tenant shall pay as Additional Rent all public utilities including, without limitation, all sewer, steam, fuel, oil, telephone, cable, internet, water, gas and electric rates and charges in connection with the use and occupation of the Demised Premises and heating and air-conditioning the Demised Premises (collectively, Utilities”) and pay all taxes, rates, duties, assessments and license fees whatsoever, whether municipal, parliamentary or otherwise, now or hereafter charged, assessed or levied upon or in respect of the personal property, fixtures, Leasehold Improvements, machinery, equipment, inventory, income, business of the Tenant or those claiming under it in connection with the Demised Premises including, without limitation, any business tax levied against the Tenant or those claiming under it. The Tenant shall be solely responsible for and shall promptly pay for, as and when they fall due, all costs and expenses incurred in respect of the operation, maintenance and repair of the Demised Premises, including the costs of providing cleaning, landscaping, snow removal, garbage removal and parking lot sweeping services to the Demised Premises. The Tenant’s use of any Utilities shall not exceed the available capacity of the existing systems from time to time. If the Tenant desires at any time to obtain any Utilities in excess of such available capacity, the Tenant may supply and install at its expense any special wires, conduits or other equipment necessary to provide such additional capacity, provided the Tenant shall, at its expense, promptly repair any damage to the Demised Premises which may be caused by such supply or installation.

5.5	Other Taxes

The Landlord shall be responsible and pay for, without reimbursement from the Tenant, all Landlord net income taxes, corporate taxes, commercial concentration taxes, business taxes (other than those payable by the Tenant pursuant to other provisions of this Lease and other than the business occupancy component of taxes, which shall in all events be payable by the Tenant), Capital Taxes and Canadian Withholding Taxes associated with the Demised Premises. In each calendar year during the Term, the Tenant will pay and discharge or cause to be paid or discharged when they become due and payable, all taxes, rates, duties and assessments, license fees and other charges that may be levied, rated, charged or assessed in respect of any and every business carried on thereon or therein or in respect of the use or occupancy thereof by the Tenant and by any and every sublessee, licensee, concessionaire and all other persons conducting business upon or from the Demised Premises, to the extent that such are not included in Taxes paid by the Tenant, whether the taxes, rates, duties, assessments and license fees are charged by a municipal, parliamentary, school or other body during the Term. If any such taxes (or any penalties, interest, fines or late charges associated therewith) are not paid by Tenant when due, and if the same may become a Charge on the Demised Premises or otherwise be or become the liability of Landlord to pay, then Landlord may (but shall be under no obligation to) pay the same and Tenant shall reimburse Landlord for the amount so paid, plus an administrative fee equal to fifteen percent (15%) thereof, upon demand by Notice as Additional Rent.

5.6	Sales Taxes

Notwithstanding any other provisions of this Lease to the contrary, the Tenant shall pay to the Landlord an amount equal to any and all Sales Taxes, it being the intention of the parties that the Landlord shall thereby be fully reimbursed by the Tenant with respect to any and all Sales Taxes so payable by the Landlord. The amount of such Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Taxes apply are payable to the Landlord under the terms of this Lease or upon demand at such other time or times as the Landlord from time to time determines. Notwithstanding any other provision in this Lease to the contrary, the amount payable by the Tenant under this Section 5.6 shall be deemed not to be Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease.

ARTICLE 6

REPAIRS AND MAINTENANCE

6.1	Repairs and Maintenance

(a)

The Tenant shall, at its expense (save and except as provided in Section 6.1(e) below as to certain capital repairs and replacements required during the last twenty-four (24) months of the Term), diligently and in a good and workmanlike manner perform such maintenance, repairs and replacements as are required to keep the Demised Premises (including the structural components thereof), including the Building Systems and all Services located in, on or about the Demised Premises (including parking areas, driveways, roadways, service areas, and facilities, including those outside the Demised Premises such as sidewalks, boulevards, off-site utility and service connections and in respect of areas and Services shared by users of the Demised Premises and users of other properties, if any, in each case to the extent the Landlord is required to perform or contribute to the same as a result of its ownership of the Demised Premises) in accordance with the Building Standard. Without limiting the generality of the foregoing, and without notice or demand from the Landlord, the Tenant shall:

(i)

maintain and keep, or cause to be maintained and kept, in a good state of repair the Demised Premises, all systems therein and the Leasehold Improvements, and promptly make all needed repairs and replacements, including without limitation, the structure, foundations, roof or roof membrane;

(ii)

keep the Demised Premises in a well painted, clean and tidy condition, and not permit wastepaper, garbage, ashes, waste or objectionable material to accumulate thereon or in or about the Demised Premises, other than in areas designated by the Landlord;

(iii)	repair all damage in the Demised Premises resulting from any misuse, excessive use or installation, alteration, or removal of Leasehold Improvements, fixtures, furnishings or equipment;

(iv)

maintain and keep the sidewalks, parking areas, driveways and landscaping in a good state of repair, and in a clean and tidy condition. With respect to the sidewalks, parking areas and driveways such state shall include without limitation, keeping same free from accumulation of dirt, rubbish, snow and ice. With respect to parking areas and driveways, such state shall also include repaving and restriping from time to time. With respect to landscaping, such state shall include without limitation landscaping in such condition as a careful owner would do including the replacement of lawn and landscaping where the Tenant has failed to care for such lawn and landscaping as a careful owner would do; and

(v)	at the expiration or sooner determination of the Term, peaceably surrender and yield up unto the Landlord the Demised Premises in good and substantial repair and condition.

(b)

The obligations of the Tenant in paragraph (a) above are subject to the following exceptions: (i) injury caused by or resulting from any Gross Negligence or willful misconduct of the Landlord, its servants, employees, contractors or those for whom the Landlord is in law responsible (other than Tenant Parties); and (ii) the provisions of Article 10 hereof.

(c)

The Landlord may, subject to compliance with the Tenant’s reasonable security and health and safety requirements and, subject to all Gaming Authority Requirements, enter the Demised Premises accompanied by a representative of the Tenant during business hours upon reasonable prior Notice to view the state of repair and condition thereof and the Tenant shall promptly perform according to the Landlord’s Notice any maintenance, repairs or replacements in accordance with the Tenant’s obligations hereunder. The Tenant shall be responsible for the reasonable costs of such inspection and any required re-inspections to confirm the Tenant’s compliance.

(d)

If the Tenant fails to maintain, repair or replace as provided herein within thirty (30) days of receipt of the Landlord’s Notice in respect of such maintenance, repair or replacement, the Landlord has the right, but not the obligation, to do so, and all reasonable out-of-pocket costs and expenses incurred by the Landlord plus an administrative fee of fifteen (15%) percent of such reasonable costs and expenses shall be payable by the Tenant forthwith after Notice as Additional Rent.

(e)

The obligations of the Tenant with respect to the capital repair and/or replacement in respect of the Demised Premises during the last twenty-four (24) months of the Term shall be limited to those set out in Article 9, Article 10 and this Section 6.1(e). To the extent that capital replacements or repairs, the cost of which are reasonably expected to exceed [One Million Dollars ($1,000,000)][NTD: $1,000,000 in the case of Starlight, $1,500,000 in the case of Cascades, and $2,500,000 in the case of Grand Villa], should need to be made to the Demised Premises during the last twenty-four (24) months of the Term in order to maintain the Demised Premises in accordance with the Building Standards, Tenant may elect, by Notice to Landlord (a “Capital Repair Notice”), not to make such capital repair or replacement, and, subject to Article 9 and Article 10 hereof and the other provisions of this Section 6.1(e), the same shall not constitute a default hereunder. For the sake of clarity, to the extent that capital replacements or repairs, the cost of which are reasonably expected not to exceed [One Million Dollars ($1,000,000)][NTD: $1,000,000 in the case of Starlight, $1,500,000 in the case of Cascades, and $2,500,000 in the case of Grand Villa], should need to be made to the Demised Premises during the last twenty-four (24) months of the Term in order to maintain the Demised Premises in accordance with the Building Standards, Tenant shall make such capital replacements or repairs at its sole cost. Upon receipt of such a Capital Repair Notice, Landlord may elect (but shall be under no obligation) to make such capital replacement or repair at its expense, in which event Tenant shall cooperate with Landlord to permit Landlord to do so, or Landlord may elect (but shall not be obligated to do so) to have Tenant perform such capital repairs or replacements at Landlord’s expense. If Landlord makes such capital repairs or replacements, or pays to have Tenant do so as aforesaid, then, the reasonable cost to finance same shall be amortized over the useful life of the improvements and the Tenant shall pay, as Additional Rent, the portion of such amortized amount attributable to the remaining Term of the Lease, in monthly installments. Notwithstanding the foregoing to the contrary, in all events Tenant shall be responsible for (and shall pay for):

(i)	repairs or replacements caused by perils which the Tenant is required to insure against pursuant to the provisions of Section 9.1 hereof or otherwise insures against;

(ii)	repairs or replacements attributable to defects in the original design or construction of the Tenant’s work described in Section 7.1 hereof;

(iii)	repairs or replacements caused by work performed by or on behalf of the Tenant;

(iv)	repairs or replacements caused by the acts, omissions or negligence of the Tenant or Tenant Parties or by its or their misuse of the Demised Premises or parts thereof;

(v)	repairs or replacements caused by the failure of the Tenant to complete any maintenance or repairs which the Tenant is required to perform under the terms of this Lease; and

(vi)	repairs or replacements which are covered by any warranty assigned to the Tenant or that would be covered by a warranty were it not for the acts or omissions of the Tenant.

6.2	Tenant’s Acknowledgement

(a)

The Tenant acknowledges that it is leasing the Demised Premises hereunder on an “as is, where is” basis and without any representation or warranty by the Landlord of any kind whatsoever. Without limiting the generality of the foregoing, there is no condition, representation or warranty of any kind whatsoever with respect to title, description, encumbrances, physical or environmental condition, size, marketability, zoning, compliance with law, fitness for any particular purpose or any other matter whatsoever concerning the Demised Premises.

(b)

The Tenant shall promptly pay and discharge all payments required under any encumbrance or instrument affecting title or otherwise affecting the Demised Premises and perform all obligations thereunder, in each case as such payments or obligations relate to the Term (or any period prior to the Term). The Tenant shall comply with any outstanding work orders in respect of the Demised Premises. The foregoing covenants shall not relate to any Mortgage or other financing of the Landlord or any other encumbrance or instrument registered or affecting title as a result of any act or omission of the Landlord or anyone for whom it is in law responsible (other than Tenant or another Tenant Party). Without limiting the foregoing, the Tenant shall be responsible for and shall pay and perform all obligations required to be paid or performed by the Landlord under all Permitted Encumbrances at the Tenant’s expense. If Tenant fails to timely pay or perform its obligations under this Section 6.2(b), Landlord may, but shall be under no obligation to, do so, in which event Tenant shall reimburse Landlord for such payment (or Landlord’s expense in performing such obligation, as applicable), plus an administrative fee equal to fifteen percent (15%) thereof, upon demand by Notice as Additional Rent.

(c)

Save and except as expressly set out herein and save and except to the extent of the Gross Negligence or willful misconduct of the Landlord, the Landlord shall not be responsible for any maintenance, repairs, replacements, alterations or improvements in respect of the Demised Premises.

ARTICLE 7

ALTERATIONS

7.1	Alterations

The Tenant shall not make any Alterations without complying with the following provisions:

(a)

The Tenant may make Alterations to the Demised Premises other than Structural Alterations and Major Alterations without the Landlord’s prior consent, but with prior Notice to Landlord as to any Alterations costing in excess of Two Million Dollars ($2,000,000). The Landlord agrees that, to the extent that any proposed Structural Alterations or Material Alterations are described on Schedule “F” hereto, the Landlord hereby consents thereto. Structural Alterations and Major Alterations shall require the Landlord’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned unless such Structural Alterations or Major Alterations when completed may, in the Landlord’s opinion, acting reasonably and in good faith, reduce the value or impair the use of the Demised Premises in which case the Landlord’s consent may be arbitrarily withheld.

(b)

With its request for the Landlord’s consent to any Structural Alterations or Major Alterations, the Tenant shall submit to the Landlord details of the proposed Alterations including plans and specifications where applicable prepared by a qualified Architect, the estimated costs of such Structural or Major Alterations and such Alterations shall be completed materially in accordance with such plans and specifications once approved in writing by the Landlord.

(c)

Unless expressly authorized in writing by the Landlord to the contrary, all Structural Alterations shall be conducted under the supervision of an Architect retained by the Tenant and approved by the Landlord, such approval not to be unreasonably withheld, delayed or conditioned. The name of the supervising Architect shall be included with the request set out in Section 7.1(b) above.

(d)

All Alterations shall be performed at the Tenant’s cost, promptly and in a good and workmanlike manner by competent contractors or workmen. In respect of Major Alterations and Structural Alterations, the Tenant shall pay for the reasonable cost of an experienced construction consultant engaged by Landlord as Additional Rent as part of Landlord’s inspection and supervision. Tenant shall retain a qualified Architect approved by the Landlord, acting reasonably, and such qualified Architect shall supervise the completion of the Alterations where an Architect is customarily required.

(e)

All Alterations shall be planned and completed in compliance with all Applicable Laws and the Tenant shall, prior to commencing any Alterations, obtain at its expense, all necessary permits and licenses and satisfy all Gaming Authority Requirements and, upon the Landlord’s written request, provide evidence thereof satisfactory to the Landlord, acting reasonably. The Tenant shall maintain such insurance as the Landlord or its Mortgagee may reasonably require during the period any Alterations are being performed, and comply with any requirements of the insurers with respect thereto.

(f)

The Tenant shall, prior to the commencement of any Structural Alterations or Major Alterations, furnish to the Landlord at the Tenant’s expense such evidence as reasonably required by the Landlord of the projected cost of such Structural Alterations or Major Alterations and Tenant’s ability to pay therefor on a timely basis. For greater certainty, the Landlord shall be determined to be acting reasonably where it requests evidence as required by its lender.

(g)

The Tenant shall make all payments and use reasonable efforts to ensure that no lien is registered against the Demised Premises or any portion thereof as a result of any work, services or materials supplied to the Tenant or the Demised Premises whether occurring prior to or after the Lease Commencement Date. The Tenant shall cause any such registrations to be discharged or vacated promptly after Notice from the Landlord, or within five (5) Business Days after notice of registration, whichever is earlier. The Tenant shall indemnify and save harmless the Landlord from and against any liabilities, claims, liens, damages, costs and expenses, including reasonable legal expenses, arising in connection with any work, services or materials supplied to the Tenant or the Demised Premises. If the Tenant fails to cause any such registration to be discharged or vacated as aforesaid then, in addition to any other rights of the Landlord, the Landlord may, but shall not be obliged to, vacate the same by paying the amount claimed into court, including all interest, late fees, court costs and related fees and charges, and the amounts so paid and all costs incurred by the Landlord, including legal fees and disbursements, plus an administrative fee equal to fifteen percent (15%) of such aggregate costs and expenses, shall be paid by the Tenant to the Landlord forthwith upon demand by Notice as Additional Rent.

(h)

The Landlord may, at its option, have a representative of the Landlord accompany the Tenant during the installation or removal of or the completion of any Alterations, provided that the Landlord and its representatives shall comply with the Tenant’s reasonable policies and procedures relating to security and health and safety.

(i)	Notwithstanding anything to the contrary contained herein, no Alterations shall be performed unless:

(i)	such Alterations, when completed, do not reduce the value of the Demised Premises (as determined in good faith by Landlord);

(ii)	no Event of Default has occurred and is continuing, unless such Alteration is required to be performed by the Tenant to fulfill an obligation of the Tenant under this Lease;

(iii)	plans and specifications pertaining to any Structural Alterations (including any related Alterations) or Major Alterations have been provided to and approved by the Landlord; and

(iv)	Landlord is provided with then current as-built plans and specifications for the Demised Premises.

7.2	Emergency Alterations

Notwithstanding anything to the contrary contained in this Lease, if there is an Emergency Event:

(a)	the Tenant may take such actions, including making Alterations, as are reasonably required to prevent, cure or avert the emergency giving rise to the Emergency Event;

(b)	the Tenant shall notify the Landlord of the Emergency Event and of the actions taken as soon as is reasonably possible after the occurrence of the Emergency Event; and

(c)

if such Alterations would otherwise require the Landlord’s prior consent pursuant to the terms of this Lease, the Tenant shall forthwith after the Emergency Event seek the Landlord’s consent to the Alterations so made or actions so taken and, to the extent that other Alterations or actions requiring the Landlord’s consent are required to remedy the situation giving rise to the Emergency Event on a more permanent basis, shall seek the Landlord’s consent to such Alterations or actions in accordance with the provisions of Section 7.1 or such other provisions of this Lease as may be applicable.

7.3	Ownership and Removal

(a)

Upon installation, all Leasehold Improvements and Alterations shall become the property of the Landlord free and clear of any liens or encumbrances, but the Landlord shall not have any responsibility in respect of the maintenance, repair or replacement thereof, except as expressly provided herein.

(b)

The Tenant may, at its sole option, but without any requirement to do so, replace, alter or remove any of the Tenant’s Trade Fixtures from the Demised Premises during the Term or at the expiry or earlier termination of the Term.

(c)	At the expiry or earlier termination of the Term, the Tenant shall, to the extent required by the Landlord, subject to Section 6.1(e), surrender the Building in compliance with the Building Standard.

7.4	Vacating of Possession

Upon the expiry or earlier termination of the Term, the Tenant shall deliver to the Landlord vacant possession of the Demised Premises in a neat, clean and tidy condition in accordance with the Building Standard. The Tenant shall also deliver to the Landlord all keys, security codes, computer programs, combinations, warranties, manuals, handbooks, logbooks and maintenance records maintained by or in the Tenant’s possession or control with regard to the Demised Premises the Building Systems and any equipment or systems installed in, or over the Demised Premises.

ARTICLE 8

TRANSFER/ASSIGNMENT/SUBLEASE

8.1	Change of Control

Provided that the Financial Covenant is not breached as consequence thereof, the Covenantor may effect a Change of Control without the Landlord’s consent, provided that (i) the Tenant provides to the Landlord Notice of such Change of Control and evidence reasonably satisfactory to Landlord that the Financial Covenant was maintained thereafter, at least twenty (20) Business Days following such Change of Control, (ii) if, following the Change of Control, the Covenantor is not the surviving entity with all the rights and liabilities of the Covenantor immediately before the Change of Control, then concurrently with the Change of Control the Landlord shall have received (x) a fully executed assignment and assumption of the Landlord BCLC Agreement with Tenant’s consent thereto, (y) a fully executed assignment and assumption of the Covenant Agreement and the OSA applicable to the gaming operations at the Demised Premises from the Covenantor and the successor Covenantor (that is, the new Covenantor) with Tenant’s consent thereto immediately after such Change of Control, and (z) evidence reasonably satisfactory to Landlord that the Change of Control and such assignments and assumptions do not breach the OSA or the Landlord BCLC Agreement, and (iii) concurrently with the earlier of the deliveries pursuant to clause (i) or (ii) above, the Tenant provides the Landlord with evidence reasonably satisfactory to Landlord that no Event of Default has occurred (or, with the giving of notice or the passage of time or both, as applicable, will occur) as a result of such Change of Control, including without limitation, the continued compliance with all Applicable Laws with respect to the Demised Premises and the operations thereat.

8.2	Transfer

(a)

Subject to complying with the terms of this Section 8.2, any Transfer where the Transferee is a Permitted Covenantor Successor or Assign shall be permitted without the Landlord’s consent, and upon the effective date of such Transfer, the Tenant and the Covenantor shall be released of their respective obligations and liabilities hereunder and under the Covenant Agreement which arise from and after the effective date of such Transfer. After the effective date of such Transfer, any such Permitted Covenantor Successor or Assign shall only be obligated to satisfy the Financial Covenant and shall not be obligated to continue to be a Permitted Covenantor Successor or Assign.

(b)

Any Transfer to a Person who is not a Permitted Covenantor Successor or Assign shall be permitted without the Landlord’s consent so long as the terms of this Section 8.2 are complied with, provided that: (i) the Tenant and the Covenantor shall not be released from their respective obligations and liabilities hereunder or under the Covenant Agreement (and to evidence and further document such continuing obligations and liabilities, Tenant and Covenantor shall execute and deliver to Landlord concurrently therewith a joint and several guaranty of all obligations and liabilities the new Tenant and the new Covenantor with respect to this Lease on such form as is satisfactory to Landlord, acting reasonably), (ii) each of the Covenantor and such Transferee shall thereafter continuously satisfy the Financial Covenant, and (iii) and the Financial Covenant is not breached as a result thereof (and Landlord is provided with evidence thereof reasonably satisfactory to Landlord).

(c)

Any Transfer to a Transferee who is (i) a successor of the Covenantor resulting from the amalgamation, arrangement, merger, or corporate reorganization of the Covenantor with one or more Affiliates of the Covenantor; or (ii) an Affiliate of the Covenantor shall be permitted without the consent of the Landlord, provided that the Financial Covenant is not breached as a result thereof (and Landlord is provided with evidence thereof reasonably satisfactory to Landlord) and provided that, in either case, the Covenantor confirms in writing that it will not be released under the Covenant Agreement upon such Transfer. For the sake of clarity (and notwithstanding any other provisions hereof that may be to the contrary), clauses (r) and (s) of the definition of Event of Default shall continue to apply to the successor Covenantor following such transactions as though it were the named Covenantor herein.

(d)	Any Transfer other than that set out in Sections 8.2(a), 8.2(b) or 8.2(c) shall require the Landlord’s consent.

(e)

As a condition to any Transfer, the Tenant (and if the Tenant is the Transferor, the Transferee (as the new Tenant)), the Covenantor and the new Covenantor, shall enter into a multi-party agreement with the Landlord, prepared by the Landlord at the Tenant’s expense (provided that the Landlord’s costs related thereto are reasonable), pursuant to which the new Covenantor (and if the Tenant is the Transferor, the Transferee (as the new Tenant)), agree(s) to be bound by all of the Tenant’s obligations under this Lease arising from and after the effective date of such Transfer (“Assumption Agreement”), and which shall otherwise be in form acceptable to the Landlord and the Covenantor, each acting reasonably. For the sake of clarity, no Transfer shall be effective unless and until an Assumption Agreement is fully executed and delivered. Further, no Transfer shall be permitted or effective unless and until the Landlord shall have received (i) if the Tenant is not released pursuant to the foregoing provisions, a fully-executed Landlord BCLC Agreement among the Tenant, Covenantor, Landlord and BCLC that is limited only to the provisions of Section 2 thereof (in the form of Section 2 of the Landlord BCLC Agreement in effect on the date hereof), and other provisions of such agreement that would remain applicable thereto or are required by BCLC, that continues the irrevocable direction to BCLC with respect to amounts coming due from BCLC to the Covenantor with respect to past-due rents and other amounts owing under this Lease, (ii) in all cases, a fully-executed replacement Landlord BCLC Agreement (in the form of the Landlord BCLC Agreement in effect on the date hereof) from the Tenant (or if the Tenant is the Transferor, the Transferee (as the new Tenant)), Landlord, the new Covenantor and BCLC, (iii) in all cases, a fully executed new Covenant Agreement (in the form of the Covenant Agreement in effect on the date hereof) from the Tenant (or if the Tenant is the Transferor, the Transferee (as the new Tenant)), Landlord, and the new Covenantor, (iv) in all cases, a copy of the new Covenantor’s OSA pertaining to gaming operations at the Demised Premise, which shall be on terms reasonably acceptable to Landlord, it being acknowledged the Landlord cannot object to an OSA that is on BCLC’s standard or customary form, and (v) such licenses or other documents, instruments or information as Landlord may reasonably request to evidence no Event of Default will result from such Transfer (which may include an assignment and assumption of Tenant’s and Covenantor’s interest in any Hotel Agreement, as well as Tenant’s and Covenantor’s interest in any other subleases of any portion of the Demised Premises and any encumbrances as to which Tenant is responsible as to payment or performance under this Lease), and (vi) a Comfort Letter, to the extent that any existing Comfort Letter delivered to the Landlord would not be effective following the Transfer. Tenant shall pay all property transfer taxes resulting from a Transfer. [Add any special provisions pertaining to Strata regime, such as assignment of Strata rights to the new Tenant.]

8.3	Charge of Leasehold Interest

(a)

The Landlord’s consent shall not be required to any Leasehold Mortgage, provided that no Event of Default has occurred and is continuing. Upon request by a Mortgagee of the Tenant’s leasehold interest, the Landlord shall, if required by the Tenant, enter into a Landlord Lender Agreement with the Mortgagee of the Tenant’s interest, which form, in each case, must be amended to account for any rights of BCLC pursuant to the Landlord BCLC Agreement.

(b)	Neither the Tenant nor the Covenantor shall be released from any of its obligations hereunder upon the granting of a Leasehold Mortgage or the foreclosure thereof.

8.4	Subleases

The Landlord and the Tenant acknowledge and agree that all leases and licenses (including, for clarity, cellular phone towers and rooftop areas, leases or licenses) of the Demised Premises or any part thereof existing at the Commencement Date shall, from and after the Commencement Date be, for all purposes, treated as subleases and subject to this Lease, and the Tenant shall be responsible for the performance of all landlord obligations thereunder, and shall be entitled to all revenues pursuant thereto. The Tenant shall be permitted to create subleases or licenses of areas within the Demised Premises from time to time without the Landlord’s consent, provided that same are entered into in the ordinary course of the Tenant’s business, do not constitute a Transfer and are not binding upon the Landlord. Neither the Tenant nor the Covenantor shall be released from any of its obligations hereunder upon the granting of a sublease. The Tenant shall pay or cause to be paid all property transfer taxes resulting from any sublease or license.

8.5	Effect of Transfer

No consent of the Landlord to a Transfer, to the extent such consent is required under this Lease, shall be effective unless given in writing and executed by the Landlord and no such consent shall be deemed or presumed by any act or omission of the Landlord or by the Landlord’s failure to respond to any request for consent or by the Landlord’s accepting any payment of any amount payable hereunder from any party other than the Tenant. Without limiting the generality of the foregoing, the Landlord may collect Rent and any other amounts from any Transferee and apply the net amount collected to any Rent and the collection or acceptance of any Rent shall not be deemed to be a waiver of the Landlord’s rights under this Section 8.5 nor an acceptance of or consent to any such Transfer or a release of any of the Tenant’s obligations under this Lease. No Transfer and no consent by the Landlord to any Transfer shall constitute a waiver of the necessity to obtain the Landlord’s consent to any subsequent or other Transfer to the extent such consent is otherwise required under this Lease.

8.6	Corporate Books

Upon request, the Tenant shall make the corporate books and records of the Tenant and Covenantor, and of any Affiliate of the Tenant or Covenantor available to the Landlord and its representatives for inspection in order to ascertain whether or not there has been any Transfer or Change of Control or in connection with any sale or proposed sale by the Landlord of its interest in the Land or Buildings, or any assignment or proposed assignment of Landlord’s interest in this Lease or in connection with any Mortgage or proposed Mortgage by Landlord.

8.7	Transfer by way of Sublease

Notwithstanding any of the foregoing to the contrary, the Tenant shall have no right to effect Transfers by way of sublease, except with the prior written consent of the Landlord.

8.8	Transfer by Landlord

(a)

The Landlord shall be permitted to assign this Lease only to a Person who, prior to its acquisition thereof, has satisfied all Gaming Authority Requirements applicable to a landlord under this Lease in connection with such acquisition and its acting as landlord, and only in connection with: (i) the sale of the fee simple freehold interest in and to the whole of the lands containing the Demised Premises provided that in such instance, the Landlord requires as a condition of the sale of the Demised Premises, that the proposed transferee be required prior to closing, to execute and deliver an assumption agreement with the Landlord and Tenant with respect to obligations of Landlord arising from and after the effective date of such assignment; or (ii) in connection with the assignment, mortgage or pledge of the Lease and Land and Buildings in favour of a Freehold Mortgagee.

(b)	Notwithstanding the foregoing for so long as no Event of Default has occurred that is continuing, the Landlord shall not be permitted to sell the lands, in whole or in part, upon which the Demised Premises are located (or to assign its interest in this Lease) to any Person that, at such time, is a Major Supplier, Major Customer or Competitor of the Tenant as defined in Schedule “D” attached hereto, without the prior written consent of the Tenant (provided, however, that in no event, including when an Event of Default is continuing, shall the Landlord be permitted to sell the Lands, in whole or in part, upon which the Demised Premises are located (or to assign its interest in this Lease) to Great Canadian Gaming Corporation).

(c)	If the Landlord assigns its interest in this Lease as provided above:

(i)

to the extent that the purchaser or assignee agrees with the Landlord and the Tenant to assume the covenants and obligations of the Landlord hereunder with respect to obligations of Landlord arising from and after the effective date of such assignment, and the Landlord has provided Notice thereof to the Tenant together with a copy of such assumption agreement executed by the Transferee, the Landlord shall be released from its future liability pursuant to the terms of this Lease for any obligations that arise from and after the effective date of such sale or disposition; and

(ii)	the assignee shall deliver to the Tenant an assumption of Landlord’s interest in the Landlord BCLC Agreement, consented to by BCLC.

(d)

Tenant shall (and shall cause Covenantor to) cooperate with Landlord in any transaction addressed in this Section 8.8, including without limitation, executing an assignment and assumption of the Landlord BCLC Agreement with Landlord’s purchaser or assignee, as applicable.

8.9	Landlord’s Expenses

All reasonable out of pocket expenses incurred by Landlord in connection with any of the transactions described in Sections 8.1 through 8.7 hereof shall be reimbursed by Tenant promptly upon demand by Landlord.

ARTICLE 9

INSURANCE

9.1	Tenant’s Insurance

(a)

The Tenant, in the names of the Tenant, the Covenantor, the Landlord and any Mortgagee, as their respective interests may appear, shall take out and maintain at Tenant’s expense throughout the Term, including any extensions thereof, and during any other period in which the Tenant occupies any portion of the Demised Premises, in respect of the Demised Premises and the Tenant’s use and occupation thereof, with an insurance company or companies reasonably acceptable to the Landlord and containing an undertaking by the insurers to notify the Landlord and any Mortgagee in writing not less than thirty (30) days prior to any cancellation or termination thereof, policies of:

(i)

insurance on the Demised Premises including the Leasehold Improvements, and the machinery, boilers and equipment contained therein and owned or operated by the Landlord or for which the Landlord is legally liable, against destruction or damage by fire and those additional perils covered by “All Risk” insurance on a stated amount basis for not less than one hundred (100) percent of the full replacement cost thereof;

(ii)

public liability including liquor liability, automobile liability, products and completed operations, bodily injury, property damage, contractual liability, owners’ and contractors’ protective insurance coverage with respect to the Demised Premises; and such policy shall (A) based on inclusive limit of not less than Twenty Five Million Dollars ($25,000,000); and (B) contain a severability of interest clause and a cross liability clause;

(iii)

business interruption insurance in such amounts as required by the Landlord or its Mortgagee, acting reasonably, provided that such insurance will be for a period not less than twenty-four (24) months, and with a waiting period of not more than forty-eight (48) hours;

(iv)

in addition to the above aforementioned policies of insurance, and during any such time as any alterations or work is being performed at the Demised Premises, Tenant shall cause each of its contractors and material subcontractors to carry, and shall deliver to Landlord at least ten (10) days prior to commencement of any such alteration or work, evidence of insurance with respect to (a) workers’ compensation insurance covering all persons employed in connection with the proposed alteration or work in statutory limits, (b) general/excess liability insurance, in an amount commensurate with the work to be performed but not less than $2,000,000.00 per occurrence and in the aggregate, for ongoing and completed operations insuring against bodily injury and property damage and naming all additional insured parties as outlined below and required of Tenant and shall include a waiver of subrogation in favor of such parties, (c) builders’ risk insurance (the “Builder’s Risk Insurance”), to the extent such alterations or work may require, on a completed value form including permission to occupy, covering all physical loss or damages to the real property, contents or materials, in an amount and kind reasonably satisfactory to Landlord, and (d) such other insurance, in such amounts as Landlord deems reasonably necessary to protect Landlord’s interest in the Premises from any act or omission of Tenant’s contractors or subcontractors; provided that the Tenant shall have the option to provide such insurance through a tenant controlled builder’s risk and wrap up policy providing the same coverage; and

(v)

any other form or forms of insurance as the Landlord or any Mortgagee reasonably requires from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure, provided such other insurance is consistent with the types of insurance maintained with respect to properties or businesses in British Columbia similar to the Demised Premises and the businesses conducted thereat.

(b)

The Tenant agrees that if the Tenant fails to take out or to keep in full force any such insurance referred to in this Section 9.1, and should the Tenant not rectify the situation within ten (10) days after written notice from the Landlord to the Tenant (stating if the Landlord or any Mortgagee does not approve of such insurance, the reasons therefor), the Landlord shall have the right, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord, plus an administration fee of fifteen (15) percent of the actual cost thereof, shall be immediately payable by the Tenant to the Landlord as Additional Rent upon demand by Notice, without prejudice to any other rights and remedies of the Landlord under this Lease.

(c)

The Tenant shall not keep or use in the Demised Premises any article which may be prohibited by any fire or other insurance policy in force from time to time covering the Demised Premises. If: (i) the conduct of business in the Demised Premises; or (ii) any acts or omissions of the Tenant in the Demised Premises or any part thereof (including the construction of any Alterations) cause or result in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Demised Premises, the Tenant shall pay any such increase in premiums. In determining whether increased premiums are caused by or result from the use or occupancy of the Demised Premises, a schedule issued by the organization computing the insurance rate on the Demised Premises showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate.

(d)

Each of the Tenant’s insurance policies shall name the Landlord and its Mortgagee as an additional insured, and its Mortgagee as mortgagee and loss payee under the “All Risk” property and equipment breakdown policies and shall be in such form, on such terms and with such insurers as are satisfactory to the Landlord, acting reasonably, and the insurers shall have an A.M. Best Insurance Reports rating of at least A-7 and be licensed to operate in British Columbia. The Landlord shall not be required to fulfill the Tenant’s obligations under policies in order to recover proceeds thereof. Without limiting the generality of the foregoing, each of the Tenant’s insurance policies shall contain: (i) the standard mortgage clause as may be required by any Mortgagee in connection with any property or equipment breakdown policy; (ii) a waiver by the insurer of any rights of subrogation to which such insurer might otherwise be entitled against the Landlord or any person for whom the Landlord is in law responsible; (iii) an undertaking by the insurer that no material change adverse to the Tenant or the Landlord or any Mortgagee in the policy will be made and the policy will not lapse or be terminated, except after the insurer has provided at least thirty (30) days’ Notice to the Tenant and the Landlord and to any Mortgagee; (iv) a provision stating that the Tenant’s insurance policy shall be primary and shall not call into contribution any other insurance available to the Landlord; (v) a joint loss endorsement, where applicable; (vi) a severability of interests clause and a cross-liability clause; and (vii) a waiver, in respect of the interests of any Mortgagee, of any provision with respect to any breach of any warranties, representations, declarations or conditions contained in the said policy. In addition, the Tenant will make reasonable commercial efforts to request a waiver in respect of the interests of the Landlord of any provision with respect to any breach of any warranties, representations, declaration or conditions contained in the said policy, but shall not be obligated to obtain same where its insurer refuses due to the Landlord being an additional insured on such policy.

(e)

The Tenant shall send to the Landlord certificates of the Tenant’s insurance within five (5) Business Days of each renewal policy and of each new policy being issued, as well as within five (5) Business Days following request by Landlord.

9.2	Evidence of Tenant’s Insurance

All policies of insurance required to be maintained by the Tenant under the provisions of this Article 9 or certificates or interim binders therefor shall, upon request therefor, be delivered to the Landlord, together with evidence that the premiums therefor have been paid or provided for. Such policies shall have attached thereto endorsements stating that the same shall not be terminated or cancelled without thirty (30) days prior written notice to the Landlord.

9.3	Cancellation of Insurance

If any insurance policy carried by the Landlord upon the Demised Premises or any part thereof shall be cancelled or reduced below the requirements of this Lease by the insurer by reason of the use and occupation of the Demised Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be upon the Demised Premises, and if the Tenant fails to remedy the condition giving rise to such cancellation or reduction of coverage within two (2) Business Days after notice thereof from the Landlord, the Landlord may, at its option, enter the Demised Premises and remedy the condition giving rise to such cancellation or reduction, and the Tenant shall forthwith pay the reasonable cost thereof, plus an administration fee equal to fifteen (15) percent of the actual cost thereof, to the Landlord, which cost may be collected by the Landlord as Additional Rent and the Landlord shall not be liable for any damage or injury caused to any property of the Tenant or of others located on the Demised Premises as a result of any such entry.

9.4	Landlord’s Right to Place Tenant’s Insurance

If the Tenant is unable to obtain, fails to maintain in force, or fails to pay any premiums for, any insurance required to be maintained by the Tenant under Section 9.1 hereof, then the Landlord, without prejudice to any of its other rights and remedies hereunder, shall have the right (on no less than twenty-four (24) hours’ Notice) but not the obligation to effect such insurance on behalf of the Tenant and the cost thereof and all other reasonable out-of-pocket expenses incurred by the Landlord in that regard, plus an administrative fee equal to fifteen percent (15%) of such costs and expenses, shall be paid by the Tenant to the Landlord forthwith upon demand by Notice as Additional Rent.

9.5	Subrogation

All policies of insurance required to be maintained by Tenant hereunder shall contain a waiver of rights of subrogation as against the Landlord and its Mortgagee and cross liability provisions.

9.6	Insurance Proceeds

Subject to the provisions of Article 10 hereof and the consent of the Landlord’s and Tenant’s respective Mortgagees, as applicable, the proceeds of all policies of insurance required to be maintained by the Tenant covering destruction or damage to the Demised Premises, including any Leasehold Improvements shall be used as a trust fund towards the restoration and/or repairing thereof.

9.7	Indemnification of Landlord

The Tenant agrees that neither the Landlord nor any of the Landlord Parties shall be liable or responsible in any way for any for any injury or death to any person or for any loss or damage to any property at any time on or about the Demised Premises or any property on or about the Demised Premises owned by or being the responsibility of Tenant or any of the Tenant Parties, save and except to the extent of the willful and deliberate misconduct or Gross Negligence of the Landlord or any of the Landlord Parties. The Landlord shall in no event be liable for any indirect or consequential damages suffered by the Tenant or any of the Tenant Parties. Save and except to the extent that any losses, claims, actions, damages, liabilities and expenses are caused or contributed to by willful and deliberate misconduct or the Gross Negligence of the Landlord or any of the Landlord Parties, the Tenant will indemnify and save harmless the Landlord from and against any and all losses, claims, actions, damages, liabilities and expenses in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Demised Premises, whether or not occasioned wholly or in part by any act or omission of the Tenant or any of the Tenant Parties, including without limitation, any default by Tenant under this Lease, including without limitation, failure to carry any insurance required under this Article 9. The Tenant shall also pay all reasonable costs and expenses and reasonable legal fees that may be incurred or paid by the Landlord in successfully enforcing the covenants and agreements in this Lease, unless a Court shall otherwise award.

9.8	Indemnification of the Tenant

Save and except to the extent that any losses, claims, actions, damages, liabilities and expenses are caused or contributed to by the act, omission, default or negligence of the Tenant or any of the Tenant Parties, and save to the extent covered by policies of insurance required hereunder to be maintained by Tenant (whether or not Tenant procures and maintains such policies), the Landlord will indemnify and save harmless the Tenant from and against any and all losses, claims, actions, damages, liabilities and expenses in connection with loss of life, personal injury and/or damage to property arising from or out of the willful and deliberate misconduct or the Gross Negligence of the Landlord or any of the Landlord Parties at the Demised Premises or any part thereof. The Landlord shall also pay all reasonable costs and expenses and reasonable legal fees that may be incurred or paid by the Tenant in successfully enforcing the covenants and agreements in this Lease, unless a Court shall otherwise award.

9.9	Mortgages Act

At the time of effecting the policies of insurance maintained under this Article 9, each of the Landlord and the Tenant, as the case may be, shall obtain from their respective Mortgagees whose interest is shown in such policy of insurance the written acknowledgment of such mortgagee to the effect that in the event the Lease is not terminated, and no Event of Default has occurred and is then continuing, the proceeds of such policy shall be applied to repair the injury with respect to which such insurance proceeds are payable or as otherwise provided in Article 10 below.

9.10	Blanket Policies/Deductibles

Notwithstanding anything contained in Section 9.1 to the contrary, the Landlord acknowledges and agrees that the Tenant shall be entitled to take out all insurance which it is required to take out pursuant to this Section 9.10 under blanket insurance policies so long as such policies otherwise comply with the other provisions of this Article 9, including allocations of insurance amounts to the Demised Premises so that all coverages required under the foregoing provisions are available. This exception shall not limit or diminish the Tenant’s other obligations contained in this Lease or in this Article 9. The deductible with respect to property insurance policies under clause (i) of Section 9.1(a) shall not exceed Fifty Thousand Dollars ($50,000) in the aggregate for such policies; provided, however, as to property insurance for the peril of flood, the deductible shall not exceed $100,000 per occurrence; and provided further, as to property insurance for the peril of Earthquake, the deductible shall not exceed the greater of $250,000 or ten percent (10%) of the applicable value per occurrence. There shall be no deductible or reimbursement clause greater than $50,000 with respect to the liability insurance policies under clause (ii) of Section 9.1(a). At Tenant’s request, but not more frequently than once every three (3) years, the foregoing deductible amounts shall be reviewed and may be revised based upon the recommendations of an independent insurance consultant selected by Landlord’s lender, and such revised amounts to otherwise be reasonably approved by Landlord.

9.11	Tenant’s Effect On Insurance

If there is an actual or threatened cancellation of or material adverse change in any policy of insurance of the Tenant on the Demised Premises by reason of anything done or permitted by the Tenant anywhere on the Demised Premises, and if the Tenant fails to remedy the situation giving rise to such actual or threatened cancellation or material change within two (2) Business Days after Notice from the Landlord, then the Landlord may but shall not be obligated to, at its option, remedy the situation giving rise to such actual or threatened cancellation or material adverse change, all at the sole cost of the Tenant, which, together with an administrative fee equal to fifteen percent (15%) of the costs and expenses incurred by Landlord in connection therewith, shall be paid by the Tenant to the Landlord forthwith upon demand by Notice as Additional Rent, and for such purpose the Landlord shall have the right to enter upon the Demised Premises without further Notice.

ARTICLE 10

DESTRUCTION AND DAMAGE

10.1	Damage to Demised Premises

If the Building or any other portion of the Demised Premises is damaged or destroyed, in whole or in part, by fire or any other occurrence, this Lease shall not be terminated and this Lease shall nonetheless continue in full force and effect and there shall be no abatement of any item included in Rent or Additional Rent except to the extent that the Landlord receives insurance proceeds in respect thereof from an insurance policy or policies for which the premiums had been paid by the Tenant, and the following provisions of this Article 10 shall apply.

10.2	Rights and Obligations Respecting Damage to the Demised Premises

If there is damage or destruction to the Building or any other portion of the Demised Premises (the “Damaged Premises”), the Tenant shall proceed to repair or rebuild the Damaged Premises and the Tenant shall repair or rebuild all Leasehold Improvements in a good and workmanlike manner all to the Building Standard. All insurance proceeds with respect to the Damaged Premises shall, so long as no Event of Default has occurred and is then continuing, be paid directly to the Tenant to complete such repairs or rebuilding; provided, however, Landlord’s Mortgagee may elect to collect and hold all such insurance proceeds so long as the Mortgagee agrees (so long as no Event of Default having occurred and then continuing) to disburse same to Tenant or its contractors or subcontractors in accordance with this Lease, but subject to such reasonable terms as Landlord or such Mortgagee may require, including but not limited to, the remainder of undistributed insurance proceeds being sufficient to pay for all remaining hard and soft costs of such restoration and replacement, receipt of draw requests and lien waivers in customary form and receipt of endorsements to the Mortgagee’s title insurance policy with respect to its Mortgage, as the Mortgagee may reasonably require. For the avoidance of doubt, all insurance proceeds in respect of any personal property or asset of the Tenant or business interruption or liability coverage with respect to the Tenant shall also be paid directly to the Tenant and the Landlord and its Mortgagee shall have no interest thereto. The Landlord shall also agree with any of its Mortgagees that all such insurance proceeds be used as aforesaid.

10.3	Tenant Right to Terminate

Notwithstanding any other provisions of this Article 10, if all or any material part of the Demised Premises are rendered untenantable by damage from fire or other casualty and if such damage, in the reasonable opinion of the Architect (which opinion will be delivered by the Architect to the Landlord and the Tenant within thirty (30) days of the date of the damage), has destroyed at least fifty percent (50%) of the Building and all such damage cannot be substantially repaired under Applicable Laws with reasonable diligence within twenty four (24) months from the date of such damage and receipt of all necessary permits, then Tenant shall have the right to elect to terminate this Lease by written notice delivered to the Landlord not more than twenty (20) days after receipt of the Architect’s opinion, failing which Section 10.2 shall apply. In the event that the Tenant elects to terminate this Lease as aforesaid, the Tenant acknowledges that all insurance proceeds with respect to any damage or destruction of the Demised Premises or part thereof (including, without limitation, all Leasehold Improvements and Alterations, but excluding Tenant’s Trade Fixtures), shall become the absolute property of the Landlord and if paid to or received by the Tenant shall be immediately paid over and remitted to the Landlord. Any termination by the Tenant pursuant to this Section 10.3 shall be subject to and shall only be effective upon the receipt in full by the Landlord of the insurance proceeds (including, without limitation, all proceeds of the rental interruption insurance) with respect to such damage and destruction, plus the amount of any deductible under any such policies.

For the purposes of this Section 10.3, “untenantable” in the case of the Demised Premises means unusable for the purposes of carrying on business as contemplated by the provisions of this Lease and, without limiting the generality of the foregoing, if access to the Demised Premises is materially interfered with for a period likely to exceed two (2) years, then the Demised Premises shall be deemed to be wholly untenantable.

ARTICLE 11

QUIET ENJOYMENT

11.1	Quiet Enjoyment

Subject to the Landlord’s rights and remedies in respect of any default of the Tenant hereunder, the Landlord covenants with the Tenant for quiet enjoyment and in respect of any right of entry provided for herein (including without limitation, Sections 6.1(c), 7.1(h), 13.1(a) and
14.1(c)).

ARTICLE 12

DEFAULT

12.1	Default

Upon an Event of Default the then current and the next three (3) months’ Rent (together with applicable Sales Tax with respect thereto) shall be forthwith due and payable and the Landlord shall have the right, subject to Gaming Authority Requirements, to immediately distrain for same (but shall not distrain prior thereto) and, in addition to any other rights to which the Landlord is entitled hereunder or at law, the Landlord shall, subject to Gaming Authority Requirements, have the following rights, which are cumulative and not alternative, namely:

(a)	to terminate this Lease;

(b)

as agent of the Tenant to release the Demised Premises and take possession of any property thereon and store, sell or dispose of same, and to make alterations to the Demised Premises to facilitate their reletting, all of the foregoing being at the Tenant’s expense and risk;

(c)

to remedy any default of the Tenant and, in such case, the Tenant shall pay to the Landlord forthwith upon demand by Notice all reasonable costs of the Landlord in remedying or attempting to remedy any such default plus 15% of such costs for administration; and

(d)

to obtain all damages, losses and costs from the Tenant including, if this Lease is terminated, all deficiencies between all amounts which would have been payable by the Tenant for what would have been the balance of the then scheduled Term, but for such termination, and all net amounts actually received by the Landlord for reletting the Demised Premises for such period, after deducting all costs of reletting and alterations to the Demised Premises to facilitate their reletting, and any legal expenses incurred as a result of such default.

12.2	Allocation

The Landlord may, when the Tenant is in default, allocate payments received from the Tenant among items of Rent and Sales Tax then due and payable by the Tenant as the Landlord in its sole discretion may determine. No acceptance by the Landlord of payment by the Tenant of any amount less than the full amount payable to the Landlord, and no direction or other written instruction respecting any payment by the Tenant, shall be deemed to constitute payment in full of any obligation of the Tenant.

12.3	Landlord Repairs

Should the Landlord elect to re-enter the Demised Premises, it may, without terminating this Lease, subject to Gaming Authority Requirements, make such alterations or repairs as may be reasonably required to re-let the Demised Premises for any term or terms and at such rentals and upon such terms as the Landlord in its sole discretion deems advisable. Any such rentals received by the Landlord shall be applied first to the payment of the Landlord’s reasonable out-of-pocket costs and expenses incurred with respect to such re-entry and re-letting, and then to the Rent due hereunder by the Tenant to the Landlord, however no such re-entry or re-letting shall be construed to be an election by the Landlord to terminate this Lease unless the Landlord shall have notified the Tenant in writing of such election.

12.4	Distress

The Tenant waives and renounces the benefit of any present or future Act of the Province of British Columbia (other than Gaming Authority Requirements) taking away or limiting the Landlord’s right of distress and notwithstanding any such Act, the Landlord may, subject to the rights of any mortgagee or lessor of the Tenant’s goods and chattels, and subject to Gaming Authority Requirements, distrain upon and sell all of the Tenant’s goods and chattels for arrears of Rent as might have been done if such Act had not been passed. The Tenant further agrees that if it leaves the Demised Premises leaving any Rent or Sales Tax owing under this Lease unpaid, the Landlord, in addition to any remedy otherwise provided by law, may, subject to Gaming Authority Requirements, distrain upon the goods and chattels of the Tenant at any place to which the Tenant or any other person may have moved them, in the same manner as if the goods and chattels had remained and been distrained upon the Demised Premises, subject to the rights of any mortgagee or lessor of the Tenant’s goods and chattels.

12.5	Condoning

Any condoning, excusing or overlooking by either party hereto of any default, breach or non-observance by the other party at any time or times in respect of any covenant, proviso or condition herein contained shall not operate as a waiver of any rights hereunder in respect of any existing or subsequent default, breach or non-observance.

12.6	Landlord’s Right to Cure Tenant’s Defaults

In addition to all other rights of Landlord set forth elsewhere in this Lease, the Tenant agrees that if the Tenant shall fail to pay any amounts or charges required to be paid under this Lease by the Tenant when any of the same become due, or in any other respect shall fail to perform any covenant or agreement in this Lease contained on the part of the Tenant to be performed, then and in such event after the continuance of any such failure or default for thirty (30) days after notice in writing thereof (or such shorter period of time as may be set forth elsewhere in this Lease as to such default) shall be given by the Landlord to the Tenant, notwithstanding any delay or forbearance in the giving of such notice, the Landlord may pay all or any part thereof, or cure such default, all on behalf, and at the expense, of the Tenant. The Landlord may further do all necessary work and make all necessary payments in connection therewith including, without limitation, any solicitor’s fees, costs and charges of or in connection with any legal action which may have been brought. The Tenant agrees to pay to the Landlord forthwith upon demand by Notice any amount so paid by the Landlord, together with an administration fee equal to 15% of such amount (but only to the extent the Tenant is not otherwise required to pay a similar administration fee in respect of any such amount pursuant to any other provision of this Lease), as Additional Rent. All sums charged to the Tenant by the Landlord hereunder shall be deemed to be indebtedness of the Tenant to the Landlord payable on demand and collectable in the same manner as Rent hereunder.

12.7	Arrears of Rent

If the Tenant shall fail to pay, when same is due and payable, any Rent or Sales Tax, such unpaid Rent (and Sales Tax) shall bear interest from the due date thereof to the date of payment at the prime demand commercial lending rate (the “Prime Rate”) of the Landlord’s principal banker (which shall be a Canadian chartered bank), plus five (5%) percent per annum (“Applicable Interest”). In addition, if any installment of Rent or Sales Tax is not paid when due within five (5) days of the date due, Tenant shall pay to

Landlord, on demand by Notice, a late charge equal to three percent (3%) of the late amount. The late charge is not intended as a penalty but is intended to compensate Landlord for the extra expense Landlord will incur to send out late notices and handle other matters resulting from the late payment. Notwithstanding Section 5.6, this Section 12.7 shall not apply to amount or amounts where the Landlord has separately charged a fifteen (15%) percent administration fee in respect thereof pursuant to the terms of this Lease.

12.8	Bankruptcy and Insolvency

(a)

The Tenant hereby waives any right it, or any person on its behalf, may have to disclaim, repudiate, terminate or compromise this Lease pursuant to any bankruptcy, insolvency, winding-up or other creditors proceeding, including, without limitation, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) (“Insolvency Proceedings”) and agrees that in the event of any such proceeding the Landlord will comprise a separate class for voting purposes. Further, the Tenant agrees that the obligations and liabilities of the Tenant under this Lease shall not be released or discharged or otherwise affected by the bankruptcy, winding up, liquidation, dissolution or insolvency of the partnership constituting the Tenant or any partner thereof or by change in the constitution of such partnership.

(b)

The Tenant agrees that if this Lease is ever surrendered, rejected, disclaimed, repudiated or terminated in any way by or on behalf of a Transferee pursuant to any bankruptcy, insolvency, winding-up or other creditors’ proceeding, including any proceeding under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), the Tenant shall nonetheless remain responsible for fulfillment of all obligations of the Tenant hereunder for what would have been the balance of the Term but for such surrender, rejection, disclaimer, repudiation or termination and shall, upon the Landlord’s request, enter into a new lease of the Demised Premises for such balance of the Term and otherwise on the same terms and conditions as in this Lease subject to such amendments hereto to which the Tenant had agreed at any time prior to such surrender, rejection, disclaimer, repudiation or termination, and with the exception that the Tenant will accept the Demised Premises in “as is” condition.

ARTICLE 13

MISCELLANEOUS

13.1	Access to Demised Premises

(a)

Without limiting any other rights the Landlord may have pursuant hereto or at law, the Landlord shall have the right, subject to the terms of this Lease and Gaming Authority Requirements, upon twenty-four (24) hours prior Notice or, if there are extenuating circumstances which require longer than twenty-four (24) hours’ prior Notice, such longer period of time as may be reasonable in the circumstances (except always in the case of an Emergency Event) but subject always to the Tenant’s reasonable security and health and safety requirements, to enter the Demised Premises at any time and from time to time: (i) in cases of an Emergency Event; (ii) to show the Demised Premises to prospective purchasers and lenders and, during the last twenty-four (24) months of the Term if a right or further right of extension has not been exercised, to prospective tenants; (iii) to view the state of repair of the Demised Premises and perform appraisals, do inspections and in connection with any sale or mortgage of the property, such other due diligence matters as may be reasonably required; and (iv) to exercise any of the Landlord’s rights available to or perform any of the Landlord’s obligations pursuant to this Lease.

(b)

The Landlord shall exercise its rights pursuant to Subsection 13.1(a) in such manner and at such times as the Landlord, acting reasonably but in its sole discretion, shall determine but using reasonable commercial efforts to minimize any disruption with the Tenant’s (or any subtenant’s) business operations on the Demised Premises. The Landlord agrees that it shall provide reasonable prior Notice, except in the case of a real or anticipated emergency in which case no notice shall be required and such entrance shall be subject to the Tenant’s reasonable security and health and safety requirements.

13.2	Short Form of Lease

The parties hereto agree to execute a Short Form of Lease for registration purposes. Such Short Form of Lease shall set forth a description of the Demised Premises the Term (including options to renew), and any other provision hereof, as either party may request, subject to the reasonable approval of the Landlord. Upon expiration or earlier termination of this Lease, the Tenant shall, forthwith at its own cost cause such Short Form of Lease to be discharged from title, failing which the Landlord shall be authorized to do so as attorney for the Tenant, and all costs thereof together with an administrative fee equal to fifteen percent (15%) thereof shall be forthwith paid to Landlord by the Tenant.

13.3	Notices

Any Notice, demand, request, approval, designation and other communication desired, required, authorized or permitted to be given or made hereunder either by the Landlord to the Tenant or by the Tenant to the Landlord shall be in writing and shall be given by personal delivery or by registered, prepaid post mailed in Canada, addressed, return receipt requested:

(a)	In the case of the Landlord, to: [●NTD: Vendor to provide]

Attention:	●

(b)	In the case of the Tenant to:

Attention:	Tolek M. Strukoff, Chief Legal Officer & Corporate Secretary and Brad Bardua, Chief Financial Officer

with a copy to:

Bennett Jones LLP

Suite 3400, 1 First Canadian Place

P. O. Box 130

Toronto, ON M5X 1A4

Attention:        Simon P. Crawford

Either party may, by notice as aforesaid, designate a different address or addresses for notices, demands, requests or communications to it. Any notice given as aforesaid shall be conclusively deemed to have been received on the date of such personal delivery (provided such day is a business day and if not then on the next business day) or on the third business day following the mailing thereof, as the case may be. In the event of a labor dispute, postal interruption or a reasonable anticipation thereof, all notices required to be given under this Lease shall be delivered personally. A business day shall be a day other than a Saturday, Sunday and statutory holiday.

13.4	Liens

The Tenant shall promptly pay all charges for work, materials, supplies and services performed or supplied in respect of the Demised Premises. If any lien is made, filed or registered against the Lands or Building for work done in respect of the Demised Premises, the Tenant shall discharge or vacate at the Tenant’s expense. If the Tenant fails to discharge or vacate as aforesaid, then, in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be obligated to, vacate same by paying the amount claimed to be due into Court and the amount so paid by the Landlord and all costs and expenses, including reasonable solicitor’s fees, incurred for the discharge of such lien plus an administrative fee equal to fifteen percent (15%) shall be immediately due and payable by the Tenant to the Landlord as Additional Rent on demand by Notice.

13.5	Title

The Landlord represents and warrants as a condition hereof that as of the Lease Commencement Date it shall be the owner of the Lands. Provided further, that the Landlord covenants and agrees with the Tenant not to give or register any further encumbrances against the Lands, other than any Freehold Mortgage, until such time as the Tenant has registered a Short Form of Lease in accordance with Section 13.2 hereof.

13.6	Subordination/Non-Disturbance

This Lease and the Tenant’s rights shall, at the option of the Landlord, be subject to and subordinate to any Freehold Mortgage or any part thereof now or in the future in accordance with the terms of this Section. [NTD: Cascades only: The Landlord shall cause the Cascades Lands Strata Lots Landlord’s Assignment to be acknowledged in writing by the Freehold Mortgagee, and to cause such Freehold Mortgagee to agree to be bound by Cascades Lands Strata Lots Landlord’s Assignment] The Tenant, on Notice from the Landlord or the Freehold Mortgagee shall attorn to and become a tenant of the Freehold Mortgagee upon the same terms and conditions as are set forth in the Freehold Mortgagee’s standard form attornment agreement. The Tenant shall execute an instrument or instruments and use commercially reasonable efforts to cause its Mortgagees to execute an instrument or instruments, and the Landlord shall use its commercially reasonable efforts to cause the Freehold Mortgagee to execute an instrument or instruments, confirming such subordination substantially in the form attached hereto as Schedule “G” (the “Subordination/Non-Disturbance Agreement”), with such changes as may reasonably be requested by the Freehold Mortgagee and the Tenant’s Mortgagees. To the extent required by the Tenant from time to time, so long as no Event of Default has occurred and is then continuing, the Landlord agrees to provide to any subtenant under a sublease of the Demised Premises entered into in accordance with this Lease with a landlord non-disturbance agreement in the form attached hereto as Schedule “H” (the “Sublease Acknowledgment”), so long as (i) the subtenant is not an Affiliate of Tenant or Covenantor, (ii) the sublease in question is on market terms (including without limitation, ongoing rents thereunder) and was entered into in good faith by Tenant, (iii) the term (including all possible extensions thereof which the subtenant may elect to use) of such sublease does not extend beyond the then scheduled expiration of the Term of this Lease, (iv) the use of the subleased premises is consistent with (and does not breach the terms of) this Lease, and (v) the sublease does not constitute or result in a Transfer. [Schedule H, as with other Schedules, to be negotiated. However, Landlord will not be responsible to pay a sublessee any tenant improvement allowances, refurbishment allowances, moving expenses, initial build-out costs or similar cash incentives; provided, if Landlord does not make such payments, the sublessee may offset up to 75% of monthly base rent until such amounts are recovered.] Where the Landlord has entered into a Mortgage that requires the consent or approval of the Freehold Mortgagee to a matter in the same manner (that is, with the same standard of required discretion in granting such consent or approval) as is afforded to the Landlord in this Lease (a “Back to Back Approval Right”), then the Landlord shall not be in breach of this Lease for failing to give such consent or approval if its Freehold Mortgagee has failed to give such consent or approval pursuant to the Back to Back Approval Right. Notwithstanding the foregoing, where the Freehold Mortgagee is withholding or refusing to give such consent or approval in violation of such Back to Back Approval Right the Landlord will use commercially reasonable efforts to enforce such Back to Back Approval Right provision of the Mortgage against the Freehold Mortgagee.

13.7	Estoppel Certificates

The Tenant agrees that it will at any time and from time to time, upon not less than ten (10) days’ prior written notice, execute and deliver to the Landlord a statement in writing certifying that, this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that same is in full force and effect, as modified), the amount of the Rent then being paid hereunder, the dates to which same, by installment or otherwise, and other sums herein provided to be paid by the Tenant, have been paid, the particulars and amount of insurance policies on the Demised Premises in which the Tenant’s or Landlord’s or a Mortgagee’s interest is noted, that Tenant is not in default under this Lease (or if it is in default, stating the particulars), that Covenantor is not in default under the Covenant Agreement (or if it is in default, stating the particulars), stating, to Tenant’s knowledge, whether or not there is any existing default by Landlord under this Lease (and if so, setting forth the particulars to Tenant’s knowledge of them); and stating to Tenant’s knowledge as to any other matters reasonably requested by Landlord. The Landlord agrees that it will, at any time and from time to time, upon not less than ten (10) days’ prior written notice, execute and deliver to the Tenant a similar statement stating, in addition, whether or not there is, to Landlord’s knowledge, any existing default on the part of the Tenant, if any insurance with respect to the Demised Premises is carried separately by Landlord, the particulars and amount of such Landlord insurance policies on the Demised Premises in which the Landlord’s and the Tenant’s interest is noted and the amount, to Landlord’s knowledge, of arrears, if any, of Rent herein provided to be paid by the Tenant. Any such statement delivered pursuant to the provisions of this Section 13.7 may be conclusively relied upon by any purchaser or prospective purchaser or any Mortgagee or prospective Mortgagee of the fee or leasehold or any prospective assignee, sub-lessee or other transferee, save as to any default on the part of the Landlord or the Tenant of which the party giving such statement does not have notice at the date thereof.

13.8	Registration and Property Transfer Tax

The Tenant shall be solely responsible for and shall pay all property transfer tax, duties or similar impositions (if any) which may become payable as a result of this Lease or registration thereof or registration of any options to extend the term hereof or other rights with respect hereto, whether in connection with the registration of a Short Form of Lease or another instrument or otherwise.

13.9	GST Registration

The Landlord covenants that it is a registrant pursuant to the Excise Tax Act (Canada) and shall provide the Tenant with satisfactory evidence thereof prior to the Commencement Date.

13.10	Expropriation

If the respective interests of the Landlord or the Tenant in this Lease or the Demised Premises or any part thereof shall be Expropriated then Rent hereunder shall not abate, and the Landlord shall be entitled to all awards, remedies or compensation available to the Landlord or the Tenant for any loss, cost or damages which may be compensable by any Governmental Authority as a result of the Expropriation by any such Governmental Authority of the respective interests of the Landlord or the Tenant, as applicable, in this Lease and the Demised Premises or any part thereof. Notwithstanding the foregoing, if all or any part of the Demised Premises are Expropriated such that all or substantially all of the business and operations of the Tenant are or will be materially impaired or reduced as a consequence thereof, then the Tenant may, in its sole and absolute discretion, have the right to terminate this Lease by written notice delivered to the Landlord no later than twenty (20) days after receipt of the notice of expropriation, which termination shall be effective on such date as the Tenant determines, but not less than one (1) Business Day following such notice of termination is received by Landlord; provided, after receipt of such notice of termination from Tenant the Term of the Lease will terminate no later than the effective date of the Expropriation. In the event that the Tenant elects to terminate this Lease as aforesaid, the Tenant shall be liable for Rent only to the date of such termination. The Tenant and the Landlord each may, upon notice to the other at its sole cost and expense contest any threatened or filed Expropriation proceedings with respect to this Lease and the Demised Premises or any part thereof. The Landlord and the Tenant, each acting reasonably, shall cooperate with each other and keep each informed of all matters relating to any contest of Expropriation proceedings.

13.11	Overholding

If the Tenant remains in the Demised Premises or any part thereof after the expiration or other termination of the Term:

(a)

Without the consent of the Landlord, no yearly or other periodic tenancy shall be created but the Tenant shall be bound by the terms and provisions of this Lease insofar as the same are applicable to a month to month tenancy except any options to review hereby granted to the Tenant and except the Annual Rent which shall be one hundred and twenty-five percent (125%) of the rate provided for herein for the then final year of the Term.

(b)

With the prior written consent of the Landlord, and agreement as to the Rent payable, the tenancy shall be month to month at one hundred and twenty-five percent (125%) the Rent agreed and otherwise on the terms and conditions of this Lease but without any option to extend, it being understood and agreed that, so long as the Landlord and the Tenant are in good faith negotiating the renewal or extension of the Term or a new lease for a further term, the Tenant shall be deemed to be occupying the Demised Premises with the consent of the Landlord.

13.12	Relationship

Nothing herein shall be deemed or construed by the parties hereto as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of Rent nor any other provision herein shall create or be deemed to create any relationship between the parties other than that of landlord and tenant.

13.13	Delays

Whenever, and to the extent that either party hereto shall be unable to fulfill, or shall be delayed or restricted in the fulfillment of any obligation hereunder, or the doing of any work or the making of any repairs, by reason of Unavoidable Delay, then, except as herein provided, such party shall, so long as any such impediment exists, be relieved from the fulfillment of such obligation and the other party shall not be entitled to compensation for any damage, inconvenience, nuisance or discomfort thereby occasioned. This provision shall not apply in respect of any matters of a financial nature including, without limitation, interim or permanent financing of the Demised Premises or the payment of Rent by the Tenant.

13.14	Captions

The captions and article numbers appearing in this Lease are inserted only as a matter of convenience of reference only and in no way define, limit, amplify, construe or describe the scope or intent of such articles.

13.15	Confidentiality

The Landlord will keep confidential all information obtained by it from the Tenant with respect to the Demised Premises except such information which:

(a)	is generally available to the public, other than as a result of a disclosure by the Landlord;

(b)	is made available to the Landlord on a non-confidential basis from a source other than the Tenant or its representatives;

(c)	which becomes public through no fault or act of the Landlord;

(d)

is required to be disclosed by Law or by the rules, orders or regulations of any stock exchange or governmental regulator or to enforce any of the Landlord’s rights hereunder, at law, in equity or by statute; and/or

(e)	is received in good faith from a third party lawfully in possession of the information and not, to the knowledge of the Landlord, in breach of any confidentiality obligations.

The Landlord further agrees that such confidential information will be disclosed only to its Affiliates and to those of its Affiliates and employees, advisors, investors, lenders, and prospective purchasers of the Demised Premises or prospective assignees of the Landlord’s interest in this Lease, and respective representatives thereof who need to know such information for the purposes of evaluating and implementing this Lease and the Tenant’s obligations hereunder. Nothing herein contained shall restrict or prohibit the Landlord from disclosing the confidential information to the Landlord’s advisors in connection with the services of such Persons relating to the Lease including, without limitation, the financing or potential financing or sale or potential sale (as permitted by this Lease), of the Demised Premises, provided the Landlord shall apprise such Person of the confidential nature of the confidential information and the Landlord will use all commercially reasonable efforts to cause the Landlord’s advisors to comply with such confidentiality obligations.

13.16	Arbitration

Any dispute, controversy or claim arising out of or in connection with, or relating to, this Lease, or the performance, breach, termination or validity thereof, shall be finally settled by arbitration, and the following provisions shall apply:

(a)	A Party before instituting arbitration proceedings hereunder shall negotiate and act reasonably with a view to resolving the dispute by agreement between the Parties.

(b)	Either Party may initiate arbitration within a reasonable time after any such dispute, controversy or claim has arisen by delivering a written demand for arbitration upon the other Party.

(c)

Forthwith after the giving of such Notice, the parties or their designated representatives shall meet in good faith for the purpose of agreeing, or attempting to agree, upon an arbitration procedure. If such agreement is arrived at, the matter in dispute shall be arbitrated and settled in accordance with the agreed procedure (and which agreed procedure shall be reduced to writing signed by each of the parties, failing such agreement the matter shall be arbitrated and settled in accordance with the procedure set out in Section 13.16(d).

(d)

The Parties recognize that, in many instances of disputes which might arise under this Lease, the dispute may involve, and depend for its resolution upon, technical matters or matters which involve expert knowledge and judgment, where it is in the interests of a prompt and equitable solution of the matter for the Parties to agree upon an independent experienced and recognized expert having the appropriate specialized knowledge as the sole arbitrator. In any such situation the Parties shall negotiate in good faith and act reasonably with a view to reaching agreement upon an appropriate independent expert as a sole arbitrator. If such a sole arbitrator is agreed upon by the Parties, the dispute shall be arbitrated and determined in accordance with the procedure set forth below in this Section 13.16.

(e)

such sole arbitrator shall proceed to determine the dispute, having regard to the provisions of this Lease and the terms of the submission to arbitration and any other agreements the parties may have had respecting the arbitration or the matter in dispute;

(f)

the arbitrator shall conduct the arbitration in accordance with the laws of British Columbia and the provisions of the Arbitration Act (British Columbia), except where amended by this Lease or any other agreement of the Parties. Provided, however, that the agreement between the parties is permitted by the Arbitration Act (British Columbia);

(g)	the costs of the arbitration shall be awarded in the discretion of the sole arbitrator; and

(h)

the parties agree that it is important to them that any dispute arising under this Lease be determined in an expeditious manner while, at the same time, affording both Parties the opportunity to present their case properly and to respond the case of the other Party. To this end, when the arbitrator has been appointed, the Parties by their counsel shall meet and agree upon the steps and process to be followed leading up to the arbitration hearing and a reasonable but effective Schedule for the completion of each step. In the event that the parties are unable to make such an agreement, they shall seek an interim hearing with the arbitrator, who, after hearing submissions of counsel for both sides, shall make an interim award setting out the procedural steps and process for the conduct of the arbitration, appropriate timelines for the completion of each step by each Party, and setting out the dates when the arbitration hearing shall take place.

(i)

The arbitrator shall be appointed jointly by agreement between the Parties, failing which either Party may apply to a judge in accordance with of the Arbitration Act (British Columbia) for an order appointing an arbitrator.

(j)

The arbitrator shall have the authority to award any remedy or relief that a court could order or grant in accordance with this Lease, including, without limitation, specific performance or any obligation created under this Lease, the issuance of any interim, interlocutory or permanent injunction, the imposition of sanctions for abuse or frustration of the arbitration process, dismissal of a claim by either party or a defense by either party for want of prosecution or lack of diligence in moving to the arbitration hearing. In particular, an arbitrator shall have authority to award pre-judgment and post-judgment interest on any award for the payment of money and in connection of any award in the nature of a declaration related to payments under this Lease. Such pre-judgment interest in respect of an award in the nature of a declaration relating to payments under this Lease shall accrue on the day on which such payments were payable. Such pre-judgment and post-judgment interest shall be at the Prime Rate plus 2% applicable from time to time. The arbitrator shall include an award for such pre-judgment and post-judgment interest in the final award.

(k)

A Party shall be entitled to prejudgment and post judgment interest on any award for the payment of money and in connection with any award in the nature of a declaration relating to payments under this Lease. Such prejudgment interest in respect of an award in the nature of a declaration relating to payments under this Lease shall accrue from the date on which such payments were payable. Such prejudgment and post judgment interest shall be at the Prime Rate plus 2% applicable from time to time. The arbitrator or arbitrators, as the case may be, shall include an award for such prejudgment and post judgment interest in his, her or their final award.

(l)

The provisions of this Lease and of this Section 13.16 requiring the determination of certain disputes by arbitration shall not operate to prevent recourse to the courts by any party as permitted by the Arbitration Act (British Columbia) or whenever enforcement of an award by the sole arbitrator or arbitrators, as the case may be, reasonably requires access to any remedy (such as mandamus, injunction, specific performance, declaration of right, order for possession, damages or judicial enforcement) which an arbitrator has no power to award or enforce. In all other respects an award by the sole arbitrator or arbitrators, as the case may be, shall be final and binding upon the parties and there shall be no appeal from the award of the arbitrator or arbitrators, as the case may be, on a question of law or any other question. Nothing in this provision or Lease shall be construed as to prevent any party from applying to a judge for interim or interlocutory relief in an urgent situation to preserve the status quo and/or prevent irreparable harm.

(m)

Notwithstanding that arbitration proceedings may have been commenced or that a dispute is being negotiated, the Tenant shall continue to pay all Rent, including, without limitation, all amounts which are the subject of dispute, based upon the Landlord’s estimate or re estimate of same (except where otherwise provided in this Lease) until the dispute is finally determined and comply with all its obligations under the Lease.

13.17	OFAC

Tenant represents, warrants and covenants that none of Tenant, Covenantor or any of their respective partners, officers, directors, members (i) is or will be listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, United States Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (U.S. Public Law No. 107-56 (October 26, 2001)); (ii) is or will be listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is or will be listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is or will be listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the OFAC Rules and Regulations (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (v) is or will be engaged in activities prohibited in the Orders; or (vi) has or will be convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. Seq.).

13.18	Financial Reporting

Tenant shall deliver to Landlord, within one hundred twenty (120) calendar days after the close of each fiscal year of Tenant, financial statements of Tenant (and if Tenant has interests in gaming operations or other businesses other than those at the Demised Premises, with a breakdown by location in reasonable detail), including at minimum a balance sheet and statement of income and expense, for such year prepared in accordance with IFRS generally accepted accounting principles consistently applied. Tenant shall cause to be delivered to Landlord, within one hundred twenty (120) calendar days after the close of each fiscal year of Covenantor, consolidated audited financial statements of Covenantor for such year prepared in accordance with IFRS generally accepted accounting principles consistently applied. In addition, Tenant shall deliver (or shall cause to be delivered) to Landlord, within ninety (90) calendar days after the close of each fiscal quarter of Tenant or Covenantor, as applicable:

(a)

Tenant’s quarterly financial statements for such fiscal quarter then ended, including a balance sheet, income statement, cash flow statement (on a year-to-date basis), and a copy of any narrative from management of Tenant that is provided to Tenant’s primary lender, if available;

(b)

Covenantor’s quarterly financial statements for such fiscal quarter then ended, including a balance sheet, income statement, cash flow statement (on a year-to-date basis), and a copy of any narrative from management of Covenantor that is provided to Covenantor’s lenders;

(c)

Quarterly and year-to-date property level performance metrics including gaming revenue, non-gaming revenue, and facility development commissions revenue, property net income, and Adjusted Property EBITDA (as defined below), together with a copy of any narrative from management;

(d)

Quarterly financial statements, reporting revenues, expenses and other results of operations by each operating department in customary hotel reporting format for the just-completed quarter and year-to-date and a comparison of actual results to the operating budget and the results for the corresponding quarter and year-to-date in the prior fiscal year; and

(e)

Compliance certificates (each in the form attached as Schedule         ) certified by the Chief Financial Officer of the Covenantor for the three month periods ending on each of March 31, June 30, September 30 or December 31 of any year.

In addition to the foregoing, Tenant shall provide to Landlord, within ten (10) Business Days after request, such other information with respect to Tenant’s or Covenantor’s financial condition as Landlord may reasonably request from time to time. All financial statements shall include a complete comparison with the figures for the preceding year (or as to quarterly financial reports, comparisons with the same quarter or the preceding year), and all unaudited financial statements shall be certified by the chief financial officer of Tenant (or such other similar financial officer of Tenant or Covenantor, as applicable) as being true and correct in all material respects. Audited financial statements shall be accompanied by a copy of the audit report from the auditors.

For purposes hereof, (x) “Adjusted Property EBITDA” means the Adjusted EBITDA for each operating segment before corporate costs; and (y) “Adjusted EBITDA” means EBITDA plus (i) share-based compensation (ii) (gain)/loss on sale of property and equipment, (iii) restructuring, acquisition, transaction, financing and other costs, (iv) write-down of non-financial assets, (v) changes in fair value of the embedded derivatives, (vi) change in fair value of cross currency interest rate swaps, (vii) foreign exchange (gain)/loss, (viii) loss on debt extinguishment, (ix) non-cash deferred rent, and (x) tax adjustments for prior periods.

13.19	Financial Covenant

Commencing with the four (4) trailing Fiscal Quarters (taken as a single period) ending December 31, 2018, the Tenant shall not permit the Covenantor’s Total Net Leverage Ratio, computed as of the last day of any period of four (4) trailing Fiscal Quarters (taken as a single period) to be greater than 7:00:1.00 (the “Financial Covenant”):

For the purposes of this Section 13.19, the following terms shall have the following meanings:

(a)

“Cage Cash” means, at any time, the aggregate amount of cash float held by, or for the account of, the Tenant or Covenantor that is maintained for the purpose of making change, redeeming chips and paying winnings to any Person entitled thereto in connection with the slot machines, table games and other lottery and related promotional schemes conducted, managed and operated by the Tenant or Covenantor in its casinos. For certainty, Cage Cash does not include any cash float that is supplied by, or the property of, a Gaming Authority.

(b)

“Capital Lease Obligations” means of any Person the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under IFRS and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS; provided that any obligations that would not be accounted for as Capital Lease Obligations under IFRS as of the date of this Lease shall not be included in Capital Lease Obligations after the date of this Lease due to any changes in IFRS or interpretations thereunder or otherwise.

(c)	“Cash Equivalents” means at any date of determination, any of the following:

(i)

Canadian dollars, U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by it from time to time in the ordinary course of business;

(ii)

securities issued or directly and fully guaranteed or insured by the U.S. government, the Canadian government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(iii)

certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million and whose long-term debt is rated “A” or the equivalent thereof by DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(iv)

repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(v)

commercial paper issued by a corporation (other than an Affiliate of the Covenantor) rated at least “Al” or the equivalent thereof by DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(vi)

readily marketable direct obligations issued by any state of the United States of America, province of Canada or any political subdivision thereof having one of the two highest rating categories obtainable from either DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(vii)

Indebtedness issued by Persons (other than any shareholder of the Tenant or the Covenantor or any of their respective Affiliates) with a rating of “A” or higher from S&P, “A2” or higher from Moody’s or “A” or higher from DBRS (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(viii)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

(d)	“Consolidated Adjusted EBITDAR” means the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(i)	Consolidated Taxes; plus

(ii)	Fixed Charges; plus

(iii)	Consolidated Depreciation and Amortization Expense; plus

(iv)	Consolidated Non-cash Charges; plus

(v)	the sum of any rent deducted in determining Consolidated Net Income for such period; plus

(vi)

any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing thereof) (whether or not successful), including (i) any amendment or other modification of the Secured Notes or other Indebtedness, (ii) any additional interest in respect of the Secured Notes and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(vii)

expenses or fees (other than Consolidated Depreciation and Amortization Expense) incurred in connection with restructurings or other non-recurring transactions (including, without limitation, casino opening costs); plus

(viii)

the amount of management, monitoring, consulting, transaction and advisory fees, and related expenses paid to the any shareholders of the Tenant or Covenantor (or any accruals relating to such fees and related expenses) during such period; plus

(ix)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(x)

any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Covenantor or net cash proceeds of an issuance of Equity Interests of the Covenantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; less, without duplication,

(xi)

non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDAR in any prior period and any items for which cash was received in a prior period).

(e)

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the depreciation of property, plant and equipment, the amortization of intangible assets, deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS.

(f)

“Consolidated Net Income” means , with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(i)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(ii)

any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(iii)

any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Covenantor) shall be excluded;

(iv)

any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedge Agreements or other derivative instruments shall be excluded;

(v)

the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person thereof in respect of such period;

(vi)	any non-cash tax expense arising pursuant to IFRS shall be excluded;

(vii)	any impairment charges or asset write-offs, in each case pursuant to IFRS, and Consolidated Amortization Expense shall be excluded;

(viii)

any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights shall be excluded;

(ix)

any (a) one-time non-cash compensation charges, (b) costs and expenses after the date of execution of the Lease related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the date of execution of this Lease of officers, directors and employees, in each case of such Person or any of its Subsidiaries, shall be excluded;

(x)

any currency translation gains and losses related to currency remeasurements of Indebtedness, and any realized or unrealized net loss or gain resulting from hedging transactions for currency exchange or interest rate risk, shall be excluded; and

(xi)

to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

(g)

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with IFRS, but excluding, for the avoidance of doubt, any non-cash rent included in the amount added back pursuant to clause (v) of the definition of Consolidate Adjusted EBITDAR above; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDAR in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

(h)

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) taken into account in calculating Consolidated Net Income.

(i)

“Disqualified Stock” means any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control, Qualified IPO or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, Qualified IPO or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are convertible or exchangeable for Indebtedness or

Disqualified Stock, or (c) are redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days following the latest Maturity Date at the time of issuance of such Equity Interests; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Covenantor or its subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Covenantor in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

(j)	“Earn-Outs” means any consideration in connection with an acquisition that is in any way contingent on the performance of the business being acquired.

(k)

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

(l)	“Fiscal Quarter” means the three month period ending on any of March 31, June 30, September 30 or December 31 of any year.

(m)	“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i)	Consolidated Interest Expense of such Person for such period, and

(ii)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

(n)

“Hedge Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes.

(o)

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (d) all guarantees by such Person of Indebtedness described in the other clauses of this definition of other Persons, (e) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value (as determined in good faith by the Covenantor) of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person, (f) all Capital Lease Obligations of such Person, (g) all net payment that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (i) the principal component of all obligations of such Person in respect of bankers’ acceptances, and (j) the principal amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock and (k) the sum of any rent paid during the period (except for any rent in respect of a Capital Lease Obligation) multiplied by eight (8); provided that Indebtedness shall not include (i) current trade liabilities and current intercompany liabilities (other than any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business, (ii) prepaid or deferred reserve, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such asset, (iv) Earn-Outs (until such obligations become a liability on the balance sheet of such Person in accordance with IFRS), (v) Obligations under or in respect of Qualified Receivables Financings, (vi) any amounts relating to employee consulting arrangements entered into in the ordinary course of business, accrued expenses, deferred rent, deferred taxes, obligations under employment agreements and deferred compensation arrangements in each case entered into in the ordinary course of business, or (vii) any Gaming Authority’s share of gaming win arising at any Gaming Facility owned, managed or operated by the Covenantor or any of its Subsidiaries.

(p)

“Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, assignment by way of security or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

(q)	“Net Income” means, with respect to any Person, the net income (loss) of such person, determined in accordance with IFRS.

(r)	“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

(s)

“Qualified IPO” means an underwritten public offering of the Equity Interests of the Covenantor or any parent entity of the Tenant that generates gross cash proceeds of at least C$50,000,000, other than a public offering pursuant to a registration statement on Form S-4 or Form S 8.

(t)	“Qualified Receivables Financings” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(i)

the Board of Directors of the Covenantor shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Covenantor and the Receivables Subsidiary;

(ii)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Covenantor); and

(iii)

the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Covenantor) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Covenantor or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure the Obligations, Indebtedness in respect of the Secured Notes or any Refinancing Indebtedness with respect to the Secured Notes shall not be deemed a Qualified Receivables Financing.

(u)

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance entered into by the Covenantor or any Subsidiary which the Covenantor has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being under that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

(v)

“Total Net Leverage Ratio” means the ratio of (i) Indebtedness of the Covenantor and its Subsidiaries (net of unrestricted cash and Cash Equivalents of the Covenantor and its Subsidiaries, except Cage Cash) to (ii) Consolidated Adjusted EBITDAR of the Covenantor for the trailing four Fiscal Quarter period ending on the most recent Fiscal Quarter.

13.20	Existing Leases

Landlord and Tenant acknowledge that the landlord’s interest in the leases described on Schedule “I” (the “Existing Leases”) were not assigned to Landlord in connection with its acquisition of the Demised Premises. Landlord and Tenant agree that the Existing Leases constitute Permitted Encumbrances. Landlord and Tenant further agree that (i) upon the expiration of the term of each of the Existing Leases (including any extension options set forth therein), any replacement lease with respect to a portion of the Demised Premises that is the subject of an Existing Lease shall be made, if at all in Tenant’s discretion, as a sublease directly with Tenant, and shall not be made as a direct lease of a portion of the Demised Premises with Landlord; (ii) Tenant shall remain liable to the tenants under the Existing Leases for all lessor’s obligations thereunder; and (iii) Tenant shall perform all of the lessor’s obligations thereunder at timely manner.

ARTICLE 14

ENVIRONMENTAL MATTERS

14.1	Environmental Contaminants

(a)

The Tenant covenants with the Landlord that the Tenant shall not use or permit or suffer the use of the Demised Premises or any part thereof to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Environmental Contaminant except in compliance with all Environmental Laws. In the event any Environmental Contaminant is discovered on or about the Demised Premises that is not in compliance with Environmental Laws (whether or not such Environmental Contaminant existed on the Lease Commencement Date), or the Tenant otherwise fails to comply with any such Environmental Laws (except insofar as such compliance requirement relates to conditions in, on or under the Demised Premises which were caused by the Landlord or those for whom the Landlord is in law responsible from and after the Lease Commencement Date, other than Tenant and other Tenant Parties) following thirty (30) days’ prior Notice or such shorter period as may be prescribed by Law or, in the event of a real or apprehended emergency, without Notice, the Landlord may, but shall not be obligated to, do such things as necessary to effect such compliance, and all reasonable costs and expenses including reasonable consultants fees and solicitors fees on a solicitor and its own client or full indemnity basis incurred by the Landlord in so doing shall be payable forthwith by the Tenant to the Landlord as Additional Rent; provided that if the Tenant at all times uses commercially reasonable efforts to materially comply with Environmental Laws, the Tenant shall be permitted such longer period of time as may reasonably be required in the circumstances if such compliance could not reasonably be effected within such thirty (30) day notice period and provided the Tenant has commenced to effect such compliance within such thirty (30) day notice period and proceeds thereafter diligently and continuously to effect such compliance (and provided that such longer period of time is permitted by the Authorities having jurisdiction).

(b)

If at any time required by any Governmental Authority pursuant to any Environmental Laws (except insofar as such compliance requirements relates to conditions in, on or under the Demised Premises first existed after the Lease Commencement Date and which were caused by the Landlord or those for whom the Landlord is in law responsible, other than Tenant or other Tenant Parties), the Tenant shall take all required remedial action required in respect of any Environmental Contaminant, in, on, under or about the Demised Premises or emanating therefrom that is not in compliance with Environmental Laws, including, without limitation, any repairs or replacements to the Demised Premises or any buildings or other Leasehold Improvements in or on the Demised Premises and the removal, treatment, disposal, restoration and replacement of the soil or any other part of the Premises in order that the Demised Premises shall at all times comply with all Environmental Laws.

(c)

The Landlord shall, subject to any Gaming Authority Requirements and the Tenant’s reasonable security and health and safety requirements and subject to reasonable prior Notice being given and during business hours (or at any time and without Notice in the case of a real or apprehended emergency), be entitled from time to time to inspect the Demised Premises and to conduct such other investigations as it reasonably deems necessary for the purpose of satisfying itself as to compliance by the Tenant with all Environmental Laws which the Tenant is required to comply with pursuant to the provisions of this Lease. The Landlord shall, at its sole expense, promptly restore the Demised Premises to the state in which they existed prior to such physical inspections being undertaken by the Landlord, without recovery from the Tenant, unless the Tenant is found to be in breach of Environmental Laws and such inspections shall be at the Landlord’s sole expense unless the Tenant is in breach of Environmental Laws, in which case the Tenant shall be responsible for the cost of such inspection and any required re-inspections to confirm the Tenant’s compliance.

14.2	Notification of Environmental Contaminants

Each Party shall notify the other as soon as reasonably possible in the event that it receives notice from any Governmental Authority of any violation of any Environmental Law in respect of any Environmental Contaminant in, on or near the Demised Premises, and notify the other as reasonably possible of any discharge, release or discovery of any Environmental Contaminant in or on any part of the Demised Premises coming to its attention.

14.3	Ownership of Environmental Contamination

All Environmental Contaminants held, released, spilled, abandoned or placed on or about the Demised Premises or released (whether prior to, on or after the Lease Commencement Date) by the Tenant or any other Tenant Parties or any other Person other than Landlord into the environment shall be and remain the property of the Tenant and not the Landlord regardless of any affixation of such Environmental Contaminants to the Demised Premises.

14.4	Environmental Indemnity

The Tenant shall indemnify and save harmless the Landlord against any and all liabilities, claims, damages, interest, penalties, fines, monetary sanctions, losses, costs and expenses whatsoever, including without limitation costs of professional advisors and consultants and experts in respect of investigation, remedial action and clean-up costs and expenses, arising in any manner whatsoever out of:

(a)	any breach by the Tenant or any other Tenant Party of Article 14 of this Lease; and

(b)

any act or omission of any Persons on the Demised Premises prior to or during the Term or any use or occupancy of or anything in, on, under or about the Demised Premises prior to or during the Term resulting in a breach of Environmental Laws, including, without limitation, the generating, manufacture, refinement, treatment, transportation, storage, handling, disposal, transfer, production or processing of any Environmental Contaminants by the Tenant or any other Person in, on, under or about the Demised Premises other than in compliance with Environmental Laws.

ARTICLE 15

INTERPRETATION

15.1	Governing Law

The provisions hereto shall be interpreted according to the laws of the Province of British Columbia.

15.2	Time of Essence

It is understood and agreed by the parties hereto that time shall in all respects be of the essence hereof, provided that the time for doing or completing any matter provided for herein may be extended or abridged by an agreement in writing signed by the Landlord and the Tenant.

15.3	Net Lease

Without limiting the provisions of Section 2.1 above, the Tenant acknowledges that it is intended that this Lease shall be a completely carefree and net lease to the Landlord, save as otherwise provided for in this Lease. The Landlord shall not be responsible during the Term for any costs, charges, expenses and outlays of any nature arising from or relating to the Demised Premises, except as covenanted by the Landlord under this Lease, and save as aforesaid, the Tenant shall pay all charges, Taxes, costs and expenses relating to the Demised Premises, including all Taxes legislated from time to time as payable by a tenant or landlord of rental properties and the Tenant covenants with the Landlord accordingly.

15.4	Severability

The invalidity or unenforceability of any provision of this Lease shall not affect the validity or enforceability of any other provision, but shall be deemed to be severable, except where such invalid or unenforceable provision or covenant is a material obligation of a party hereto or a material condition hereof.

15.5	Modifications

No supplement, modification or amendment to this Lease or purported waiver of any provision of this Lease shall be binding, unless executed by the party to be bound thereby, and no such waiver shall constitute a waiver by such party of any other provision or a continuing waiver, unless otherwise expressly provided.

15.6	Set-Off

The Tenant may not set-off, deduct, withhold, abate or compensate against the Rent, or against any other sum payable by the Tenant to the Landlord, any amount payable by the Landlord hereunder or under any other lease or agreement to the Tenant.

15.7	Currency

All references in this Lease to dollar amounts shall be deemed to be expressed in Canadian dollars.

15.8	Entire Agreement

This Lease contains the entire agreement between the parties hereto and there is no condition, warranty or covenant between the parties hereto affecting the Demised Premises, except as otherwise set out herein.

15.9	Further Assurances

Each party will from time to time at the reasonable request of the other party hereto execute and deliver such instruments and take such further action as may be required to accomplish the purposes of the Lease.

15.10	Successors

This Lease shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

ARTICLE 16

STRATA PROPERTY PROVISIONS

[NTD: This Article 16 is for the Cascades Lease only.]

[NTD: Boughton to review strata property provisions on behalf of Mesirow and to provide comments, ensuring the mutual agreement of the parties (i) that all costs associated with Cascades are the responsibility of the Tenant; (ii) that to the extent that authority is delegated to the Tenant for governance purposes, such authority is used in a manner consistent with requirements of the lease, including using commercially reasonable efforts to cause the Strata Corporation to take actions as would be required of Tenant if the property were not subject to the strata regime; and to refrain from acting in any way that would, if it were Tenant and the property were not subject to the strata regime, constitute a default hereunder; (iii) as to the manner in which insurance/expropriation proceeds for the strata corporation are to be applied; (iv) as to the insurance policies carried by the Strata Corporation; (v) that notwithstanding delegated authority, the documents governing the strata corporation are not to be amended without Landlord’s prior written consent; (vi) that the standards of maintenance and replacement comports with the standards otherwise applicable hereunder, (vii) that the Tenant shall not exercise its rights so as to obligate Landlord with respect to any period after the then scheduled expiration or termination of this Lease, and (viii) Tenant shall, at its expense, cause the Demised Premises to be in compliance with the strata regime and the Landlord to be in compliance with the strata regime (absent the willful misconduct or gross negligence of the Landlord or other Landlord Parties).]

16.1	Cascades Lands Strata Lots

The provisions of this Article 16 apply only to the tenancy of the Cascades Lands Strata Lots and not to the tenancy of the Cascades Office Building Lands.

16.2	Cascades Lands Strata Lots Landlord’s Assignment

(a)

The Landlord confirms that it has executed and delivered to the Tenant the Cascades Lands Strata Lots Landlord’s Assignment. Except to Landlord’s Mortgagee (or its designee), the Landlord shall not assign, delegate or otherwise grant any power, duty or right, including a voting right, to any Person, including without limitation a mortgagee, that conflicts with or derogates from the terms of the Cascades Lands Strata Lots Landlord’s Assignment [NTD: if an Event of Default exists, voting must revert to Landlord (or its designee) upon Landlord’s election].

(b)

If the Tenant effects a Transfer, in accordance with Article 8, the Landlord shall on the Tenant’s request execute and deliver in favour of the applicable Transferee an assignment of landlord’s powers and duties under the Strata Property Laws substantially in the form of the Cascades Lands Strata Lots Landlord’s Assignment.

(c)	The Tenant shall comply with all applicable Strata Property Laws and the Bylaws concerning the Tenant’s use of the Demised Premises and Common Property (including the Limited Common Property).

(d)	If the Landlord’s consent or approval is required under this Lease, then it shall be reasonable for Landlord to withhold such consent or approval if consent or approval is also required of the Strata Corporation in accordance with Strata Property Laws or the Bylaws and the Landlord is unable to obtain such consent or approval after using good faith efforts to obtain such consent. [NTD: the only scenario in which this should arise is where there is a requirement for a 3⁄4 or unanimous vote at a AGM or SGM and the City of Langley, as the owner of the convention centre (SL3), votes against the Landlord.]

16.3	Common Property

Subject to the provisions of the Strata Property Laws and the Bylaws, the Tenant shall have for itself, its guests and invitees, and any Person for whom the Tenant is legally responsible, the non-exclusive right to use the Common Property (including any Limited Common Property designated for the use of a Cascades Lands Strata Lot), in common with all other Persons entitled thereto.

16.4	Strata Fees and Special Levies

(a)

The Tenant shall pay to the Strata Corporation on a timely basis the Strata Fees then payable by the Landlord, but without duplication to any other Additional Rent paid or payable by the Tenant to the Landlord.

(b)

The Tenant shall also be responsible for paying (or causing to be paid) on a timely basis any Special Levy or other amounts due to the Strata Corporation from the Landlord or the Tenant or any of the other Tenant Parties.

(c)	If any amounts paid by Tenant could be deemed to give rise to Sales Tax obligations, Tenant to pay that as well to the Person receiving or which is deemed to have received such payment, as applicable.

16.5	Expansion Facility

The Tenant may only construct an Expansion Facility on the Cascades Lands Strata Lots or Common Property (including the Limited Common Property) in accordance with and subject to Section 2.2, if and to the extent permitted to do so under the Strata Property Laws and the Bylaws.

16.6	Repairs and Maintenance

(a)

The Tenant’s rights under Article 6 are all subject to applicable Strata Property Laws and the Bylaws, including obtaining at the Tenant’s expense all required Strata Corporation approvals. [Are not all of Tenant’s rights under this Lease subject to applicable Strata Property Laws and the Bylaws?]

(b)

If and to the extent that the Strata Corporation is required to perform any maintenance, repairs or replacements to the Demised Premises, then the Tenant shall be relieved of its obligations under Article 6 to effect the applicable maintenance, repairs or replacements to the Demised Premises, provided that the Tenant has used diligent efforts and provided adequate funds to cause the Strata

Corporation to effect any such maintenance, repair or replacement (including without limitation, through exercise of governance rights), and in such event the failure of or delay by the Strata Corporation to fulfill its maintenance, repair or replacement obligations shall not be considered a default by the Tenant of its obligations under this Lease so long as Tenant continues such diligent efforts and funding.

16.7	Alterations

The Tenant’s rights and obligations under Article 7 are subject to the applicable Strata Property Laws and the Bylaws, including obtaining at the Tenant’s expense all required Strata Corporation approvals.

16.8	Insurance

(a)	The Tenant’s rights and obligations under Article 9 are all subject to applicable Strata Property Laws and the Bylaws.

(b)

If and to the extent that the Strata Corporation is responsible, under Applicable Laws and the Bylaws, for obtaining any of the insurance described in Article 9, then the Tenant shall be relieved of its obligations under Article 9 to obtain the corresponding insurance coverage and in such event the failure of the Strata Corporation to obtain and maintain such insurance coverage shall not be considered a default by the Tenant of its obligations under this Lease.

16.9	Destruction and Damage

(a)	The Tenant’s obligations under Article 10 are all subject to Strata Property Laws and the Bylaws.

(b)

If and to the extent that the Strata Corporation is required to repair or rebuild any of the Damaged Premises, the Tenant shall be relieved of its obligations under Article 10 to effect the applicable repairs or rebuilding of the Damaged Premises provided that the Tenant has used diligent efforts, and provided adequate funds to cause the Strata Corporation to effect any such repairs and rebuilding (including without limitation, through exercise of governance rights), and in such event the failure of or delay by the Strata Corporation to fulfill its repair and rebuilding obligations shall not be considered a default by the Tenant of its obligations under this Lease so long as Tenant continues such diligent efforts and funding to cause Strata Corporation to timely repair and rebuild in a manner and timing consistent with this Lease for the portion of the Demised Premises not subject to [the Strata regime].

(c)

If only Common Property (including Limited Common Property) is damaged or destroyed, in whole or in part, by fire or any other occurrence (the “Damaged Common Property”), then this Lease shall not be terminated and it shall nonetheless continue in full force and effect and there shall be no abatement of any item included in Rent, except to the extent that the Landlord receives insurance proceeds in respect thereof, either directly, or through amounts collected by the Strata Corporation and paid to Landlord (which payments Tenant shall have no right to receive).

(d)

The Tenant shall have no responsibility to repair or rebuild any Damaged Common Property, unless the Tenant is required to do so pursuant to Strata Property Laws or the Bylaws and if so required then Section 10.2 shall apply as if the Damaged Common Property were Damaged Premises. [Again, to the extent tenant has practical control, this can’t be an “out” for Tenant.] .

(e)	[Tenant cannot terminate this Lease (or have an abatement of Rent) if the Property is rebuilt, without regard to time limits or severity of destruction.]

16.10	Paramountcy

In the event of any conflict or inconsistency:

(a)	firstly, between the terms of this Lease and Strata Property Laws or the Bylaws, the Strata Property Laws and the Bylaws shall prevail [subject to . . . use of Tenant’s governance rights, etc.]; and

(b)	secondly, between the provisions of this Article 16 and the provisions included in the remainder of this Lease, the provisions of this Article 16 shall prevail.

[●LANDLORD]

Per:
Name:
Title:

Per:
Name:
Title:

[●TENANT]

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE “A”

LEGAL DESCRIPTION FOR DEMISED PREMISES

[●NTD: There will be three separate leases, one for each of the three properties. Applicable legal description to be inserted into each applicable lease]

Part A

A-1	Grand Villa Casino / Hotel - 4331 Dominion Street, Burnaby, BC

Parcel Identifier: 026-658-038

Lot 1 District Lot 70 Group 1 NWD Plan BCP21069

A-2	Grand Villa Casino Parking Structure - 4320/4350 Dominion Street, Burnaby

Parcel Identifier: 003-517-918

Lot A, Except: Firstly; The East 569.25 feet, Secondly; Portions in Plan LMP32853, Thirdly; Part in Plan BCP21070 District Lot 70 Group 1 NWD Plan 9892

Part B

B-1	Star Light Casino - 350 Gifford Street, New Westminster, BC

Parcel Identifier: 026-069-903

Lot 1 District Lot 758 Group 1 NWD Plan BCP13760 Except Part Subdivided by Plan BCP35830

B-2	Vacant Lot Next To Starlight Casino - 3811 Boundary Road, Richmond, BC

Parcel Identifier: 001-109-022

Parcel 61 District Lot 757, 758 and 6883 Group 1 NWD Plan 64783, Except: Firstly; Part Highway on Plan 74380, Secondly; Part shown as 0.0802 hectares on Plan 74467, Thirdly; Part Highway on Plan LMP23314, Fourthly: Part shown as 0.4163 hectares on Plan 74467, Fifthly; Part in Plan BCP13760; Sixthly; Part Subdivided by Plan BCP43137

Part C

C-1	Cascades Casino - #1 - 20393 Fraser Highway, Langley, BC

Parcel Identifier: 026-507-552

Strata Lot 1 District Lots 36, 308 and 309 Group 2 NWD Strata Plan BCS1615, Together with an interest in the common property in proportion to the unit entitlement of the strata lots as shown on Form V.

C-2	Cascades Casino Hotel #2 - 20393 Fraser Highway, Langley, BC

Parcel Identifier: 026-507-561

Strata Lot 2 District Lots 36, 308 and 309 Group 2 NWD Strata Plan BCS1615, Together with an interest in the common property in proportion to the unit entitlement of the strata lots as shown on Form V.

C-3	Office Building next to Cascade Casino/Hotel - 20389 Fraser Highway, Langley, BC

Parcel Identifier: 024-760-579

Parcel A District Lot 309 Group 2 NWD Plan LMP45619

SCHEDULE “B”

FIXTURES TO BE EXCLUDED FROM LEASEHOLD IMPROVEMENTS

1.	Specialty light fixtures

2.	Office cubicles and fixtures

3.	Telecommunications antennas, servers and related equipment owned by third parties including such items owned by Telus, Rogers, Wind Mobile, Shaw Cablesystems and Netcetera.

4.	Garbage compactors leased from third parties (including Envirowaste Solutions)

5.

Table games and systems, slot machines, servers and systems, signage and all other property owned by BCLC as set out in the relevant casino operating agreement from time to time (excluding any cabling infrastructure)

6.	ATMs and similar cash dispensing machines, including, without limitation, ticket redemption machines, change machines and similar

7.

leased food services equipment, quick service food equipment, dishwashers, ice machines, glass washers, vending machines, beverage dispensing or other equipment that are owned by third parties or is subject to proprietary rights (including license or franchise rights) of third parties (such as Starbucks)

8.

Computers, key cabinets, data switching equipment, AV Equipment, AV production equipment, and servers, including without limitation, those that constitute a part of the security/surveillance systems (excluding data and server racks and cabling/wiring infrastructure)

9.	Exterior signage

10.	For clarity, all vaults that are bolted to or physically integrated into the Building shall be considered Leasehold Improvements

SCHEDULE “C”

MAJOR SUPPLIER, MAJOR CUSTOMER OR COMPETITOR OF THE TENANT

“Competitor” means any competitor (whether direct or indirect) of Gateway Casinos & Entertainment Limited (or any successor thereof) that exists from time to time, including, but not limited to, the following Persons:

Gaming & Entertainment Operators:

1.	Great Canadian Gaming Corporation

2.	Paragon LLC

3.	Gaming & Leisure Properties Inc.

4.	Caesars Entertainment

5.	River Cree Casino

6.	Gamehost Inc.

7.	Pure Canadian Gaming

Hotel Owners or Hotel Operators:

1.	InterContinental Hotels Group.

2.	Fairmont Raffles Hotel International

3.	Hilton Canada Co.

4.	Starwood Hotels & Resorts Worldwide

5.	Wyndham Hotel Group.

6.	Best Western International

7.	Choice Hotels Canada Inc.

8.	Four Seasons Hotels and Resorts

9.	Innvest REIT

10.	American Hotels Income Properties REIT

11.	Crescent Hotels & Resorts Canada

12.	Hyatt Hotels

13.	Marriott Hotels

“Major Supplier” means any significant supplier of gaming supplies and/or gaming services to Gateway Casinos & Entertainment Limited (or any successor thereof) that exists from time to time, including, but not limited to, the following Persons:

Major Suppliers:

1.	Scientific Games

2.	International Gaming Technology

SCHEDULE “D”

FORM OF LANDLORD LENDER AGREEMENT

TO:	BNY TRUST COMPANY OF CANADA, in its capacity as collateral agent (the “First Lien Collateral Agent”) pursuant to the Credit Agreement (as defined below)

AND TO:	COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as collateral agent (the “Second Lien Collateral Agent” and collectively with the First Lien Collateral Agent, the “Collateral Agents”) pursuant to the Note Indenture (as defined below)

AND TO:	COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as indenture trustee (the “Canadian Trustee”) pursuant to the Note Indenture

AND TO:	COMPUTERSHARE TRUST COMPANY, N.A., in its capacity as indenture trustee (together with the Canadian Trustee, the “Trustees”) pursuant to the Note Indenture

AND TO:	[●] (the “Tenant”)

AND TO:	GATEWAY CASINOS & ENTERTAINMENT LIMITED, in its capacity as the beneficial tenant under the Lease (as defined below) (“Gateway”)

AND TO:	BRITISH COLUMBIA LOTTERY CORPORATION (the “BCLC”)

WHEREAS:

A.        The Tenant is the tenant under the lease described in Schedule “A” (the “Lease”) and [●] (the “Landlord”) is the Landlord, which Lease is held by the Tenant for the purposes of carrying on the business operations located on the leasehold premises as described in the Lease (the “Leased Premises”).

B.        Pursuant to a credit and guaranty agreement dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Gateway, the sole shareholder of the Tenant, as borrower, Bank of Montreal, as the Administrative Agent (as defined in the Credit Agreement), the First Lien Collateral Agent, as collateral agent, the subsidiary guarantors named therein, the initial lender parties named therein, and the other parties from time to time party thereto, Gateway obtained financing by way of first lien credit facilities and, as required thereunder, the Tenant granted a mortgage or mortgages by way of sublease of the leasehold interest of the Tenant to the First Lien Collateral Agent, for and on behalf of the Secured Parties (as defined in the Credit Agreement) by way of a debenture dated [•], 20[●] in the principal sum of US$1,000,000,000 granted by the Tenant in favour of the First Lien Collateral Agent (the “First Lien Mortgage”).

C.        Pursuant to a note indenture dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note Indenture”) among, inter alios, Gateway, the Second Lien Collateral Agent and the Trustees, Gateway obtained financing by way of a second lien note offering and, as required thereunder, the Tenant granted a mortgage or mortgages by way of sublease of the leasehold interest of the Tenant to the Second Lien Collateral Agent, for and on behalf of the noteholders under the Note Indenture, by way of a debenture dated [●], 20[●] in the principal sum of US$1,000,000,000 granted by the Tenant in favour of the Second Lien Collateral Agent (the “Second Lien Mortgage” and together with the First Lien Mortgage, the “Mortgages”).

D.        Pursuant to that certain Landlord BCLC Agreement made as of [●], 20[●] (as amended, amended and restated, supplemented, modified, assigned or replaced from time to time, including any New Tri Party Agreement (as defined therein), the “Tri Party Agreement”) between the Tenant, Gateway, the BCLC and the Landlord, the parties thereto, among other things, acknowledged the BCLC’s ownership of the BCLC Property (as defined therein) and agreed to certain step-in rights and remedies and assumption of Lease rights and options in favour of the BCLC and certain other covenants with respect to the BCLC Property (the “Step-in Rights”) with respect to the Lease and the Leased Premises.

E.        In consideration of, and as a condition of, the Landlord granting its consent to the Mortgages, the Trustees, the Collateral Agents, Gateway and the Tenant have agreed to enter into this Agreement with the Landlord.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Landlord hereby:

1.	Consents

The Landlord:

(a)

hereby consents to the granting by the Tenant of the First Lien Mortgage to the First Lien Collateral Agent, and any trustees, co-trustees, collateral co-agents, collateral subagents or attorney-in-fact appointed by the First Lien Collateral Agent pursuant to the terms of the Credit Agreement, for and on behalf of the Secured Parties (as defined in the Credit Agreement), such First Lien Mortgage to be registered on title to the Leased Premises, in the principal sum of U.S.$1,000,000,000.00 granted by the Tenant in favour of the First Lien Collateral Agent, on the terms and conditions set out in this Agreement; and

(b)

hereby consents to the granting by the Tenant of the Second Mortgage to the Second Lien Collateral Agent, and any trustees, co-trustees, collateral co-agents, collateral subagents or attorney-in-fact appointed by the Second Lien Collateral Agent pursuant to the terms of the Note Indenture, for and on behalf of the purchasers under the Note Indenture, such Second Lien Mortgage to be registered on title to the Leased Premises, in the principal sum of U.S.$1,000,000,000.00 granted by the Tenant in favour of the Second Lien Collateral Agent, on the terms and conditions set out in this Agreement.

2.	Controlling party

As used herein, “Controlling Party” means the First Lien Collateral Agent; provided however that at such time as the First Lien Collateral Agent has provided the Landlord with a written notice that the First Lien Collateral Agent has ceased to be the “Controlling Party” hereunder (such notice to be given in accordance with an intercreditor agreement dated as of on or about February 22, 2017 (as amended, amended and restated, supplemented, modified, assigned or replaced from time to time) between the First Lien Collateral Agent and the Second Lien Collateral Agent, being the “Controlling Party Notice”), “Controlling Party” means the Second Lien Collateral Agent. It is understood and agreed that the Landlord shall rely exclusively on a Controlling Party Notice as to the determination whether the First Lien Collateral Agent or the Second Lien Collateral Agent is the Controlling Party hereunder and shall be under no obligation to make any independent investigation thereof

3.	Representations and Warranties

The Landlord warrants and represents to the Collateral Agents that as of the date hereof:

(a)	the Lease is in good standing and has not been amended other than as set forth in the attached Schedule “A”;

(b)	there has been no prepayment of rent under the Lease except in accordance with the terms thereof, if any;

(c)	there are no rental arrears outstanding under the Lease; and

(d)	the Landlord has not determined to act or given notice of its intention to act upon any default under the Lease.

4.	Covenants

The Landlord covenants and agrees to and with the Collateral Agents that notwithstanding anything to the contrary contained in the Lease:

(a)

until the Collateral Agents advise the Landlord that the Mortgages are no longer in effect, the Landlord will give notice to the Collateral Agents of any breach by the Tenant or default of or under the terms of the Lease (which notice shall include copies of any notices sent to the Tenant in respect of such breach or default) upon which the Landlord proposes to act and which would give rise to a right in the Landlord to terminate the Lease or otherwise forfeit the term thereof;

(b)

the Landlord will allow the Controlling Party a period of not less than ten days after receipt of notice pursuant to paragraph 4(a) hereof to cure any such breach or default (provided that nothing in this Agreement will obligate the Controlling Party to cure any such breach or default, and further provided that the Controlling Party will have no liability to cure any default of the nature described in paragraph 4(d) hereof, and the provisions of that paragraph will apply to any such default), and no exercise by the Landlord of any of its rights or remedies against the Tenant consequent upon such breach or default will be effective against the Tenant or the Collateral Agents or deprive the Collateral Agents of their security unless the Landlord has given such notice and allowed such curing period;

(c)

with respect to breaches or defaults other than defaults of the nature described in paragraph 4(d) hereof, if such breach or default is remedied within the period referred to in paragraph 4(b) hereof, the Landlord will not by reason thereof terminate the Lease, and the Landlord will have no other rights with respect to such breach or default. The Landlord acknowledges that any such remedy by the Controlling Party shall be without further obligation or liability of such Controlling Party with respect to any of the obligations of the Tenant under the Lease;

(d)

in the event of the bankruptcy, insolvency, receivership or winding-up of the Tenant, appointment of a receiver of all or substantially all of the property mortgaged under the Mortgages or of any assignment for the benefit of the creditors of the Tenant or of any execution, attachment or distress or similar process taking effect against any of the assets of the Tenant or upon the occurrence of any similar event or in the event of any other default of a similar nature under the terms of the Lease, the Landlord will not exercise any right under the Lease to terminate the Lease or otherwise forfeit the term thereof if, within ten days of notice of any such events, the Controlling Party or any receiver or receiver-manager appointed by the Controlling Party or any permitted assignee of the Lease brings any rental arrears into good standing and thereafter maintains the Lease in good standing and cures any breach of any of the covenants in the Lease upon which the Landlord had given notice to the Collateral Agents and undertakes to be bound under the Lease as Tenant until the Lease is assigned, transferred, surrendered, cancelled or terminated;

(e)

the Controlling Party shall have no obligation to notify the Landlord before taking enforcement proceedings under its Mortgage, provided in the event of the Controlling Party taking enforcement proceedings under its Mortgage and advising the Landlord of its intention to maintain the Lease, the Controlling Party shall only be liable for:

(i)	the payment of any rental arrears that are outstanding and remedying of any other breach of any of the covenants in the Lease of which the Landlord had given notice to the Collateral Agents; and

(ii)

the performance of the Tenant’s covenants and obligations under the Lease from the time of commencement of enforcement proceedings until any assignment or transfer of the Lease pursuant to the terms thereof or any surrender, cancellation or other termination of the Lease, and the Controlling Party agrees to enter into an agreement in writing with the Landlord agreeing to be bound by the terms of the Lease during such period of time as if the Controlling Party had executed the Lease as tenant, and nothing contained herein or in the Lease shall render the Collateral Agents or the Secured Parties (as defined in the Credit Agreement), as the case may be, liable for the performance of any of the covenants or other provisions of the Lease, including without limitation the covenants for the payment of rent, with respect to any period of time subsequent to the period of any actual possession of the leasehold premises by the Controlling Party or in the absence of such possession, subsequent to any assignment or transfer of the Lease pursuant to the terms thereof or any surrender, cancellation or other termination of the Lease, and the Controlling Party (if the Controlling Party takes possession of the leasehold premises) or any receiver-manager appointed by the Controlling Party shall be entitled to the same rights of assignment as are available to the Tenant under the Lease;

(f)	the Landlord will not, without the written consent of the Controlling Party:

(i)	accept the surrender of the Lease unless required to do so pursuant to the terms thereof; or

(ii)	terminate the Lease except in accordance with its terms;

(g)

as long as the Lease is charged by either of the Mortgages, the Landlord will not sell or transfer the premises demised by the Lease, or any part thereof, unless the purchaser or transferee concurrently agrees with the Collateral Agents to be bound by the terms of this Agreement;

(h)	the Landlord will give notice to the Collateral Agents in writing and may be delivered personally or sent by prepaid registered mail or by facsimile, to the address or facsimile number as follows:

If to the First Lien Collateral Agent:

BNY Trust Company of Canada

320 Bay Street, 11th Floor

Toronto, Ontario, M5H 4A6

Attn: Farhan Mir

Fax: 416-360-1711

If to the Second Lien Collateral Agent:

Computershare Trust Company of Canada

100 University Ave, 11th Floor

Toronto, Ontario M5J 2Y1

Attn: Manager, Corporate Trust

Fax: 416-981-9777

(i)	any notice shall be deemed to have been given if:

(i)	delivered personally, when received;

(ii)	mailed on the 5th business day following the date of mailing;

(iii)

if sent by facsimile on the business day when the confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that business day or, if the confirmation of receipt has been received after 3:00 p.m. on the next succeeding business day.

5.	Collateral agents’ covenants

(a)	The First Lien Collateral Agent covenants and agrees with the Landlord that:

(i)

unless paragraph 5(a)(iii) hereof is complied with, it will not assign the First Lien Mortgage or the Lease or further sublet the Leased Premises or any part of the Leased Premises or part with possession of the Leased Premises without the prior written consent of the Landlord on the terms set out in the Lease;

(ii)

at any time that the Controlling Party (when it is the First Lien Collateral Agent) or its agents (including a receiver or receiver-manager) occupies or has possession of the Leased Premises, it will be bound by and will observe and perform all of the terms and conditions contained in the Lease, and will indemnify and save the Landlord harmless from any and all claims, cost, loss or damage arising in any way in respect of such occupation or possession; and

(iii)

it will require any transferee of its interest in the Lease, the Leased Premises or the First Lien Mortgage to agree by way of written agreement, to assume and, for as long as it holds the interest, to perform each of the covenants, obligations and agreements of the First Lien Collateral Agent under this Agreement in the same manner and to the same extent as if originally named as the party to this Agreement.

(b)	The Second Lien Collateral Agent covenants and agrees with the Landlord that:

(i)

unless paragraph 5(b)(iii) hereof is complied with, it will not assign the Second Lien Mortgage or the Lease or further sublet the Leased Premises or any part of the Leased Premises or part with possession of the Leased Premises without the prior written consent of the Landlord on the terms set out in the Lease;

(ii)

at any time that the Controlling Party (when it is the Second Lien Collateral Agent) or its agents (including a receiver or receiver-manager) occupies or has possession of the Leased Premises, it will be bound by and will observe and perform all of the terms and conditions contained in the

Lease, and will indemnify and save the Landlord harmless from any and all claims, cost, loss or damage arising in any way in respect of such occupation or possession; and

(iii)

it will require any transferee of its interest in the Lease, the Leased Premises or the Second Lien Mortgage to agree by way of written agreement, to assume and, for as long as it holds the interest, to perform each of the covenants, obligations and agreements of the Second Lien Collateral Agent under this Agreement in the same manner and to the same extent as if originally named as the party to this Agreement.

(c)

Each Collateral Agent covenants and agrees in favour of the Tenant, Gateway, the BCLC and the Landlord that nothing in the Lease, the Mortgages or this Agreement will affect, fetter or otherwise interfere with or limit or restrict the exercise or enforceability of the BCLC’s Step-in Rights under the Tri Party Agreement (and the rights and remedies of each Collateral Agent under their respective Mortgage are hereby subordinated and postponed to the BCLC Step-in Rights under the Tri Party Agreement). In the event that the BCLC desires to exercise or enforce, or is exercising or enforcing, its Step-in Rights and provides written notice thereof to the Collateral Agents, each Collateral Agent hereby agrees to promptly discharge its respective Mortgage (at the sole expense of Gateway) and promptly provide evidence of such discharge to the Tenant, Gateway, the BCLC and the Landlord.

6.	New Lease

The Landlord covenants and agrees with the Controlling Party that the Landlord will, at the Controlling Party’s written request, enter into a new lease (the “New Lease”) with the Controlling Party or with the nominee of the Controlling Party approved by the Landlord, such approval not to be unreasonably withheld, only if:

(a)	the Landlord terminates the Lease by reason of the occurrence of a Non-curable Default (as defined below);

(b)

the Controlling Party delivers written notice to the Landlord, within 15 days of the Controlling Party’s receipt of the Landlord’s notice of the Non-curable Default, that the Controlling Party (or its nominee) wants to enter a New Lease; and

(c)

if the Controlling Party or its nominee approved by the Landlord pays the arrears of rent payable under the Lease and remedies all other defaults of the Tenant under the Lease (except for a Non-curable Default).

The New Lease will be for the balance of the Lease term commencing immediately upon receipt by the Landlord of the Controlling Party’s written request for a New Lease and otherwise will be on the same terms and conditions as are contained in the Lease.

For the purposes of this Agreement, “Non-curable Default” means any of the following:

(d)	an execution, attachment, distress or similar process is taken against any of the assets of the Tenant;

(e)	a trustee, receiver or receiver-manager is appointed for the business or assets of the Tenant;

(f)	the Tenant makes an assignment for the benefit of creditors;

(g)	the Tenant makes a bulk sale of all or a substantial portion of its assets;

(h)	the Tenant becomes bankrupt or insolvent or takes the benefit of any law now or hereafter in force for bankrupt or insolvent debtors;

(i)	an order is made for the winding up or termination of the corporate existence of the Tenant; or

(j)	any other default by the Tenant under the Lease that cannot be remedied by the Controlling Party.

7.	Landlord Disclaimer

Notwithstanding anything to the contrary contained in the Lease the Landlord:

(a)	consents to the security interest granted by the Tenant in favour of the Collateral Agents pursuant to the Mortgages;

(b)

disclaims any interest in any goods or fixtures of the Tenant mortgaged, assigned or transferred by the Tenant pursuant to the Mortgages which may now be or may hereafter be located on or affixed to the lands and premises demised by the Lease for so long as the Mortgages shall be in effect or until surrender, cancellation or termination of the Lease.

8.	ENUREMENT

No party hereto may assign this Agreement without the prior written consent of each other party hereto and the BCLC. This Agreement shall be binding upon each of the undersigned and their respective successors and assigns and enure to the benefit of each of the undersigned and the BCLC and each of their respective successors and assigns, and may be relied upon by the BCLC and its successors and assigns notwithstanding that the BCLC is not a party hereto (and each party hereto shall cause its successors and assigns to become bound to this Agreement in its place by written agreement delivered to each other party hereto and the BCLC).

9.	General

It is a condition of this Agreement that nothing herein contained shall be deemed to diminish, waive or modify any of the rights of the Landlord under the Lease except as expressly provided herein or to release the Tenant from the observance or performance of any term, condition or covenant contained therein. This Agreement may be executed and delivered in counterparts, each of which, when so executed and delivered, shall be deemed an original, and delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart. Each of the parties hereto will execute and deliver all such further documents, do or cause to be done all such further acts and things and give all such further assurances as may be necessary or desirable to give full effect to the provisions and intent of this Agreement. This Agreement will be governed and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed on this [●] day of [●], 20[●].

[LANDLORD]

Per:
Name:
Title:

Per:
Name:
Title:

Gateway and the Tenant hereby acknowledges and agrees to the provisions set forth above.

Dated this [●] day of [●], 20[●].

[TENANT]

Per:
Name:
Title:

Per:
Name:
Title:

GATEWAY CASINOS & ENTERTAINMENT LIMITED

Per:
Name:
Title:

Per:
Name:
Title:

The Collateral Agents and Trustees hereby acknowledge and agree to the provisions set forth above.

Dated this [●] day of [●], 20[●].

BNY TRUST COMPANY OF CANADA, as First Lien Collateral Agent

Per:
Name:
Title:

Per:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Second Lien Collateral Agent

Per:
Name:
Title:

Per:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

Per:
Name:
Title:

Per:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

Name:
Title:

Name:
Title:

SCHEDULE “A”

Master Lease Agreement dated [●], 20[●] between [●], as landlord, and [●], as tenant.

SCHEDULE “E”

PERMITTED ENCUMBRANCES

1.

Subdivision, site plan control, development, reciprocal, servicing, facility, facility cost sharing or similar agreements with a Governmental Authority, neighbouring land owner or public or private utility from time to time in respect of the Demised Premises or any part thereof that do not materially impair the use (or potential use), operation or marketability of the Demised Premises or such part thereof, or increase the net cost of ownership or operation of the Demised Premises in any material respect; and

2.

Permits, licenses, agreements, easements, restrictions, restrictive covenants, rights of way, public ways, rights in the nature of an easement and other similar rights in land granted to or reserved by other Persons (including, without in any way limiting the generality of the foregoing, permits, licenses, agreements, easements, rights of way, sidewalks, public ways, and rights in the nature of easements or servitudes for sewers, drains, steam, gas and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables) that do not materially impair the use (or potential use), operation or marketability of the Demised Premises or such part thereof, or increase the net cost of ownership or operation of the Demised Premises in any material respect.

SCHEDULE “F”

ALTERATIONS

[Grand Villa- Burnaby]

1.

Hotel room refresh - including replacement of room PTACs, replacement of wall covering, carpets, casegoods for all rooms and replacement of all corridor carpets and renovation of all in-room washrooms. Renovation commenced Nov 28, 2017.

2.	Buffet Patio Expansion - completion of Buffet renovation with the addition of a patio space. Currently awaiting Municipal approval.

3.	Completion of renovations to Poker and proposed VIP gaming area. Currently in progress.

4.	Renovation of the hotel fitness centre. Anticipated to start in 2018.

5.	Replacement of all fabric wall/window coverings in the hotel lobby and convention spaces. Anticipated start in 2018.

6.	Gaming floor carpet replacement on top floor. Anticipated start 2018.

7.	Relocation of entry stairway for Lion’s Room in casino. Anticipated start 2018.

[Cascades-Langley]

1.	Completion of the Match Kitchen renovation. Work has commenced, expected completion in February 2018.

2.	Completion of the expanded Match Patio and associated renovation to the existing Match Patio. Work has commenced, expected completion February 2018.

3.	Completion of the renovation of the overflow buffet space adjacent to the current Starbucks to introduce ‘CHOW noodle’. Anticipated start 2018.

4.	Full renovation of the existing 77 hotel rooms. Anticipated start 2018.

5.	Carpet replacement and wall refresh to the existing ballrooms. Anticipated start 2018.

6.	Renovations to the Summit Theatre to allow for the relocation of the Bingo Operations. Work has commenced, completion anticipated February 2018.

7.	A 22,000 sq. ft. expansion of south side of the existing building to accommodate the following components (anticipated start 2018):

a.	Additional gaming space.

b.	Construction of an “Atlas Steak and Fish” with an enclosed ground level patio

c.	The construction of a rooftop Atlas Lounge

d.	The construction of a flexible patio event space.

[Starlight New Westminster]

1.	Carpet replacement for the main gaming floor. Anticipated start 2018.

2.	Renovation to the VIP slot area. Anticipated start 2018.

SCHEDULE “G”

FORM OF SUBORDINATION/NON-DISTURBANCE AGREEMENT

THIS AGREEMENT dated for reference the          day of [●], 20[●] is made

BETWEEN:

[●]

(the “Lender”)

AND:

[●]

(the “Tenant”)

AND:

BNY TRUST COMPANY OF CANADA, in its capacity as collateral agent pursuant to the Credit Agreement (as defined below)

(the “First Lien Collateral Agent”)
AND:

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as collateral agent pursuant to the Note Indenture (as defined below)

(the “Second Lien Collateral Agent”, and together with the First Lien Collateral Agent, the “Agents”)

WHEREAS:

A.	[●] (the “Landlord”) is the owner of certain lands and premises located in [•], British Columbia, and legally described as:

[●]

(the “Land”).

B.	The Lender is the holder of a mortgage dated [●], 20[●] and registered against title to the Land in the [●] Land Title Office under registration number [●] (the “Mortgage”).

C.

Pursuant to a lease dated [●], 20[●] made between the Tenant and the Landlord, the Landlord did demise to the Tenant the premises (the “Premises”) in a certain building located on the Land, as more particularly described in the Lease.

D.

Pursuant to a credit and guaranty agreement dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Gateway Casinos & Entertainment Limited (“Gateway”), the sole shareholder of the Tenant, as borrower, Bank of Montreal, as the Administrative Agent (as defined in the Credit Agreement), the First Lien Collateral Agent, as collateral agent, the subsidiary guarantors named therein, the initial lender parties named therein, and the other parties from time to time party thereto, Gateway obtained financing by way of first lien credit facilities and as required thereunder, the Tenant granted a mortgage or mortgages by way of sublease of the leasehold interest of the Tenant to the First Lien Collateral Agent, for and on behalf of the Secured Parties (as defined in the Credit Agreement) by way of a debenture dated [●], 20[●] in the principal sum of US$1,000,000,000 granted by Gateway in favour of the First Lien Collateral Agent (the “First Lien Collateral Agent’s Security”).

E.

Pursuant to a note indenture dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Note Indenture”) among, inter alios, Gateway, the Second Lien Collateral Agent and the Trustees, Gateway obtained financing by way of a second lien note offering and as required thereunder, the Tenant granted a mortgage or mortgages by way of sublease of the leasehold interest of the Tenant to the Second Lien Collateral Agent, for and on behalf of the noteholders under the Note Indenture, by way of a debenture dated [●], 20[●] in the principal sum of US$1,000,000,000 granted by the Tenant in favour of the Second Lien Collateral Agent (the “Second Lien Collateral Agent’s Security” and together with the First Lien Collateral Agent’s Security, the “Security”).

F.	The Tenant and the Agents want to be assured of continued occupancy of the Premises under the terms of the Lease.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties to this Agreement agree as follows:

REPRESENTATIONS AND WARRANTIES OF THE TENANT

The Tenant represents and warrants to the Lender that, as at the date of this Agreement:

the Lease is in full force and effect and has not been modified or amended;

the Tenant has accepted possession of the Premises, and all improvements required by the Lease or otherwise to be made by the Landlord have been completed to the satisfaction of the Tenant, and the Tenant is now in possession of the Premises and is operating its business from the Premises and paying rent to the Landlord;

the Tenant has no charge, lien, defense, right of abatement or claim under the Lease or claim of set-off against the rents or other charges due or to become due under the Lease;

the rent reserved by the Lease has not been and shall not be demanded, collected, accepted or paid in advance of the time for payment thereof other than in the manner set forth in the Lease; and

there is no default by either the Landlord or the Tenant of any of the obligations under the Lease.

TENANT’S COVENANTS

The Tenant covenants and agrees with the Lender that, notwithstanding anything to the contrary in this Agreement:

the Tenant will, upon request by the Lender, attorn to the Lender and become its tenant and thereafter pay all rent and other charges provided for in the Lease to the Lender;

the provisions of this Agreement will apply despite the date of execution of this Agreement preceding the date of execution of the Mortgage;

the Tenant shall not prepay any rents reserved under the Lease and will not surrender the Lease to the Landlord or its successors or assigns except as provided in the Lease;

except as expressly provided in Article 8 of the Lease, the Tenant shall not assign the Lease or sublet the Premises;

except as expressly provided in the Lease, the Tenant shall not exercise any power, privilege or right to terminate the Lease by reason of the bankruptcy or insolvency of the Landlord;

the Tenant shall observe and perform all of its obligations under the Lease; and

the Tenant shall, upon receipt of a direction from the Landlord, make all rental payments under the Lease to the Lender.

FURTHER COVENANTS OF THE TENANT

The Lease is now, and shall at all times continue to be subject and subordinate in every respect to the Mortgage and to any and all renewals, modifications, extensions, substitutions, replacements, or consolidations of the Mortgage, and to any present or future mortgage or mortgages which may now or hereafter affect the Lands. Any and all such renewals, modifications, extensions, substitutions, replacements or consolidations, or any such other mortgages, shall nevertheless be subject to and entitled to the benefits of the terms of this Agreement.

The Tenant agrees to provide notice to the Lender of any material default by the Landlord that becomes actually known by the Tenant which would (if same remains uncured beyond any cure period provided for in the Lease) give the Tenant a right to terminate the Lease. In addition, the Tenant hereby agrees to give to the Lender a reasonable period of time within which to remedy such default prior to terminating the Lease and the Lender may, but shall not be obliged to remedy such default on behalf of the Landlord, in which event the Tenant shall not terminate the Lease.

NON-DISTURBANCE

The Lender and the Tenant each covenant and agree with the other and the Agents as follows:

if it becomes necessary to foreclose the Mortgage, the Lender agrees that it will not join the Tenant or the Agents in such foreclosure proceedings or enforce any rights of the Lender under the Mortgage to disturb the Tenant’s quiet possession of the Premises or to foreclose the First Lien Collateral Agent Security or the Second Lien Collateral Agent Security so long as the Tenant is not in default under any of the terms, covenants, or conditions of the Lease;

if the Lender succeeds to the interest of the Landlord under the Lease for any reason, the Lender and the Tenant covenant with each other and with the Agents that the Lender will be bound to the Tenant under all of the terms, covenants, and conditions of the Lease and any Ancillary Agreements;

except as provided in the Lease, if the Lease is terminated by the Lender before the expiry of the term of the Lease or any extension or renewal of the Lease during the exercise of its rights or remedies under the Mortgage or if the Lender becomes the owner of the Premises by reason of foreclosure of the Mortgage or otherwise or if the Premises are sold as a result of any action or proceeding to foreclose the Mortgage, and if at the date of such termination or change in ownership the Tenant is not in default of the Lease, then the Lender will, on receipt of the written notice of the Tenant (or either Agent, or any third party of either of the Agents or any third party succeeds to the interest of the Tenant under the Lease for any reason including the exercise of its rights and remedies under the Security or otherwise) to do so, grant (or cause to be granted to) the Tenant (or the either Agent or any third party purchaser) a new lease (the “New Lease”) of the Premises for the portion of the term of the Lease remaining unexpired and new Ancillary Agreements and otherwise on the same terms and conditions as the Lease and the Ancillary Agreements except that in the New Lease, the landlord will be the Lender or the then owner of the Premises;

if the Lender at any time sells, assigns or otherwise transfers the Mortgage, the Lender will require, as a condition precedent of such sale, assignment or transfer, that the purchaser, assignee, or transferee agree in writing with the Tenant and each Agent to assume and be bound by the terms of this Agreement as if such purchaser, assignee, or transferee had executed this Agreement in place of the Lender;

upon the assumption of the obligations set out in this Agreement by a purchaser or assignee of the Lender’s interest, the Lender shall be released from all obligations under this Agreement and the Lease;

this Agreement will terminate upon the earlier of:

the expiry of the Lease and all Ancillary Agreements or if renewed or extended, the expiry of such renewal or extension, in accordance with the terms of the Lease and all Ancillary Agreements or as provided in this Agreement; and

the discharge of the Mortgage; and

the Mortgage does not create a security interest in the Tenant’s Trade Fixtures (as such term is defined in the Lease) or any personal property of the Tenant and that the Tenant’s Trade Fixtures shall remain the personal property of the Tenant.

NOTICE

5.1	Means of Giving Notice

Any notice under this Agreement must be given in writing and may be sent by fax or may be delivered or mailed to the party to which notice is to be given at the recipient party’s address or fax number set out below (or to such other address or fax number as a party may specify by notice given in accordance with this clause):

If to the Lender:

[●]

If to the Tenant:

[●]

4331 Dominion Street

Burnaby, British Columbia V5G 1C7

Attn:     Chief Financial Officer

Fax:      604-412-0117

If to the First Lien Collateral Agent

BNY Tryst Company of Canada

320 Bay Street, 11th Floor

Toronto, Ontario M5H 4A6

Attn:     Vice President – Relationship Manager

Fax:      416-360-1711

If to the Second Lien Collateral Agent:

Computershare Trust Company of Canada

100 University Ave, 11th Floor

Toronto, Ontario M5J 2Y1

Attn:      Manager, Corporate Trust

Fax:       416-981-9777

5.2	Receipt of Delivered Notice

If notice is sent by fax, or is delivered, it will be deemed to have been given at the time of transmission or delivery.

5.3	Receipt of Mailed Notice

If notice is mailed, it will be deemed to have been received on the second working day following the date of mailing of the notice.

5.4	Interruption of Mail Service

If there is an interruption in normal mail service due to strike, labour unrest, or other cause at or before the time a notice is mailed, the notice must be sent by fax, or be delivered.

GENERAL

6.1	Time of Essence.

Time is of the essence of this Agreement.

6.2	Enurement

This Agreement enures to the benefit of and is binding on the parties and their heirs, executors, administrators, successors, and permitted assigns.

6.3	Entire Agreement

This Agreement contains the entire agreement between the parties to it and will not be modified, waived, or cancelled except by an agreement in writing executed by the party against whom enforcement of such modification, waiver, or cancellation is sought.

6.4	Further Assurances

Each of the parties to this Agreement will do all such further acts and things and execute and deliver all such further documents or instruments as may be reasonably required by any other party or as may be reasonably necessary to effect the purpose of and to carry out the provisions of this Agreement.

6.5	Invalidity

If any covenant, obligation or agreement of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each covenant, obligation and agreement of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

6.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

6.7	Covenants

Each obligation and agreement contained in this Agreement is deemed to be a covenant and each such covenant is deemed to be a covenant running with the Lands.

6.8	Interpretation

Wherever the singular or masculine is used throughout this Agreement, the same shall be construed as meaning the plural or the feminine or body corporate, where the context so requires. The term “Lease” also includes all renewals and extensions of the Lease.

6.9	Counterparts

This Agreement may be executed in counterparts, each of which together will constitute one and the same agreement.

7.0	Ancillary Agreements

For the purposes of this Agreement, “Ancillary Agreements” means ●.

IN WITNESS WHEREOF, the Lender, the Tenant and the Agents have executed this Agreement as of the date first above written.

[●]

Per:
Authorized Signatory

[●]

Per:
Authorized Signatory

BNY TRUST COMPANY OF CANADA

Per:
Authorized Signatory

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:
Authorized Signatory

SCHEDULE “H”

FORM OF SUBLEASE ACKNOWLEDGMENT

made as of the ● day of ●

BETWEEN:

●

(the “Head Landlord”)

AND:

●

(the “Tenant”)

WITNESS THAT for good and valuable consideration, the receipt and sufficiency of which is acknowledged by all Parties hereto, the Parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms. In these Terms:

(a)	“Agreement”, “this Agreement”, and “the Agreement” refer to this agreement as it may be amended or supplemented from time to time;

(b)	“Head Lease” means the lease dated ● between the Head Landlord, as landlord, and the Landlord, as tenant, pursuant to which the Landlord agreed to lease ● to the Landlord;

(c)	“Landlord” means ●;

(d)	“Lease” means the lease dated ● between the Landlord and the Tenant, pursuant to which the Landlord agreed to lease the Leased Premises to the Tenant;

(e)	“Leased Premises” means the Leased Premises as defined in the Lease;

(f)	“Parties” means the Head Landlord, the Tenant and the Landlord, and their respective successors and assigns, and “Party” means either one of the Parties; and

(g)

“Person” means an individual, a corporation, a society, a partnership, a government or any government department or agency, a trustee, any unincorporated organization, and includes the heirs and legal representatives of an individual.

1.2	Gender and Number. Words in one gender include all genders, and words in the singular include the plural and vice versa.

1.3	Interpretation Not Affected. In this Agreement, using separate Articles and inserting headings are for convenient reference only and will not affect how this Agreement is interpreted.

1.4

Severability. If any term of this Agreement is partially or wholly invalid or unenforceable, the remainder of this Agreement will not be affected, and each remaining term will be separately valid and enforceable.

1.5	Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with British Columbia law and applicable Canadian law.

1.6	Time. Time will be of the essence.

1.7	Expiry of Time Period. In this Agreement, if any period ends on a day other than a Business Day, that period will be extended to the next following Business Day.

1.8

Communications. Any communication to be given under this Agreement will be in writing and either delivered by hand, or transmitted by facsimile transmission, to the address or fax number of each Party set out below:

(a)	If to the Landlord:

●

(b)	If to the Tenant:

●

(c)	If the Head Landlord:

●

or to such other addresses or fax number as any Party may designate in the manner set out above. Any communication will be considered to have been given and received on the day of delivery or the day of transmission as the case may be.

1.9	Amendment. This Agreement may be amended or supplemented only by a written agreement signed by each Party and that agreement need not be executed under seal.

ARTICLE 2

AGREEMENTS

2.1

Head Landlord’s Agreement Not to Disturb Tenant. So long as the Tenant is not in material default (beyond any applicable cure period) in the payment of any rent, or additional rent, or in the performance of any material term of the Lease on the Tenant’s part to be performed:

(a)	the Tenant’s possession of the Leased Premises; and

(b)

all of the Tenant’s rights and privileges under the Lease or any extension or renewal of the Lease (including without limitation the benefit of all personal rights in favour of the Tenant and contractual obligations of the Landlord in favour of the Tenant contained in the Lease, and the benefit of all easements and restrictive covenants created in favour of the Tenant and the Leased Premises pursuant to the Lease), will not be diminished or interfered with by the Head Landlord, or any party claiming through the Head Landlord, and the Tenant’s occupancy of the Leased Premises will not be disturbed by the Head Landlord during the term of the Lease, or any extension or renewal of the Lease.

2.2

Tenant Not a Party to Any Action. So long as the Tenant is not then in material default (beyond any applicable cure period) in the payment of rent, or additional rent, or in the observance or performance of any material term of the Lease on the Tenant’s part to be performed, the Head Landlord will not join the Tenant as a defendant in any action or proceeding, for the purpose of terminating or otherwise affecting the Tenant’s interest, estate or personal rights under the Lease, or the Landlord’s contractual obligations to the Tenant contained in the Lease because of any default under the Head Lease.

2.3

Termination of Head Lease and Attornment. If, at any time prior to the expiration of the term of the Lease, the Head Lease shall expire or be terminated for any reason (or the Landlord’s right to possession shall terminate without termination of the Head Lease), the Head Landlord and the Tenant agree that the Tenant shall be deemed to have attorned to the Head Landlord and entered in a new lease (the “New Lease”) for the remainder of the term of the Lease (the “Remainder Term”). The New Lease and such attornment shall be upon all of the same terms and conditions as the Lease as they pertain to the Leased Premises. The foregoing provisions of this Section 2.3 shall apply notwithstanding that, as a matter of law, the Lease may be terminated upon the expiry or termination of the Head Lease, and no further instrument shall be required to give effect to the provisions contained in this Section 2.3. The New Lease shall commence and be effective upon the date the Head Lease expires or is terminated (or the date the Landlord’s right to possession shall terminate without termination of the Head Lease), as the case may be, and the Tenant shall be liable to make all readjustments necessary to give effect to the New Lease within 5 days of written notice from the Head Landlord. Upon the demand of the Head Landlord, however, the Tenant agrees to execute, from time to time, documents confirming the foregoing provisions of this Section 2.3 to the satisfaction of the Head Landlord, acting reasonably, and in which the Tenant shall acknowledge such attornment and the terms and conditions of the New Lease. Nothing contained in this Section 2.3 shall be construed to impair or modify any right otherwise exercisable by the Head Landlord, whether under the Head Lease, this Agreement or under any other agreement or in law or equity.

2.4	Binding Agreement. This Agreement will bind and benefit each of the Parties including their respective successors and permitted assigns.

2.5

Collateral Representations and Agreements. This Agreement is the entire agreement between the Parties with respect to the subject matter contained herein and supersedes any prior agreement dealing with the same subject matter. No Party is bound by any warranty or agreement not included in this Agreement, and in particular, no warranty of a Party not expressed in this Agreement is to be implied.

2.6	No Partnership. Neither the execution of this Agreement nor the performance by a Party of any of its rights and obligations under this Agreement will create any partnership between the Parties.

2.7	Assignment. No Party may assign this Agreement without the prior consent of the other Parties.

2.8

Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

●		●

Per:		Per:
	Name:		Name:
	Title:		Title:

Per:		Per:
	Name:		Name:
	Title:		Title:

I/we have authority to bind the Corporation.		I/we have authority to bind the Corporation.

SCHEDULE “I”

EXISTING LEASES

1.

Lease Agreement dated August 1, 2016 between Gateway Casinos & Entertainment Limited, as landlord, Spa Tru Holdings Inc., as tenant, and Michael Quinn and Jonas Laforge, collectively as indemnifiers, as amended by an amending agreement dated February 15, 2017, as further amended, extended, renewed and assigned from time to time.

2.

Lease Agreement dated January 6, 2010 between Gateway Casinos & Entertainment Inc., as landlord, 0870328 B.C. Ltd, as tenant, and Tropika Malaysian Cuisine Inc., as indemnifier, as amended by amending agreements dated January 14, 2011 and October 12, 2017, as further amended, extended, renewed and assigned from time to time.

3.

Lease Agreement dated January 10, 2006 between Star of Fortune Gaming Management (B.C.) Corp, as landlord, and Lysias Enterprises (Canada) Ltd. doing business as Kirin Restaurants, as tenant, as amended, extended, renewed and assigned from time to time.

4.

Lease Agreement dated August 13, 2010 between Can west Equities Ltd. And David Arthur Seller, executor of the Estate of Arthur Elmer Seller, as landlord, and Fraser Health Authority, as tenant, as amended, extended, renewed and assigned from time to time.

5.	Lease Agreement dated February 11, 1998 between Villa Hotels Ltd., as landlord, and Clearnet PCS Inc., as tenant, as amended, extended, renewed and assigned from time to time.

6.

Lease Agreement dated November 30, 2015 between Gateway Casinos & Entertainment Limited, as landlord, and IVS Holdings Ltd., as tenant (on a joint and several basis), as amended, extended, renewed and assigned from time to time.

7.

Master Licensing Agreement dated October 28, 2008 between Gateway Casinos & Entertainment Inc., as licensee, and Starbucks Corporation, as licensor, as amended by amending agreements dated March 26, 2010 and July 19, 2012, as further amended, extended, renewed and assigned from time to time.

8.

Assignment, Assumption and Consent Agreement dated January 14, 2011 between Gateway Casinos & Entertainment Limited, as assignee, and Gateway Casinos & Entertainment Inc., as assignor, as amended, extended, renewed and assigned from time to time (in respect of master licensing agreement in #7 above).

9.

Statutory Right of Way Agreement dated April 1, 2004 between Gateway Casinos Ltd. Partnership Inc., as grantor, and Microcell Connexions Inc., as grantee, as amended by an addendum dated September 28, 2004, as renewed by letter agreement dated January 17, 2004, and as further amended, extended, renewed and assigned from time to time.

10.

Letter Agreement dated May 23, 2007 between Rogers and Gateway (Villa Casino, Hotel & Convention Centre) and related subsequent email correspondence (in respect of statutory right of way agreement in #9 above).

11.	Site Lease dated October 1, 1997 between Villa Hotels Ltd., as lessor, and Clearnet Inc., as lessee, as amended, extended, renewed and assigned from time to time.

12.	Agreement for Roof Usage dated June 1, 2002 between Radisson Hotel Burnaby, as grantor, and Net-Conex Business Solutions Inc., as grantee, as amended, extended, renewed and assigned from time to time.

13.

Building Lease Agreement dated July 6, 2009 between Gateway Casinos & Entertainment Inc., as landlord, and Globalive Wireless Management Corporation, as tenant, as amended, extended, renewed and assigned from time to time.

14.

Building Lease Agreement dated November 13, 2009 between Gateway Casinos & Entertainment Inc., as landlord, and Globalive Wireless Management Corporation, as tenant, as amended, extended, renewed and assigned from time to time.

SCHEDULE “J”

LANDLORD BCLC AGREEMENT

THIS AGREEMENT made as of •.

BETWEEN:

•

(“Landlord”)

- and -

BRITISH COLUMBIA LOTTERY CORPORATION

(“BCLC”)

- and -

GATEWAY CASINOS & ENTERTAINMENT LIMITED

(the “Beneficial Tenant”)

- and -

•

(the “Nominal Tenant”)

RECITALS:

A.

The Landlord and the Nominal Tenant are parties to a Lease dated [•] (the “Lease”) with respect to certain premises (the “Premises”) located at [•] dated [•], British Columbia, as more particularly described in the Lease.

B.

The Beneficial Tenant and BCLC are parties to an operational services agreement dated [•] providing for Services to be performed at the Premises (as amended, supplemented, restated, modified, supplemented, assigned or replaced from time to time, collectively, the “Tenant OSA”).

C.

The Landlord, the Nominal Tenant and the Beneficial Tenant are parties to the Covenant Agreement with respect to the Lease. For the sake of clarity, references in this Agreement to the covenants and obligations of the Nominal Tenant under the Lease shall include the covenants and obligations of the Beneficial Tenant (as the beneficial owner of the tenant’s interest in the Lease) as provided in the Covenant Agreement.

D.	Pursuant to Section [•] of the Lease, the Nominal Tenant is obligated to maintain the Tenant OSA in good standing.

E.	Pursuant to the Tenant OSA, the Beneficial Tenant and BCLC have agreed to enter into this Agreement.

FOR VALUE RECEIVED, the Parties agree as follows:

1.	Interpretation

(a)	Definitions

In this Agreement all defined terms not otherwise defined have the respective meanings set out below:

“Affiliate” of any person or entity means, at the time this determination is being made, any other person or entity controlling, controlled by or under common control with such person or entity in each case, whether directly or indirectly, and “control” and any derivation thereof, means in possession, directly or indirectly, of the powers to direct the management and policies of a person or entity, whether through the ownership of voting securities or otherwise.

“Agreement” means this agreement, including all schedules and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

“BCLC” has the meaning ascribed above, and includes its permitted assigns hereunder.

“BCLC Exercise” has the meaning ascribed thereto in Section 6(a)(i).

“BCLC Property” means the Revenue, the Net Win, the Chip Liability and any account in which the Corporation may permit the deposit of the Chip Liability, the Corporation Data, the Computer System, the Corporation’s Confidential Information, the BCLC IP and the Gaming Supplies, all as defined in the Tenant OSA.

“Business Day” means any day, other than a Saturday or Sunday or statutory holiday in the Province of British Columbia.

“Covenant Agreement” means a covenant agreement dated as of [•] between the Tenant and the Landlord, which confirms that the Beneficial Tenant is the beneficial owner of the leasehold interest demised pursuant to the Lease and that the Nominal Tenant holds all rights and obligations thereunder as nominee and bare trustee for the Beneficial Tenant; and pursuant to which the Beneficial Tenant covenants and agrees in favour of Landlord that the Beneficial Tenant is bound by all obligations, covenants and liabilities of Nominal Tenant under the Lease as if the Beneficial Tenant were the tenant thereunder.

“Default Notice” has the meaning ascribed to it in the Tenant OSA.

“Gaming Laws” means any applicable federal, provincial, or local statutes, ordinances, regulations, rules, codes, orders, judgments, decrees, licenses or other

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requirements including approvals by applicable governmental authorities pursuant to which casino or other gaming activities are conducted.

“Lease” has the meaning given to it in Recital A.

“Lease Assumption Date” has the meaning ascribed thereto in Section 6(a)(ii). “Lease Cure Period” has the meaning ascribed thereto in Section 5(c). “Lease Default Notice” has the meaning ascribed thereto in Section 5(c).

“Monetary Lease Default Notice” has the meaning ascribed thereto in Section 2.

“New Tri Party Agreement” has the meaning ascribed thereto in Section 6(c)(iii).

“OSA Termination Notice” has the meaning ascribed thereto in Section 5(a).

“OSAs” means all operational services agreements (including the Tenant OSA) between the Tenant or any of its Affiliates and BCLC from time to time.

“Parties” means BCLC, Landlord and the Tenant; and “Party” means any one of them.

“Permitted Assignee” means BCLC or an entity that is permitted to take an assignment of the Beneficial Tenant’s interest in the Lease in accordance with the terms and provisions of the Lease.

“Premises” has the meaning given to it in Recital A.

“Rent” has the meaning ascribed thereto in the Lease.

“Rental Arrear” has the meaning ascribed thereto in Section 2.

“Services” has the meaning ascribed thereto in the Tenant OSA as it pertains only to the Premises.

“Step In Period” has the meaning ascribed thereto in Section 4.

“Step In Remedy” has the meaning ascribed thereto in Section 4.

“Tenant” means the Nominal Tenant and the Beneficial Tenant, and from and after any valid assignment of the Nominal Tenant’s or the Beneficial Tenant’s interest in the Lease and/or the Covenant Agreement, as applicable, means (or includes, as applicable) such assignees, so that at all times the reference to Tenant hereunder includes both any entity that has a beneficial interest in the tenant’s interest in the Lease, as well as any entity that is acting as a nominee and bare trustee as tenant under the Lease.

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“Tenant OSA” has the meaning given to it in Recital A.

“Third Party Operator” has the meaning ascribed thereto in Section 4.

“Undistributed Provincial Gaming Revenue” means amounts that are due, owing and payable by BCLC to a Tenant pursuant to the Tenant OSA after BCLC’s set offs, adjustments and withheld amounts, from time to time in accordance with the Tenant OSA, provided, however, if all gaming operations in the Province of British Columbia in which a Tenant or any of its Affiliates has an interest are not included in such amounts, then Undistributed Provincial Gaming Revenue shall also include all amounts that are due, owing and payable by BCLC to a Tenant or any of its Affiliates pursuant to all OSAs after BCLC’s set offs, adjustments and withheld amounts in accordance with such OSAs.

(b)	Headings

Headings are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)	Number and Gender

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d)	Severability

If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

(e)	Entire Agreement

This Agreement constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

(f)	Time

Time is of the essence in the performance of the Parties’ respective obligations.

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(g)	Time Periods

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

2.	Payment of Rent under the Lease from Undistributed Provincial Gaming Revenue

(a)

If BCLC receives written notice from the Landlord (a “Monetary Lease Default Notice”) that any Rent or any other monetary amount under the Lease is then due and unpaid beyond any applicable cure period provided for in the Lease (a “Monetary Default”, the dollar amount so set out in the Monetary Lease Default Notice being the “Rental Arrear”) and a reference to the direction provided in this Section 2, then BCLC is hereby irrevocably authorized and directed by the Beneficial Tenant to pay to the Landlord funds available from the Tenant’s interest in any Undistributed Provincial Gaming Revenue that are in its possession after the date of receipt of such Monetary Lease Default Notice, until such Rental Arrear has been paid in full. BCLC acknowledges and accepts that the foregoing direction by the Tenant to BCLC is irrevocable by the Tenant. Provided such payments are permitted by applicable law (including without limitation bankruptcy and insolvency, fraudulent preference and conveyance laws) and BCLC has not received a notice from any third party of any other claims to such amounts, BCLC hereby agrees to comply with such irrevocable direction. In the event of any such competing claims or disputes over such amounts, BCLC shall pay the funds into court or shall pay the Rental Arrears to the Landlord. For greater certainty, despite the termination of this Agreement, if the Landlord was prevented by court order or other applicable law from delivering a Monetary Lease Default Notice for Rental Arrear that accrued prior to such termination, at such time that BCLC does receive a Monetary Lease Default Notice for such Rental Arrear, BCLC will comply with this Section 2. If a Rental Arrear exists at such time as this Agreement terminates, the provisions of Section 2 hereof shall continue to apply to the Parties until such time as such Rental Arrear has been paid in full.

3.	Suspension of Services

The parties acknowledge that BCLC may, in its sole discretion, suspend Beneficial Tenant’s right to perform Services in whole or in part. In the event BCLC suspends all or substantially all of the Services, BCLC will promptly provide written notice thereof to the Landlord.

4.	BCLC Step In Remedy

(a)	The parties acknowledge that BCLC may, in its sole discretion, either by itself or by engaging a third party service provider selected by BCLC (a “Third Party

L - 5

Operator”), take such steps as it considers necessary or expedient to mitigate, rectify or protect against a default of the Tenant OSA, including performing any of the Services (the “Step In Remedy”), for such period as BCLC determines in its sole discretion (the “Step In Period”). For the sake of clarity, the parties acknowledge that during any Step In Period, the Tenant OSA shall continue in full force and effect and the provisions of Sections 2 hereof shall continue to be in effect as to any Rental Arrear as to which a Monetary Lease Default Notice has been given to BCLC.

(b)

In connection with BCLC exercising any Step In Remedy where it is performing or causing to be performed, all or substantially all of the Services at the Premises from time to time, BCLC shall, in accordance with its rights under the Tenant OSA, treat payment of Rent and Sales Tax (each as defined in the Lease) due from time to time during such Step In Period in the same manner as BCLC treats other third-party costs and expenses incurred in exercising its rights under the Tenant OSA during the same period (excluding, for clarity, any Rent or associated Sales Tax accruing in any period prior to such Step In Period).

(c)	BCLC agrees to provide written notice to the Landlord promptly after exercising a Step In Remedy that includes BCLC or any Third Party Operator performing Services at the Premises.

5.	Covenants to Provide Notice

(a)

The parties acknowledge and agree that, pursuant to and in accordance with the terms and conditions of the Tenant OSA, BCLC may terminate the Tenant OSA by notice to the Tenant. If BCLC terminates the Tenant OSA then it will concurrently with providing notification of such termination to the Tenant, provide notice to the Landlord (an “OSA Termination Notice”).

(b)

If an Event of Default (as defined in the Tenant OSA) has occurred, all applicable cure periods have expired without Tenant remedying such Event of Default, and BCLC provides notice to the Tenant that it is exercising any of its remedies under the Tenant OSA as a result thereof, then BCLC will concurrently with the provision of such notice to the Tenant, provide such notice to the Landlord.

(c)

If at any time or times a Tenant is in default under the Lease (for greater certainty, including without limitation a Monetary Default), the Landlord will concurrently with the delivery of notice of such default to the Tenant, deliver such default notice to the BCLC (the “Default Notice”). If at any time or times an Event of Default (as such term is defined in the Lease) under the Lease has occurred, the Landlord may elect to commence the Option Period (as defined below) by providing written notice to BCLC (the “Option Period Notice”). If the Landlord terminates the Lease then it will concurrently with providing notification of such termination to the Tenant, provide notice to BCLC (a “Lease Termination Notice”).

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6.	Option

(a)

Upon the earliest time that (i) BCLC delivers an OSA Termination Notice to the Landlord pursuant to Section 5(a) above, or (ii) BCLC receives an Option Period Notice or Lease Termination Notice pursuant to Section 5(c) above, then BCLC shall have the exclusive and irrevocable option to assume the Lease (the “Option”), which Option is exercisable within 30 Business Days (the “Option Period”) of the earliest of BCLC’s receipt of the Option Period Notice or the Lease Termination Notice or BCLC’s delivery of the OSA Termination Notice, as applicable. If BCLC wishes to exercise the Option, then:

(i)	within the Option Period, BCLC must deliver to the Landlord and the Tenant written notice (the “BCLC Exercise”) that it has irrevocably exercised its Option; and

(ii)

within 30 Business Days the BCLC Exercise, BCLC and Landlord shall enter into an assumption agreement in favour of the Landlord (the date of such agreement being the “Assumption Date”), assigning the Lease to BCLC and confirming that BCLC agrees to be bound by all terms of the Lease arising in the period from and after the Assumption Date, provided that (other than as set out below) (A) it shall not be a condition that defaults under the Lease shall be cured concurrently or prior to such assumption becoming effective, and (B) neither BCLC nor any Permitted Assignee shall be liable for any act or omission of the Tenant, nor any default of the Tenant under the Lease occurring prior to the Assumption Date, including without limitation a Monetary Default, nor subject to any set-offs or defences which the Landlord might have against the Tenant, and the Landlord shall provide BCLC and any Permitted Assignee with a release of such acts, omissions and defaults; and (C) the Tenant shall remain solely liable to the Landlord for all such defaults, acts, omissions occurring prior to the Assumption Date. Notwithstanding the foregoing, (1) BCLC acknowledges and agrees that upon the delivery of the BCLC Exercise, it shall be obligated to the Landlord to pay all Rents and applicable Sales Tax accruing under the Lease from and after the BCLC Exercise (and not only from and after the Assumption Date); and (2) nothing in this clause (ii) of Section 6(a) shall negate or limit Landlord’s rights under Section 2 hereof.

(b)

Landlord will not terminate the Lease prior to or during the Option Period, and BCLC may exercise, or continue to exercise, the Step In Remedy during the Option Period and, if it exercises the Option, until the Assumption Date.

(c)

At any time following the Assumption Date, BCLC shall be permitted to designate a Permitted Assignee, and such Permitted Assignee shall, on the assumption of the lease by such Permitted Assignee (the “Lease Assumption Date”) enter into:

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(i)

a new operating services agreement with BCLC for the balance of the term of the Tenant OSA, on substantially the same terms as the Tenant OSA, which shall thereafter be the Tenant OSA for the purposes of the New Tri Party Agreement and the Lease;

(ii)

an assumption agreement in favour of the Landlord, agreeing to be bound by all terms of the Lease arising in the period from and after the Lease Assumption Date; provided that (except as set forth in clause (ii) of Section 6(a) above) (A) it shall not be a condition that defaults under the Lease shall be cured concurrently or prior to such assumption becoming effective, and (B) neither BCLC nor any Permitted Assignee shall be liable for any act or omission of the Tenant, nor any default of the Tenant under the Lease occurring prior to the Assumption Date, including without limitation a Monetary Default, nor subject to any set-offs or defences which the Landlord might have against the Tenant and the Landlord shall provide BCLC and any Permitted Assignee with a release of all such acts, omissions and defaults; (C) the Tenant shall remain solely liable to the Landlord for all such defaults, acts, omissions occurring prior to the Assumption Date; and (D) the Permitted Assignee shall be solely liable to the Landlord for all obligations under the Lease after the date of the assumption, and the Landlord shall provide BCLC with a release of all such obligations.

(iii)

an agreement, on the same terms and conditions as this Agreement (a “New Tri Party Agreement”), with each of the Landlord and BCLC which Agreement shall govern (and replace this Agreement) with respect to the period from and after (but not prior to) the Lease Assumption Date.

(d)

If BCLC does not exercise the Option within the Option Period, then BCLC will remove the BCLC Property from the Premises within 30 Business Days of the earlier of: (i) the date of termination set out in the OSA Termination Notice, or (ii) the end of the Option Period, as applicable.

7.	Insolvency Provisions

Each Tenant agrees that in the event it seeks relief under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, or any other bankruptcy, insolvency, or liquidation laws of Canada (or if applicable, any other jurisdiction), it will, to the extent practicable, seek to permit the Landlord and BCLC to exercise their rights under this Agreement, including, without limitation, the right of the Landlord in Section 2 hereof and the rights of BCLC hereunder in Section 4, Section 5 and Section 6 hereof.

8.	General BCLC Access Rights

The Landlord acknowledges that, pursuant to the Tenant OSA, the Tenant has granted to BCLC a license to enter into the Premises for the purposes of conducting and managing gaming at the Premises, and, subject to the provisions of this Agreement, including but

L - 8

not limited to Section 4, and of the Lease, the Landlord agrees that BCLC may exercise such license and enter into the Premises for the purposes of and in accordance with the terms and conditions of the OSA.

9.	BCLC’s Property

Landlord hereby acknowledges that BCLC is the legal and beneficial owner of BCLC’s Property. Landlord hereby waives and releases in favour of BCLC:

(a)	any and all rights, including without limitation, rights of distraint, levy and execution which Landlord may now or hereafter have against BCLC’s Property;

(b)	any and all statutory liens, security interests or other liens which Landlord may now or hereafter have in the BCLC’s Property; and

(c)

all other interests or claims of every nature whatsoever which Landlord may now or hereafter have in or against BCLC’s Property for any rent, storage charges, or other sums due, or to become due, to Landlord pursuant to this Agreement.

BCLC’s Property may be stored, utilized and/or installed at the Premises and shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property. The Parties hereto acknowledge that BCLC shall, and shall be permitted to, remove the BCLC Property from the Premises in accordance with the OSA, so long as BCLC promptly repairs any damage to the Premises caused thereby.

10.	BCLC Rights and Obligations

Except as specifically provided for in this Agreement, BCLC has no obligations (whether express, implied, collateral or otherwise) to the Landlord in connection with this Agreement or the Tenant OSA. All of the obligations and liabilities given, undertaken or arising on the part of BCLC under this Agreement are given solely to the Landlord (together with its successors and permitted assigns) and do not confer any rights on or in favour of either Tenant or any other Person. The parties acknowledge that nothing in this Agreement will, except as between Landlord and BCLC as expressly set out in this Agreement, affect the rights of BCLC under the Tenant OSA. Except where it would cause BCLC to be in default of its express obligations hereunder, nothing in this Agreement will fetter or otherwise interfere with or limit the rights, powers and authority of BCLC to enact, amend, administer, comply with, and enforce, the Tenant OSA, any Gaming Laws, or any other laws, regulations or rules, and unless otherwise expressly provided for in this Agreement neither the Landlord nor either of the Tenants is entitled to claim or receive any compensation or other relief whatsoever as a result of BCLC enacting, amending, administering, complying with, or enforcing, the Tenant OSA, any Gaming laws or any other laws, regulations or rules.

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11.	General

(a)	Expenses

Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

(b)	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or email:

(i)	in the case of a notice to the Landlord at:

[NTD: insert information]

Attention:         [NTD: insert information]

Facsimile:         [NTD: insert information]

Email:               [NTD: insert information]

(ii)	in the case of a notice to BCLC at:

74 West Seymour Street

Kamloops, British Columbia

V2C 1E2

Attention:         Legal Services

Email:               legalservices@bclc.com

(iii)	in the case of a notice to The Beneficial Tenant at:

4331 Dominion Street Burnaby,

British Columbia V5G 1C7

Attention:         [NTD: insert information]

Facsimile:         [NTD: insert information]

Email:               [NTD: insert information]

Any notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving notice to the other Parties in accordance with the provisions of this Section.

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(c)	Assignment

(i)

The Landlord may only assign its rights under this Agreement to an assignee of its rights under the Lease and in compliance with all applicable Gaming Laws. If the Landlord assigns its rights under the Lease, this Agreement shall be assigned concurrently to the Landlord’s assignee and the Landlord shall cause the assignee to assume the Landlord’s obligations under this Agreement and to agree to be bound by the terms of this Agreement. Upon such assumption agreement being executed and delivered to the other Parties, the Landlord shall be relieved of all of its obligations under this Agreement except with respect to any default under this Agreement which occurred prior to the effective date of the assignment. In addition, the Landlord may merely collaterally assign its rights under this Agreement to any lender (or to such lender’s nominee), and in connection therewith, the rights of Landlord may be assigned to such lender (or its nominee) or to an owner of the Landlord’s interest in the land which is the subject of the Lease; provided however that: (A) such assignee must also be an assignee (or assignee by way of security) of the Landlord’s interest in the Lease; and (B) such assignee may only exercise the rights of the Landlord hereunder at such time or times as it is performing or causing to be performed the obligations of the Landlord under the Lease and this Agreement.

(ii)

Tenant may not assign its rights under this Agreement. If the Nominal Tenant or the Beneficial Tenant assigns its rights under the Lease or Covenant Agreement, as applicable, the Tenant shall cause the assignees and BCLC to enter into a New Tri Party Agreement, and thereafter the Tenant and BCLC shall be relieved of all of their respective obligations under this Agreement except with respect to any default under this Agreement or the Lease which occurred prior to the effective date of such New Tri Party Agreement.

(d)	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound.

(e)	Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia, including without limitation, to the extent applicable, Gaming Laws.

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(f)	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

(g)	Further Assurances

The Parties shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement. Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

(h)	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other electronic means and all the counterparts and facsimile or other electronic transmissions together constitute one and the same agreement.

– signature page(s) immediately follow(s) –

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IN WITNESS WHEREOF the Parties have duly executed this Agreement.

[INSERT LANDLORD NAME]

Per:
Name:
Title:

Per:
Name:
Title:

BRITISH COLUMBIA LOTTERY CORPORATION

Per:
Name:
Title:

Per:
Name:
Title:

GATEWAY CASINOS & ENTERTAINMENT LIMITED

Per:
Name:
Title:

Per:
Name:
Title:

[INSERT TENANT NAME]

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE “K”

EXCLUDED LANDS

Grand Villa Casino / Parking Lot 4405 Norfolk Street, Burnaby, BC

Parcel Identifier: 000-847-054

Lot 51, Except Part in Plan BCP21070 District Lot 70 Group 1 NWD Plan 62993

SCHEDULE “L”

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies, on behalf of GATEWAY CASINOS & ENTERTAINMENT LIMITED, a corporation formed under the laws of Canada (the “Company”), as Chief Financial Officer of the Company and not in his individual capacity, that:

(1)        I am the duly elected Chief Financial Officer of the Company;

(2)        I have reviewed the terms of that certain Lease dated as of TBD between                     , as the tenant thereunder (“Tenant”), and                      as the landlord thereunder (“Landlord”) (said Lease, as amended, restated, supplemented or otherwise modified in accordance with the terms of the Lease and in effect as of the date hereof being referred to as the “Lease Agreement”). The terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as defined in the Lease. I have also reviewed the Company’s (and its Affiliates’) financial statements, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Affiliates during the accounting period(s) covered by Attachment No. 1; and

(3)        The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or which would, with the passage of time, the giving of notice or both, would constitute an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as follows:

                    .

The foregoing certifications, together with the computations set forth in Attachment No. 1 and the financial statements delivered with this Certificate in support hereof, are made and delivered this                      pursuant to Section      of the Lease Agreement.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

By: Name:	Bradley
Bardua Title:	Chief
Financial Officer

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                      and pertains to the period from                      to                      [four Fiscal Quarters]. Section references herein relate to subsections of the Lease Agreement.1

Total Net Leverage Ratio (amounts in millions of $ except for ratios)

1.	Indebtedness of the Covenantor and its Subsidiaries (net of unrestricted cash and Cash Equivalents of the Covenantor and its Subsidiaries, except Cage Cash):

$ .

2.	Consolidated Adjusted EBITDAR for the trailing four Fiscal Quarters ending on :	$

3.	Total Net Leverage Ratio (1):(2):	x.xx:1.00

4.	Maximum ratio permitted under Section 13.19 of the Lease:	7.00:1.00

Pro Forma Adjusted EBITDA [TO BE GIVEN SO LONG AS APPLICABLE]

1)  Covenantor’s consolidated Adjusted EBITDA for the trailing four Fiscal Quarters ending on                 , excluding Adjusted EBITDA attributable to assets that were the subject of a Disposition during such period:

$	x,xxx

a)  This will certify that there have been no asset Dispositions during the trailing four Fiscal Quarters ending on                  resulting in an Event of Default under clauses (r) or (s) of the definition of Event of Default in the Lease.

[1]	In the event of any conflict or inconsistency between the provisions of this Compliance Certificate and the Lease Agreement, the provisions of the Lease Agreement shall control.

SCHEDULE “J”

EXISTING LEASES

1.

Lease Agreement dated August 1, 2016 between Gateway Casinos & Entertainment Limited, as landlord, Spa Tru Holdings Inc., as tenant, and Michael Quinn and Jonas Laforge, collectively as indemnifiers, as amended by an amending agreement dated February 15, 2017, as further amended, extended, renewed and assigned from time to time.

2.

Lease Agreement dated January 6, 2010 between Gateway Casinos & Entertainment Inc., as landlord, 0870328 B.C. Ltd, as tenant, and Tropika Malaysian Cuisine Inc., as indemnifier, as amended by amending agreements dated January 14, 2011 and October 12, 2017, as further amended, extended, renewed and assigned from time to time.

3.

Lease Agreement dated January 10, 2006 between Star of Fortune Gaming Management (B.C.) Corp, as landlord, and Lysias Enterprises (Canada) Ltd. doing business as Kirin Restaurants, as tenant, as amended, extended, renewed and assigned from time to time.

4.

Lease Agreement dated August 13, 2010 between Can west Equities Ltd. And David Arthur Seller, executor of the Estate of Arthur Elmer Seller, as landlord, and Fraser Health Authority, as tenant, as amended, extended, renewed and assigned from time to time.

5.	Lease Agreement dated February 11, 1998 between Villa Hotels Ltd., as landlord, and Clearnet PCS Inc., as tenant, as amended, extended, renewed and assigned from time to time.

6.

Lease Agreement dated November 30, 2015 between Gateway Casinos & Entertainment Limited, as landlord, and IVS Holdings Ltd., as tenant (on a joint and several basis), as amended, extended, renewed and assigned from time to time.

7.

Master Licensing Agreement dated October 28, 2008 between Gateway Casinos & Entertainment Inc., as licensee, and Starbucks Corporation, as licensor, as amended by amending agreements dated March 26, 2010 and July 19, 2012, as further amended, extended, renewed and assigned from time to time.

8.

Assignment, Assumption and Consent Agreement dated January 14, 2011 between Gateway Casinos & Entertainment Limited, as assignee, and Gateway Casinos & Entertainment Inc., as assignor, as amended, extended, renewed and assigned from time to time (in respect of master licensing agreement in #7 above).

9.

Statutory Right of Way Agreement dated April 1, 2004 between Gateway Casinos Ltd. Partnership Inc., as grantor, and Microcell Connexions Inc., as grantee, as amended by an addendum dated September 28, 2004, as renewed by letter agreement dated January 17, 2004, and as further amended, extended, renewed and assigned from time to time.

10.

Letter Agreement dated May 23, 2007 between Rogers and Gateway (Villa Casino, Hotel & Convention Centre) and related subsequent email correspondence (in respect of statutory right of way agreement in #9 above).

11.	The Nominee Ground Leases.

12.	Site Lease dated October 1, 1997 between Villa Hotels Ltd., as lessor, and Clearnet Inc., as lessee, as amended, extended, renewed and assigned from time to time.

13.	Agreement for Roof Usage dated June 1, 2002 between Radisson Hotel Burnaby, as grantor, and Net-Conex Business Solutions Inc., as grantee, as amended, extended, renewed and assigned from time to time.

14.

Building Lease Agreement dated July 6, 2009 between Gateway Casinos & Entertainment Inc., as landlord, and Globalive Wireless Management Corporation, as tenant, as amended, extended, renewed and assigned from time to time.

15.

Building Lease Agreement dated November 13, 2009 between Gateway Casinos & Entertainment Inc., as landlord, and Globalive Wireless Management Corporation, as tenant, as amended, extended, renewed and assigned from time to time.

J - 2

SCHEDULE “K”

MASTER LEASE BENEFICIAL COVENANTS FORM

COVENANT AGREEMENT

AGREEMENT made as of the [●] day of [●], 2017.

BETWEEN:

[●]
(hereinafter called the “Covenantor”)

- and -

[●]
(hereinafter called the “Landlord”)

- and -

[●]
(hereinafter called the “Tenant”)

WHEREAS concurrently with the execution and delivery of this Agreement, the Landlord has entered into a Lease with the Tenant of certain lands and buildings located in the City(ies) of                      as set forth in the Lease;

AND WHEREAS the Tenant has entered into the Lease and will hold the Tenant’s Interest as the nominee and bare trustee of and for the Covenantor;

AND WHEREAS the Covenantor has authorized, instructed and directed the execution and delivery by the Tenant of the Lease and all other Lease Documents, including this Agreement;

AND WHEREAS it is a condition of the Landlord’s execution and delivery of the Lease and all other Lease Documents that the Covenantor and Tenant execute and deliver this Covenant Agreement in favour of the Landlord, and the Landlord would not enter into the Lease and the other Lease Documents without such condition being satisfied;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Landlord entering into the Lease and all other Lease Documents and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Covenantor and Tenant covenant and agree with the Landlord as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Words or terms defined in the Lease and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease. Whenever used in this Agreement the following words shall have the meanings set out below:

“Agreement”, “this Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions mean or refer to this Agreement as it may be amended, supplemented or restated from time to time in writing by the parties hereto and the expressions “Article” or “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement.

“Lease” means the lease to be made as of the date hereof between the Landlord and the Tenant, as it may be amended, supplemented, restated, extended, renewed or replaced from time to time by the Landlord or any of its successors or assigns, as landlord, and the Tenant, or any of its permitted successors and assigns, as tenant.

“Lease Documents” means:

(a)	the Lease; and

(b)	[●NTD: Specific agreements to be listed];

and “Lease Document” means any of them.

“Obligations” has the meaning ascribed thereto in Section ●.

“Tenant” means Tenant and its permitted successors and assigns.

“Tenant’s Interest” has the meaning ascribed thereto in Section ●.

1.2	Extended Meanings

Any reference in this Agreement to any act or statute or any section thereof shall be deemed to be a reference to such act, statute or section as amended or re-enacted from time to time. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant group, category or class.

1.3	Rules of Construction

In this Agreement:

(a)	words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(b)	the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”;

(c)	reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, extended, renewed, replaced or supplemented from time to time; and

(d)

whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day, with time being of the essence.

1.4	Captions

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5	Applicable Laws

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties agree that the Supreme Court (before a judge alone, with no jury) in the Province of British Columbia shall have the exclusive jurisdiction to hear and settle any action, suit, proceeding or dispute in connection with this Agreement and the parties hereto irrevocably attorn to the exclusive jurisdiction of such court.

ARTICLE 2

CONSENT OF COVENANTOR

2.1	Consent of Covenantor

The Covenantor, in its capacity as the beneficial owner of the tenant’s interest in the Lease and the other Lease Documents, and of the tenant’s leasehold interest in the Lands and the Buildings (collectively, the “Tenant’s Interest”), hereby consents to the execution and delivery of the Lease Documents by the Tenant, and the completion of the transactions in connection therewith, and hereby irrevocably authorizes and directs the Tenant to execute and deliver, on its own behalf and on behalf of the Covenantor, the Lease and all other Lease Documents, and the Covenantor hereby ratifies and confirms all actions of the Tenant in connection therewith.

2.2	Agreement of Covenantor

The Covenantor hereby agrees:

(a)

that it is and shall be bound by all the provisions, covenants, undertakings, obligations and agreements on the part of the Tenant contained in each of the Lease and the other Lease Documents to be paid, done, observed, kept or performed by the Tenant as if made or granted by the Covenantor, mutatis mutandis;

(b)

that all documents and instruments now or hereafter made or granted by the Tenant in or pursuant to the Lease or any other Lease Documents are binding on the Covenantor and the Covenantor’s right, leasehold title and interest in and to the Lands and the Buildings, and are hereby made and granted by the Covenantor, in each case on the terms and subject to the limitations contained in the Lease and the other Lease Documents;

(c)

to do, observe, pay, keep and perform every provision, covenant, obligation and agreement contained in the Lease and all other Lease Documents on the part of the Tenant or the Covenantor to be done, observed, paid, kept or performed;

(d)

that nothing contained in this Agreement shall alter, prejudice or limit the rights or remedies of Landlord under the Lease or the other Lease Documents, nor shall it release or derogate from the covenants, undertakings, obligations and agreements of the Tenant or its liabilities in respect thereof; and

(e)	that the recitals of this Agreement are true and correct.

2.3	Obligations of Covenantor

The Covenantor hereby absolutely, unconditionally and irrevocably, jointly and severally, covenant and agree, as primary obligors, to and in favour of the Landlord to fully and promptly do, observe, pay, keep and perform each and every provision, covenant, obligation and agreement contained in the Lease or any other Lease Document to be done, observed, paid, kept or performed by the Tenant or the Covenantor. The provisions, covenants, obligations and agreements contained in this Agreement to be paid, done, observed, kept or performed by the Covenantor are collectively referred to as the “Obligations”. For greater certainty, this Agreement does not constitute a guarantee by the Covenantor of the obligations or liabilities of the Tenant, nor does this Agreement constitute or create a surety relationship, it being understood and agreed that: (i) the obligations and liabilities of the Tenant under the Lease and the other Lease Documents are primary obligations and liabilities of the Covenantor, and were incurred by the Tenant as nominee and bare trustee for the Covenantor; and (ii) the Covenantor and the Tenant are jointly and severally liable for all of the obligations and liabilities of the Tenant under the Lease and each of the other Lease Documents.

2.4	Exercise of Rights

The Covenantor hereby acknowledges and confirms that all rights and remedies of the Landlord as against the Tenant contained in the Lease or any other Lease Documents shall be exercisable by the Landlord against the Tenant and the Covenantor, and against each of their respective rights, titles and interests in and to the Lease and the other Lease Documents.

2.5	Authority of Tenant

The Landlord shall not be required to inquire into the power or authority of the Tenant with respect to any act done, or purported to be done, by the Tenant in respect of the Lands or the Buildings or the Lease or other Lease Documents on behalf of the Covenantor, including without limitation those acts done, or purported to be done, by the Tenant at any time prior to, on, or after the date hereof; and the Covenantor hereby agrees to be bound by and hereby ratifies and confirms all such acts done by the Tenant, including, without limitation, any amendment, supplement, restatement, extension, renewal or replacement at any time, and from time to time, of the Lease or any of the other Lease Documents that are executed and delivered by the Tenant. The Covenantor also agrees that all acts and omissions of the Tenant shall be deemed for all purposes of this Agreement, the Lease and each of the other Lease Documents, to be the acts and omissions of the Covenantor. Without intending to limit in any way the foregoing provisions hereof, including Section 2.3 hereof, Tenant hereby further confirms to Landlord that in entering into the Lease and the other Lease Documents, Tenant is acting as the nominee and bare trustee of and for the Covenantor.

2.6	Indemnity

The Covenantor agrees to indemnify and save harmless the Landlord against and from all losses, damages, costs and expenses which the Landlord may sustain, incur, or be or become liable for by reason of any default by the Tenant under the Lease or any of the other Lease Documents. The Landlord shall not be bound to exhaust its rights, recourse or remedies against the Tenant or any other Person or against the Lease or any of the other Lease Documents before pursuing and enforcing its rights, recourse and remedies against the Covenantor.

This indemnity shall survive the taking of any judgment by the Landlord against the Tenant or the Covenantor or any other Person, or the realization by the Landlord under any security whatsoever or otherwise; and this indemnity shall remain in full force and effect until such time as the Landlord receives full payment.

Without prejudice to the generality of the foregoing provisions, and unless otherwise agreed in writing between the Landlord and the Covenantor, the liability of the Covenantor for the obligations and liabilities of the Tenant under the Lease shall not be impaired, discharged or affected by:

(a)	the release (other than a release of the Covenantor or Tenant specifically contemplated by the Lease) of any Person liable in whole or in part under the Lease or any of the other Lease Documents;

(b)

any other dealing by the Landlord (i) with any Person which has any obligations under the Lease or any of the other Lease Documents, or (ii) with any property which is the subject of, or constitutes security for, any obligations under the Lease or any of the other Lease Documents;

(c)	any settlement, extension, modification or variation in respect of the Lease or any of the other Lease Documents;

(d)	the loss by operation of law of any right of the Landlord against the Tenant;

(e)	the loss or destruction of any property;

(f)	the taking of any judgment by the Landlord against the Tenant, the Covenantor or any other Person;

(g)	any modification of any of the provisions of the Lease or any of the other Lease Documents;

(h)	the loss of any Gaming Authority Requirements necessary for the gaming operations at the Demised Premises;

(i)	a termination of the OSA with respect to the gaming operations at the Demised Premises, or any suspension of Services thereunder with respect to the gaming operations at the Demised Premises; or

(j)	any act or omission whatsoever of the Landlord under the Lease or any of the other Lease Documents;

in every case made or done by the Landlord either with or without notice to the Covenantor.

ARTICLE 3

GENERAL

3.1	Obligations as Covenants

Each agreement and obligation of the Covenantor in this Agreement, even though not expressed as a covenant, shall be considered for all purposes to be a covenant.

3.2	Accounts

Any accounts settled or stated by or between the Landlord and the Tenant shall be accepted by the Covenantor as conclusive evidence that the balance or amount thereby appearing due to the Landlord is so due.

3.3	Subrogation

No payment or payments made by the Covenantor to the Landlord pursuant to this Agreement shall entitle the Covenantor to exercise, by implied assignment, subrogation or otherwise, any rights or remedies which may be possessed by and exercisable by the Landlord, as lessor, under the Lease, or under any of the other Lease Documents; and the Covenantor shall be limited to pursuing such rights, if any, for indemnity as it may have against the Tenant.

3.4	No Set-Off

The Covenantor shall make all payments hereunder without regard to any defence, counterclaim or right of set-off available to the Covenantor or Tenant, all of which are hereby waived by the Covenantor.

3.5	No Waiver, Remedies

No failure on the part of the Landlord to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and are in addition to, and not in lieu of, any remedies provided by law or in equity or under the Lease or any of the other Lease Documents.

3.6	Waiver of Notice of Acceptance

The Covenantor hereby expressly waives diligence, presentment, formalities and notice of acceptance of this instrument.

3.7	Notices

Any Notice, demand, request, approval, designation and other communication desired, required, authorized or permitted to be given or made hereunder by any party hereto to the other shall be in writing and shall be given by personal delivery or by registered, prepaid post mailed in Canada, addressed, return receipt requested:

(a)	In the case of the Landlord, to:

[●NTD: Vendor to provide]

Attention:        ●

(b)	In the case of the Tenant or the Covenantor to:

Attention:        Tolek M. Strukoff, Chief Legal Officer & Corporate Secretary and Brad Bardua, Chief Financial Officer

with a copy to:

Bennett Jones LLP

Suite 3400, 1 First Canadian Place

P. O. Box 130

Toronto, ON M5X 1A4

Attention:        Simon P. Crawford

Any party may, by notice as aforesaid, designate a different address or addresses for notices, demands, requests or communications to it. Any notice given as aforesaid shall be conclusively deemed to have been received on the date of such personal delivery (provided such day is a business day and if not then on the next business day) or on the third business day following the mailing thereof, as the case may be. In the event of a labor dispute, postal interruption or a reasonable anticipation thereof, all notices required to be given under this Lease shall be delivered personally. A business day shall be a day other than a Saturday, Sunday and statutory holiday.

3.8	Further Assurances

The Covenantor shall at all times do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, instruments and assurances as the Landlord may reasonably require in order to give effect to the provisions of this Agreement. Without limiting the foregoing, the Covenantor agrees that at any time and from time to time, upon request of the Landlord, the Covenantor shall deliver a written instrument, duly executed, which certifies that this Agreement has not been amended or modified and is in full force and effect, or if there is a modification or amendment, that this Agreement is in full force and effect as modified and amended, and stating the modifications or amendments, and setting out such other particulars as to the status of this Agreement, provisions thereof and obligations of the Covenantor thereunder that the Landlord may reasonably require.

3.9	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the Obligations and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto.

3.10	Amendment in Writing

This Agreement may only be amended or supplemented by a written agreement signed by both the Covenantor and the Landlord.

3.11	Time

Time shall be of the essence of this Agreement.

3.12	Severability

If any provision herein contained is determined to be void, voidable or unenforceable, in whole or in part, by a court of competent jurisdiction, such determination shall not affect or impair, and shall not be deemed to affect, or impair, the validity of any other covenant or provision herein contained and each such covenant and provision is hereby declared to be separate, severable and distinct.

3.13	Successors and Assigns

The rights of the Landlord pursuant to this Agreement, including all rights against the Covenantor or Tenant, shall enure to the benefit of the successors and assigns of the Landlord, including any Person who hereafter becomes the landlord under the Lease in compliance with the terms of the Lease. The obligations and liabilities of the Covenantor and Tenant hereunder will benefit and be enforceable by all such successors and permitted assigns of the Landlord and shall bind the respective heirs, executors and legal representatives and the successors and assigns of the Covenantor and of the Tenant. Save as may be permitted by the terms of the Lease, the obligations and liabilities of the Covenantor or the Tenant under this Agreement shall not be assignable, and unless otherwise expressly provided in the Lease, neither the Covenantor nor the Tenant shall be released from its Obligations and liabilities hereunder or under the Lease notwithstanding any sale, conveyance, Transfer, charge, Mortgage or other Encumbrance, assignment or other dealings with the Tenant’s Interest (or any part thereof or interest therein) or any other action or transaction of any nature whatsoever involving, directly or indirectly, the Tenant or the Covenantor, or any Change of Control. Without limiting the foregoing, Landlord may assign its rights hereunder to any Mortgagee.

3.14	Copy of Lease

The Covenantor hereby confirms that it has received a fully executed copy of the Lease and of all of the other Lease Documents, and has received full disclosure of all matters and information relating to the transaction contemplated in the Lease and all of the other Lease Documents.

3.15	Confirmation of Continuing Effect

Without derogating from any other provisions of this Agreement, including Section 2.5, the Covenantor agrees with the Landlord that if at any time and from time to time the Lease or any the other Lease Documents is being amended, supplemented, restated, extended, renewed or otherwise dealt with, if requested by the Landlord, the Covenantor shall enter into an agreement in favour of the Landlord confirming that this Agreement continues in full force and effect.

3.16	Proceedings

No action or proceedings brought or instituted under this Agreement, and no recovery in pursuance thereof, shall be a bar or defence to any further action or proceeding which may be brought under this Agreement by reason of any further default hereunder or in the performance and observance of any of the provisions, covenants, obligations or agreements contained in the Lease and any of the other Lease Documents.

IN WITNESS WHEREOF each of the Covenantor and the Landlord have executed, sealed and delivered this Agreement.

●

By
Name:
Title:

By
Name:
Title:

I/We have authority to bind the Corporation.

●

By
Name:
Title:

By
Name:
Title:

I/We have authority to bind the Corporation.

●

By
Name:
Title:

By
Name:
Title:

I/We have authority to bind the Corporation.

SCHEDULE “L”

LANDLORD BCLC AGREEMENT FORM

THIS AGREEMENT made as of ●.

BETWEEN:

●

(“Landlord”)

- and -

BRITISH COLUMBIA LOTTERY CORPORATION

(“BCLC”)

- and -

GATEWAY CASINOS & ENTERTAINMENT LIMITED

(the “Beneficial Tenant”)

- and -

●

(the “Nominal Tenant”)

RECITALS:

A.

The Landlord and the Nominal Tenant are parties to a Lease dated [●] (the “Lease”) with respect to certain premises (the “Premises”) located at [●] dated [●], British Columbia, as more particularly described in the Lease.

B.

The Beneficial Tenant and BCLC are parties to an operational services agreement dated [●] providing for Services to be performed at the Premises (as amended, supplemented, restated, modified, supplemented, assigned or replaced from time to time, collectively, the “Tenant OSA”).

C.

The Landlord, the Nominal Tenant and the Beneficial Tenant are parties to the Covenant Agreement with respect to the Lease. For the sake of clarity, references in this Agreement to the covenants and obligations of the Nominal Tenant under the Lease shall include the covenants and obligations of the Beneficial Tenant (as the beneficial owner of the tenant’s interest in the Lease) as provided in the Covenant Agreement.

D.	Pursuant to Section [●] of the Lease, the Nominal Tenant is obligated to maintain the Tenant OSA in good standing.

E.	Pursuant to the Tenant OSA, the Beneficial Tenant and BCLC have agreed to enter into this Agreement.

FOR VALUE RECEIVED, the Parties agree as follows:

1.	Interpretation

(a)	Definitions

In this Agreement all defined terms not otherwise defined have the respective meanings set out below:

“Affiliate” of any person or entity means, at the time this determination is being made, any other person or entity controlling, controlled by or under common control with such person or entity in each case, whether directly or indirectly, and “control” and any derivation thereof, means in possession, directly or indirectly, of the powers to direct the management and policies of a person or entity, whether through the ownership of voting securities or otherwise.

“Agreement” means this agreement, including all schedules and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

“BCLC” has the meaning ascribed above, and includes its permitted assigns hereunder.

“BCLC Exercise” has the meaning ascribed thereto in Section 6(a)(i).

“BCLC Property” means the Revenue, the Net Win, the Chip Liability and any account in which the Corporation may permit the deposit of the Chip Liability, the Corporation Data, the Computer System, the Corporation’s Confidential Information, the BCLC IP and the Gaming Supplies, all as defined in the Tenant OSA.

“Business Day” means any day, other than a Saturday or Sunday or statutory holiday in the Province of British Columbia.

“Covenant Agreement” means a covenant agreement dated as of [●] between the Tenant and the Landlord, which confirms that the Beneficial Tenant is the beneficial owner of the leasehold interest demised pursuant to the Lease and that the Nominal Tenant holds all rights and obligations thereunder as nominee and bare trustee for the Beneficial Tenant; and pursuant to which the Beneficial Tenant covenants and agrees in favour of Landlord that the Beneficial Tenant is bound by all obligations, covenants and liabilities of Nominal Tenant under the Lease as if the Beneficial Tenant were the tenant thereunder.

“Default Notice” has the meaning ascribed to it in the Tenant OSA.

“Gaming Laws” means any applicable federal, provincial, or local statutes, ordinances, regulations, rules, codes, orders, judgments, decrees, licenses or other requirements including approvals by applicable governmental authorities pursuant to which casino or other gaming activities are conducted.

“Lease” has the meaning given to it in Recital A.

“Lease Assumption Date” has the meaning ascribed thereto in Section 6(a)(ii).

“Lease Cure Period” has the meaning ascribed thereto in Section 5(c).

“Lease Default Notice” has the meaning ascribed thereto in Section 5(c).

“Monetary Lease Default Notice” has the meaning ascribed thereto in Section 2.

“New Tri Party Agreement” has the meaning ascribed thereto in Section 6(c)(iii).

“OSA Termination Notice” has the meaning ascribed thereto in Section 5(a).

“OSAs” means all operational services agreements (including the Tenant OSA) between the Tenant or any of its Affiliates and BCLC from time to time.

“Parties” means BCLC, Landlord and the Tenant; and “Party” means any one of them.

“Permitted Assignee” means BCLC or an entity that is permitted to take an assignment of the Beneficial Tenant’s interest in the Lease in accordance with the terms and provisions of the Lease.

“Premises” has the meaning given to it in Recital A. “Rent” has the meaning ascribed thereto in the Lease.

“Rental Arrear” has the meaning ascribed thereto in Section 2.

“Services” has the meaning ascribed thereto in the Tenant OSA as it pertains only to the Premises.

“Step In Period” has the meaning ascribed thereto in Section 4.

“Step In Remedy” has the meaning ascribed thereto in Section 4.

“Tenant” means the Nominal Tenant and the Beneficial Tenant, and from and after any valid assignment of the Nominal Tenant’s or the Beneficial Tenant’s interest in the Lease and/or the Covenant Agreement, as applicable, means (or includes, as applicable) such assignees, so that at all times the reference to Tenant hereunder includes both any entity that has a beneficial interest in the tenant’s interest in the Lease, as well as any entity that is acting as a nominee and bare trustee as tenant under the Lease.

“Tenant OSA” has the meaning given to it in Recital A.

“Third Party Operator” has the meaning ascribed thereto in Section 4.

“Undistributed Provincial Gaming Revenue” means amounts that are due, owing and payable by BCLC to a Tenant pursuant to the Tenant OSA after BCLC’s set offs, adjustments and withheld amounts, from time to time in accordance with the Tenant OSA, provided, however, if all gaming operations in the Province of British Columbia in which a Tenant or any of its Affiliates has an interest are not included in such amounts, then Undistributed Provincial Gaming Revenue shall also include all amounts that are due, owing and payable by BCLC to a Tenant or any of its Affiliates pursuant to all OSAs after BCLC’s set offs, adjustments and withheld amounts in accordance with such OSAs.

(b)	Headings

Headings are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)	Number and Gender

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d)	Severability

If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

(e)	Entire Agreement

This Agreement constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

(f)	Time

Time is of the essence in the performance of the Parties’ respective obligations.

(g)	Time Periods

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

2.	Payment of Rent under the Lease from Undistributed Provincial Gaming Revenue

(a)

If BCLC receives written notice from the Landlord (a “Monetary Lease Default Notice”) that any Rent or any other monetary amount under the Lease is then due and unpaid beyond any applicable cure period provided for in the Lease (a “Monetary Default”, the dollar amount so set out in the Monetary Lease Default Notice being the “Rental Arrear”) and a reference to the direction provided in this Section 2, then BCLC is hereby irrevocably authorized and directed by the Beneficial Tenant to pay to the Landlord funds available from the Tenant’s interest in any Undistributed Provincial Gaming Revenue that are in its possession after the date of receipt of such Monetary Lease Default Notice, until such Rental Arrear has been paid in full. BCLC acknowledges and accepts that the foregoing direction by the Tenant to BCLC is irrevocable by the Tenant. Provided such payments are permitted by applicable law (including without limitation bankruptcy and insolvency, fraudulent preference and conveyance laws) and BCLC has not received a notice from any third party of any other claims to such amounts, BCLC hereby agrees to comply with such irrevocable direction. In the event of any such competing claims or disputes over such amounts, BCLC shall pay the funds into court or shall pay the Rental Arrears to the Landlord. For greater certainty, despite the termination of this Agreement, if the Landlord was prevented by court order or other applicable law from delivering a Monetary Lease Default Notice for Rental Arrear that accrued prior to such termination, at such time that BCLC does receive a Monetary Lease Default Notice for such Rental Arrear, BCLC will comply with this Section 2. If a Rental Arrear exists at such time as this Agreement terminates, the provisions of Section 2 hereof shall continue to apply to the Parties until such time as such Rental Arrear has been paid in full.

3.	Suspension of Services

The parties acknowledge that BCLC may, in its sole discretion, suspend Beneficial Tenant’s right to perform Services in whole or in part. In the event BCLC suspends all or substantially all of the Services, BCLC will promptly provide written notice thereof to the Landlord.

4.	BCLC Step In Remedy

(a)	The parties acknowledge that BCLC may, in its sole discretion, either by itself or by engaging a third party service provider selected by BCLC (a “Third Party

Operator”), take such steps as it considers necessary or expedient to mitigate, rectify or protect against a default of the Tenant OSA, including performing any of the Services (the “Step In Remedy”), for such period as BCLC determines in its sole discretion (the “Step In Period”). For the sake of clarity, the parties acknowledge that during any Step In Period, the Tenant OSA shall continue in full force and effect and the provisions of Sections 2 hereof shall continue to be in effect as to any Rental Arrear as to which a Monetary Lease Default Notice has been given to BCLC.

(b)

In connection with BCLC exercising any Step In Remedy where it is performing or causing to be performed, all or substantially all of the Services at the Premises from time to time, BCLC shall, in accordance with its rights under the Tenant OSA, treat payment of Rent and Sales Tax (each as defined in the Lease) due from time to time during such Step In Period in the same manner as BCLC treats other third-party costs and expenses incurred in exercising its rights under the Tenant OSA during the same period (excluding, for clarity, any Rent or associated Sales Tax accruing in any period prior to such Step In Period).

(c)	BCLC agrees to provide written notice to the Landlord promptly after exercising a Step In Remedy that includes BCLC or any Third Party Operator performing Services at the Premises.

5.	Covenants to Provide Notice

(a)

The parties acknowledge and agree that, pursuant to and in accordance with the terms and conditions of the Tenant OSA, BCLC may terminate the Tenant OSA by notice to the Tenant. If BCLC terminates the Tenant OSA then it will concurrently with providing notification of such termination to the Tenant, provide notice to the Landlord (an “OSA Termination Notice”).

(b)

If an Event of Default (as defined in the Tenant OSA) has occurred, all applicable cure periods have expired without Tenant remedying such Event of Default, and BCLC provides notice to the Tenant that it is exercising any of its remedies under the Tenant OSA as a result thereof, then BCLC will concurrently with the provision of such notice to the Tenant, provide such notice to the Landlord.

(c)

If at any time or times a Tenant is in default under the Lease (for greater certainty, including without limitation a Monetary Default), the Landlord will concurrently with the delivery of notice of such default to the Tenant, deliver such default notice to the BCLC (the “Default Notice”). If at any time or times an Event of Default (as such term is defined in the Lease) under the Lease has occurred, the Landlord may elect to commence the Option Period (as defined below) by providing written notice to BCLC (the “Option Period Notice”). If the Landlord terminates the Lease then it will concurrently with providing notification of such termination to the Tenant, provide notice to BCLC (a “Lease Termination Notice”).

6.	Option

(a)

Upon the earliest time that (i) BCLC delivers an OSA Termination Notice to the Landlord pursuant to Section 5(a) above, or (ii) BCLC receives an Option Period Notice or Lease Termination Notice pursuant to Section 5(c) above, then BCLC shall have the exclusive and irrevocable option to assume the Lease (the “Option”), which Option is exercisable within 30 Business Days (the “Option Period”) of the earliest of BCLC’s receipt of the Option Period Notice or the Lease Termination Notice or BCLC’s delivery of the OSA Termination Notice, as applicable. If BCLC wishes to exercise the Option, then:

(i)	within the Option Period, BCLC must deliver to the Landlord and the Tenant written notice (the “BCLC Exercise”) that it has irrevocably exercised its Option; and

(ii)

within 30 Business Days the BCLC Exercise, BCLC and Landlord shall enter into an assumption agreement in favour of the Landlord (the date of such agreement being the “Assumption Date”), assigning the Lease to BCLC and confirming that BCLC agrees to be bound by all terms of the Lease arising in the period from and after the Assumption Date, provided that (other than as set out below) (A) it shall not be a condition that defaults under the Lease shall be cured concurrently or prior to such assumption becoming effective, and (B) neither BCLC nor any Permitted Assignee shall be liable for any act or omission of the Tenant, nor any default of the Tenant under the Lease occurring prior to the Assumption Date, including without limitation a Monetary Default, nor subject to any set-offs or defences which the Landlord might have against the Tenant, and the Landlord shall provide BCLC and any Permitted Assignee with a release of such acts, omissions and defaults; and (C) the Tenant shall remain solely liable to the Landlord for all such defaults, acts, omissions occurring prior to the Assumption Date. Notwithstanding the foregoing, (1) BCLC acknowledges and agrees that upon the delivery of the BCLC Exercise, it shall be obligated to the Landlord to pay all Rents and applicable Sales Tax accruing under the Lease from and after the BCLC Exercise (and not only from and after the Assumption Date); and (2) nothing in this clause (ii) of Section 6(a) shall negate or limit Landlord’s rights under Section 2 hereof.

(b)

Landlord will not terminate the Lease prior to or during the Option Period, and BCLC may exercise, or continue to exercise, the Step In Remedy during the Option Period and, if it exercises the Option, until the Assumption Date.

(c)

At any time following the Assumption Date, BCLC shall be permitted to designate a Permitted Assignee, and such Permitted Assignee shall, on the assumption of the lease by such Permitted Assignee (the “Lease Assumption Date”) enter into:

(i)

a new operating services agreement with BCLC for the balance of the term of the Tenant OSA, on substantially the same terms as the Tenant OSA, which shall thereafter be the Tenant OSA for the purposes of the New Tri Party Agreement and the Lease;

(ii)

an assumption agreement in favour of the Landlord, agreeing to be bound by all terms of the Lease arising in the period from and after the Lease Assumption Date; provided that (except as set forth in clause (ii) of Section 6(a) above) (A) it shall not be a condition that defaults under the Lease shall be cured concurrently or prior to such assumption becoming effective, and (B) neither BCLC nor any Permitted Assignee shall be liable for any act or omission of the Tenant, nor any default of the Tenant under the Lease occurring prior to the Assumption Date, including without limitation a Monetary Default, nor subject to any set-offs or defences which the Landlord might have against the Tenant and the Landlord shall provide BCLC and any Permitted Assignee with a release of all such acts, omissions and defaults; (C) the Tenant shall remain solely liable to the Landlord for all such defaults, acts, omissions occurring prior to the Assumption Date; and (D) the Permitted Assignee shall be solely liable to the Landlord for all obligations under the Lease after the date of the assumption, and the Landlord shall provide BCLC with a release of all such obligations.

(iii)

an agreement, on the same terms and conditions as this Agreement (a “New Tri Party Agreement”), with each of the Landlord and BCLC which Agreement shall govern (and replace this Agreement) with respect to the period from and after (but not prior to) the Lease Assumption Date.

(d)

If BCLC does not exercise the Option within the Option Period, then BCLC will remove the BCLC Property from the Premises within 30 Business Days of the earlier of: (i) the date of termination set out in the OSA Termination Notice, or (ii) the end of the Option Period, as applicable.

7.	Insolvency Provisions

Each Tenant agrees that in the event it seeks relief under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, or any other bankruptcy, insolvency, or liquidation laws of Canada (or if applicable, any other jurisdiction), it will, to the extent practicable, seek to permit the Landlord and BCLC to exercise their rights under this Agreement, including, without limitation, the right of the Landlord in Section 2 hereof and the rights of BCLC hereunder in Section 4, Section 5 and Section 6 hereof.

8.	General BCLC Access Rights

The Landlord acknowledges that, pursuant to the Tenant OSA, the Tenant has granted to BCLC a license to enter into the Premises for the purposes of conducting and managing gaming at the Premises, and, subject to the provisions of this Agreement, including but not limited to Section 4, and of the Lease, the Landlord agrees that BCLC may exercise such license and enter into the Premises for the purposes of and in accordance with the terms and conditions of the OSA.

9.	BCLC’s Property

Landlord hereby acknowledges that BCLC is the legal and beneficial owner of BCLC’s Property. Landlord hereby waives and releases in favour of BCLC:

(a)	any and all rights, including without limitation, rights of distraint, levy and execution which Landlord may now or hereafter have against BCLC’s Property;

(b)	any and all statutory liens, security interests or other liens which Landlord may now or hereafter have in the BCLC’s Property; and

(c)

all other interests or claims of every nature whatsoever which Landlord may now or hereafter have in or against BCLC’s Property for any rent, storage charges, or other sums due, or to become due, to Landlord pursuant to this Agreement.

BCLC’s Property may be stored, utilized and/or installed at the Premises and shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property. The Parties hereto acknowledge that BCLC shall, and shall be permitted to, remove the BCLC Property from the Premises in accordance with the OSA, so long as BCLC promptly repairs any damage to the Premises caused thereby.

10.	BCLC Rights and Obligations

Except as specifically provided for in this Agreement, BCLC has no obligations (whether express, implied, collateral or otherwise) to the Landlord in connection with this Agreement or the Tenant OSA. All of the obligations and liabilities given, undertaken or arising on the part of BCLC under this Agreement are given solely to the Landlord (together with its successors and permitted assigns) and do not confer any rights on or in favour of either Tenant or any other Person. The parties acknowledge that nothing in this Agreement will, except as between Landlord and BCLC as expressly set out in this Agreement, affect the rights of BCLC under the Tenant OSA. Except where it would cause BCLC to be in default of its express obligations hereunder, nothing in this Agreement will fetter or otherwise interfere with or limit the rights, powers and authority of BCLC to enact, amend, administer, comply with, and enforce, the Tenant OSA, any Gaming Laws, or any other laws, regulations or rules, and unless otherwise expressly provided for in this Agreement neither the Landlord nor either of the Tenants is entitled to claim or receive any compensation or other relief whatsoever as a result of BCLC enacting, amending, administering, complying with, or enforcing, the Tenant OSA, any Gaming laws or any other laws, regulations or rules.

11.	General

(a)	Expenses

Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

(b)	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or email:

(i)	in the case of a notice to the Landlord at:

[NTD: insert information]
Attention:	[NTD: insert information]
Facsimile:	[NTD: insert information]
Email:	[NTD: insert information]

(ii)	in the case of a notice to BCLC at:

74 West Seymour Street
Kamloops, British Columbia
V2C 1E2
Attention:	Legal Services
Email:	legalservices@bclc.com

(iii)	in the case of a notice to The Beneficial Tenant at:

4331 Dominion Street
Burnaby, British Columbia
V5G 1C7
Attention:	[NTD: insert information]
Facsimile:	[NTD: insert information]
Email:	[NTD: insert information]

Any notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving notice to the other Parties in accordance with the provisions of this Section.

(c)	Assignment

(i)

The Landlord may only assign its rights under this Agreement to an assignee of its rights under the Lease and in compliance with all applicable Gaming Laws. If the Landlord assigns its rights under the Lease, this Agreement shall be assigned concurrently to the Landlord’s assignee and the Landlord shall cause the assignee to assume the Landlord’s obligations under this Agreement and to agree to be bound by the terms of this Agreement. Upon such assumption agreement being executed and delivered to the other Parties, the Landlord shall be relieved of all of its obligations under this Agreement except with respect to any default under this Agreement which occurred prior to the effective date of the assignment. In addition, the Landlord may merely collaterally assign its rights under this Agreement to any lender (or to such lender’s nominee), and in connection therewith, the rights of Landlord may be assigned to such lender (or its nominee) or to an owner of the Landlord’s interest in the land which is the subject of the Lease; provided however that: (A) such assignee must also be an assignee (or assignee by way of security) of the Landlord’s interest in the Lease; and (B) such assignee may only exercise the rights of the Landlord hereunder at such time or times as it is performing or causing to be performed the obligations of the Landlord under the Lease and this Agreement.

(ii)

Tenant may not assign its rights under this Agreement. If the Nominal Tenant or the Beneficial Tenant assigns its rights under the Lease or Covenant Agreement, as applicable, the Tenant shall cause the assignees and BCLC to enter into a New Tri Party Agreement, and thereafter the Tenant and BCLC shall be relieved of all of their respective obligations under this Agreement except with respect to any default under this Agreement or the Lease which occurred prior to the effective date of such New Tri Party Agreement.

(d)	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound.

(e)	Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia, including without limitation, to the extent applicable, Gaming Laws.

(f)	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

(g)	Further Assurances

The Parties shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement. Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

(h)	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other electronic means and all the counterparts and facsimile or other electronic transmissions together constitute one and the same agreement.

– signature page(s) immediately follow(s) –

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

[INSERT LANDLORD NAME]

Per:
Name:
Title:

Per:
Name:
Title:

BRITISH COLUMBIA LOTTERY CORPORATION

Per:
Name:
Title:

Per:
Name:
Title:

GATEWAY CASINOS & ENTERTAINMENT LIMITED

Per:
Name:
Title:

Per:
Name:
Title:

[INSERT TENANT NAME]

Per:
Name:
Title:

Per:
Name:
Title:

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made and entered into as of 9:30 a.m. (Vancouver time) this 29th day of January by and among GATEWAY CASINOS & ENTERTAINMENT LIMITED (“Vendor”), 7588674 CANADA INC. (“Vendor Nominee”), MRSL (BURNABY) HOLDINGS, ULC (“Burnaby Beneficial Assignee”), MRSL (LANGLEY HOLDINGS) ULC (“Langley Beneficial Assignee”), and MRSL (NEW WESTMINSTER) HOLDINGS ULC (“New Westminster Beneficial Assignee”, and, collectively with Burnaby Beneficial Assignee and Langley Beneficial Assignee, “Purchaser Assignees”) and MESIROW REALTY SALE-LEASEBACK, INC. (“Original Purchaser”).

A.        Vendor, Vendor Nominee and Original Purchaser are parties to that certain Agreement of Purchase and Sale dated as of December 15, 2017 (the “Agreement”). Original Purchaser assigned the Agreement to Assignees pursuant to a certain Assignment and Assumption of Agreement of Purchase and Sale dated as of December 22, 2017 (the “Assignment”).

B.        The parties have agreed to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

2.        Amendments. The Agreement is hereby amended as follows:

(a)        The definition of Closing Date is hereby deleted and replaced with the following: “Closing Date” means, subject to the provisions of this Agreement, February 23, 2018.”

(b)        Section 3.1(b) of the Agreement is hereby deleted and replaced with the following:

“Prior to 11:00 a.m. on February 1, 2018, the Purchaser shall deliver the amount of $1,000,000 (the “Second Deposit”) by wire transfer to the Title Insurer to be invested by the Title Insurer in an interest-bearing trust account with a Canadian Schedule I bank pursuant to the Bank Act (Canada). Prior to 11:00 a.m. on the third (3rd) Business Day following delivery of the Financing Waiver Notice, the Purchaser shall deliver the amount of $9,000,000 (the “Third Deposit”) by wire transfer to the Title Insurer to be invested by the Title Insurer in an interest-bearing trust account with a Canadian Schedule I bank pursuant to the Bank Act (Canada). The First Deposit, the Second Deposit and the Third Deposit, if paid, are collectively referred to as the “Deposit”.

(c)	The second grammatical paragraph of Section 3.1(c) is hereby deleted and replaced with the following:

“If this Agreement is terminated other than as the result of a default by Purchaser or failure by the Purchaser to give the Vendor the Financing Waiver Notice prior to 5:00 p.m. on February 9, 2018 in accordance with Subsection 4.2(m), the Deposit, together with all interest earned thereon, shall, subject to Subsection 2.4(b), be thereupon returned to the Purchaser, without prejudice to all other rights and remedies which the Purchaser may have against the Vendor at law or in equity.”

(d)	The following Section 4.2(m) is added to the Agreement:

“(m) on or prior to February 9, 2018, Purchaser shall have obtained a commitment for mortgage financing for the acquisition of the Subject Assets acceptable to Purchaser in its sole discretion (the “Acquisition Financing Commitment”). The Purchaser shall be deemed not to have received the Acquisition Financing Commitment unless it delivers to the Vendor on or before 5:00 p.m. on February 9, 2018 a written notice in the form attached hereto as Exhibit A attached hereto (the “Financing Waiver Notice”) stating that it irrevocably waives the condition contained in this Subsection 4.2(m). If the Purchaser fails to give the Vendor the Financing Waiver Notice prior to 5:00 p.m. on the February 9, 2018, then this Agreement shall automatically terminate at such time and, upon such termination, the Purchaser and the Vendor shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit and all interest earned thereon shall be returned to the Purchaser, subject to Subsection 2.4(b). This provision shall survive the termination of this Agreement.”

(e)	The following Section 4.4(c) is added to the Agreement:

“The Purchaser shall, commencing on January 30, 2018 and continuing through the Closing or earlier termination of this Agreement: (i) deliver daily, via an email to Vendor (or to such parties as Vendor may direct), a report setting out the status of the Acquisition Financing Commitment and details regarding the progress of satisfaction of the balance of the Purchaser’s Conditions; and (ii) promptly make available to the Vendor or to its Executive Chairman, by telephone, at the request of either and for the foregoing purpose, one or more senior officers or directors of the Original Purchaser, including, without limitation, Mr. Dominick Mondi.

3.        Waiver Notice.    This Amendment shall serve as Purchaser’s Waiver Notice pursuant to Section 2.5 of the Agreement and Vendor acknowledges and agrees that no separate Waiver Notice shall be required.

4.        Acknowledgments. The Purchaser and Vendor hereby agree to continue to negotiate in good faith any further allocation of the Purchase Price among the Subject Assets, the form of the Comfort Letter with Delta, the form of the Easement and, if required by Purchaser’s lenders, the form of the gaming law opinion to be delivered by Vendor. The Purchaser and the Vendor acknowledge that it continues to be a condition of Closing in favour of the Purchaser that the Purchaser shall receive one or more title policies in the aggregate amount of the Purchase Price, in the forms approved by the Purchaser. The Vendor agrees to continue to reasonably cooperate with the Purchaser in providing information that has been requested prior to the date hereof or that may be requested after the date hereof by the Purchaser or its lenders.

5.        Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. In order to expedite matters, electronic signatures may be used in place of original signatures on this Amendment.

6.        Full Force and Effect. The Agreement remains in full force and effect, as amended hereby.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and time set forth above.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

Per:
Name: Anthony Sano
Title: Chief Executive Officer
I have authority to bind the Corporation.

Per:
Name: Brad Bardua
Title: Chief Financial Officer
I have authority to bind the Corporation.

7588674 CANADA INC.

Per:
Name: Anthony Santo
Title: Director
I have authority to bind the Corporation.

MESIROW REALTY SALE-LEASEBACK, INC.

By:
Name:
Title:

MRSL (BURNABY) HOLDINGS, ULC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

Per:
Name:
Title:
I have authority to bind the Corporation.

Per:
Name:
Title:
I have authority to bind the Corporation.

7588674 CANADA INC.

Per:
Name:
Title:
I have authority to bind the Corporation.

MESIROW REALTY SALE-LEASEBACK, INC.

MRSL (BURNABY) HOLDINGS, ULC

Signature Page to First Amendment to Purchase and Sale

MRSL (LANGLEY HOLDINGS) ULC

MRSL (NEW WESTMINSTER) HOLDINGS ULC

Signature Page to First Amendment to Purchase and Sale

EXHIBIT A

Financing Waiver Notice

TO:	Gateway Casinos & Entertainment Limited

RE:	4331 Dominion Street and 4320/4350 Dominion Street, Burnaby BC, 350 Gifford Street, New Westminster, BC and 3811 Boundary Road, Richmond, BC and as 20393 and 20389 Fraser Highway, Langley, BC

We refer to the Agreement of Purchase and Sale made between Gateway Casinos & Entertainment Limited and Mesirow Realty Sale-Leaseback, Inc. (the “Purchase Agreement”). Pursuant to Section 4.2(m) of the Purchase Agreement, we hereby irrevocably waive the Acquisition Financing Commitment (as defined in the Purchase Agreement) condition.

DATED as of the ● day of ●, 2017.

● [PURCHASER]

Per:
Name:
Title:

Per:
Name:
Title:
I/We have authority to bind the Corporation.